Exhibit 99.1

2015

ANNUAL REPORT

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ANZ
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ANZ 180 YEARS

ANZ IS EXECUTING A FOCUSED STRATEGY TO BUILD THE BEST CONNECTED, MOST RESPECTED BANK ACROSS THE ASIA PACIFIC REGION

This Annual Report (Report) has been prepared for Australia and New Zealand Banking Group Limited ("the Company") together with its subsidiaries which are variously described as: "ANZ", "Group", "ANZ Group", "the Bank", "us", "we" or "our". Thanks to the ANZ staff who volunteered for the cover photoshoot. They were: Ying Ho, Kate Hu, Natasha Nash, Shehani Noakes, Didar Singh, Chris Slade, Toby Warren. Australia and New Zealand Banking Group Limited ABN 11 005 357 522.

ANZ ANNUAL REPORT 2015

WHO WE ARE AND HOW WE OPERATE

ANZ’s history of expansion and growth stretches over 180 years. We have a strong franchise in Retail, Commercial and Institutional banking in our home markets of Australia and New Zealand and we have been operating in Asia Pacific for more than 30 years.

Today, ANZ operates in 34 countries globally. We are the fourth largest bank in Australia, the largest banking group in New Zealand and the Pacific, and among the top 20 banks in the world.

ANZ is building the best connected, most respected bank across the Asia Pacific region, to help deliver prosperity for our customers and the communities in which they live, develop our people, and to provide shareholders sustainable earnings growth.

The strategy has three key elements – strengthening our core franchises in Australia and New Zealand, growing profitably in Asia focused on corporate and institutional clients, and taking an enterprise approach to operations and technology to deliver better control and lower unit costs. ANZ is focused on the organic growth opportunities which exist in Australia, New Zealand and Asia Pacific and our distinctive footprint sees us uniquely positioned to meet the needs of customers who are dependent on regional trade and capital flows. The strategy is underpinned by rigorous liquidity, capital and portfolio management and by the quality of our people.

Achievements and progress during 2015

ANZ’s strategy has driven growth in our core customer franchises in Australia, in New Zealand and in key Asian markets.

}	We have continued to strengthen our businesses in our home markets of Australia and New Zealand, with further gains in productivity and market share, and further penetration of Wealth products into our existing customer base in these markets. We have increased our investment in our digital platforms and this has driven improved customer experience and increased sales through digital channels.

}	Despite challenging macro economic conditions impacting our International and Institutional (IIB) business during the year, we continued to develop the customer franchise, increased our focus on higher returning products and invested in the digital transformation of the business. We have retained our position as the leading Institutional bank in Australia and New Zealand (Source: Peter Lee) and as the number four Corporate bank in Asia (Source: Greenwich Associates). APEA now represents 20% of Group Revenue and APEA network represents 25% of Group revenue.[1]
}	ANZ’s in-house regional delivery network is a source of ongoing competitive advantage for ANZ. The network is enabling the transformation of key business activities and delivery of productivity improvements while driving a more consistent, higher quality experience for our customers.

}	We strengthened our risk profile during the year with higher levels of liquidity and capital. Credit provision charges increased during the year but remain well under the long term average having risen from historically low levels.

ANZ’s view is that the constrained market conditions are unlikely to change in the near term and so the banking sector must remain focused on selective growth opportunities, productivity and capital management. A number of initiatives have been put in place to drive improvements in order to deliver steady improvement in both our cost and capital position over time.

CEO succession

On 1 October the Board of ANZ announced that Shayne Elliott will succeed Mike Smith as Chief Executive Officer and join the Board on 1 January 2016.

Over the past 8 years, ANZ has been transformed and is today a stronger, more diverse, more profitable bank. Importantly, we have created a better bank for our customers with a stronger brand, growing market share and more retail, commercial and institutional customers choosing to bank with ANZ.

The bank’s presence in Asia, which was often small in scale and based on limited licences, has been grown into a large and growing business that connects our Australian and New Zealand customers with opportunities in the fastest growing region in the world economy. And it connects customers in Asia with opportunities in the region and in Australia and New Zealand.

While there is still much to do, ANZ is now Australia’s only truly international bank and is a better bank for our 8 million customers in Australia, in New Zealand and in Asia Pacific. We are continuing to evolve our strategy and to accelerate its execution to maximize value for our customers and for our shareholders.

1	Asia Pacific, Europe and America (APEA) network revenue includes income generated in Australia and New Zealand as a result of referral from ANZ’s APEA network.

ANNUAL REPORT 2015    1

ANZ ANNUAL REPORT 2015

CONTENTS

SECTION 1

SECTION 2

Financial Statements 60
Notes to the Financial Statements 66
Directors' Declaration and Responsibility Statement 170
Independent Auditor's Report 171

SECTION 3

Five Year Summary 174
Principal Risks and Uncertainties 175
Supplementary Information 184
Shareholder Information 186
Glossary of Financial Terms 193
Alphabetical Index 196

CONTENTS 3

ANZ ANNUAL REPORT 2015

FINANCIAL HIGHLIGHTS

	2015	2014

Profitability

Profit attributable to shareholders of the Company ($m)	7,493	7,271
Cash profit ($m)[1]	7,216	7,117

Return on:
Average ordinary shareholders’ equity[2]	14.5%	15.8%
Average ordinary shareholders’ equity (cash basis)[1,2]	14.0%	15.4%
Average assets	0.88%	0.97%
Net interest margin	2.04%	2.13%
Cash profit per average FTE ($)[1]	141,621	142,064

Efficiency

Operating expenses to operating income	44.4%	43.7%
Operating expenses to average assets	1.10%	1.17%
Operating expenses to operating income (cash basis)[1]	45.6%	44.7%
Operating expenses to average assets (cash basis)[1]	1.10%	1.17%

Balance Sheet

Gross loans and advances ($b)[3]	574.3	525.7
Customer deposits ($b)	444.6	403.7
Total equity ($b)	57.4	49.3
Gross impaired assets ($b)	2.7	2.9

Capital and Liquidity

Common Equity Tier 1 – APRA Basel 3	9.6%	8.8%
Common Equity Tier 1 – Internationally Comparable Basel 3[4]	13.2%	12.5%
Liquidity Coverage Ratio	122%	111%

Credit impairment provisioning

Individual credit impairment charge ($m)	1,084	1,141
Collective credit impairment charge/(release) ($m)	95	(155)
Total credit impairment charge ($m)	1,179	986
Individual credit impairment charge as a % of average gross loans and advances	0.19%	0.22%
Total credit impairment charge as a % of average gross loans and advances	0.21%	0.19%

Ordinary share dividends

Interim – 100% franked (cents)	86	83
Final – 100% franked (cents)	95	95
Total dividend (cents)	181	178
Ordinary share dividend payout ratio[5]	68.6%	67.4%
Cash ordinary share dividend payout ratio[1,5]	71.2%	68.9%

Preference share dividend ($m)

Dividend paid[6]	1	6

1	Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, and has been provided to assist readers to understand the results for the ongoing business activities of the Group. The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not audited by the external auditor, however the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each year. Refer to page 18 and pages 184 to 185 for analysis of the adjustments between statutory profit and cash profit.

2	Average ordinary shareholders’ equity excludes non-controlling interests and preference shares.
3	Loans and advances as at 30 September 2015 include assets classified as held for sale.

4	ANZ’s interpretation of the regulations documented in the Basel Committee publications; “Basel 3: A global regulatory framework for more resilient banks and banking systems” (June 2011) and “International Convergence of Capital Measurement and Capital Standards” (June 2006). Also includes differences identified in APRA’s information paper entitled International Capital Comparison Study (13 July 2015).

5	Dividend payout ratio is calculated using the proposed 2015 final, 2015 interim, 2014 final and 2014 interim dividends.

6	Represents dividends paid on Euro Trust Securities (preference shares) issued on 13 December 2004. The Euro Trust Securities were bought back by ANZ for cash at face value and cancelled on 15 December 2014.

FINANCIAL HIGHLIGHTS    5

CHAIRMAN’S REPORT

A MESSAGE FROM DAVID GONSKI, AC

I am pleased to report that ANZ’s statutory profit after tax for the 2015 financial year was $7.5 billion, up 3%. The cash profit (which excludes non-core items from the statutory profit) was $7.2 billion, up 1%.

The final dividend of 95 cents brought the total dividend to 181 cents per share fully franked, an increase of 2%. This will see us pay out a record $5.1billion to shareholders for 2015.

ANZ remains strongly capitalised and the quality of our balance sheet continues to improve. Our common equity tier one capital ratio ended the year at 8.8%, well positioned ahead of the new capital levels currently required of Domestic Systemically Important Banks.

Strengthening Capital

During the year, the Financial System Inquiry found that Australia has a sound financial system which provides a strong platform for the Australian economy. The Inquiry also recommended that Australian banks should be “unquestionably strong”.

Capital is one measure of strength and subsequently the Australian Prudential Regulation Authority increased the capital allocated against Australian home lending which applies from July 2016.

In response to the changing regulatory environment, ANZ continued to strengthen its capital position. In August 2015, we undertook an institutional share placement and a successful retail share purchase plan offer that raised a total of $3.2 billion in equity capital. We were pleased that so many of our retail shareholders chose to participate in the share purchase plan in an amount greater than they would have otherwise been able to do so under an equivalent rights issue.

ANZ ended the financial year with our Common Equity Tier 1 capital ratio at 9.6%, placing ANZ within the top quartile of international peer banks.

A well-capitalised, well-managed banking system is in the interest of customers, shareholders and taxpayers. Additional capital requirements do however come at a cost and these have to be borne both by some bank customers (who pay higher interest rates) and by shareholders (whose returns are affected).

New Chief Executive Officer

At the start of October, your board appointed Shayne Elliott to become Chief Executive Officer on 1 January 2016, succeeding Mike Smith.

Shayne is currently ANZ’s Chief Financial Officer responsible for all aspects of Finance as well as Group Strategy, Legal, Treasury, Investor Relations and Mergers and Acquisitions. He has over 30 years’ experience in international banking and joined ANZ as CEO of Institutional Banking in June 2009.

He was the outstanding candidate for the role of Chief Executive given his deep knowledge of ANZ, his strategic vision, global financial services experience and his track record of building and leading strong international management teams.

Mike Smith steps down after eight years as Chief Executive on 31 December 2015.

Mike has successfully guided ANZ through the global financial crisis and he has transformed ANZ into Australia’s only international bank with a focus on Asia Pacific. He has also been instrumental in developing ANZ’s values-led culture and has been a leader in diversity and financial literacy. ANZ is uniquely well positioned because of the foundations Mike has created. On behalf of all at ANZ I wish to thank him most sincerely.

Corporate Sustainability

We are managing our business sustainably and for the long-term. Identifying and managing our social and environmental risks and opportunities is fundamental to our business strategy.

We have achieved or made good progress towards many of our targets in 2015. Although we still have much more to do, we increased the number of women in management to over 40%. We have invested almost $75 million in the communities in which we operate, to support economic growth and development, improve wellbeing and build reputation and trust.

During 2015, we continued to address the risks and opportunities associated with climate change. As part of this we are playing our part in an orderly transition to a de-carbonised economy.

We have pledged to fund and facilitate $10 billion over five years to support a range of measures including energy efficiency, low-emissions transport, green buildings and renewable energy. We have also strengthened our due diligence processes which govern our lending to coal mining, transportation and the power generation sectors.

These are positive steps which support our customers in the resources and power generation sectors and balancing the need to maintain access to a secure and affordable energy supply and supporting the efforts of governments around the world to limit global temperature increases.

Outlook

There remain significant opportunities for ANZ in 2016 based on the strength of our customer franchises in Australia, in New Zealand and in 32 countries in Asia, the Pacific, Europe and America.

Lower economic growth, the growing cost of regulation and market volatility present challenges for all banks however I believe ANZ is well positioned to maintain its momentum and to deliver growth and value to shareholders over the medium term.

David M Gonski, AC

Chairman

6

ANZ ANNUAL REPORT 2015

CHIEF EXECUTIVE OFFICER’S REPORT

A MESSAGE FROM MICHAEL SMITH, OBE

ANZ produced another record result in 2015. In a constrained environment, we continued to see growth in our customer franchises in Australia, in New Zealand and in key Asian markets.

Stronger in Australia and New Zealand

The Australia Division performed strongly with cash profit up 7% and based on market share gains in key segments.

During 2015, 150,000 more customers chose to bank with ANZ. Many of these customers were in New South Wales where we have been investing to take advantage of the state’s positive growth outlook. More Australians are also choosing to finance their homes with us because we offer a fast and convenient experience.

Commercial Banking performed well, particularly small business banking where we have invested in more front-line people and improved systems. We also simplified our business by entering into an agreement to sell the Esanda Dealer Finance portfolio to Macquarie Group.

In New Zealand we continued to achieve good outcomes with cash profit up 3% in New Zealand Dollar terms. In New Zealand we have a market leading position and we again grew market share in key segments including home loans and credit cards. The Commercial business also grew strongly across all regions.

The Global Wealth Division increased cash profit by 11% with the insurance and private wealth businesses performing strongly. Global Wealth continues to reshape our customers’ experience through new digital solutions and innovative products such as ANZ Smart Choice Super.

Institutional Banking - Growth in Asia, Challenging Conditions

In Asia we continued to increase market share in Institutional and Corporate Banking. We completed our Asian footprint with the opening of branches in Thailand and in Myanmar, and we opened a new branch in Qingdao in China. Greater China is now our largest source of profit outside Australia and New Zealand.

Nevertheless, cash profit was down 2% in International and Institutional Banking reflecting the challenging global environment. This included pronounced market volatility in the final weeks of 2015 which saw a disappointing trading outcome in our Global Markets business.

Super Regional Strategy

At the end of December 2015, I am stepping down as Chief Executive Officer and our Chief Financial Officer Shayne Elliott will succeed me.

I joined ANZ in 2007 with a long-term vision to create a super regional bank that built on ANZ’s extensive history as a commercial bank with an international focus.

In that time we have built a stronger, more profitable bank. ANZ is better capitalised and our balance sheet is of a higher quality with total assets having more than doubled to $890 billion. Our management depth, the capability of our people and our culture and values are also stronger.

The result is that profits are also up by more than 80% since 2007 to over $7 billion this year.

Importantly, we have created a better bank for our customers with a stronger brand and more retail, commercial and institutional customers choosing to bank with us.

Today Australia and New Zealand’s economic prosperity is directly tied to Asia. Our largest trading partners are in Asia and this is being supported by a growing number of free trade agreements. It’s our largest source of foreign investment underpinning growth in the resources sector, in agriculture, in tourism and in construction.

At ANZ, we have turned our presence in Asia into a real business that connects our Australian and New Zealand customers with opportunities in the fastest growing region in the world economy. This has required a significant investment to build banking capability, to introduce new technology and to obtain regulatory approval for new licences to provide a full range of services to our customers.

We have done this through the global financial crisis which created the most difficult international banking environment the world has seen for many decades, but also provided unique opportunities for us to accelerate our growth in the region.

I know our customers, staff and shareholders are proud of what we have achieved. And I know Australians and New Zealanders are proud to have a home-grown international bank like ANZ when they use an ANZ ATM in Hanoi, when their business uses ANZ to finance their exports to Shanghai or when they see our signage on the Singapore or Jakarta skyline.

Thousands of ANZ people have worked hard to produce these results and to support our customers. On behalf of shareholders, I would like to thank them all for their contribution.

I know I am leaving ANZ in good hands when Shayne succeeds me as Chief Executive on 1 January 2016 and that the best for ANZ is yet to come.

Michael Smith, OBE Chief Executive Officer

CHAIRMAN’S REPORT AND CHIEF EXECUTIVE OFFICER’S REPORT 7

DIRECTORS’ REPORT

The directors present their report together with the financial statements of the consolidated entity (the Group), being Australia and New Zealand Banking Group Limited (the Company) and its controlled entities, for the year ended 30 September 2015 and the independent auditor’s report thereon. The information is provided in conformity with the Corporations Act 2001.

Principal Activities

The Group provides a broad range of banking and financial products and services to retail, high net worth, small business, corporate and commercial and institutional customers.

Geographically, operations span Australia, New Zealand, a number of countries in the Asia Pacific region, the United Kingdom, France, Germany and the United States.

The Group operates on a divisional structure with Australia, International and Institutional Banking (IIB), New Zealand and Global Wealth being the major operating divisions.

Results

Consolidated profit after income tax attributable to shareholders of the Company was $7,493 million, an increase of 3% over the prior year. Key factors affecting the result were:

Operating income growth of $1 billion (5%) was primarily driven by higher net interest income of $806 million (6%) due to an 11% increase in average interest earning assets, partially offset by a 9 basis point decline in net interest margin.

Operating expenses increased $599 million (7%) due to higher personnel and technology expenses.

Total credit impairment charges increased $193 million (20%) due to portfolio growth and higher provisions in IIB and New Zealand where there was a collective provision release in 2014 resulting from credit upgrades.

Balance sheet growth was strong with total assets increasing by $117.8 billion (15%), total liabilities increasing by $109.7 billion (15%) and total equity increasing by $8.1 billion (16%). Movements within the major components include:

}	Net loans and advances increased by $48 billion (9%) primarily driven by market share growth in our Retail businesses and strong growth in our Corporate and Commercial businesses in Australia and New Zealand.

}	Growth in deposits and other borrowings of $61 billion (12%) primarily driven by growth in demand deposits across the Group, and an increase in certificates of deposit and commercial paper in Australia.

}	Ordinary Share Capital increased by $4.3 billion (18%) primarily driven by a $3.2 billion share placement and share purchase plan completed during the year.

Further details are contained in the Operating and Financial Review section of this Directors’ Report on pages 15 to 30 in this Annual Report.

State of Affairs

In the Directors’ opinion there have been no significant changes in the state of affairs of the Group during the financial year, other than the Group raised a total of $4.4 billion of new equity during the year, including $3.2 billion in response to APRA’s increased capital requirement for Australian residential mortgages which apply from July 2016.

Further review of matters affecting the Group’s state of affairs is also contained in the Operating and Financial Review section of this Directors’ Report on pages 15 to 30 in this Annual Report.

Dividends

The Directors propose that a fully franked final dividend of 95 cents per fully paid ANZ ordinary share will be paid on 16 December 2015. The proposed payment amounts to approximately $2,758 million.1

During the financial year, the following fully franked dividends were paid on fully paid ANZ ordinary shares:

Type	Cents per share	Dividend amount $m1	Date of payment
Final 2014	95	2,619	16 December 2014

Interim 2015	86	2,379	1 July 2015

1	Amounts are before bonus option plan adjustments.

The 2015 interim dividend of 86 cents together with the proposed 2015 final dividend of 95 cents brings the total dividends in relation to the year ended 30 September 2015 to 181 cents per fully paid ANZ ordinary share fully franked. New Zealand imputation credits of NZ 12 cents per fully paid ANZ ordinary share were attached in respect of the 2014 final dividend and NZ 10 cents per fully paid ANZ ordinary share were attached in respect of the 2015 interim dividend. It is proposed that New Zealand imputation credits of NZ 11 cents per fully paid ANZ ordinary share will be attached in respect of the proposed 2015 final dividend.

Further details on dividends provided for or paid during the year ended 30 September 2015 on the Company’s ordinary and preference shares are set out in notes 6, 30 and 31 to the financial statements.

Operating and Financial Review

A review of the Group during the financial year and the results of those operations, including an assessment of the financial position and business strategies of the Group, is contained in the Chairman’s Report, the Chief Executive Officer’s Report and the Operating and Financial Review section of this Directors’ Report in this Annual Report.

Events since the end of the Financial Year

CEO APPOINTMENT

On 1st October the Board of ANZ announced that Shayne Elliott will succeed Mike Smith as Chief Executive Officer and join the Board on 1 January 2016. Mr Smith will step down as Chief Executive Officer and as Director on 31 December 2015. Mr Smith will be retained as a non-executive advisor to the Board, initially for one year, commencing after his period of leave on 11 July 2016. Further details of Mr Elliott’s remuneration arrangements and Mr Smith’s leaving arrangements can be found in the Remuneration Report.

8

ANZ ANNUAL REPORT 2015

SALE OF ESANDA DEALER FINANCE PORTFOLIO

On 8th October the Group entered into an agreement to sell the Esanda Dealer Finance business to Macquarie Group Limited. The sale is expected to complete during the first half of 2016. The estimated sale price is $8.2 billion.

Other than the matters outlined above, there were no significant events from 30 September 2015 to the date of this report.

Future Developments

Details of likely developments in the operations of the Group and its prospects in future financial years are contained in the Chairman’s Report, the Chief Executive Officer’s Report and the Operating and Financial Review section of this Directors’ Report in this Annual Report.

Environmental Regulation

ANZ recognises the expectations of its stakeholders – customers, shareholders, staff and the community – to operate in a way that mitigates its environmental impact. It sets and reports against public targets regarding its environmental performance.

In Australia, ANZ meets the requirements of the National Greenhouse and Energy Reporting Act 2007 (Cth), which imposes reporting obligations where energy production, use or greenhouse gas emissions trigger specified thresholds. In the UK, the Environment Agency published guidelines in February 2015 for complying with the Energy Savings Opportunity Scheme (ESOS).

The ESOS requires entities of a certain size to report on energy assessments and opportunities for savings. Given ANZ’s UK operation qualifies for the ESOS, ANZ will submit its first report by December 2015.

ANZ holds a licence under the Water Act 1989 (Vic), allowing it to extract water from the Yarra River for thermal regulation of its Melbourne Head-Office building. The licence specifies daily and annual limits for the extraction of water from the Yarra River with which ANZ fully complies. The extraction of river water reduces reliance on the high quality potable water supply and is one of several environmental initiatives that ANZ has introduced at its Melbourne Head-Office building.

The Group does not believe that its operations are subject to any particular and significant environmental regulation under a law of the Commonwealth of Australia or of an Australian State or Territory. It may become subject to environmental regulation as a result of its lending activities in the ordinary course of business and has developed policies to identify and manage such environmental matters.

Having made due enquiry, and to the best of ANZ’s knowledge, no entity of the Group has incurred any material environmental liability during the year.

Further details of ANZ’s environmental performance, including progress against its targets and details of its emissions profile, are available on anz.com > About us > Corporate Sustainability.

Directors’ Qualifications, Experience and Special Responsibilities

At the date of this report, the Board comprises seven Non-Executive Directors and one Executive Director, the Chief Executive Officer. The names of the Directors, together with details of their qualifications, experience and special responsibilities are set out below.

MR D M GONSKI, AC, Chairman, Independent Non-Executive Director and Chair of the Governance Committee

BCom, LLB, FAICD(Life), FCPA

Chairman since 1 May 2014 and a Non-Executive Director since February 2014. Mr Gonski is an ex officio member of all Board Committees including Chair of the Governance Committee.

Skills, experience and expertise

Mr Gonski is one of Australia’s most respected business leaders and company directors with business experience in Australia and Asia, and a broad range of involvement with the government, education and community sectors. Mr Gonski served previously as a Director on the ANZ Board from 2002 to 2007.

Current Directorships

Chairman: Coca-Cola Amatil Limited (from 2001, Director from 1997), The University of New South Wales Foundation Limited (from 2005, Director from 1999) and Sydney Theatre Company Ltd (from 2010).

Director/Member: Lowy Institute for International Policy (from 2012), Australian Philanthropic Services Limited (from 2012), ASIC External Advisory Panel (from 2013) and Advisory Committee for Optus Limited (from 2013).

Chancellor: University of New South Wales Council (from 2005).

Former Directorships include

Former Chairman: Guardians of the Future Fund of Australia (2012–2014), Swiss Re Life & Health Australia Limited (2011–2014), Investec Bank (Australia) Limited (2002–2014), Investec Holdings Australia Limited (2002–2014), Ingeus Limited (2009–2014), National E-Health Transition Authority Ltd (2008–2014), Federal Government Review Panel of Funding for Schooling (The Gonski Review) (2011–2012), Advisory Committee to the NSW Government Commission of Audit (2011–2012) and ASX Limited (2008–2012, Director from 2007).

Former Director: Singapore Telecommunications Limited (2013–2015), Investec Property Limited (2005–2014), Infrastructure NSW (2011–2014) and Singapore Airlines Limited (2006–2012).

Former Consultant: Morgan Stanley Australia Limited (1997–2012).

Age: 62. Residence: Sydney, Australia.

DIRECTORS’ REPORT 9

DIRECTORS’ REPORT (continued)

MR M R P SMITH, OBE, Chief Executive Officer and Executive Director

BSc (Hons) City Lond., Hon DSc City Lond., Hon LLD Monash, SF Fin

Chief Executive Officer and Executive Director since 1 October 2007.

Skills, experience and expertise

Mr Smith is an international banker with over 30 years’ experience in banking operations in Asia, Australia and internationally. Until June 2007, he was President and Chief Executive Officer, The Hongkong and Shanghai Banking Corporation Limited, Chairman, Hang Seng Bank Limited, Global Head of Commercial Banking for the HSBC Group and Chairman, HSBC Bank Malaysia Berhad. Previously, Mr Smith was Chief Executive Officer of HSBC Argentina Holdings SA.

Mr Smith joined the HSBC Group in 1978 and during his international career he has held a wide variety of roles in Commercial, Institutional and Investment Banking, Planning and Strategy, Operations and General Management.

Current Directorships

Director: ANZ Bank New Zealand Limited (from 2007), the Financial Markets Foundation for Children (from 2008), the Institute of International Finance (from 2010) and Financial Literacy Australia Limited (from 2012).

Member: Australian Bankers’ Association Incorporated (from 2007, Chairman 2011–2013), Business Council of Australia (from 2007), Asia Business Council (from 2008), Australian Government Financial Literacy Advisory Board (from 2008), Chongqing Mayor’s International Economic Advisory Council (Executive Chairman 2013–2015, Member from 2006), Shanghai International Financial Advisory Council (from 2009), International Monetary Conference (from 2012) and Monash Industry Council of Advisers (from 2014).

Fellow: The Hong Kong Management Association (from 2005).

Former Directorships include

Former Chairman: HSBC Bank Malaysia Berhad (2004–2007) and Hang Seng Bank Limited (2005–2007).

Former Chief Executive Officer and Director: The Hongkong and Shanghai Banking Corporation Limited (2004–2007).

Former Director: International Monetary Conference (2012–2015), HSBC Australia Limited (2004–2007), HSBC Finance Ltd (2006–2007), and HSBC Bank (China) Company Limited (2007).

Former Member: Visa APCEMEA Senior Client Council (2009–2011).

Age: 59. Residence: Melbourne, Australia.

MS I R ATLAS Independent Non-Executive Director

BJuris (Hons), LLB (Hons), LLM

Non-Executive Director since September 2014. Ms Atlas is a member of the Audit Committee, Human Resources Committee and Governance Committee.

Skills, experience and expertise

Ms Atlas brings a strong financial services background and legal experience to the Board. Ms Atlas’ last executive role was Group Executive, People at Westpac, where she was responsible for human resources, corporate affairs and sustainability. Prior to that, she was Westpac’s Group Secretary and General Counsel. Before her 10 years at Westpac, Ms Atlas was a partner in law firm Mallesons Stephen Jaques (now King & Wood Mallesons). In addition to her practice in corporate law, she held a number of management roles in the firm including Executive Partner, People and Information, and Managing Partner.

Current Directorships

Chairman: The Bell Shakespeare Company Limited (from 2010, Director from 2004).

Director: Coca-Cola Amatil Limited (from 2011), Westfield Corporation Limited (from 2014), Treasury Corporation of New South Wales (from 2013), Oakridge Wines Pty Limited (from 2007), Human Rights Law Centre Ltd (from 2012) and Jawun (from 2014).

Member: Australian Institute of Company Directors’ Corporate Governance Committee (from 2014).

Fellow: Senate of the University of Sydney (from 2015).

Former Directorships include

Former Director: Suncorp Group Limited (2011–2014), Suncorp-Metway Limited (2011–2014), GIO General Limited (2011–2013), AAI Limited (2011–2014) and Scentre Group Limited (previously known as Westfield Holdings Limited) (2011–2014).

Age: 61. Residence: Sydney, Australia.

MS P J DWYER Independent Non-Executive Director and Chair of the Audit Committee

BCom, FCA, SF Fin, FAICD

Non-Executive Director since April 2012. Ms Dwyer is a member of the Risk Committee and Human Resources Committee.

Skills, experience and expertise

Ms Dwyer is an established Non-Executive Director with extensive financial services experience and a strong accounting background, and has previously held executive roles in the investment management, corporate finance and accounting industries.

Current Directorships

Chairman: Tabcorp Holdings Limited (from 2011, Director from 2005), Healthscope Limited (from 2014) and Kin Group Advisory Board (from 2014).

Director: Lion Pty Ltd (from 2012).

Member: Kirin International Advisory Board (from 2012) and ASIC External Advisory Panel (from 2012).

Former Directorships include

Former Deputy Chairman: Leighton Holdings Limited (2013–2014, Director 2012) and Baker IDI Heart and Diabetes Institute (2003–2013).

Former Director: Suncorp Group Limited (2007–2012), Promina Limited (2002–2007) and Foster’s Group Limited (2011).

Former Member: John Holland Group Advisory Board (2012–2014) and Australian Government Takeovers Panel (2008–2014).

Age: 55. Residence: Melbourne, Australia.

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ANZ ANNUAL REPORT 2015

MR LEE HSIEN YANG Independent Non-Executive Director and Chair of the Technology Committee

MSc, BA

Non-Executive Director since February 2009. Mr Lee is a member of the Risk Committee and Human Resources Committee.

Skills, experience and expertise

Mr Lee has considerable knowledge of and operating experience in Asia. He has a background in engineering and brings to the Board his international business and management experience across a wide range of sectors including telecommunications, food and beverages, property, publishing and printing, financial services, education, civil aviation and land transport.

Current Directorships

Chairman: The Islamic Bank of Asia Limited (from 2012, Director from 2007), Civil Aviation Authority of Singapore (from 2009) and General Atlantic Singapore Fund Pte Ltd (from 2013).

Director: Singapore Exchange Limited (from 2004), Rolls-Royce Holdings plc (from 2014), General Atlantic Singapore Fund FII Pte Ltd (from 2014), Cluny Lodge Pte Ltd (from 1979) and Caldecott Inc. (from 2013).

Member: Governing Board of Lee Kuan Yew School of Public Policy (from 2005).

Special Adviser: General Atlantic (from 2013).

Consultant: Capital International Inc Advisory Board (from 2007).

President: INSEAD South East Asia Council (from 2013).

Former Directorships include

Former Chairman: Fraser & Neave, Limited (2007–2013) and Asia Pacific Investments Pte Ltd (2010–2012, Director 2009–2012).

Former Member: Rolls Royce International Advisory Council (2007–2013).

Former Chief Executive Officer: Singapore Telecommunications Limited (1995–2007).

Age: 58. Residence: Singapore.

MR G R LIEBELT Independent Non-Executive Director and Chair of the Human Resources Committee

BEc (Hons), FAICD, FTSE, FAIM

Non-Executive Director since July 2013. Mr Liebelt is a member of the Risk Committee, Governance Committee and Technology Committee.

Skills, experience and expertise

Mr Liebelt has extensive international experience and a strong record of achievement as a senior executive including in strategy development and implementation. He brings to the Board his experience of a 23 year executive career with Orica Limited (including a period as Chief Executive Officer), a global mining services company with operations in more than 50 countries.

Current Directorships

Chairman: Amcor Limited (from 2013, Director from 2012).

Director: Australian Foundation Investment Company Limited (from 2012) and Carey Baptist Grammar School (from 2012).

Former Directorships include

Former Deputy Chairman: Melbourne Business School (2012–2015, Director from 2008).

Former Chairman: The Global Foundation (2014–2015, Director from 2006).

Former Chief Executive Officer and Managing Director: Orica Limited (2005–2012).

Former Director: Business Council of Australia (2010–2012).

Age: 61. Residence: Melbourne, Australia.

MR I J MACFARLANE, AC, Independent Non-Executive Director and Chair of the Risk Committee

BEc (Hons), MEc, Hon DSc Syd., Hon DSc UNSW, Hon DCom Melb., Hon DLitt Macq., Hon LLD Monash

Non-Executive Director since February 2007. Mr Macfarlane is a member of the Governance Committee and Audit Committee.

Skills, experience and expertise

During his 28 year career at the Reserve Bank of Australia including a 10 year term as Governor, Mr Macfarlane made a significant contribution to economic policy in Australia and internationally. He has a deep understanding of financial markets as well as a long involvement with Asia.

Current Directorships

Director: Lowy Institute for International Policy (from 2004).

Member: International Advisory Board of Goldman Sachs (from 2007) and International Advisory Board of CHAMP Private Equity (from 2007).

Former Directorships include

Former Chairman: Payments System Board (1998–2006) and Australian Council of Financial Regulators (1998–2006).

Former Governor: Reserve Bank of Australia (Member 1992–2006, Chairman 1996–2006).

Former Director: Woolworths Limited (2007–2015) and Leighton Holdings Limited (2007–2013).

Former Member: Council of International Advisers to the China Banking Regulatory Commission (2009–2015).

Age: 69. Residence: Sydney, Australia.

DIRECTORS’ REPORT 11

DIRECTORS’ REPORT (continued)

MR J T MACFARLANE Independent Non-Executive Director

BCom, MCom (Hons)

Non-Executive Director since May 2014. Mr Macfarlane is a member of the Audit Committee, Risk Committee and Technology Committee.

Skills, experience and expertise

Mr Macfarlane is one of Australia’s most experienced international bankers and previously served as Executive Chairman of Deutsche Bank Australia and New Zealand, and CEO of Deutsche Bank Australia. Prior to joining Deutsche Bank he was CEO of Bankers Trust New Zealand. Mr Macfarlane has also worked in the USA, Japan and PNG, and brings to the Board a depth of banking experience in ANZ’s key markets in Australia, New Zealand and the Asia Pacific.

Current Directorships

Chairman: AGInvest Holdings Limited (MyFarm Limited) (from 2014).

Director: St. Vincent’s Institute of Medical Research (from 2008), Craigs Investment Partners Limited (from 2013) and Colmac Group Pty Ltd (from 2014).

Former Directorships include

Former Executive Chairman: Deutsche Bank AG, Australia and New Zealand (2007–2014) and Chief Country Officer, Australia (2011–2014).

Former Director: Deutsche Australia Limited (2007–2014) and Deutsche Securities Australia Limited (2011–2014).

Former Chief Executive Officer: Deutsche Australia Limited (2011–2014).

Former Member: Business Council of Australia (2011–2014).

Age: 55. Residence: Melbourne, Australia.

Directors’ attendance at Board and Committee meetings

Details of the number of Board and Board Committee meetings held during the year and Directors’ attendance at those meetings are set out below.

	Board		Risk Committee		Audit Committee		Human Resources Committee		Governance Committee		Technology Committee[1]		Executive Committee		Committee of the Board[2]		Shares Committee[2]
	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B
I R Atlas[3]	11	11			4	4	4	4	3	3					1	1
P J Dwyer	11	11	8	8	6	6	6	6							4	4	1	1
D M Gonski	11	11	8	8	6	5	6	6	4	4	1	1			8	8	2	2
Lee Hsien Yang	11	11	8	8			6	6			1	1			1	1
G R Liebelt	11	11	8	8			6	6	4	4	1	1			1	1
I J Macfarlane	11	11	8	8	6	6			4	4					1	1
J T Macfarlane	11	11	8	8	6	6					1	1			1	1
M R P Smith	11	11													8	8	1	1

Column A – Indicates the number of meetings the Director was eligible to attend.

Column B – Indicates the number of meetings attended. The Chairman is an ex-officio member of the Audit, Governance, Human Resources, Risk and Technology Committees.

With respect to Committee meetings, the table above records attendance of Committee members. Any Director is entitled to attend these meetings and from time to time Directors attend meetings of Committees of which they are not a member.

1	During 2014/15, a root and branch review of the Technology Committee was undertaken with respect to its role, objectives and performance. The Committee did not meet while the review was underway.
2	The meetings of the Shares Committee and Committee of the Board as referred to in the table above include those conducted by written resolution.
3	Ms I R Atlas was appointed to the Board on 24 September 2014 and was a member of the Audit Committee, Human Resources Committee and Governance Committee from 1 January 2015.

Corporate Governance Statement

ANZ is committed to maintaining high standards of Corporate Governance. ANZ confirms it has followed the ASX Corporate Governance Council’s Corporate Governance Principles and Recommendations (3rd edition) during the 2015 financial year. ANZ’s Corporate Governance Statement, together with the ASX Appendix 4G which relates to the Corporate Governance Statement, can be viewed at: http://shareholder.anz.com/our-company/corporate-governance, and has been lodged with the ASX.

ANZ ANNUAL REPORT 2015

Company Secretaries’ Qualifications and Experience

Currently there are two people appointed as Company Secretaries of the Company. Details of their roles are contained in the Corporate Governance Statement. Their qualifications and experience are as follows:

}	Bob Santamaria, BCom, LLB (Hons) Group General Counsel.

Mr Santamaria joined ANZ in 2007. He had previously been a Partner at the law firm Allens Arthur Robinson since 1987. He was Executive Partner Corporate, responsible for client liaison with some of Allens Arthur Robinson’s largest corporate clients. Mr Santamaria brings to ANZ a strong background in leadership of a major law firm, together with significant experience in securities, mergers and acquisitions. He holds a Bachelor of Commerce and Bachelor of Laws (Honours) from the University of Melbourne. He is also an Affiliate of the Governance Institute of Australia.

}	John Priestley, BEc, LLB, FGIA Company Secretary.

Mr Priestley, a qualified lawyer, joined ANZ in 2004. Prior to joining ANZ, he had a long career with Mayne Group and held positions which included responsibility for the legal, company secretarial, compliance and insurance functions. He is a Fellow of the Governance Institute of Australia and also a member of the Governance Institute of Australia’s National Legislation Review Committee.

Non-audit Services

The Group’s Stakeholder Engagement Model for Relationship with the External Auditor (which incorporates requirements of the Corporations Act 2001 and international best practice) states that the external auditor may not provide services that are perceived to be in conflict with the role of the external auditor. These include consulting advice and sub-contracting of operational activities normally undertaken by management, and engagements where the external auditor may ultimately be required to express an opinion on its own work.

Specifically the Stakeholder Engagement Model:

}	limits the non-audit services that may be provided;

}	requires that audit, audit-related and permitted non-audit services must be pre-approved by the Audit Committee, or pre-approved by the Chairman of the Audit Committee (or up to a specified amount by a limited number of authorised senior members of management) and notified to the Audit Committee; and

}	requires that the external auditor does not commence an engagement for the Group until the Group has confirmed that the engagement has been pre-approved.

Further details about the Stakeholder Engagement Model can be found in the Corporate Governance Statement on page 10.

The Audit Committee has reviewed the non-audit services provided by the external auditor (KPMG) for 2015, and has confirmed that the provision of non-audit services for 2015 is consistent with the Stakeholder Engagement Model and compatible with the general standard of independence for external auditors imposed by the Corporations Act 2001. This has been formally advised by the Audit Committee to the Board of Directors.

The external auditor has confirmed to the Audit Committee that it has:

}	implemented procedures to ensure it complies with independence rules both in Australia and the United States (US); and

}	complied with domestic policies and regulations, together with the regulatory requirements of the US Securities and Exchange Commission, and ANZ’s policy regarding the provision of non-audit services by the external auditor.

The non-audit services supplied to the Group by the Group’s external auditor, KPMG, or by another person or firm on KPMG’s behalf, and the amount paid or payable by the Group by type of non-audit service during the year ended 30 September 2015 are as follows:

	Amount paid/payable
	$’000’s
Non-audit services	2015	2014
Assistance with regulatory registration process in Thailand	224	–
Independent benchmarking review of an ANZ vendor	49	–
Presentations	44	–
Benchmarking review of indirect tax function in Australia	33	–
Accounting advice in Cambodia	32	–
Branch optimisation analysis	–	383
Industry benchmarking for Group Technology	–	109
Review data migration approach	–	86
Development of market risk training material	–	22
Review of accounts for divestment purposes	–	16
Industry benchmarking for Global Wealth	–	14
Perform data analytical procedures on commissions	–	4
Total	382	634

Further details on the compensation paid to KPMG is provided in note 44 to the financial statements including details of audit related services provided during the year of $5.487 million (2014: $4.361 million).

For the reasons set out above, the Directors are satisfied that the provision of non-audit services by the external auditor during the year ended 30 September 2015 is compatible with the general standard of independence for external auditors imposed by the Corporations Act 2001.

DIRECTORS’ REPORT 13

DIRECTORS’ REPORT (continued)

Directors’ and Officers’ Indemnity

The Company’s Constitution (Rule 11.1) permits the Company to indemnify any officer or employee of the Company against liabilities (so far as may be permitted under applicable law) incurred as such an officer or employee. It is the Company’s policy that its employees should be protected from any liability they incur as a result of acting in the course of their employment, subject to appropriate conditions.

Under the policy, the Company will indemnify employees and former employees against any liability they incur to any third party as a result of acting in the course of their employment with the Company or a subsidiary of the Company and this extends to liability incurred as a result of their appointment/nomination by or at the request of the Group as an officer or employee of another corporation or body or as trustee.

The indemnity is subject to applicable law and in addition will not apply to liability arising from:

}	serious misconduct, gross negligence or lack of good faith;

}	illegal, dishonest or fraudulent conduct; or

}	material non-compliance with the Company’s policies, processes or discretions.

The Company has entered into Indemnity Deeds with each of its Directors, with certain secretaries and former Directors of the Company, and with certain employees and other individuals who act as directors or officers of related bodies corporate or of another company. To the extent permitted by law, the Company indemnifies the individual for all liabilities, including costs, damages and expenses incurred in their capacity as an officer of the company to which they have been appointed.

The Company has indemnified the trustees and former trustees of certain of the Company’s superannuation funds and directors, former directors, officers and former officers of trustees of various Company sponsored superannuation schemes in Australia. Under the relevant Deeds of Indemnity, the Company must indemnify each indemnified person if the assets of the relevant fund are insufficient to cover any loss, damage, liability or cost incurred by the indemnified person in connection with the fund, being loss, damage, liability or costs for which the indemnified person would have been entitled to be indemnified out of the assets of the fund in accordance with the trust deed and the Superannuation Industry (Supervision) Act 1993. This indemnity survives the termination of the fund. Some of the indemnified persons are or were Directors or executive officers of the Company.

The Company has also indemnified certain employees of the Company, being trustees and administrators of a trust, from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature arising out of or in connection with the creation, operation or dissolution of the trust or any act or omission performed or omitted by them in good faith and in a manner that they reasonably believed to be within the scope of the authority conferred by the trust.

Except for the above, neither the Company nor any related body corporate of the Company has indemnified or made an agreement to indemnify any person who is or has been an officer or auditor of the Company against liabilities incurred as an officer or auditor of the Company.

During the financial year, the Company has paid premiums for insurance for the benefit of the directors and employees of the Company and related bodies corporate of the Company. In accordance with common commercial practice, the insurance prohibits disclosure of the nature of the liability insured against and the amount of the premium.

Rounding of Amounts

The Company is a company of the kind referred to in Australian Securities and Investments Commission class order 98/100 (as amended) pursuant to section 341(1) of the Corporations Act 2001.

As a result, amounts in this Directors’ Report and the accompanying financial statements have been rounded to the nearest million dollars except where otherwise indicated.

Key Management Personnel and Employee Share and Option Plans

Details of equity holdings of Non-Executive Directors, the Chief Executive Officer and Disclosed Executives during the 2015 financial year and as at the date of this report are detailed in the Remuneration Report.

Details of options/rights issued over shares granted to the Chief Executive Officer and Disclosed Executives during the 2015 financial year and as at the date of this report are detailed in the Remuneration Report.

Details of options/rights issued over shares granted to employees during the 2015 financial year and on issue as at the date of this report are detailed in note 41 of the 2015 financial statements.

Details of shares issued as a result of the exercise during the 2015 financial year of options/rights granted to employees are detailed in note 41 of the 2015 financial statements.

Other details about the share options/rights issued, including any rights to participate in any share issues of the Company, are set out in note 41 of the 2015 financial statements. No person entitled to exercise any option/right has or had, by virtue of an option/right, a right to participate in any share issue of any other body corporate.

The names of all persons who currently hold options/rights are entered in the register kept by the Company pursuant to section 170 of the Corporations Act 2001. This register may be inspected free of charge.

Lead Auditor’s Independence Declaration

The lead auditor’s independence declaration given under section 307C of the Corporations Act is set out below and forms part of this Directors’ Report for the year ended 30 September 2015.

THE AUDITOR’S INDEPENDENCE DECLARATION

Lead Auditor’s Independence Declaration under Section 307C of the Corporations Act 2001

To: the Directors of Australia and New Zealand Banking Group Limited

I declare that, to the best of my knowledge and belief, in relation to the audit for the financial year ended 30 September 2015, there have been:

i)	no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the audit; and

ii)	no contraventions of any applicable code of professional conduct in relation to the audit.

KPMG	Andrew Yates
Partner
Melbourne
4 November 2015

14

ANZ ANNUAL REPORT 2015

DIRECTORS’ REPORT (continued)

OPERATING AND FINANCIAL REVIEW

This Operating and Financial Review has been prepared in accordance with section 299A of the Corporations Act 2001 and Australian Securities and Investments Commission (ASIC) Regulatory Guide 247: Effective disclosure in an operating and financial review. It sets out information that allows shareholders to assess the Group’s operations, financial position, business strategies and prospects for future financial years. This information complements and provides context to the financial report.

Operations of the Group

OVERVIEW

ANZ provides a broad range of banking and financial products and services to retail, high net worth, small business, corporate and commercial and institutional customers. Geographically, operations span Australia, New Zealand, a number of countries in the Asia Pacific region, the United Kingdom, France, Germany and the United States.

BUSINESS MODEL

ANZ’s business model primarily consists of raising funds through customer deposits and the wholesale debt markets and lending those funds to customers. In addition, the Group earns revenue from the Global Wealth business through the provision of insurance, superannuation and funds management services, and our Global Markets business from sales, trading and risk management activities.

Our primary lending activities are personal lending covering residential home loans, credit cards and overdrafts, and lending to corporate and institutional customers.

Our income is derived from a number of sources, primarily:

}	Net interest income – represents the difference between the interest income the Group earns on its lending activities, less interest paid on customer deposits and our wholesale funding;

}	Net fee and commission income – represents fee income earned on lending and non-lending related financial products and services, including income from sales, trading and risk management activities in our Global Markets business; and

}	Net funds management and insurance income – represents income earned from the provision of investment, insurance and superannuation solutions.

PRINCIPAL ACTIVITIES OF SEGMENTS

The Group operates on a divisional structure with Australia, International and Institutional Banking (IIB), New Zealand, and Global Wealth being the operating divisions. The IIB and Global Wealth divisions are co-ordinated globally. Global Technology, Services and Operations (GTSO) and Group Centre provide global enablement capability to these operating divisions.

Australia

The Australia division comprises the Retail and Corporate and Commercial Banking (C&CB) business units. Retail includes Home Loans, Cards and Personal Loans, and Payments and Deposits. C&CB includes Corporate Banking, Regional Business Banking, Business Banking, Small Business Banking and Esanda.

International and Institutional Banking

The IIB division comprises Global Products servicing Global Banking and International Banking customers across three major product sets (Global Transaction Banking, Global Loans and Global Markets), Retail Asia Pacific focusing on affluent and emerging affluent customers across 22 countries and Asia Partnerships.

New Zealand

The New Zealand division comprises Retail and Commercial business units. Retail includes Home Loans and Small Business Banking. Commercial comprises Commercial and Agri.

Global Wealth

The Global Wealth division comprises Funds Management, Insurance and Private Wealth business units which provide wealth solutions to customers across the Asia Pacific region.

Global Technology, Services & Operations and Group Centre

GTSO and Group Centre provide support to the operating divisions, including technology, operations, shared services, property, risk management, financial management, strategy, marketing, human resources and corporate affairs. The Group Centre also includes Group Treasury and Shareholder Functions.

DIRECTORS’ REPORT    15

DIRECTORS’ REPORT (continued)

THE GROUP’S STRATEGIC PRIORITIES AND OUTLOOK1

ANZ is building the best connected, most respected bank across the Asia Pacific region, to help deliver prosperity for our customers and the communities in which they live, develop our people, and to provide shareholders sustainable earnings growth.

The strategy has three key elements – strengthening our core franchises in Australia and New Zealand, growing profitably in Asia focused on corporate and institutional clients, and taking an enterprise approach to operations and technology to deliver better control and lower unit costs. ANZ is focused on the organic growth opportunities which exist in Australia, New Zealand and Asia Pacific and our distinctive footprint sees us uniquely positioned to meet the needs of customers who are dependent on regional trade and capital flows. The strategy is underpinned by rigorous liquidity, capital and portfolio management and by the quality of our people.

ANZ’s approach to sustainability supports the achievement of our business strategy by guiding the way we make decisions and conduct business in all of the markets in which we operate. Our decision making processes take into account the social and environmental impacts of ANZ’s operations and prioritise building trust and respect amongst all of our stakeholders. Details of ANZ’s approach to sustainability, including identification of material issues and management of sustainability risks and opportunities is available in the Corporate Sustainability Review. The 2015 report will be published on anz.com in December 2015.

In 2015, cash profit1 increased 1% to $7.2 billion, with a Return on Equity of 14%, earnings per share of 260.3 cents and a fully-franked dividend of 181 cents per share. The result was driven by revenue growth of 5%, expense uplift of 7% and a 22% increase in the credit provision charge. Gross impaired assets decreased 6% over the year. While the provision charge was up, loss rates remain well under the long term average having risen from their historically low levels. Revenue sourced from the APEA region was 25% of total Group revenue.

The Common Equity Tier 1 ratio on an APRA basis was 9.6% at 30 September, up 80 basis points (bps), which equates to 13.2% on an Internationally Comparable Basel 3 basis placing ANZ within the top quartile of international peer banks. The completion of the sale of the Esanda Dealer Finance business will deliver a further 20 bps of CET1.

STRATEGIC PROGRESS IN 2015

ANZ’s strategy has driven growth in our core customer franchises in Australia, in New Zealand and in key Asian markets, partly offset by the effect of macro-headwinds in our IIB Division.

ANZ’s view is that the constrained market conditions are unlikely to change in the near term and so the banking sector must remain focused on selective growth opportunities, productivity and capital management. A number of initiatives have been put in place to drive improvement in both our cost and capital position over time.

1	Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, and has been provided to assist readers to understand the results for the ongoing business activities of the Group. The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not audited by the external auditor, however the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each year. Refer to page 18 and pages 184 to 185 for analysis of the adjustments between statutory profit and cash profit. The Operating and Financial Review is reported on a cash basis unless otherwise noted.

ANZ ANNUAL REPORT 2015

}	We have continued to strengthen our businesses in our home markets of Australia and New Zealand, with further gains in productivity and market share, and further penetration of Wealth products into our existing customer base in these markets. In Australia, we have successfully focused on investment in digital platform enhancement, increasing distribution sales capacity and capability, growing our presence in particular in New South Wales where ANZ has historically been underweight, and building out specialist propositions in key sectors of Corporate and Commercial Banking such as Health. The Australia Division has grown home lending market share consistently for six years driven by capability and capacity improvements. In New Zealand, ANZ’s brand consideration has strengthened further year on year to remain the best of the big four banks. This has translated into lending demand with ANZ now the largest mortgage lender across all major cities.

}	In IIB, we have retained our position as the leading Institutional bank in Australia and New Zealand (Source: Peter Lee) and as the number four Corporate bank in Asia (Source: Greenwich Associates). Despite a challenging year IIB has continued to develop the customer franchise across the region with particularly good outcomes in Asia. IIB has increased its focus on improving returns. Investment in higher returning businesses has seen customer sales increase in products like commodities (sales up 44%), rates (sales up 32%) and cash deposits (up 11%). Investment in digitisation is reducing manual processing of transactions, improving efficiency and cost to serve. IIB has also been refining key business areas. Reducing exposure to some lower returning areas of the Trade business improved returns while slightly lowering income. Increased focus on Risk Weighted Asset (RWA) efficiency in the second half saw Global Loans profit decline but margins and returns on RWA begin to stabilise.

}	ANZ’s in-house regional delivery network is a source of ongoing competitive advantage for ANZ. The network is enabling the transformation of key business activities and delivery of productivity improvements while driving a more consistent, higher quality experience for our customers. The regional delivery centres provide full service regional coverage across our operating time zones helping to drive lower unit costs, improve quality and lower risk. ANZ is leveraging time zone advantages to support “same day” propositions for our businesses. In our retail mortgages business for example, we are now effecting same day decisions for 5,000 customers every month. We have built out a regional voice capability and have advanced our location agnostic processing capability with payments operations in five locations and mortgage operations in four thereby mitigating disruption risk and ensuring business resilience.
}	ANZ raised a total of $4.4 billion of new equity in FY15, including $3.2 billion in response to APRA’s increased capital requirement for Australian residential mortgages which applies from July 2016. The Group CET1 was 9.6% at 30 September. ANZ expects the APRA CET1 ratio to remain around 9% post implementing the mortgage RWA change in July 2016 and retains significant capital management flexibility to progressively adjust to further changes to regulatory capital requirements if required.

}	The total provision charge increased to $1.2 billion or 22 bps. The individual provision charge declined slightly while the collective provision charge increased but remained low in absolute terms at $95 million compared to a net release in FY14. Loss rates remained under the long term average.

CEO SUCCESSION

ANZ announced in October that Mike Smith would be stepping down as CEO effective 31 December 2015 with CFO Shayne Elliott succeeding him, becoming CEO effective 1 January 2016.

Over the past 8 years, ANZ has been transformed and is today a stronger, more diverse, more profitable bank. Importantly, we have created a better bank for our customers with a stronger brand, growing market share and more retail, commercial and institutional customers choosing to bank with ANZ.

The bank’s presence in Asia, which was often small in scale and based on limited licences, has been grown into a large and growing business that connects our Australian and New Zealand customers with opportunities in the fastest growing region in the world economy. And it connects customers in Asia with opportunities in the region and in Australia and New Zealand.

While there is still much to do, ANZ is now Australia’s only truly international bank and is a better bank for our 8 million customers in Australia, in New Zealand and in Asia Pacific. We are continuing to evolve our strategy and to accelerate its execution to maximize value for our customers and for our shareholders.

The ability of the Group to achieve its goals set out above is dependent on the success of the Group’s ability to manage its material risks which are outlined on pages 29 to 30.

Further information on business strategies which may affect the operations of the Group in subsequent years is contained in the Chairman’s Report and the CEO Report.

DIRECTORS’ REPORT    17

DIRECTORS’ REPORT (continued)

Results of the operations of the Group

	2015	2014
Income Statement	$m	$m	Movt
Net interest income	14,616	13,810	6%

Other operating income	6,455	6,244	3%
Operating income	21,071	20,054	5%

Operating expenses	(9,359)	(8,760)	7%
Profit before credit impairment and income tax	11,712	11,294	4%

Credit impairment charge	(1,179)	(986)	20%
Profit before income tax	10,533	10,308	2%

Income tax expense and non-controlling interests	(3,040)	(3,037)	0%
Profit attributable to shareholders of the Company	7,493	7,271	3%

Non-IFRS information

The Group provides an additional measure of performance which is prepared on a basis other than in accordance with the accounting standards – cash profit. The guidance provided in ASIC Regulatory Guide 230 has been followed when presenting this information.

Cash Profit

Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, and has been provided to assist readers to understand the results for the ongoing business activities of the Group. The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not subject to audit by the external auditor, however the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each year.

	2015	2014
	$m	$m	Movt
Statutory profit attributable to shareholders of the Company	7,493	7,271	3%

Adjustments between statutory profit and cash profit	(277)	(154)	80%
Cash profit	7,216	7,117	1%

Adjustments between statutory profit and cash profit ($m)	2015	2014	Movt
Treasury shares adjustment	(16)	24	large

Revaluation of policy liabilities	(73)	(26)	large

Economic hedging	(179)	(72)	large

Revenue and net investment hedges	(3)	(101)	-97%

Structured credit intermediation trades	(6)	21	large
Total adjustments between statutory profit and cash profit	(277)	(154)	80%

Refer pages 184 to 185 for analysis of the adjustments between statutory profit and cash profit.

Non-financial key performance metrics[1]	2015	2014
Employee engagement	76%	73%

Customer satisfaction
– Australia (retail customer satisfaction)[2]	82.1%	82.6%

– New Zealand (retail customer satisfaction)[3]	89.0%	85.0%
IIB (Institutional Relationship strength index ranking)[4]
– APEA	1	1

– New Zealand	1	1
Women in management[5]	40.4%	39.2%

1	The Group uses a number of non-financial measures to assess performance. These metrics form part of the balanced scorecard used to measure performance in relation to the Group’s main incentive programs. Discussion of the non-financial performance metrics is included within the Remuneration report on pages 43 to 44 of this Directors’ report.
2	Source: Roy Morgan Research. Base: ANZ Main Financial Institution Customers, aged 14+, based on six months to September for each year.
3	Camorra Research Retail Market Monitor (2015). The Nielson Company Consumer Finance Monitor (2012) excludes National Bank brand. Base: ANZ main bank customers aged 15+, rolling 6 months moving average to September. Based on responses of excellent, very good and good.
4	Source: Peter Lee Associates Large Corporate and Institutional Relationship Banking surveys, Australia and New Zealand 2015.
5	Includes all employees regardless of leave status but not contractors (which are included in FTE).

ANZ ANNUAL REPORT 2015

The following analysis of the business performance is on a cash basis.

	2015	2014
Income Statement	$m	$m	Movt
Net interest income	14,616	13,797	6%

Other operating income	5,902	5,781	2%
Operating income	20,518	19,578	5%

Operating expenses	(9,359)	(8,760)	7%
Profit before credit impairment and income tax	11,159	10,818	3%

Credit impairment charge	(1,205)	(989)	22%
Profit before income tax	9,954	9,829	1%

Income tax expense and non-controlling interests	(2,738)	(2,712)	1%
Cash profit	7,216	7,117	1%

Financial performance metrics	2015	2014	Movt
Return on average ordinary shareholders’ equity[1]	14.0%	15.4%	-140 bps
Return on average assets	0.85%	0.95%	-10 bps

Net Interest Income	2015	2014	Movt
Net interest income ($m)	14,616	13,797	6%

Net interest margin (%)	2.04%	2.13%	-9 bps

Average interest earnings assets ($m)	718,147	646,997	11%

Average deposits and other borrowings	559,779	507,856	10%

1	Average ordinary shareholders’ equity excludes non-controlling interests and preference shares.

Net interest income increased $819 million (6%) with 11% growth in average interest earning assets, partly offset by a 9 basis point decrease in net interest margin. $276 million (2%) of the increase in net interest income was due to foreign currency translation. The $71.2 billion increase in average interest earning assets was due to foreign currency translation of $20.9 billion, loan growth of $26.7 billion in home loans and commercial lending, and $24.7 billion growth in Global Markets driven by the Group liquidity portfolio and cash reserves. The decrease in net interest margin was due to asset competition, lower earnings on capital and higher liquid asset holdings, partly offset by favourable deposit pricing.

Average interest earning assets (+$71.2 billion or +11%)

}	International and Institutional Banking (+$44.5 billion or +17%): excluding foreign currency translation, growth was $25.1 billion or +9%. $24.7 billion of this increase was in Global Markets driven by a $17.0 billion increase in the Group liquidity portfolio in response to regulatory requirements, a $3.8 billion increase in reverse repos and a $2.2 billion increase in collateral paid against derivative liabilities. Lending in Global Loans increased by $4.2 billion. Global Trade volumes contracted by $4.6 billion due to the impact of lower commodity prices.

}	Australia (+$19.9 billion or +7%): driven by growth in home loans where market share continued to increase.

}	New Zealand (+$6.3 billion or +7%): excluding foreign currency translation, growth was $5.1 billion or +6% driven by market share gains in Retail, as well as Commercial loan growth.

}	Global Wealth and Group Centre (+$0.5 billion or 4%): broadly unchanged over the year.

Average deposits and other borrowings (+$51.9 billion or +10%)

}	International and Institutional Banking (+$25.6 billion or +12%): excluding foreign currency translation, deposits and other borrowings increased $5.7 billion or +2% driven by $6.7 billion growth in customer deposits in Transaction Banking, particularly in Asia, partially offset by a reduction of $1.8 billion in certificates of deposits.

}	Australia (+$7.3 billion or +5%): driven by growth in customer deposits within Retail and Commercial.

}	New Zealand (+$7.3 billion or +13%): excluding foreign currency translation, growth was $6.5 billion or +12% due to increased customer deposits across Retail and Commercial, particularly in Retail savings products.

}	Global Wealth and Group Centre (+$11.7 billion or 16%): growth mainly in Treasury repo borrowings.

DIRECTORS’ REPORT    19

DIRECTORS’ REPORT (continued)

Other Operating Income	2015 $m	2014[1] $m	Movt
Fee and commission income[2]	2,448	2,364	4%

Foreign exchange earnings[2]	79	96	-18%

Net income from funds management and insurance	1,425	1,283	11%

Share of associates’ profit[2]	625	510	23%

Global Markets other operating income	1,185	1,285	-8%

Other[2,3]	140	243	-42%
Cash other operating income	5,902	5,781	2%

1	Comparative amounts have changed. Refer to note 45 for details.
2	Excluding Global Markets.
3	Other income includes a $125 million gain on sale of ANZ Trustees in July 2014 and a $21 million loss arising on sale of Saigon Securities Inc (SSI) in September 2014.

Other operating income increased $121 million (2%) with $212 million (4%) due to foreign currency translation. Adjusting for this, other operating income decreased by $91 million (- 2%). The decrease was due to a reduction in Global Markets’ other operating income of $218 million and the one-off $125m gain on sale of Trustees in second half 2014, partially offset by a $124 million increase in net funds management and insurance income, a $64m increase in share of associates’ profit and $42m increased fee income in IIB from volume growth.

}	Fee income increased by $84 million (4%) with $65 million positive impact due to foreign currency translation, increased fee income of $42 million in IIB from Retail Asia Pacific and Transaction Banking volume growth, partially offset by the divestment of the ANZ Trustees business in July 2014.

}	Net foreign exchange income decreased by $17 million. Adjusting for $12 million positive impact of foreign currency translation, the $29 million decrease was largely as a result of higher realised losses on foreign currency hedges ($61 million), these offset translation gains elsewhere in the Group, and higher unrealised gains on foreign currency balances held in IIB ($19 million).

}	Net income from funds management and insurance increased $142 million with $18 million positive impact of foreign currency translation, and $107 million increase in Global Wealth income due to increased funds under management and in-force premiums, as well as growth in insurance income due to improved lapse experience and a large one-off loss in 2014 due to the exit of a Group life insurance plan.

}	Share of associates’ profit increased by $115 million with foreign currency translation driving an increase of $51 million and the remaining increase due to:

–	Shanghai Rural Commercial Bank increased $53 million due to lending growth and the impairment of an investment held by SRCB in 2014.

–	Bank of Tianjin increased $45 million due to asset growth.

–	AMMB Holdings Berhad decreased $22 million mainly due to net interest margin contraction from a change in lending mix, and the divestment of its insurance business in September 2014.

–	P.T. Bank Pan Indonesia decreased $13 million mainly due to lower earnings and a $10 million loan recovery in 2014.

}	Global Markets other operating income decreased by $100 million. Adjusting for the positive impact of foreign currency translation ($118 million), income decreased by $218 million mainly driven by widening credit spreads on balance sheet trading positions and Asian and European bond holdings.

}	Other income decreased by $103 million. Adjusting for a $39 million positive foreign currency translation, the decrease of $142 million was mainly due to the $125 million gain on sale of ANZ Trustees recognised in 2014.

ANZ ANNUAL REPORT 2015

Operating Expenses	2015 $m	2014 $m	Movt
Personnel expenses	5,479	5,088	8%

Premises expenses	922	888	4%

Technology expenses	1,462	1,266	15%

Restructuring expenses	31	113	-73%

Other expenses	1,465	1,405	4%
Total cash operating expenses	9,359	8,760	7%

Key performance metrics
Operating expenses to operating income	45.6%	44.7%	90 bps
Full time equivalent staff (FTE)[1]	50,152	50,328	0%

The Group’s operating expenses increased $599 million (7%) with $324 million (4%) due to foreign currency translation. Key factors included:

}	Personnel expenses increased $391 million (8%), with $214 million (4%) due to foreign exchange translation and $177 million (3%) driven by annual salary increases and related costs.

}	Premises expenses increased $34 million (4%), with $29 million (3%) driven by foreign exchange translation and $5 million (1%) due to the impact of rent increases linked to CPI.

}	Technology expenses increased $196 million (15%), with $30 million (1%) due to foreign exchange translation and $166 million (13%) due to increased depreciation and amortisation on key infrastructure projects, higher data storage and software license costs and the increased use of outsourced and managed services.

}	Restructuring expenses decreased $82 million (-73%), with $2 million (2%) due to foreign exchange translation and $80 million (71%) from decreased restructuring costs across all Divisions.

}	Other expenses increased $60 million (4%), with $49 million (3%) due to foreign exchange translation and $11 million (1%) from higher spend related to compliance and regulatory remediation activities, partly offset by GST recoveries and the write-down of intangible assets in Global Wealth in 2014.

Credit impairment charge	2015 $m	2014 $m	Movt
Individual credit impairment charge	1,110	1,144	-3%

Collective credit impairment charge/(release)	95	(155)	large
Total credit impairment charge to income statement	1,205	989	22%

Total credit impairment charges increased $216 million (22%) due to a $250 million increase in collective credit impairment charges, offset by a $34 million (3%) decrease in individual impairment charges. The $95 million collective charge for the year reflects lending growth in Australia, credit downgrades of a few IIB customers, partially offset by associated economic cycle releases. This compares to a $155 million release in 2014 resulting from non-recurring provision releases and credit upgrades in IIB and New Zealand, and net decreases in the economic cycle overlay.

DIRECTORS’ REPORT    21

DIRECTORS’ REPORT (continued)

FINANCIAL POSITION OF THE GROUP

Summary Balance Sheet	2015 $b	2014 $b	Movt

Assets

Cash/Settlement balances owed to ANZ/Collateral paid	82.5	58.3	42%

Trading and available-for-sale assets	92.7	80.6	15%

Derivative financial instruments	85.6	56.4	52%

Net loans and advances	570.2	521.8	9%

Investments backing policy liabilities	34.8	33.6	4%

Other	24.1	21.4	13%
Total Assets	889.9	772.1	15%

Liabilities

Settlement balances owed by ANZ/Collateral received	19.1	15.7	22%

Deposits and other borrowings	570.8	510.1	12%

Derivative financial instruments	81.3	52.9	54%

Debt issuances	93.7	80.1	17%

Policy liabilities/external unit holder liabilities	38.7	37.7	3%

Other	28.9	26.3	10%
Total Liabilities	832.5	722.8	15%
Total Equity	57.4	49.3	16%

The Group’s balance sheet continued to strengthen during 2015 with stronger capital ratios, an increased liquidity portfolio, and lower gross impaired assets.

}	Cash, settlement balances and collateral paid increased by $24 billion, with $7 billion due to foreign exchange translation. The remaining increase was primarily driven by increased short term deposits with the US Federal Reserve and Bank of England, following the introduction of Basel 3 liquidity risk standards in Australia on 1 January 2015, and higher collateral paid on derivative liabilities with collateralised counterparties.

}	Trading and available-for-sale assets increased $12 billion, with $5 billion due to foreign exchange translation. The increase was primarily driven by growth in the size of the Liquidity portfolio influenced by new liquidity requirements.

}	Derivative financial instruments increased on higher customer demand for interest rate hedging products in light of low interest rates, along with increased customer demand for foreign exchange spot and forward products driven by volatility in the Asia market. Net derivative financial instruments increased by $1 billion primarily driven by movements in foreign exchange and interest rates, along with the impact of foreign exchange translation.

}	Net loans and advances increased $48 billion, with $19 billion due to foreign exchange rate translation, $26 billion growth in Australia division on home loan and non-housing term loans, a $7 billion increase in New Zealand home loans and non-housing term loans and a $3 billion decrease driven by Global Transaction Banking.

}	Deposits and other borrowings increased $60 billion, with $32 billion due to foreign exchange rate translation impacts, $31 billion increase in interest bearing deposits, $17 billion growth in Group Treasury certificates of deposit and commercial paper, and a $17 billion decrease in term deposits composed of $10 billion decrease in IIB and $8 billion decrease in Australia division partially offset by $1 billion increase in New Zealand.

}	Total equity increased $8 billion primarily due to $7.5 billion of profits generated over the year, $3 billion from an institutional placement and retail share purchase plan, and other comprehensive income of $2 billion, offset by the payment (net of reinvestment) of the 2014 final and 2015 interim dividends of $4 billion.

Credit Provisioning	2015	2014	Movt
Gross impaired assets ($m)	2,719	2,889	-6%

Credit risk weighted assets ($b)	349.8	308.9	13%

Total provision for credit impairment ($m)	4,017	3,933	2%

Individual provision as % of gross impaired assets	39.0%	40.7%	170 bps

Collective provision as % of credit risk weighted assets	0.85%	0.89%	4 bps

Gross impaired assets decreased $170 million (6%) primarily driven by the continued workout of the impaired asset portfolio. The Group has an individual provision coverage ratio on impaired assets of 39.0% at 30 September 2015, down from 40.7% at September 2014.

ANZ ANNUAL REPORT 2015

The collective provision as a percentage of credit risk-weighted assets was 0.85% as at 30 September 2015, down from 89 bps from 30 September 2014, continuing to provide sound credit provision coverage.

Liquidity and Funding	2015	2014	Movt
Total liquid assets ($b)	184.5	149.6	23%

Liquidity Coverage Ratio (LCR)	122%	111%	10%

The Group holds a portfolio of high quality unencumbered liquid assets in order to protect the Group’s liquidity position in a severely stressed environment, as well as to meet regulatory requirements. High quality liquid assets comprise three categories, with the definitions consistent with Basel 3 LCR:

}	Highest-quality liquid assets (HQLA1): Cash, highest credit quality government, central bank or public sector securities eligible for repurchase with central banks to provide same-day liquidity.

}	High-quality liquid assets (HQLA2): High credit quality government, central bank or public sector securities, high quality corporate debt securities and high quality covered bonds eligible for repurchase with central banks to provide same-day liquidity.

}	Alternative liquid assets (ALA): Assets qualifying as collateral for the Committed Liquidity Facility (CLF) and eligible securities listed by the Reserve Bank of New Zealand (RBNZ).

The Group monitors and manages the composition of liquid assets to ensure diversification by asset class, counterparty, currency and tenor. Minimum levels of liquid assets held are set annually based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term, and holdings are appropriate to existing and future business activities, regulatory requirements and in line with the approved risk appetite.

During the year customer funding increased by $40.7 billion (10%) and wholesale funding increased $38.1 billion (19%). Customer funding represents 60.6% of total funding. $18.8 billion of term wholesale debt (with a remaining term greater than one year as at 30 September 2015) was issued during the year ended 30 September 2015 (Sep 2014: $23.9 billion). The weighted average tenor of new term debt was 4.9 years (2014: 4.9 years).

Capital Management	2015	2014	Movt
Common Equity Tier 1

– APRA Basel 3	9.6%	8.8%	80 bps

– Internationally Comparable Basel 3	13.2%	12.5%	70 bps
Risk weighted assets ($b) (APRA Basel 3)	401.9	361.5	40.4

APRA, under the authority of the Banking Act 1959, sets minimum regulatory capital requirements for banks including what is acceptable as capital and provide methods of measuring the risks incurred by the Bank.

The Group’s Common Equity Tier 1 ratio increased 80 bps to 9.6% based upon the APRA Basel 3 standards, exceeding APRA’s minimum requirements, with cash earnings, and capital initiatives, outweighing dividends, incremental risk weighted assets and deductions.

Capital initiatives included $3.2 billion of capital raised via an institutional share placement and retail share purchase plan in response to higher capital requirements for Australian residential mortgages by APRA from 1 July 2016.

Pillar 3 information

ANZ provides information required by APS 330: Public Disclosure in the Regulatory Disclosures section of its website: shareholder.anz.com/pages/regulatory-disclosure.

This information includes disclosures detailed in the following sections of the Standard:

Attachment A: Capital disclosure template

Attachment B: Main features of capital instruments

Attachment E: Leverage ratio disclosure requirements

Attachment F: Liquidity Coverage Ratio disclosure template

RESULTS OF MAJOR SEGMENTS OF THE GROUP

The Group operates on a divisional structure with Australia, IIB, New Zealand, and Global Wealth being the major operating divisions. The IIB and Global Wealth divisions are coordinated globally. Global Technology Services and Operations (GTSO) and Group Centre provide support to the operating divisions, including technology, operations, shared services, property, risk management, financial management, strategy, marketing, human resources and corporate affairs. The Group Centre also includes Group Treasury and Shareholder Functions.

During 2015 the Merchant Services and Commercial Credit Cards businesses were transferred out of the Cards and Payments business unit in Australia Retail and split between Australia C&CB and IIB based on customer ownership.

There have been no other significant structure changes, however certain prior period comparatives have been restated to align with current period presentation as a result of changes to customer segmentation and the continued realignment of support functions.

DIRECTORS’ REPORT    23

DIRECTORS’ REPORT (continued)

Australia

Australia Division’s strategy is focused on growing customers, products per customer and cross-sell between Divisions through improving the customer proposition in all parts of our business.

In 2015, Australia Division delivered a 7% increase in cash profit and accounted for 45% of the ANZ Group Cash profit. The cost to income ratio has improved from 36.8% to 36.4% while investment has continued in key growth areas such as increasing distribution sales capacity and capability, expanding our presence in NSW and building out key customer and industry segments in our Corporate and Commercial business (C&CB).

We continue to deliver innovative and digital solutions to enhance the customer experience and allow customers to have more control over their banking needs. Digital sales have increased 30% in the year. Customer acquisition has increased by 3%, 59% of Retail customers hold multiple products with us and C&CB cross-sell has increased 5%. Margins have been well managed with lending margin pressure from competition being largely offset from deposit repricing.

In Retail, Home loan sales are up 24% nationally and on track to deliver 6 consecutive years of above system growth1. Home loan sales in NSW have grown 63% in the year. Cards momentum continues with acquisitions up 29% and market share is 20%1. Individual impairment loss rates are at their lowest level in 8 years, with increases in collective impairment charges predominantly from lending growth.

C&CB continues to grow its business, targeting key sectors and supporting customers across the region. Customer numbers grew 5%, lending growth increased by 6% with Small Business a highlight growing at 12%. Cost discipline and underlying asset quality remains sound.

Income statement	2015 $m	2014 $m	Movt
Net interest income	7,509	7,077	6%
Other operating income	1,169	1,116	5%
Operating income	8,678	8,193	6%

Operating expenses	(3,157)	(3,015)	5%
Profit before credit impairment and income tax	5,521	5,178	7%

Credit impairment charge	(853)	(818)	4%
Profit before income tax	4,668	4,360	7%

Income tax expense and non-controlling interests	(1,394)	(1,306)	7%
Cash profit	3,274	3,054	7%

Key performance metrics
Number of employees (FTE)	9,781	9,904	-1%

Net interest margin	2.50%	2.52%	-2 bps

Operating expenses to operating income	36.4%	36.8%	-40 bps

Net loans and advances ($b)	313.7	287.8	9%

Customer deposits ($b)	169.3	160.7	5%

Cash profit increased 7%, with 6% income growth, a 5% increase in expenses and a 4% increase in credit impairment charges.

Key factors affecting the result were:

}	Net interest income increased by $432 million or 6% primarily due to Home Loans and Small Business Banking lending growth of 10% and 12% respectively. Lending margin contraction from competition was partially offset by favourable deposit pricing.

}	Other operating income increased $53 million or 5% primarily due to increased net interchange fee revenue, and lending fee income driven by Small Business Banking lending growth.

}	Operating expenses increased $142 million or 5%. This was primarily due to investments supporting our sales force growth strategy (particularly in NSW and Digital), as well as wage inflation.

}	Credit impairment charges increased $35 million or 4%, with a lower individual impairment charge partially offsetting a higher collective charge. The lower individual charge reflected write-backs in Corporate Banking partially offset by higher charges in Personal Loans, Small Business Banking and Esanda. The collective charge increase is mainly due to lending growth in Cards and Small Business with methodology adjustments in Esanda and changes to hardship policy also contributing to the increase.

1	Source: APRA Monthly Banking Statistics 12 months to September 2015.

ANZ ANNUAL REPORT 2015

International and Institutional Banking

International and Institutional Banking (IIB) division provides markets, transaction banking and lending services to Institutional clients globally, leveraging its Australian market strength, and capability to reach across Asia. The Global Banking division serves customers with multi-product and multi-geographic requirements, while International Banking serves customers with less complex needs. IIB also provides banking and wealth management services to affluent and emerging affluent retail clients across Asia Pacific. In addition, IIB manages the Group’s investment in partnerships in Asia.

IIB’s four key strategic priorities are:

}	Connecting with more customers by providing seamless value: supporting customers’ trade and investment activities across the key Asia Pacific corridors through the provision of multi-product, integrated solutions.

}	Delivering leading products through insights: combining leading product excellence with industry and regional expertise to provide tailored, innovative solutions to customers.

}	Intensifying balance sheet discipline: accelerating performance by managing capital efficiently and prudently.

}	Scaling and optimising infrastructure: simplifying and focusing the business to effectively control costs.

IIB continues to focus on growing its mix of higher returning products; Markets and Cash Management. Loans remain an important product from which to build customer relationships.

Income statement	2015 $m	2014 $m	Movt
Net interest income	4,173	4,009	4%
Other operating income	3,246	3,096	5%
Operating income	7,419	7,105	4%

Operating expenses	(3,616)	(3,275)	10%
Profit before credit impairment and income tax	3,803	3,830	-1%

Credit impairment charge	(295)	(216)	37%
Profit before income tax	3,508	3,614	-3%

Income tax expense and non-controlling interests	(844)	(906)	-7%
Cash profit	2,664	2,708	-2%

Key performance metrics
Number of employees (FTE)	7,578	7,749	-2%

Net interest margin	1.34%	1.50%	-16 bps

Operating expenses to operating income	48.7%	46.1%	260 bps

Net loans and advances ($b)	154.7	142.0	9%

Customer deposits ($b)	202.5	183.1	11%

Cash profit decreased by 2% due to an increase in operating expenses and credit impairment charges, partially offset by an increase in operating income.

Key factors affecting the result were:

}	Net interest income increased 4%. The increase in net interest income was driven by Retail Asia Pacific, Global Markets and Global Transaction Banking, partially offset by decreases in Global Loans. Average deposits and other borrowings increased 12% and average gross loans increased 11%. Net interest margin declined 16 bps, mainly due to excess liquidity in Australia.

}	Other operating income increased by 5%, due to increased Global Transaction Banking fees reflecting deposit volume growth in all geographies along with income growth from Asia Partnerships, higher Investment and Insurance income in Retail Asia Pacific, higher Global Markets Sales income and increased fee income from Global Loans. These increases were offset by a decrease in Global Markets Balance Sheet Trading income which was negatively impacted by widening credit spreads towards the end of the year.

}	Operating expenses increased by 10%, with ongoing investment in key growth, infrastructure, and compliance-related projects.

}	Credit impairment charges increased 37%. Individual credit impairment charges were flat with higher provisions in Global Loans offset by lower provisions in Global Transaction Banking. Collective credit impairment charges increased due to non-recurring provision releases in Retail Asia Pacific and higher level of customer credit rating upgrades in Global Loans in the prior year.

DIRECTORS’ REPORT    25

DIRECTORS’ REPORT (continued)

New Zealand

New Zealand is a core market and ANZ is well positioned with its market leading network coverage and super regional connections. We maintained our momentum and continued to grow our market share in key products1 during 2015, including mortgage lending, business lending, credit cards and deposits. Our gross impaired assets ratio has reduced due to improved credit quality across the portfolio and our operating expenses to operating income ratio continued to trend downwards, due to revenue growth and continued benefits from our simplification strategy. Our vision is to help New Zealanders achieve more by offering unrivalled connections across the region and the best combination of convenience, service and price. We remain well placed to deliver this.

Retail2

We have grown customer numbers in 2015 and are now the biggest mortgage lender3 across all major cities and we are earning more revenue per FTE. We delivered new digital functionality for our customers, and our mobile banking application (goMoney™) was consistently rated either 98% or 99% for customer satisfaction4. Our focus on having the best people in the right locations is paying off, with growth in the key Auckland and Christchurch markets and the migrant and Small Business Banking customer segments.

Commercial

We have continued to see lending growth in our Commercial business. Portfolio quality and supporting existing customers has been the key focus in the Agri market. Our network of frontline specialists has played a leading role in delivering business and industry specific insights. Our focus on simplification continues and projects, including loan document simplification and process reengineering, have improved efficiency for staff and made banking easier for our customers.

Income statement	2015 $m	2014 $m	Movt
Net interest income	2,316	2,171	7%

Other operating income	368	349	5%
Operating income	2,684	2,520	7%

Operating expenses	(1,064)	(1,031)	3%
Profit before credit impairment and income tax	1,620	1,489	9%

Credit impairment (charge)/release	(55)	8	large
Profit before income tax	1,565	1,497	5%

Income tax expense and non-controlling interests	(438)	(419)	5%
Cash profit	1,127	1,078	5%

Key performance metrics

Number of employees (FTE)	5,068	5,059	0%

Net interest margin	2.48%	2.49%	-1 bp

Operating expenses to operating income	39.7%	40.9%	-120 bps

Net loans and advances ($b)	95.2	86.1	11%

Customer deposits ($b)	59.7	51.4	16%

Cash profit increased 5%, primarily driven by an improvement in net interest income due to lending growth and disciplined expense management, partially offset by high credit impairment charges.

Key factors affecting the result were:

}	Net interest income increased 7%, primarily due to above system growth in lending[1]. Average gross loans and advances grew 7%, with growth across both the housing and non-housing portfolios. Margins were broadly flat, despite competitive market conditions.

}	Other operating income increased 5% driven by increased sales of KiwiSaver and insurance products via the branch network.

}	Operating expenses increased 3% driven by inflationary impacts and investment activity partly offset by productivity measures.

}	Credit impairment charges increased $63 million from a net release of $8 million in 2014 to a charge of $55 million in 2015. The individual credit impairment charge decreased 14% reflecting lower levels of new and top-up provisions, partially offset by lower write-backs in Commercial. The collective provision charge was $72 million higher due to portfolio growth, a lower release of economic overlay provisions and reduced rate of improvement in credit quality compared to 2014.

1	Source: RBNZ August 2015.
2	Retail now includes Small Business Banking which was previously included in Commercial.
3	Source: Core Logic (mortgage registrations) September 2015.
4	Source: Camorra (rolling 6 month average) Retail Market Monitor.

ANZ ANNUAL REPORT 2015

Global Wealth

Global Wealth provides a range of innovative solutions to customers across the Asia Pacific region to make it easier for them to connect with, protect and grow their wealth. Global Wealth serves over 2.4 million customers and manages $65 billion in investment and retirement savings. Customers can access ANZ’s wealth solutions through teams of qualified financial planners and advisers, innovative digital platforms, ANZ Private Bankers, ANZ branches and direct channels.

Global Wealth continues to deliver innovative solutions that are aligned to ANZ’s strategy to improve customer experience. We developed Grow™ – a series of innovations across the physical, digital and advice space to help our customers better connect with, protect and grow their financial well-being. These include ANZ Smart Choice Super, a simple and direct retirement savings solution; the ANZ Grow Centre, a destination that blends digital tools with physical wealth specialists, where customers can get help with everything from their digital device to financial advice; and Grow by ANZ™, our award winning digital app that brings banking, share investments, superannuation and insurance, together in one place.

Funds Management

The Funds Management business helps customers grow their wealth through investment (including direct shares via E*TRADE), superannuation and pension solutions. Global Wealth has embraced the changing regulatory environment to reshape the business, simplifying operational processes and delivering innovative solutions like ANZ Smart Choice Super and ANZ KiwiSaver.

Insurance

The Insurance business provides protection for all life stages through a comprehensive range of life and general insurance products distributed through intermediated and direct channels. Global Wealth’s focus on retail risk resulted in a 9% growth in individual in-force premiums, while continued investment in retention initiatives in Australia reduced retail lapse rates by 20 bps.

Private Wealth

Operating in six geographies across the region we continue to strengthen our Private Wealth offerings by building core investment advice capabilities and developing a suite of global investment solutions.

Income statement	2015 $m	2014 $m	Movt
Net funds management and insurance income	1,361	1,249	9%

Other operating income including net interest income	369	496	-26%

Operating expenses including credit provision	(975)	(1,002)	-3%
Profit before income tax	755	743	2%

Income tax expense and non-controlling interests	(154)	(201)	-23%
Cash profit	601	542	11%

Consisting of:

– Funds Management	157	120	31%

– Insurance	296	224	32%

– Private Wealth[1]	93	181	-49%

– Corporate and Other	55	17	large
Total Global Wealth	601	542	11%

Key performance metrics
Number of employees (FTE)	2,489	2,290	9%

Operating expenses to operating income	56.4%	57.5%	-110 bps

Funds under management ($m)	65,392	61,411	6%

In-force premiums ($m)	2,217	2,038	9%

Retail insurance lapse rates

– Australia	13.3%	13.5%	-20 bps

– New Zealand	15.8%	16.1%	-30 bps

1	In 2014 Private Wealth included a $125 million gain on the sale of ANZ trustees.

DIRECTORS’ REPORT    27

DIRECTORS’ REPORT (continued)

Cash profit increased by 11%. Excluding a $56 million one-off tax consolidation benefit in September 2015 and the $64 million net impact of the ANZ Trustees sale and subsequent investment in productivity initiatives in September 2014, cash profit increased by 14%.

Key factors affecting the result were:

}	Funds Management operating income increased by 6%. This was driven by 10% growth in average FUM (excluding Private Wealth FUM) as a result of solid volume growth in the ANZ Smart Choice Super and ANZ KiwiSaver products.

}	Insurance operating income increased by 18%. September 2014 full year results included a one-off $47 million experience loss due to the exit of a Group Life Insurance plan. Excluding this, operating income grew by 9% reflecting solid in-force premium growth and lower lapse rates. This performance contributed to an 18% uplift in the Embedded Value (gross of transfers).

}	Excluding the gain on sale from ANZ Trustees and related income in September 2014, Private Wealth operating income increased by 12%. This was driven by improved volumes with strong growth in customer deposits and investment FUM, up by 33% and 22%, respectively.

}	Operating expenses decreased by 3%. Excluding the net impact of ANZ Trustees related expenses and the write-down of intangibles in September 2014, expenses increased by 2%. This was driven by higher regulatory and compliance expenses.

Global Technology, Services and Operations (GTSO) and Group Centre

GTSO and Group Centre provide support to the operating divisions, including technology, operations, shared services, property, risk management, financial management, strategy, marketing, human resources and corporate affairs. The Group centre also includes Group Treasury and Shareholder Functions.

Income statement	2015 $m	2014 $m	Movt
Operating income	7	15	-53%

Operating expenses	(547)	(435)	26%
Profit/(Loss) before credit impairment and income tax	(540)	(420)	29%

Credit impairment (charge)/release	(2)	35	large
Profit/(Loss) before income tax	(542)	(385)	41%

Income tax expense and non-controlling interests	92	120	-23%
Cash profit/(loss)	(450)	(265)	70%

Key performance metrics
Number of employees (FTE)	25,236	25,326	0%

Key factors affecting the results were:

}	Operating income decreased $8 million primarily due to increased realised revenue hedge losses partly offset by higher income generated from increased capital held in Group Centre.

}	Operating expenses increased $112 million due to increased investment in enterprise projects, higher depreciation and amortisation and investment in the Global Compliance function.

}	Credit impairment charges decreased $37 million primarily due to the release of an economic cycle provision held in Group Centre in 2014.

}	The decrease in FTE is primarily due to productivity initiatives in GTSO partly offset by the build out of the Global Compliance function.

ANZ ANNUAL REPORT 2015

Risks

The success of the Group’s strategy is underpinned by sound management of its risks. As the Group progresses on its strategic path of becoming the best connected and most respected bank across the region, the risks faced by the Group will evolve in line with the strategic direction. The success of the Group’s strategy is dependent on its ability to manage the broad range of interrelated risks it is exposed to across our expanding geographic footprint.

Risk Appetite

ANZ’s risk appetite is set by the Board and integrated within ANZ’s strategic objectives. The risk appetite framework underpins fundamental principles of strong capitalisation, robust balance sheet and sound earnings, which protects ANZ’s franchise and supports the development of an enterprise-wide risk culture. The framework provides an enforceable risk statement on the amount of risk ANZ is willing to accept and it supports strategic and core business activities and customer relationships ensuring that:

}	only permitted activities are engaged in;

}	the scale of permitted activities, and subsequent risk profile, does not lead to potential losses or earnings volatility that exceeds ANZ approved risk appetite;

}	risk is expressed quantitatively via limits and tolerances;

}	management focus is brought to bear on key and emerging risk issues and mitigating actions; and

}	risk is linked to the business by informing, guiding and empowering the business in executing strategy.

ANZ’s risk management is viewed as a core competency and to ensure that risks are identified, assessed and managed in an accurate and timely manner, ANZ has:

}	An independent risk management function, with both central and enterprise-wide functions (which typically cover such activities as risk measurement, reporting and portfolio management), together with embedded risk managers within the businesses.

}	Developed frameworks to provide structured and disciplined processes for managing key risks. These frameworks include articulation of the appetite for these risks, portfolio direction, policies, structures, limits and discretions.

Material Risks

All the Group’s activities involve, to varying degrees, the analysis, evaluation, acceptance and management of risks or combinations of risks. The material risks facing the Group and its approach to management of those risks are described below:

Capital Adequacy Risk – is the risk of loss arising from ANZ failing to maintain the level of capital required by prudential regulators and other key stakeholders (shareholders, debt investors, depositors, rating agencies etc.) to support ANZ’s consolidated operations and risk appetite. Losses include those arising from diminished reputation, a reduction in investor/counter-party confidence, regulatory non-compliance (e.g. fines and banking license restrictions) and an inability for ANZ to continue to do business. ANZ pursues an active approach to capital management, which is designed to protect the interests of depositors, creditors and shareholders.

Credit Risk – is the risk of financial loss resulting from a counterparty failing to fulfil its obligations, or from a decrease in credit quality of a counterparty resulting in a loss in value. ANZ has a comprehensive framework to manage credit risk. The framework is top down, being defined by credit principles and policies. The effectiveness of the credit risk management framework is assessed through various compliance and monitoring processes. These, together with portfolio selection, define and guide the credit process, organisation and staff.

ANZ’s customers could also be impacted by climate change and changes to laws or regulations, or other policies adopted by governments or regulatory authorities, including carbon pricing and climate change adaptation or mitigation policies. We factor these risks into our customer evaluations and due diligence processes. ANZ is strengthening due diligence processes for the financing of any new or existing coal mines, the transport of coal, and financing of coal fired power generation. This includes examining customer strategy at the corporate level to lower carbon emissions and support the internationally agreed goal of limiting the increase in global average temperatures to less than 2°C above pre-industrial levels.

Market Risk – Market Risk stems from ANZ’s trading and balance sheet activities and is the risk to ANZ’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, volatility, correlations or from fluctuations in bond, commodity or equity prices.

The key market risk factors include

}	Interest rate risk: the potential loss arising from the change in the value of a financial instrument due to changes in market interest rates or their implied volatilities.

}	Currency rate risk: the potential loss arising from the decline in the value of a financial instrument due to changes in foreign exchange rates or their implied volatilities.

}	Credit spread risk: the potential loss arising from a change in value of an instrument due to a movement of its margin or spread relative to a benchmark.

}	Commodity risk: the potential loss arising from the decline in the value of a financial instrument due to changes in commodity prices, or their implied volatilities.

}	Equity risk: the potential loss arising from a decline in value of financial instruments due to changes in equity prices or indices or their implied volatilities.

These risks are managed through a detailed market risk limit framework and adherence to the Group’s market risk appetite which is cascaded to portfolio and/or country levels limits. Compliance with market risk appetite and limits is monitored on a daily basis.

Liquidity and Funding Risk – is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. The Global financial crisis highlighted the importance of differentiating between stressed and normal market conditions in a name-specific crisis and the different behaviour that offshore and domestic wholesale funding markets can exhibit during market stress events. ANZ’s short term liquidity risk appetite is defined by the ability to meet a range of regulatory and internal liquidity metrics mandated by the Board. The metrics cover a range of scenarios of varying duration and level of severity which ANZ uses to manage this risk.

DIRECTORS’ REPORT    29

DIRECTORS’ REPORT (continued)

Operational Risk – is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. This definition includes legal risk and the risk of reputation loss, or damage arising from inadequate or failed internal processes, people and systems but excludes strategic risk. The objective of operational risk management is to ensure that risks are identified, assessed, measured, evaluated, treated, monitored and reported in a structured environment with appropriate governance oversight, ANZ does not expect to eliminate all operational risks, but to ensure that the residual risk exposure is managed as low as reasonably practical based on a sound risk/reward analysis in the context of an international financial institution.

Compliance Risk – is the probability and impact of an event that results in a failure to act in accordance with laws, regulations, industry standards and codes, internal policies and procedures and principles of good governance that apply to ANZ’s businesses. ANZ’s Compliance Framework is aligned to key industry and global standards and benchmarks. It utilises the concept of a ‘risk-based’ approach to compliance management, enabling the Compliance function to support divisions and businesses in taking a standardised approach to compliance management tasks. This allows ANZ to be globally consistent in proactively identifying, assessing, managing, reporting and escalating compliance-related risk exposures while respecting the specific obligations of each jurisdiction in which we operate.

Reputation Risk – is the risk of loss caused by adverse perceptions of ANZ held by the public, shareholders, investors, regulators, or rating agencies that directly or indirectly impact earnings, capital adequacy or value. Reputation Risk arises as a result of poor control processes in respect of matters such as relationships / associations, client on-boarding, new product development / new strategies or as a result of unexpected risks crystallising (e.g. credit, market or operational risk). The social and/or environmental impacts of our lending decisions may also lead to reputation risk. ANZ manages reputation risk through a robust governance process and controls. The Management Board is the most senior management committee responsible for consideration of potential reputation damage and measures to protect ANZ’s reputation, with some matters delegated to the Reputation Risk Committee.

Insurance Risk – is the risk of unexpected losses resulting from worse than expected claims experience (variation in timing and amount of insurance claims due to incidence or non-incidence of death, sickness, disability or general insurance claims) and includes inadequate or inappropriate underwriting, claims management, reserving, insurance concentrations, reinsurance management, product design and pricing which will expose an insurer to financial loss and the consequent inability to meet its liabilities. In the life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) and longevity risks. Insurance risk is managed primarily by: product design to price all applicable risks into contracts; reinsurance to reduce liability for large individual risks; underwriting to price/reserve for the level of risk associated with an individual contract; claims management to admit and pay only genuine claims; insurance experience reviews to update assumptions and portfolio management to maintain a diversity of individual risks.

Reinsurance Risk – Reinsurance is an agreement in which one insurer (‘the reinsurer’) indemnifies another insurer for all or part of the risk of a policy originally issued and assumed by that other insurer. Reinsurance is a risk transfer tool between the insurer and reinsurer. The main risk that arises with reinsurance is counterparty credit risk. This is the risk that a reinsurer fails to meet their contractual obligations, i.e. to pay reinsurance claims when due. This risk is measured by assigning a counterparty credit rating or probability of default. Reinsurance counterparty credit risk is mitigated by restricting counterparty exposures on the basis of financial strength and concentration.

Strategic Risk – Strategic Risks are risks that affect or are created by an organisation’s business strategy and strategic objectives. Where the strategy leads to an increase in other Key Material Risks (e.g. Credit Risk, Market Risk, Operational Risk) the risk management strategies associated with these risks form the primary controls. Management Board members will identify and assess potential strategic risks in the course of making decisions about the future of ANZ. This will include analysis of potential merger & acquisition activity, exit strategies and the nature of resourcing. In assessing strategic risks, Management Board will consider impacts such as pricing and products, the systems and processes needed to deliver on the proposed strategy, and capital implications. In monitoring the potential for strategic risk to materialise, ANZ must maintain a deep understanding of the key markets and jurisdictions in which we operate. This includes analysis of the economy and outlook, globally and locally; the actions of competitors; and being agile in our response to new and emerging technology.

A listing of the principal risks and uncertainties facing the Group are set out in the Supplementary information on pages 175 to 183.

Further information on ANZ’s sustainability risks and how they are managed is available in the 2015 Corporate Sustainability Review, to be published on anz.com in December 2015.

ANZ ANNUAL REPORT 2015

DIRECTORS’ REPORT (continued)

REMUNERATION REPORT

Contents

1	Basis of Preparation		33

2	Key Management Personnel (KMP)		33

3	Role of the Board in Remuneration		34

4	HR Committee Activities		34

5	Remuneration Strategy and Objectives		35

6	The Composition of Remuneration at ANZ		36
	6.1	Fixed Remuneration	37
	6.2	Variable Remuneration	37
		6.2.1 Annual Variable Remuneration (AVR)	38
		6.2.2 Long Term Variable Remuneration (LTVR)	39
	6.3	Other Remuneration Elements	40

7	Linking Remuneration to Balanced Scorecard Performance		42
	7.1	ANZ Performance	42
	7.2	AVR – Performance and Outcomes	43
	7.3	LTVR – Performance and Outcomes	44

8	2015 Remuneration		45
	8.1	Non-Executive Directors (NEDs)	45
	8.2	Chief Executive Officer (CEO)	47
	8.3	Incoming Chief Executive Officer (CEO)	47
	8.4	Disclosed Executives	47
	8.5	Remuneration Tables –
		CEO and Disclosed Executives	48
		Non Statutory Remuneration Disclosure Table	48
		Statutory Remuneration Disclosure Table	50

9	Equity		52
	9.1	CEO and Disclosed Executives Equity	52
	9.2	NED, CEO and Disclosed Executives Equity Holdings	54
	9.3	Equity Valuations	56

10	NEDs, CEO and Disclosed Executives Transactions		57
	10.1	Loan Transactions	57
	10.2	Other Transactions	57

DIRECTORS’ REPORT    31

DIRECTORS’ REPORT (continued)

Introduction from the Chair of the Human Resources Committee

Dear Shareholder,

I am pleased to present our Remuneration Report for the year ending 30 September 2015.

Our remuneration framework is designed to create value for all stakeholders, to differentiate rewards based on performance and in line with our risk management framework, and to provide competitive rewards that attract, motivate and retain talented people.

In 2015 ANZ delivered solid results in a challenging environment and the ANZ Board has assessed the 2015 performance for each category within the balanced scorecard of measures against annual objectives and progress towards broader long term strategic goals.

The results achieved have been reflected in the variable remuneration outcomes received by the Chief Executive Officer (CEO) and Disclosed Executives.

The Long Term Variable Remuneration (LTVR)1 awarded in 2011 was tested in late 2014. Although ANZ achieved Total Shareholder Return (TSR) of 89.65% and 87.83% over the three year performance periods for the Disclosed Executives and CEO awards respectively, ANZ’s TSR did not reach the median of the comparator group. Accordingly, the performance rights did not vest and the CEO and Disclosed Executives received no value from these awards. These awards have now lapsed.

The Human Resources (HR) Committee continues to have a strong focus on the relationship between business performance, risk management and remuneration, and regularly reviews the executive remuneration structure to ensure it remains appropriate.

During 2015 the HR Committee conducted a comprehensive review of ANZ’s variable remuneration framework, which resulted in the following changes to LTVR for the CEO and Disclosed Executives, effective for LTVR grants made from 1 October 2015:

}	To enhance the relevance of the select financial services comparator group, it has been modified to comprise core local and global competitors. Based on their strategic focus, two regional banks are being incorporated into the comparator group along with two international banks who have similar operations to ANZ. ASX Limited and insurance companies will be removed from the comparator group as their operations are largely different to that of ANZ’s and they are not direct competitors.

}	To strengthen the focus of executives on growing positive returns to shareholders, Absolute Compound Annual Growth Rate (CAGR) TSR is being introduced as a third performance hurdle (in addition to relative TSR). One third of the LTVR will now be contingent on ANZ achieving or exceeding a threshold level of growth (as determined by the Board). The remaining two thirds will be split between the existing relative TSR measures. This combination provides balance to the plan, rewarding executives for performance that exceeds that of peer companies, while still ensuring there is a continued focus on providing positive growth (even when the market is declining). Absolute CAGR TSR provides executives with a more direct line of sight to the performance required to achieve shareholder value creation and provides a tighter correlation between the executives’ rewards and the shareholders’ financial outcomes.

}	To increase transparency and reduce volatility in the number of instruments allocated each year a face value allocation methodology is being used to determine the number of LTVR performance rights allocated to the incoming CEO and Disclosed Executives. This replaces the fair value methodology. To ensure that a similar number of instruments are granted, a one-off conversion is being undertaken. The number of instruments allocated to the incoming CEO and Disclosed Executives will be calculated based on the five trading day Volume Weighted Average Price (VWAP) of the Company’s shares traded on the ASX in the week up to and including the start of the performance period (18 November 2015).

On 1 October 2015 the Board announced that Mr Shayne Elliott will become CEO and join the Board on 1 January 2016 succeeding Mr Michael Smith. Mr Elliott’s at target remuneration will be $6.3 million (which is 39% less than Mr Smith’s at target remuneration of $10.2 million) and will comprise of three components:

}	Fixed remuneration of $2.1 million.

}	Annual Variable Remuneration (AVR)[2] target of $2.1 million (100% of fixed remuneration). This will be prorated for the period from the commencement date (1 January 2016) to 30 September 2016. Mr Elliott’s AVR target for his current role as Chief Financial Officer (CFO) will apply from 1 October 2015 to 31 December 2015.

}	Long Term Variable Remuneration target of $2.1 million. The initial award has a current face value of $2.1 million at 50% vesting and $4.2 million at 100% vesting. Subject to shareholder approval at the 2015 Annual General Meeting this award will be delivered as three equal tranches of performance rights allocated on a face value basis, not at fair value as used previously. Each tranche will be measured over a three year performance period against the performance hurdle relevant to each tranche, as specified by the Board.

Termination arrangements for Mr Smith are in line with his contract (as previously disclosed to shareholders).

Further detail is provided within the Remuneration Report which we hope you will find informative.

Graeme R Liebelt

Chair – Human Resources Committee

1	LTVR – Also referred to as Long Term Incentive (LTI).
2	AVR – Also referred to as Short Term Incentive (STI).

ANZ ANNUAL REPORT 2015

1. Basis of Preparation

The Remuneration Report is designed to provide shareholders with an understanding of ANZ’s remuneration policies and the link between our remuneration approach and ANZ’s performance, in particular regarding Key Management Personnel (KMP) as defined under the Corporations Act 2001. Individual outcomes are provided for ANZ’s Non-Executive Directors (NEDs), the CEO and Disclosed Executives (current and former).

The Disclosed Executives are defined as those direct reports to the CEO with responsibility for the strategic direction and management of a major revenue generating Division or who control material revenue and expenses that fall within the definition of KMP.

The Remuneration Report for the Company and the Group for 2015 has been prepared in accordance with section 300A of the Corporations Act 2001. Information in Table 5: Non Statutory Remuneration Disclosure has been prepared in accordance with the presentation basis set out in Section 8.5. The information provided in this Remuneration Report has been audited as required by section 308(3C) of the Corporations Act 2001, unless indicated otherwise, and forms part of the Directors’ Report.

2. Key Management Personnel (KMP)

The KMP disclosed in this year’s report are detailed in Table 1.

TABLE 1: KEY MANAGEMENT PERSONNEL

Name	Position	Term as KMP in 2015
Non-Executive Directors (NEDs)

D Gonski	Chairman – Appointed Chairman 1 May 2014 (Appointed Director 27 February 2014)	Full Year

I Atlas	Director – Appointed 24 September 2014	Full Year

P Dwyer	Director – Appointed April 2012	Full Year

H Lee	Director – Appointed February 2009	Full Year

G Liebelt	Director – Appointed July 2013	Full Year

I Macfarlane	Director – Appointed February 2007	Full Year

J T Macfarlane	Director – Appointed 22 May 2014	Full Year

Non-Executive Directors (NEDs) – Former

J Morschel	Chairman – Appointed Chairman March 2010 (Appointed Director October 2004), retired 30 April 2014	--

G Clark	Director – Appointed February 2004, retired 18 December 2013	--

P Hay	Director – Appointed November 2008, retired 30 April 2014	--

D Meiklejohn	Director – Appointed October 2004, retired 18 December 2013	--

A Watkins	Director – Appointed November 2008, retired 30 April 2014	--
Chief Executive Officer (CEO)

M Smith	Chief Executive Officer and Executive Director – Concluding in role 31 December 2015	Full Year

Disclosed Executives – Current

A Currie	Chief Operating Officer	Full Year

S Elliott	Chief Financial Officer (Chief Executive Officer and Executive Director from 1 January 2016)	Full Year

A Géczy	Chief Executive Officer, International & Institutional Banking	Full Year

D Hisco	Chief Executive Officer, New Zealand	Full Year

G Hodges	Deputy Chief Executive Officer	Full Year

J Phillips	Chief Executive Officer, Global Wealth and Group Managing Director, Marketing, Innovation and Digital	Full Year

M Whelan	Chief Executive Officer, Australia – Appointed 3 April 2015	Part Year

N Williams	Chief Risk Officer	Full Year

Disclosed Executives – Former

P Chronican	Former Chief Executive Officer, Australia – Concluded in role 2 April 2015, ceasing employment 31 December 2015	Full Year

DIRECTORS’ REPORT    33

DIRECTORS’ REPORT (continued)

3. Role of the Board in Remuneration

The HR Committee is a Committee of the Board. The HR Committee is responsible for:

}	reviewing and making recommendations to the Board in relation to remuneration governance, director and senior executive remuneration and senior executive succession;

}	specifically making recommendations to the Board on remuneration and succession matters related to the CEO, and individual remuneration arrangements for other key executives covered by the Group’s Remuneration Policy;

}	the design of significant variable remuneration (such as the ANZ Employee Reward Scheme (ANZERS) and the Institutional Total Incentives Performance Plan (TIPP)); and

}	remuneration structures for senior executives and others specifically covered by the Remuneration Policy.

More details about the role of the HR Committee can be found on the ANZ website.1

The link between remuneration and risk is considered a key requirement by the Board. Committee membership is structured to ensure overlap of representation across the HR Committee and Risk Committee, with three NEDs currently on both committees. The HR Committee has free and unfettered access to risk and financial control personnel, and can also engage independent external advisors as needed.

Throughout the year the HR Committee and management received information from external providers including Aon Hewitt, Ashurst, Ernst and Young, Hay Group, Herbert Smith Freehills, McLagan, Mercer Consulting (Australia) Pty Ltd and PricewaterhouseCoopers. This information related to market data and market practice information, legislative requirements and interpretation of governance and regulatory requirements.

The HR Committee did not receive any recommendations from remuneration consultants during the year in relation to the remuneration arrangements of KMP. ANZ employs in-house remuneration professionals who provide recommendations to the HR Committee/Board, taking into consideration market information provided by external providers. The Board’s decisions were made independently using the information provided and having careful regard to ANZ’s strategic objectives, risk appetite and Remuneration Policy and principles.

4. HR Committee Activities

During 2015, the HR Committee met on six occasions, with remuneration matters an agenda item on each occasion. The HR Committee has a strong focus on the relationship between business performance, risk management and remuneration, with the following activities occurring during the year:

}	annual review of the effectiveness of the Remuneration Policy;

}	review of key senior executive appointments and terminations;

}	involvement of the Risk function in remuneration regulatory and compliance related activities;

}	monitoring of regulatory and compliance matters relating to remuneration governance;

}	review of variable remuneration arrangements including changes to LTVR;

}	review of reward outcomes for key senior executives;

}	review of ANZ’s risk culture and employee engagement;

}	review of health and safety;

}	review of diversity and inclusion; and

}	review of succession plans for key senior executives.

1	Go to anz.com > about us > our company > corporate governance > HR Committee Charter.

ANZ ANNUAL REPORT 2015

5. Remuneration Strategy and Objectives

ANZ’s remuneration strategy, the Group’s Remuneration Policy and reward frameworks all reflect the importance of sound risk management. The following principles underpin ANZ’s Remuneration Policy, which is approved by the Board and applied globally across ANZ:

}	creating and enhancing value for all ANZ stakeholders;

}	emphasising the ‘at risk’ components of total rewards to increase alignment with shareholders and encourage behaviour that supports the long term financial soundness and the risk management framework of ANZ, and the delivery of superior long term total shareholder returns;

}	differentiating rewards in line with ANZ’s culture of rewarding for outperformance and demonstration of behaviours aligned with ANZ’s values (Integrity, Collaboration, Accountability, Respect and Excellence); and

}	providing a competitive reward proposition to attract, motivate and retain the highest quality individuals in order to deliver ANZ’s business and growth strategies.

Appropriate risk management is fundamental to the way ANZ operates and is therefore a key element of the way performance is measured and assessed at a Group, Division and individual level. Variable remuneration outcomes reflect performance against a balanced scorecard of financial and non-financial (including risk) measures.

The core elements of ANZ’s remuneration strategy for the CEO and Disclosed Executives are set out below:

FIGURE 1: REMUNERATION OBJECTIVES

1	Considered the most relevant comparator as this is the main pool for sourcing talent and where key talent may be lost.

DIRECTORS’ REPORT    35

DIRECTORS’ REPORT (continued)

6. The Composition of Remuneration at ANZ

The Board aims to find a balance between:

}	fixed and at-risk remuneration;

}	annual and long term variable remuneration; and

}	cash and deferred equity.

Figure 2 provides an overview of the target remuneration mix for the CEO and Disclosed Executives.

FIGURE 2: TARGET REMUNERATION MIX

The remuneration mix in Figure 2 is based on LTVR face value at 50% vesting assuming an ‘on target’ award (was based on fair value in previous reports).

The CEO’s target remuneration mix is equally weighted between fixed remuneration, AVR and LTVR, with approximately half of total target remuneration payable in cash in the current year and half allocated as equity and deferred over one, two or three years.

The target remuneration mix for Disclosed Executives is weighted between fixed remuneration (37%), AVR (44%) and LTVR (19%), with approximately 60% of total target remuneration payable in cash in the current year and 40% allocated as equity and deferred over one, two or three years.

The deferred remuneration for the CEO and Disclosed Executives remains at risk (Board has discretion to reduce downward to zero) until vesting date.

The Board has adopted this mix as an effective reward mechanism to drive strong performance and value for the shareholder in both the short and longer term.

The CEO and Disclosed Executives may be awarded amounts above or below the target for both AVR and LTVR.

ANZ’s AVR and LTVR deferral arrangements are designed to ensure that the CEO and Disclosed Executives are acting in the best long term interests of ANZ and its shareholders. Deferring part of their AVR over one and two years, and all of their LTVR over three years every year results in a substantial amount of their variable remuneration being directly linked to long term shareholder value. For example as at 30 September 2015 Mr Smith held 91,855 unvested AVR deferred shares and 759,168 unvested LTVR performance rights, the combined value1 of which was around six times his fixed remuneration. Similarly as at 30 September 2015 Disclosed Executives held unvested equity, the value1 of which was around four times their average fixed remuneration.

1	Value is based on the number of unvested deferred shares and unvested rights held at 30 September 2015 multiplied by the ANZ closing share price as at 30 September 2015.

ANZ ANNUAL REPORT 2015

The following diagram demonstrates the time horizon associated with AVR and LTVR awards.

FIGURE 3: AVR AND LTVR TIME HORIZON RELATING TO 2015

*	2014 deferred AVR and deferred LTVR granted in November/December 2014
#	CRO allocated deferred shared rights

The reward structure for the CEO and Disclosed Executives is detailed below. The only exception is the Chief Risk Officer (CRO) whose remuneration arrangements have been structured differently to preserve the independence of this role and to minimise any conflicts of interest in carrying out the risk control function across the organisation. The CRO’s role has more limited AVR leverage for individual performance and none (either positive or negative) for Group performance. LTVR is delivered as unhurdled deferred share rights, with a three year time based hurdle, and is therefore not subject to meeting TSR performance hurdles.

6.1 FIXED REMUNERATION

The fixed remuneration amount is expressed as a total dollar amount which can be taken as cash salary, superannuation contributions and other nominated benefits.

6.2 VARIABLE REMUNERATION

Variable remuneration forms a significant part of the CEO’s and Disclosed Executives’ potential remuneration, providing at risk components that are designed to drive performance in the short, medium and long term. The term variable remuneration within ANZ covers both the annual variable remuneration and long term variable remuneration arrangements.

Downward adjustment

The Board has on-going and absolute discretion to:

}	adjust deferred variable remuneration downwards, or to zero at any time, including after the grant of such remuneration, where the Board considers such an adjustment is necessary to protect the financial soundness of ANZ or to meet unexpected or unknown regulatory requirements, or if the Board subsequently considers that having regard to information which has come to light after the grant of deferred equity/cash, the deferred equity/cash was not justified;

}	withhold vesting until the Board has considered any information that may impact the vesting.

Prior to any scheduled release of deferred equity/deferred cash, the Board considers whether any downward adjustment should be made. No downward adjustment was applied to the remuneration of the CEO and Disclosed Executives during 2015.

DIRECTORS’ REPORT    37

DIRECTORS’ REPORT (continued)

6.2.1 Annual Variable Remuneration (AVR)

AVR provides an annual opportunity for a variable remuneration award. It is assessed against Group, Divisional and individual objectives based on a balanced scorecard of measures and positive demonstration of values led behaviours. Many of the measures relate to contribution towards medium to longer term performance outcomes aligned to ANZ’s strategic objectives as well as annual goals.

AVR ARRANGEMENTS

ANZ’s Employee Reward Scheme (ANZERS) structure and pool is reviewed by the HR Committee and approved by the Board. The size of the overall pool is based on an assessment of the balanced scorecard of measures of the Group.
Performance targets	In order to focus on achieving individual, Divisional and Group performance objectives a mix of quantitative and qualitative short, medium and long term measures are assessed.

Targets are set considering prior year performance, industry standards and ANZ’s strategic objectives. Many of the measures also focus on targets which are set for the current year in the context of progress towards longer term goals. The specific targets and features relating to all these measures have not been provided in detail due to their commercial sensitivity.

For the CEO and Disclosed Executives, the weighting of measures in each individual’s balanced scorecard will vary to reflect the responsibilities of their role. For example the CEOs of the Australia, New Zealand, Global Wealth and International and Institutional Banking divisions and also the CFO have a heavier weighting on financial measures (typically 40%) compared to other Disclosed Executives.

The validation of performance and achievements against these objectives at the end of the year, for:

} the CEO involves input from the CRO, CFO and Group General Manager Global Internal Audit on risk management, financial performance and internal audit matters respectively, followed by review and endorsement by the HR Committee, with final outcomes approved by the Board; and

} Disclosed Executives involves a review by the CEO, input on each individual’s risk management from the CRO, input on each area’s internal controls from the Group General Manager Global Internal Audit and input on the financial performance of all key Divisions from the CFO. Preliminary and final review is completed by the HR Committee and final outcomes are approved by the Board.

The Board reviews performance outcomes against target for each metric, combined with a judgmental assessment of the prioritisation and impact of each outcome relative to overall business performance for both the short and longer term.

Rewarding performance	The 2015 target AVR award level for the CEO represents one third of target remuneration and for Disclosed Executives 44% of their target remuneration. The maximum AVR opportunity for the CEO and Disclosed Executives is up to 200%. Where a weak performance is assessed for the CEO or Disclosed Executives AVR opportunity is adjusted down accordingly (and potentially to a nil payment).
Mandatory deferral	Mandatory deferral of a portion of the AVR places an increased emphasis on having a variable structure that is flexible, continues to be performance linked, has significant retention elements and aligns the interests of the CEO and Disclosed Executives to shareholders to deliver against strategic objectives.

The mandatory deferral threshold for AVR payments is currently $100,000 (subject to a minimum deferral amount of $25,000) with:

} the first $100,000 of amount paid in cash;

} 50% of amount above $100,000 paid in cash;

} 25% of amount above $100,000 deferred in ANZ equity for one year; and

} 25% of amount above $100,000 deferred in ANZ equity for two years.

The deferred component of AVR paid in relation to the 2015 year is delivered as ANZ deferred shares or deferred share rights. At the end of the deferral period, each deferred share right entitles the holder to one ordinary share. Deferred shares are ordinary shares.

ANZ ANNUAL REPORT 2015

6.2.2 Long Term Variable Remuneration (LTVR)

LTVR provides an annual opportunity for an equity award deferred for three years that aligns a significant portion of overall remuneration to shareholder value over the longer term.

The HR Committee determines appropriate LTVR awards for the financial year by referencing performance achieved in that year. A grant is then made after the end of the financial year.

LTVR ARRANGEMENTS (granted prior to 1 October 20151) – EXCLUDING THE CRO

Type of equity awarded

LTVR was delivered to the CEO and Disclosed Executives as performance rights. A performance right is a right to acquire a share at nil cost, subject to meeting time and performance hurdles. Upon exercise, each performance right entitles the CEO and Disclosed Executives to one ordinary share.

Time restrictions

Performance rights awarded to the CEO and Disclosed Executives will be tested against the relevant performance hurdle at the end of the three year performance period. A three year performance period provides a reasonable period to align reward with shareholder return and also acts as a vehicle to retain the CEO and Disclosed Executives. If the performance rights do not achieve the required performance hurdle they are forfeited at that time.

Performance hurdle

The performance rights have been designed to reward the CEO and Disclosed Executives if the Group’s TSR is at or above the median TSR of the relevant comparator group over a three year period. TSR represents the change in the value of a share plus the value of reinvested dividends paid. TSR was chosen as the most appropriate comparative measure as it focuses on the delivery of shareholder value and is a well understood and tested mechanism to measure performance.

The performance rights granted to the Disclosed Executives and CEO in November/December 2014 were split into two equal tranches with vesting dependent upon the Company’s relative TSR performance against two different comparator groups (as detailed below).

Note that grants prior to 1 October 2013 are subject to one performance hurdle only (TSR against the select financial services comparator group).

Vesting schedule

The proportion of performance rights that become exercisable in each tranche will depend upon the TSR achieved by ANZ relative to the companies in the relevant comparator group at the end of the three year performance period. An averaging calculation is used for TSR over a 90 day period for start and end values in order to reduce the impact of share price volatility. To ensure an independent TSR measurement, ANZ engages the services of an external organisation (Mercer Consulting (Australia) Pty Ltd) to calculate ANZ’s performance against the TSR hurdles. The level of performance required for each level of vesting, and the percentage of vesting associated with each level of performance, are set out below. The performance rights lapse if the performance condition is not met. There is no re-testing.

If the TSR of the Company compared to the
	TSR of the relevant comparator group:	The percentage of performance rights which will vest is:

	Does not reach the 50th percentile	0%

	Reaches or exceeds the 50th percentile but does not reach the 75th percentile	50%, plus 2% for every one percentile increase above the 50th percentile

	Reaches or exceeds the 75th percentile	100%
Comparator groups	For the LTVR granted in November/December 2014:
	}	The first tranche will be measured against a select financial services comparator group, which consists of the following nine companies:
	} AMP Limited	} National Australia Bank Limited
	} ASX Limited	} QBE Insurance Group Limited
	} Commonwealth Bank of Australia Limited	} Suncorp Group Limited
	} Insurance Australia Group Limited	} Westpac Banking Corporation
} Macquarie Group Limited
	}	The second tranche will be measured against a comparator group comprising the companies within the S&P/ASX 50 Index as at the start of the performance period (21 November 2014).
Each tranche will be measured independently from the other so one tranche may vest fully or partially but another tranche may not.
Size of LTVR grants

For the LTVR granted in November/December 2014, the size of individual LTVR grants was determined by reference to the performance and assessed potential of the individual. Individuals were advised of their LTVR award value, which was then split into two equal tranches and each tranche was compared to a different comparator group as explained above. The total number of performance rights in each tranche was based on an independent fair value calculation (as at the start of the performance period2) of a performance right in that tranche as independently valued.

The future value of the grant may range from zero to an undefined amount depending on performance against the hurdle and the share price at the time of exercise.

1	And granted after 1 October 2013.
2	As at the allocation date for grants prior to 1 October 2014.

DIRECTORS’ REPORT    39

DIRECTORS’ REPORT (continued)

LTVR ARRANGEMENTS FOR THE CRO

Deferred share rights

The CRO is the only Disclosed Executive to receive LTVR deferred share rights, rather than performance rights.

Deferred share rights are subject to a time-based vesting hurdle of three years, during which time they are held in trust. The value used to determine the number of LTVR deferred share rights to be allocated is based on an independent fair value calculation.

6.3 OTHER REMUNERATION ELEMENTS

Hedging and Margin Lending Prohibition

As specified in the Trading in ANZ Securities Policy and in accordance with the Corporations Act 2001, equity allocated under ANZ variable remuneration plans must remain at risk until fully vested (in the case of deferred shares) or exercisable (in the case of deferred share rights or performance rights). As such, it is a condition of grant that no schemes are entered into, by an individual or their associated persons, that specifically protects the unvested value of shares, deferred share rights or performance rights allocated. Doing so would constitute a breach of the grant conditions and would result in the forfeiture of the relevant shares, deferred share rights or performance rights.

ANZ also prohibits the CEO and Disclosed Executives from providing ANZ securities in connection with a margin loan or similar financing arrangements which may be subject to a margin call or loan to value ratio breach.

To monitor adherence to this policy, ANZ’s CEO and Disclosed Executives are required to sign an annual declaration stating that they and their associated persons have not entered into (and are not currently involved in) any schemes to protect the value of their interests in any ANZ securities. Based on the 2015 declarations, ANZ can advise that the CEO and Disclosed Executives are fully compliant with this policy.

CEO and Disclosed Executives Shareholding Guidelines

The CEO and Disclosed Executives are expected to accumulate ANZ shares over a five year period, to the value of 200% of their fixed remuneration and to maintain this shareholding while an executive of ANZ. Shareholdings for this purpose include all vested and allocated (but unvested) equity which is not subject to performance hurdles. Based on equity holdings as at 30 September 2015 and the equity to be granted on 18 November 2015 as a result of 2015 Performance and Remuneration Review outcomes, the CEO and all Disclosed Executives meet or, if less than five years tenure, are on track to meet their minimum shareholding guidelines requirement.

Conditions of Grant

The conditions under which deferred shares, deferred share rights and performance rights are granted are approved by the Board in accordance with the rules of the ANZ Employee Share Acquisition Plan and/or the ANZ Share Option Plan.

Where deferred share rights or performance rights are granted, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

CEO Contract Terms

The following sets out details of the contract terms relating to the CEO. The contract terms are in line with industry practice (based on external advice on Australian and international peer company benchmarks) and ASX Corporate Governance Principles.

Length of contract	Mr Smith commenced as CEO and Executive Director of ANZ on 1 October 2007 and is on a permanent contract.
On 1 October 2015 the Board announced that Mr Smith will be succeeded as CEO by Mr Elliott effective 1 January 2016.
Key terms of leaving arrangement

Under his existing employment contract Mr Smith is entitled to 12 months’ notice and ANZ has the right to require him to work all or part of this notice period. Accordingly, ANZ has determined as follows:

1. Mr Smith will work in the role as CEO for the first 3 months (to 31 December 2015);
2. Mr Smith will be on leave for a period of approximately 6 months (gardening leave) (to 7 July 2016);
3. Mr Smith will then receive a payment for the remaining approximately 3 months in lieu of notice (to 30 September 2016).

As a result of the above, Mr Smith will continue to be paid his fixed remuneration on a monthly basis to 7 July 2016 (items 1 and 2 above). On Mr Smith’s departure from ANZ on 7 July 2016, in accordance with the terms of his existing employment contract, he will therefore be entitled to:

} A payment in lieu of notice for the approximately 3 month period (item 3 above) based on his above mentioned fixed remuneration; and
} A payment for pro rata long service leave and other statutory entitlements; and
} A payment to relocate Mr Smith and his family from Australia if he decides to relocate.
ANZ will also continue to provide life insurance coverage for Mr Smith for the period through to 7 July 2016. No ex gratia payments will be made.

Equity granted in prior years under ANZ’s AVR and LTVR plans will, in accordance with the terms of their issue and Mr Smith’s existing employment contract, remain on foot and will vest at the originally intended vesting dates to the extent to which the performance conditions (where applicable) are satisfied in accordance with the Conditions of Grant (and the terms approved by Shareholders for the performance rights). Where the rights have vested the Board may determine to settle in equity or a cash equivalent payment. There will be no accelerated or automatic vesting upon ceasing employment. Mr Smith will also be entitled to the value of the superannuation funds that he has accumulated over his 8 years with ANZ.

ANZ ANNUAL REPORT 2015

Incoming CEO and Disclosed Executives’ Contract Terms

The following sets out details of the contract terms relating to the incoming CEO and Disclosed Executives. The contract terms for the incoming CEO and all Disclosed Executives are similar, but do, on occasion, vary to suit different needs.

Length of contract	The incoming CEO and Disclosed Executives are all on a permanent contract, which is an ongoing employment contract until notice is given by either party.
Resignation	In order to terminate the employment arrangements:
▶ the incoming CEO is required to provide the Company with 12 months’ written notice;
▶ Disclosed Executives are required to provide the Company with 6 months’ written notice.
On resignation, unless the Board determines otherwise, all unvested deferred shares, all unvested or vested but unexercised performance rights and all deferred share rights are forfeited.
Termination on notice by ANZ

ANZ may terminate employment by providing 12 months’ written notice or payment in lieu of the notice period based on fixed remuneration. On termination on notice by ANZ, unless the Board determines otherwise:

▶ all unvested deferred shares, performance rights and deferred share rights are forfeited; and
▶ only performance rights and deferred share rights that are vested may be exercised.

Where the Disclosed Executive’s termination is classified as a ‘good leaver’, then, unless the Board decides otherwise, any unvested AVR deferred equity will be retained and released at the original vesting date. Any unvested LTVR performance rights (subject to performance hurdles being met) and LTVR deferred equity will be prorated for the period from the date of grant to the full notice termination date and released at the original vesting date.

Redundancy (not applicable for the CEO)	If ANZ terminates Disclosed Executive’s employment for reasons of redundancy, a severance payment will be made that is equal to 12 months’ fixed remuneration.

All unvested AVR deferred equity remains subject to downward adjustment and are released at the original vesting date. All unvested LTVR performance rights (subject to performance hurdles being met), LTVR deferred equity will be prorated for the period from the date of grant to the full notice termination date and released at the original vesting date.

Death or total and permanent disablement	On death or total and permanent disablement all unvested AVR deferred shares, all deferred share rights and all performance rights will vest.
Termination for serious misconduct

ANZ may immediately terminate employment at any time in the case of serious misconduct, and the executive will only be entitled to payment of fixed remuneration up to the date of termination.

On termination without notice by ANZ in the event of serious misconduct all deferred shares held in trust will be forfeited and all performance rights and deferred share rights will be forfeited.

Change of control (applicable for the CEO only)

Where a change of control occurs, which includes a person acquiring a relevant interest in at least 50% of the Company’s ordinary shares as a result of a takeover bid, or other similar event, the applicable performance conditions applying to the performance rights will be tested and the performance rights will vest based on the extent the performance conditions are satisfied. No pro rata reduction in vesting will occur based on the period of time from the date of grant to the date of the change of control event occurring, and vesting will only be determined by the extent to which the performance conditions are satisfied.

Any performance rights which vest based on satisfaction of the performance conditions will vest at a time (being no later than the final date on which the change of control event will occur) determined by the Board.

Any performance rights which do not vest will lapse with effect from the date of the change of control event occurring, unless the Board determines otherwise.

Any unvested AVR deferred shares will vest at a time (being no later than the final date on which the change of control event will occur) determined by the Board.

Statutory Entitlements	Payment of statutory entitlements of long service leave and annual leave applies in all events of separation.

DIRECTORS’ REPORT    41

DIRECTORS’ REPORT (continued)

7. Linking Remuneration to Balanced Scorecard Performance

7.1 ANZ PERFORMANCE

TABLE 2: ANZ’S FINANCIAL PERFORMANCE 2011 – 2015

	2011	2012	2013	2014	2015
Statutory profit ($m)	5,355	5,661	6,310	7,271	7,493
Cash/Underlying profit[1] (unaudited)	5,652	5,830	6,492	7,117	7,216
Cash/Underlying return on equity (ROE) (%) (unaudited)	16.2%	15.1%	15.3%	15.4%	14.0%
Cash/Underlying earnings per share (EPS) (unaudited)	218.4	218.5	238.3	260.3	260.3
Share price at 30 September ($)[2]	19.52	24.75	30.78	30.92	27.08
Total dividend (cents per share)	140	145	164	178	181
Total shareholder return (12 month %)	(12.6)	35.4	31.5	5.9	(7.5)
Average AVR as a % of target[3]	110%	117%	133%	133%	128%

1	From 1 October 2012, the Group has used cash profit as a measure of performance for ongoing business activities of the Group, enabling shareholders to assess Group and divisional performance against prior periods and against peer institutions. For 2012 to 2015 statutory profit has been adjusted for non-core items to arrive at cash profit. For 2011 statutory profit has been adjusted for non-core items to arrive at underlying profit, which like cash profit is a measure of the ongoing business performance of the Group but used different criteria for adjusting items. Neither cash profit nor underlying profit are audited; however, the external auditor has informed the Audit Committee that the cash/underlying profit adjustments have been determined on a consistent basis across the respective periods presented.
2	The opening share price at 1 October 2010 was $23.79.
3	The average AVR payments for each year are based on those executives (including the CEO) disclosed in each relevant reporting period.

Figure 4 compares ANZ’s TSR performance against the median TSR and upper quartile TSR of the LTVR select financial services (SFS) comparator group and also against the S&P/ASX 50 Index over the 2011 to 2015 measurement period. ANZ’s TSR performance is below the median TSR of the LTVR SFS comparator group and above the ASX 50 index over the five year period to 30 September 2015. Although this is across a different performance period, it is consistent with the outcomes of the most recently tested LTVR grants.

FIGURE 4: ANZ 5-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN PERFORMANCE

ANZ ANNUAL REPORT 2015

7.2 AVR – PERFORMANCE AND OUTCOMES

ANZ uses a balanced scorecard to measure performance in relation to the Group’s main variable remuneration plans. The scorecard provides a framework whereby a combination of measures can be applied to ensure a broader long term strategic focus on driving shareholder value as well as a focus on annual priorities.

The balanced scorecard is aligned to the Group’s long term strategic intent under the themes of High Performing, Most Respected, Well Managed, Best Connected and Customer Driven, with each of the five categories having broadly equal weighting. The HR Committee considers performance against the balanced scorecard and also takes into account affordability (in light of Group performance) in approving the pool spend.

The Board has assessed ANZ’s overall 2015 performance as above, on or below target for each category within the balanced scorecard of measures. The Board has given full consideration to the performance of the Group and the Disclosed Executives in determining their rewards. Overall spend approved by the Board for the main annual variable remuneration pool was below target levels with a range of underlying outcomes for individuals, in line with ANZ’s objectives of differentiating reward based on performance.

The following provides key measures within each category of the balanced scorecard used in 2015 for assessing performance for the purpose of determining annual variable remuneration pools.

Category	Measure	Outcome[1]

High Performing		Below Target:

	Revenue	Revenue of $20,518 million, up 5% on 2014. Strong growth in Australia and New Zealand divisions was moderated by lower growth in International and Institutional Banking – reflecting both the challenging conditions along with decisions taken to restrict Risk Weighted Assets growth and also to forego some lower margin Financial Institutions Trade business – and in Global Wealth, where 2014 benefited from the Trustees’ sale.

	Economic profit[2]	Economic profit of $2,381 million (determined using an 11% Cost of Capital), was down 13% year on year due to higher capital holding in preparation for regulatory capital changes.

	Return on equity (ROE)	Cash ROE of 14.0% was down from 15.4% in 2014 due to growth in cash profit being more than offset by higher capital growth on the back of capital raisings and the dilutive impact of a weakening AUD.
	Cash earnings per share (EPS)	Cash EPS of 260.3 cents, in line with 2014, and reflects the impact of share issuances from the capital raising and interim dividend discounted reinvestment plan.
Most Respected		Above Target:

	Workforce diversity	Workforce diversity is core to delivering on our super regional strategy. The percentage of management roles filled by women has increased from 39.2% to 40.4% year on year.[3] ANZ is continually focused on increasing the diversity of its workforce.

	Employee engagement	An engaged workforce is regarded as an important driver of sustainable long term performance. Despite continuing challenging business conditions and significant bank-wide changes over the year, employee engagement has improved to 76% in 2015 compared to 73% in 2014.

	Senior leaders as role models	The overall assessment of Senior Leaders as role models of our values has remained steady at 71% year on year.

Well Managed		On Target:

	Maintain strong credit rating	Maintained a strong credit rating at AA which is fundamental to the ongoing stability of the Group.

	Core funding ratio (CFR)	Maintained a strong CFR of 94.9%, through disciplined balance sheet management.

	Cost to income ratio	Cost to income ratio of 45.6% increased 90bps due to slower revenue growth in International and Institutional Banking and the cost of hedging our foreign currency denominated profits being a reduction against revenue, and increased depreciation and amortisation.

	Number of repeat adverse internal audit ratings	ANZ Global Internal Audit conducts an ongoing and rigorous review process to identify weaknesses in procedures and compliance with policies. In 2015 there were no repeat adverse audit ratings.

DIRECTORS’ REPORT    43

DIRECTORS’ REPORT (continued)

Category	Measure	Outcome[1]

Best Connected		On Target:

	Growth in Asia Pacific, Europe and America (APEA)	ANZ aspires to be the most respected bank in the Asia Pacific region by using super regional connectivity to better meet the needs of customers which are increasingly linked to regional capital, trade and wealth flows. One important measure of the success of the super regional strategy is the growth in total Network revenues (revenue arising from having a meaningful business in APEA regardless of whether the revenue is subsequently booked within the region or in Australia or New Zealand). APEA Network revenue accounted for 25% of Group revenue in 2015.

	Growth in cross-border revenue	Growth in cross-border revenue improved from 2% to 3.9% highlighting the strength of our regional networks.

	Growth in products per customer	In 2015, products per customer increased in Australia, New Zealand and Wealth divisions with International and Institutional Banking remaining stable.

Customer Driven		On Target:

	Customer satisfaction (based on external survey outcomes)	ANZ tracks customer satisfaction across its businesses as part of a group of indicators of longer term performance trends. ANZ aims to achieve top quartile customer satisfaction scores in each business based on external surveys.

In 2015, customer satisfaction in Australia Retail has decreased slightly, but market share has increased, and Corporate and Commercial segment maintained a stable customer satisfaction score.

Customer satisfaction in New Zealand has improved across Personal, Commercial and Rural customer segments whilst also increasing market share.

International and Institutional Banking has achieved #1 ranking in terms of customer satisfaction (Peter Lee Surveys) in APEA and New Zealand.

Wealth customer satisfaction increased in both ANZ Financial Planning and Direct Channels.

1	The outcomes of these key measures are derived from unaudited financial and non-financial information.
2	Economic profit is an unaudited risk adjusted profit measure determined by adjusting cash profit for economic credit costs, the benefit of imputation credits and the cost of capital.
3	Includes all employees regardless of leave status but not contractors (which are included in FTE).

7.3 LTVR – PERFORMANCE AND OUTCOMES

The following provides the vesting outcomes for LTVR performance rights granted to the CEO and Disclosed Executives (excluding the CRO) in November/December 2011 which reached the end of the performance period in November/December 2014.

TABLE 3: LTVR PERFORMANCE RIGHTS HURDLE OUTCOMES

Recipients	Type	Hurdle	Grant date	First date exercisable	ANZ TSR %	Median TSR %	Vested %	Lapsed %
CEO	LTVR performance rights	Relative TSR – Select financial services	16-Dec-11	16-Dec-14	87.83%	93.95%	0%	100%
Executives	LTVR performance rights	Relative TSR – Select financial services	14-Nov-11	13-Nov-14	89.65%	96.59%	0%	100%

ANZ ANNUAL REPORT 2015

8. 2015 Remuneration

8.1 NON-EXECUTIVE DIRECTORS (NEDS)

Principles underpinning the remuneration policy for NEDs.

Principle	Comment
Aggregate Board and Committee fees are within the maximum annual aggregate limit approved by shareholders	The current aggregate fee pool for NEDs of $4 million was approved by shareholders at the 2012 Annual General Meeting. The annual total of NEDs’ fees, including superannuation contributions, is within this agreed limit.
Fees are set by reference to key considerations	Board and Committee fees are set by reference to a number of relevant considerations including:
▶ general industry practice and best principles of corporate governance;
▶ the responsibilities and risks attached to the role of NEDs;
▶ the time commitment expected of NEDs on Group and Company matters; and
▶ fees paid to NEDs of comparable companies.

ANZ compares NED fees to a comparator group of Australian listed companies with a similar size market capitalisation, with particular focus on the major financial services institutions. This is considered an appropriate group, given similarity in size, nature of work and time commitment required by NEDs.

The remuneration structure preserves independence whilst aligning interests of NEDs and shareholders

So that independence and impartiality is maintained, fees are not linked to the performance of the Company and NEDs are not eligible to participate in any of the Group’s variable remuneration arrangements.

Components of NED Remuneration

NEDs receive a base fee for being a Director of the Board, and additional fees for either chairing or being a member of a Board Committee. The Chairman of the Board does not receive additional fees for service on a Board Committee.

NEDs also receive superannuation contributions in accordance with the current Superannuation Guarantee legislation (up to the Government’s prescribed maximum contributions limit) which satisfies the Company’s statutory superannuation contributions.

Based on an independent assessment of market practice the Board elected to increase the ANZ Chairman fee and NED base fee as shown below. All Committee Chair and Committee Member fees remained unchanged for 2015.

Elements	Details

Board/Committee fees per annum		Year	Fee

	Board Chairman Fee[1]	2015	$810,000	(including superannuation)
		2014	$802,000	(including superannuation)

	Board NED Base Fee	2015	$235,000	(including superannuation)
		2014	$230,000	(including superannuation)

	Committee Fees	Year	Committee Chair	Committee Member

	Audit	2015	$65,000	$32,500

	Governance	2015	$35,000	$15,000

	Human Resources	2015	$55,000	$25,000

	Risk	2015	$60,000	$30,000

	Technology	2015	$35,000	$15,000
Post-employment Benefits	The Chairman and NED base fee structure (included above) are inclusive of superannuation contributions.

1	ANZ Board Chairman is an ex-officio member of all Board Committees and does not receive Committee member fees.

DIRECTORS’ REPORT    45

DIRECTORS’ REPORT (continued)

NED Shareholding Guidelines

The NED shareholding guidelines require NEDs to accumulate shares, over a five year period from appointment, to the value of 100% (200% for the Chairman) of the NED base fee and to maintain this shareholding while a Director of ANZ. NEDs have agreed that where their holding is below this guideline they will direct a minimum of 25% of their fees each year toward achieving this shareholding.

All NEDs have met or, if appointed within the last five years, are on track to meet their minimum shareholding guidelines requirement.

NED Statutory Remuneration Disclosure

TABLE 4: NED REMUNERATION FOR 2015 AND 2014

		Short-Term NED Benefits		Post-Employment

	Financial Year	Fees[1] $	Non monetary benefits $	Super contributions $	Total remuneration[2,3] $
Current Non-Executive Directors
D Gonski[4]	2015	791,085	–	18,915	810,000
	2014	383,559	–	11,837	395,396
I Atlas[5]	2015	270,460	–	18,915	289,375
	2014	3,995	–	380	4,375
P Dwyer	2015	336,085	–	18,915	355,000
	2014	320,524	–	18,027	338,551
H Lee	2015	306,085	–	18,915	325,000
	2014	296,973	–	18,027	315,000
G Liebelt	2015	331,085	–	18,915	350,000
	2014	300,764	–	18,027	318,791
I Macfarlane	2015	323,585	–	18,915	342,500
	2014	319,473	–	18,027	337,500
J Macfarlane[6]	2015	293,585	–	18,915	312,500
	2014	103,109	–	7,557	110,666

Former Non-Executive Directors
J Morschel[7]	2015	–	–	–	–
	2014	453,768	23,187	13,331	490,286
G Clark[8]	2015	–	–	–	–
	2014	64,402	4,302	4,444	73,148
P Hay[9]	2015	–	–	–	–
	2014	176,692	3,065	11,138	190,895
D Meiklejohn[10]	2015	–	–	–	–
	2014	68,696	9,029	4,444	82,169
A Watkins[11]	2015	–	–	–	–
	2014	182,446	3,815	11,208	197,469
Total of all Non-Executive Directors	2015	2,651,970	–	132,405	2,784,375
	2014	2,674,401	43,398	136,447	2,854,246

1	Fees are the sum of Board fees and Committee fees, as included in the Annual Report.
2	Long-term benefits and share-based payments are not applicable for the Non-Executive Directors. There were no termination benefits for the Non-Executive Directors in either 2014 or 2015.
3	Amounts disclosed for remuneration of Directors exclude insurance premiums paid by the Group in respect of Directors’ and officers’ liability insurance contracts. The total premium, which cannot be disclosed because of confidentiality requirements, has not been allocated to the individuals covered by the insurance policy as, based on all available information, the Directors believe that no reasonable basis for such allocation exists.
4	D Gonski commenced as a Non-Executive Director on 27 February 2014 and as Chairman on 1 May 2014 so 2014 remuneration reflects amounts received for the partial service for the 2014 year.
5	I Atlas commenced as a Non-Executive Director on 24 September 2014 so 2014 remuneration reflects amounts received for the partial service for the 2014 year.
6	J Macfarlane commenced as a Non-Executive Director on 22 May 2014 so 2014 remuneration reflects amounts received for the partial service for the 2014 year.
7	J Morschel retired as Chairman on 30 April 2014 so 2014 remuneration reflects amounts received for the partial service for the 2014 year. Non monetary benefits relate to car parking and gifts on retirement. $90,959 was paid to J Morschel on retirement in relation to his accrued entitlements under the closed ANZ Directors’ Retirement Scheme (not included in table above).
8	G Clark retired as a Non-Executive Director on 18 December 2013 so 2014 remuneration reflects amounts received for the partial service for the 2014 year. Non monetary benefits relate to gifts on retirement. $123,990 was paid to G Clark on retirement in relation to his accrued entitlements under the closed ANZ Directors’ Retirement Scheme (not included in table above).
9	P Hay retired as a Non-Executive Director on 30 April 2014 so 2014 remuneration reflects amounts received for the partial service for the 2014 year. Non monetary benefits relate to gifts on retirement.
10	D Meiklejohn retired as a Non-Executive Director on 18 December 2013 so 2014 remuneration reflects amounts received for the partial service for the 2014 year. Non monetary benefits relate to office space, car parking and gifts on retirement. $96,545 was paid to D Meiklejohn on retirement in relation to his accrued entitlements under the closed ANZ Directors’ Retirement Scheme (not included in table above).
11	A Watkins retired as a Non-Executive Director on 30 April 2014 so 2014 remuneration reflects amounts received for the partial service for the 2014 year. Non monetary benefits relate to gifts on retirement.

ANZ ANNUAL REPORT 2015

8.2 CHIEF EXECUTIVE OFFICER (CEO)

Actual remuneration provided to the CEO in 2015 is detailed below, with remuneration tables provided in Section 8.5.

Fixed remuneration: The CEO’s fixed remuneration was increased from $3.15 million to $3.4 million effective 1 October 2014. The Board determined that an increase was appropriate to reflect the skills and experience of the CEO noting that no adjustment had been made since October 2010.

AVR: The CEO has a target AVR opportunity of $3.4 million. The actual amount paid can increase or decrease from this number dependent on his performance as CEO and the performance of the organisation as a whole. Specifically, if, in the Board’s view the CEO has performed above/below his targets, the Board may exercise its discretion to increase/decrease the AVR beyond his target payment.

The Board approved the CEO’s 2015 balanced scorecard annual objectives and his longer term strategic goals at the start of the bank financial year and then assessed his performance against these at the end of the bank financial year. The CEO’s AVR payment for 2015 was then determined having regard to his delivery against these objectives including ANZ’s productivity performance and focus on capital efficiency, his demonstration of values led behaviours, as well as progress achieved in relation to ANZ’s long term strategic goals. The AVR payment for 2015 is $4 million with $2.05 million paid in cash and the balance ($1.95 million) awarded as deferred share rights, half deferred for one year and half for two years.

LTVR: At the 2014 Annual General Meeting shareholders approved an LTVR grant of performance rights to the CEO of $3.4 million (using a fair value approach), divided into two equal tranches. The performance condition for each tranche is relative TSR against a set comparator group. Performance will be assessed at the end of the three year performance period commencing 21 November 2014 (with no retesting). The total number of performance rights granted was determined by splitting the LTVR grant value into two equal tranches of $1.7 million each and then dividing these amounts by the fair value (at the start of the performance period) of each tranche. This equated to 119,382 performance rights being allocated for the first tranche and 109,890 performance rights being allocated for the second tranche. The face value of the performance rights at the start of the performance period (based on the five trading day VWAP of the Company’s shares traded on the ASX in the week up to, and including, 21 November 2014, of $31.8908) was $7.3 million.

The CEO has not been awarded an LTVR for 2015 as he will step down as CEO on 31 December 2015.

8.3 INCOMING CHIEF EXECUTIVE OFFICER (CEO)

Fixed remuneration and AVR amounts shown in the remuneration tables in Section 8.5 relate to Mr Elliott’s role as CFO.

The non statutory remuneration table includes an amount relating to the proposed LTVR for Mr Elliott in his capacity as the incoming CEO. The proposed grant has a face value at grant of $2.1 million at 50% vesting and $4.2 million at 100% vesting, subject to shareholder approval at the 2015 Annual General Meeting. LTVR reflects the importance of focusing the incoming CEO on the achievement of longer term strategic objectives and alignment with shareholders interests. The LTVR will be delivered as performance rights split into three equal tranches, two tranches with a separate relative TSR performance hurdle and the third tranche with an Absolute CAGR TSR performance hurdle. Each tranche will be measured independently. The number of performance rights granted to the incoming CEO in each tranche will be determined using an allocation value based on the five trading day VWAP of the Company’s shares traded on the ASX in the week up to, and including, the start of the performance period (18 November 2015) and will not take into account the probability of performance measures being met. The TSR hurdles will be subject to testing after three years, i.e. November 2018 (with no retesting). Further information is provided in the 2015 Annual General Meeting Notice of Meeting.

8.4 DISCLOSED EXECUTIVES

Actual remuneration provided to the Disclosed Executives in 2015 is summarised below, with remuneration tables provided in Section 8.5.

Fixed remuneration: The annual review of ANZ’s fixed remuneration levels for Disclosed Executives identified that most executives were competitively positioned within the market and therefore adjustments were only made to three executives (Mr Currie, Ms Phillips and Mr Williams).

AVR: All variable remuneration awarded in the 2015 financial year related to performance from the 2014 financial year.

In determining AVR outcomes each year the Board take into consideration overall Company performance against the balanced scorecard of measures, along with individual performance against set objectives.

Overall, the total amount of AVR payments to Disclosed Executives for the 2015 year (which are paid/granted in the 2016 financial year) are flat or slightly lower as a percentage of target than for the 2014 year reflecting a solid performance.

LTVR: LTVR performance rights granted to Disclosed Executives during the 2015 financial year were allocated in November 2014 in two tranches (using a fair value approach). Each tranche is subject to meeting the relative TSR performance hurdle of that tranche, measured over a three year performance period commencing 21 November 2014. The CRO received LTVR deferred share rights.

For awards to be allocated in November 2015, the Board elected to grant LTVR to Disclosed Executives below, at or above target. LTVR reflects the importance of focusing Disclosed Executives on the achievement of longer term strategic objectives and the alignment with shareholders interests. It also recognises the capabilities of these individuals and the need to retain their expertise over the longer term. The LTVR will be delivered as performance rights using the same approach as for the incoming CEO as detailed in Section 8.3 Incoming Chief Executive Officer (CEO), except for the CRO who will receive LTVR deferred share rights.

DIRECTORS’ REPORT    47

DIRECTORS’ REPORT (continued)

8.5 REMUNERATION TABLES – CEO AND DISCLOSED EXECUTIVES

Table 5: Non Statutory Remuneration Disclosure has been prepared to provide shareholders with a view of remuneration structure and how remuneration was paid or communicated to the CEO and Disclosed Executives for 2014 and 2015. The Board believes presenting information in this way provides the shareholder with increased clarity and transparency of the CEO and Disclosed Executives’ remuneration, clearly showing the amounts awarded for each remuneration component (fixed remuneration, AVR and LTVR) within the financial year as well as the amounts actually received. Details of prior year awards which may have vested in 2014 and 2015 are provided in the footnotes.

	Individuals included in table	Fixed remuneration	Non monetary benefits	Retirement benefits

NON STATUTORY REMUNERATION DISCLOSURE TABLE	CEO and Current Disclosed Executives (pro-rated for period of year as a KMP)	Total of cash salary and superannuation contributions	Non monetary benefits which typically consist of company-funded benefits and fringe benefits tax payable on these benefits	Not included

STATUTORY REMUNERATION DISCLOSURE TABLE	CEO, Current and Former Disclosed Executives (pro-rated for period of year as a KMP)	Cash salary (including any reductions made in relation to the utilisation of ANZ’s Lifestyle Leave Policy) and superannuation contributions	As above	Retirement benefit accrued during the year. This relates to a retirement allowance available to individuals employed prior to Nov 1992.

1	Subject to Shareholder approval for the incoming CEO.

TABLE 5:	NON STATUTORY REMUNERATION DISCLOSURE – CEO AND CURRENT DISCLOSED EXECUTIVE REMUNERATION FOR 2015 AND 2014		Fixed
		Financial Year	Remuneration $	Non monetary benefits $	Cash $	Deferred as equity $
CEO and Current Disclosed Executives
M Smith[3]		2015	3,400,000	204,530	2,050,000	1,950,000
Chief Executive Officer		2014	3,150,000	170,019	2,050,000	1,950,000
A Currie[4]		2015	1,100,000	16,537	1,000,000	900,000
Chief Operating Officer		2014	1,000,000	15,938	950,000	850,000
S Elliott[5]		2015	1,250,000	17,037	1,300,000	1,200,000
Chief Financial Officer		2014	1,250,000	20,663	1,300,000	1,200,000
A Géczy[6]		2015	1,250,000	856,640	850,000	750,000
Chief Executive Officer, International & Institutional Banking		2014	1,250,000	337,718	900,000	800,000
D Hisco[7]		2015	1,181,243	439,790	1,162,631	1,062,631
Chief Executive Officer, New Zealand		2014	1,165,493	430,342	1,150,083	1,050,082
G Hodges[8]		2015	1,050,000	18,448	800,000	700,000
Deputy Chief Executive Officer		2014	1,050,000	19,166	800,000	700,000
J Phillips[9]		2015	1,050,000	156,957	900,000	800,000
Chief Executive Officer, Global Wealth and Group Managing Director, Marketing, Innovation and Digital		2014	1,000,000	5,500	900,000	800,000
M Whelan[10]		2015	500,000	5,625	500,000	400,000
Chief Executive Officer, Australia
N Williams[11]		2015	1,350,000	21,441	1,000,000	900,000
Chief Risk Officer		2014	1,250,000	18,551	950,000	850,000

1	The possible range of AVR is between 0 and 2 times target AVR. The actual AVR received is dependent on ANZ and individual performance. Anyone who received less than 100% of target forfeited the rest of their AVR entitlement. The minimum value is nil and the maximum value is what was actually paid.
2	Total Remuneration assumes LTVR face value at 50% vesting.
3	M Smith – Non monetary benefits include car parking, life insurance and taxation services. In 2015 equity to the value of $2,149,382 vested in respect of previously disclosed deferred AVR granted in November 2012 and November 2013. Deferred LTVR which was granted in December 2011 and previously disclosed, lapsed in December 2014.
4	A Currie – Non monetary benefits include car parking and taxation services. In 2015 equity to the value of $732,721 vested in respect of deferred AVR granted in November 2012 and November 2013, and equity to the value of $763,011 vested in respect of deferred LTVR granted in November 2011.
5	S Elliott – Non monetary benefits include car parking and taxation services. In 2015 equity to the value of $1,243,525 vested in respect of previously disclosed deferred AVR granted in November 2012 and November 2013. Deferred LTVR which was granted in November 2011 and previously disclosed, lapsed in November 2014. The 2015 LTVR relates to the proposed LTVR grant as incoming CEO, subject to approval by shareholders at the 2015 Annual General Meeting.
6	A Géczy – Non monetary benefits include relocation expenses, car parking and taxation services.

ANZ ANNUAL REPORT 2015

The information provided in Table 5 is non statutory information and differs from the information provided in Table 6: Statutory Remuneration Disclosure, which has been prepared in accordance with Australian Accounting Standards. A description of the difference between the two tables in relation to the 2015 financial year information is provided below:

Long service leave accrual	Annual Variable Remuneration (AVR)	Long Term Variable Remuneration (LTVR)	Other equity allocations

Not included	AVR awarded in Nov 2015 for the 2015 financial year – expressed as a cash value plus a deferred equity grant value	Award value of LTVR granted in Nov/Dec[1] 2015	Not included

The equity allocation value multiplied by the number of instruments granted equals the AVR/LTVR deferred equity dollar value

Long service leave accrued during the year

Includes cash AVR (Nov 2015 element only) under total cash incentive and amortised AVR for deferred equity from current and prior year

Amortised AVR values relate to AVR awards made in Nov 2012, 2013, 2014 and to be granted in Nov 2015

		Amortised LTVR values relate to LTVR awards made in Nov/Dec 2011, 2012, 2013 and 2014	Amortised values for equity awards made in prior years, such as Employee Share Offer, excluding AVR and LTVR awards

Equity is amortised over the vesting period of the award.

AVR			LTVR		Total Remuneration[2]
Total $	As % of target %	As % of maximum opportunity[1] %	Face value at 50% vesting $	Face value at 100% vesting $	Total $	Deferred as equity $	Received $

4,000,000	118%	59%	–	–	7,604,530	1,950,000	5,654,530
4,000,000	127%		3,400,000	7,311,667	10,720,019	5,350,000	5,370,019
1,900,000	144%	72%	750,000	1,500,000	3,766,537	1,650,000	2,116,537
1,800,000	150%		750,000	1,612,845	3,565,938	1,600,000	1,965,938
2,500,000	167%	83%	2,100,000	4,200,000	5,867,037	3,300,000	2,567,037
2,500,000	167%		800,000	1,720,349	4,570,663	2,000,000	2,570,663
1,600,000	107%	53%	800,000	1,600,000	4,506,640	1,550,000	2,956,640
1,700,000	113%		800,000	1,720,349	4,087,718	1,600,000	2,487,718
2,225,262	157%	78%	699,264	1,398,528	4,545,559	1,761,895	2,783,664
2,200,165	157%		699,260	1,503,715	4,495,260	1,749,342	2,745,918
1,500,000	119%	60%	500,000	1,000,000	3,068,448	1,200,000	1,868,448
1,500,000	119%		500,000	1,075,230	3,069,166	1,200,000	1,869,166
1,700,000	135%	67%	700,000	1,400,000	3,606,957	1,500,000	2,106,957
1,700,000	142%		700,000	1,505,310	3,405,500	1,500,000	1,905,500
900,000	161%	81%	350,000	700,000	1,755,625	750,000	1,005,625

1,900,000	117%	78%	750,000		4,021,441	1,650,000	2,371,441
1,800,000	120%		750,000		3,818,551	1,600,000	2,218,551

7	D Hisco – 2014 and 2015 remuneration value in the table represents his NZD remuneration converted to AUD at the average exchange rate for the 2014 and 2015 financial years respectively. Non monetary benefits include expenses related to his assignment to New Zealand, car parking and taxation services. In 2015 equity to the value of $1,095,173 vested in respect of previously disclosed deferred AVR granted in November 2012 and November 2013. Deferred LTVR which was granted in November 2011 and previously disclosed, lapsed in November 2014. D Hisco also received shares to the value of $740 in relation to the Employee Share Offer in December 2014 and will receive shares to the value of $736 in relation to the Employee Share Offer in December 2015.
8	G Hodges – Non monetary benefits include car parking and taxation services. In 2015 equity to the value of $646,299 vested in respect of previously disclosed deferred AVR granted in November 2012 and November 2013. Deferred LTVR which was granted in November 2011 and previously disclosed, lapsed in November 2014.
9	J Phillips – Relocated to Sydney in 2015. Non monetary benefits include relocation expenses, car parking and taxation services. In 2015 equity to the value of $658,846 vested in respect of previously disclosed deferred AVR granted in November 2012 and November 2013. Deferred LTVR which was granted in 2011 and previously disclosed, lapsed in November 2014.
10	M Whelan – Commenced in a Disclosed Executive role on 3 April 2015 so 2015 remuneration reflects amounts prorated for the partial service year. Non monetary benefits comprise car parking.
11	N Williams – Non monetary benefits include car parking and taxation services. In 2015 equity to the value of $750,313 vested in respect of deferred AVR granted in November 2012 and November 2013 and equity to the value of $763,011 vested in respect of deferred LTVR granted in November 2011. (LTVR is delivered as unhurdled deferred share rights and is not subject to meeting TSR performance hurdles).

DIRECTORS’ REPORT    49

DIRECTORS’ REPORT (continued)

TABLE 6: STATUTORY REMUNERATION DISCLOSURE – CEO AND DISCLOSED EXECUTIVE REMUNERATION FOR 2015 AND 2014

		Short-Term Employee Benefits			Post-Employment

	Financial Year	Cash salary[1] $	Non monetary benefits[2] $	Total cash incentive[3,4] $	Super contributions[5] $	Retirement benefit accrued during year[6] $
CEO and Current Disclosed Executives
M Smith	2015	3,308,557	204,530	2,050,000	91,443	–
Chief Executive Officer	2014	3,150,000	170,019	2,050,000	–	–
A Currie	2015	966,112	16,537	1,000,000	95,434	–
Chief Operating Officer	2014	879,723	15,938	950,000	85,191	–
S Elliott	2015	1,141,553	17,037	1,300,000	108,447	–
Chief Financial Officer	2014	1,143,512	20,663	1,300,000	106,488	–
A Géczy	2015	1,141,553	856,640	850,000	108,447	–
Chief Executive Officer, International	2014	1,143,512	337,718	900,000	106,488	–
& Institutional Banking
D Hisco[10]	2015	1,181,243	439,790	1,162,631	–	8,529
Chief Executive Officer, New Zealand	2014	1,165,493	430,342	1,150,083	–	61,805
G Hodges	2015	958,904	18,448	800,000	91,096	4,565
Deputy Chief Executive Officer	2014	960,550	19,166	800,000	89,450	7,945
J Phillips	2015	958,904	156,957	900,000	91,096	–
Chief Executive Officer, Global Wealth	2014	914,809	5,500	900,000	85,191	–
and Group Managing Director,
Marketing, Innovation and Digital
M Whelan[11]	2015	456,621	5,625	500,000	43,379	–
Chief Executive Officer, Australia
N Williams	2015	1,232,877	21,441	1,000,000	117,123	13,830
Chief Risk Officer	2014	1,143,512	18,551	950,000	106,488	25,251

Former Disclosed Executives
P Chronican[12]	2015	1,484,018	17,163	300,000	140,982	–
Chief Executive Officer, Australia	2014	1,189,252	15,938	925,000	110,748	–
Total of all Executive KMPs[13]	2015	12,830,342	1,754,168	9,862,631	887,447	26,924
	2014	11,690,363	1,033,835	9,925,083	690,044	95,001

1	Cash salary includes adjustments made in relation to the utilisation of ANZ’s Lifestyle Leave Policy, where applicable.
2	Non monetary benefits generally consist of company-funded benefits such as car parking and taxation services. This item also includes costs met by the company in relation to relocation, gifts received on leaving ANZ for former Disclosed Executives, and life insurance for the CEO. The fringe benefits tax payable on any benefits is also included in this item.
3	The total cash incentive relates to the cash component only, with the relevant amortisation of the AVR deferred components included in share-based payments and amortised over the vesting period. The total AVR was approved by the Board on 27 October 2015. 100% of the cash component of the AVR awarded for the 2014 and 2015 years vested to the Disclosed Executive in the applicable financial year.
4	The possible range of AVR is between 0 and 2 times target AVR. The actual AVR received is dependent on ANZ and individual performance. The 2015 AVR awarded (cash and equity component) as a percentage of target AVR was: M Smith 118% (2014: 127%); A Currie 144% (2014: 150%); S Elliott 167% (2014:167%); A Géczy 107% (2014: 113%); D Hisco 157% (2014: 157%); G Hodges 119% (2014: 119%); J Phillips 135% (2014: 142%); M Whelan 161%; N Williams 117% (2014: 120%) and P Chronican 64% (2014: 112%). Anyone who received less than 100% of target forfeited the rest of their AVR entitlement. The minimum value is nil and the maximum value is what was actually paid.
5	For all Australian based Disclosed Executives, the superannuation contribution reflects the Superannuation Guarantee Contribution – individuals may elect to take this contribution as superannuation or a combination of superannuation and cash. The amount for M Smith reflects a part year superannuation contribution made during 2015.
6	Accrual relates to Retirement Allowance. As a result of being employed with ANZ prior to November 1992, D Hisco, G Hodges and N Williams are eligible to receive a Retirement Allowance on retirement, retrenchment, death, or resignation for illness, incapacity or domestic reasons. The Retirement Allowance is calculated as follows: three months of preserved notional salary (which is 65% of Fixed Remuneration) plus an additional 3% of notional salary for each year of full time service above 10 years, less the total accrual value of long service leave (including taken and untaken).
7	In accordance with the requirements of AASB 2 Share-based payments, the amortisation value includes a proportion of the fair value (taking into account market-related vesting conditions) of all equity that had not yet fully vested as at the commencement of the financial year. The fair value is determined at grant date and is allocated on a straight-line basis over the relevant vesting period. The amount included as remuneration is not related to nor indicative of the benefit (if any) that may ultimately be realised should the equity become exercisable.
8	Remuneration amounts disclosed exclude insurance premiums paid by the consolidated entity in respect of directors’ and officers’ liability insurance contracts which cover current and former KMP of the controlled entities. The total premium, which cannot be disclosed because of confidentiality requirements, has not been allocated to the individuals covered by the insurance policy as, based on all available information, the directors believe that no reasonable basis for such allocation exists.

ANZ ANNUAL REPORT 2015

Long-Term Employee Benefits	Share-Based Payments[7]
	Total amortisation value of
	AVR		LTVR		Other equity allocations
Long service leave accrued during the year $	Shares $	Rights $	Shares $	Rights $	Shares $	Termination benefits $	Grand total remuneration[8,9] $

78,054	1,172,496	767,058	–	3,170,182	–	–	10,842,320
47,073	1,893,344	–	–	3,133,587	–	–	10,444,023
25,567	823,673	–	20,306	713,982	–	–	3,661,611
14,983	717,821	–	195,545	463,757	–	–	3,322,958
18,940	1,191,554	–	–	988,004	–	–	4,765,535
18,752	1,134,313	–	–	922,786	–	–	4,646,514
18,940	608,406	–	–	436,929	–	–	4,020,915
18,938	313,878	–	–	178,321	–	–	2,998,855

25,130	–	1,028,252	–	619,810	466	–	4,465,851
62,038	–	790,752	–	548,048	217	–	4,208,778
15,910	670,413	–	–	496,497	–	–	3,055,833
32,355	611,759	–	–	495,131	–	–	3,016,356
19,779	753,726	–	–	553,742	–	–	3,434,204
15,010	658,421	–	–	493,171	–	–	3,072,102

22,550	259,248	–	204,251	61,893	–	–	1,553,567

65,795	841,966	–	20,306	664,022	–	–	3,977,360
127,499	745,149	–	183,979	413,799	–	–	3,714,228

–	719,083	200,000	–	818,698	–	104,145	3,784,089
19,525	848,607	–	–	657,940	–	–	3,767,010
290,665	7,040,565	1,995,310	244,863	8,523,759	466	104,145	43,561,285
356,173	6,923,292	790,752	379,524	7,306,540	217	–	39,190,824

9	While the CEO is an Executive Director, he has been included in this table with the Disclosed Executives.
10	D Hisco was eligible in 2014 and 2015 to receive shares in relation to the Employee Share Offer, which provides a grant of ANZ shares in each financial year to eligible employees subject to Board approval. Refer to note 41 Employee Share and Option Plans for further details on the Employee Share Offer. Long service leave accrued during the year includes a one-off long service loyalty award.
11	M Whelan commenced in a Disclosed Executive role on 3 April 2015 so 2015 remuneration reflects amounts prorated for the partial service year.
12	P Chronican concluded in role on 2 April 2015 and will be ceasing employment 31 December 2015. Statutory remuneration table reflects his expense up to his date of termination, 31 December 2015 (i.e. shows 15 months of fixed remuneration (noting his annual fixed remuneration for 2015 remained unchanged at $1.3 million) and share-based payments expensed to 31 December 2015).
AVR reflects amounts received for the partial service year up to 2 April 2015, date concluded in role. Termination benefits reflect payment for accrued annual leave payable upon termination.
13	For those Disclosed Executives who were disclosed in both 2014 and 2015, the following are noted:
-	M Smith – uplift in year-on-year total remuneration, driven mainly by an increase in salary, non monetary benefits and long service leave accrual.
-	A Currie – uplift in year-on-year total remuneration, driven mainly by an increase in salary, cash incentive and amortised value of equity.
-	S Elliott – uplift in year-on-year total remuneration, driven by an increase in the amortised value of equity.
-	A Géczy – uplift in year-on-year total remuneration, driven by an increase in non monetary benefits and the amortised value of equity.
-	D Hisco – uplift in year-on-year total remuneration, driven by an increase in the amortised value of equity.
-	G Hodges – minimal change in year-on-year total remuneration.
-	J Phillips – uplift in year-on-year total remuneration, driven mainly by an increase in salary, non monetary benefits and amortised value of equity.
-	N Williams – uplift in year-on-year total remuneration, driven mainly by an increase in salary, cash incentive and amortised value of equity.
-	P Chronican – uplift in year-on-year total remuneration, driven by inclusion of expensing in relation to termination (fixed remuneration for 15 months, expensing of equity and annual leave payable upon termination).

DIRECTORS’ REPORT    51

DIRECTORS’ REPORT (continued)

9. Equity

All shares underpinning equity awards may be purchased on market, or be newly issued shares or a combination of both. For the 2014 equity granted to the CEO and Disclosed Executives in November/December 2014, all AVR deferred shares were purchased on market and for LTVR performance rights, the approach to satisfying awards will be determined closer to the time of vesting.

9.1 CEO AND DISCLOSED EXECUTIVES EQUITY

Details of deferred shares and rights granted to the CEO and Disclosed Executives during the 2015 year, and granted to the CEO and Disclosed Executives in prior years which vested, were exercised/sold or which lapsed/were forfeited during the 2015 year is set out below.

TABLE 7: CEO AND DISCLOSED EXECUTIVES EQUITY GRANTED, VESTED, EXERCISED/SOLD AND LAPSED/FORFEITED

						Vested			Lapsed/Forfeited			Exercised/Sold
Name	Type of equity	Number granted[1]	Grant date	First date exercisable	Date of expiry	Number	%	Value[2] $	Number	%	Value[2] $	Number	%	Value[2] $	Vested and exercisable as at 30 Sep 2015[3]	Unexer -cisable as at 30 Sep 2015
CEO and Current Disclosed Executives
M Smith[4]	AVR deferred shares	36,334	12-Nov-12	12-Nov-14	–	36,334	100	1,171,466	–	–	–	(36,334)	100	1,223,064	–	–
	AVR deferred shares	30,709	22-Nov-13	22-Nov-14	–	30,709	100	977,916	–	–	–	(30,709)	100	1,033,717	–	–
	AVR deferred shares[14]	30,574	21-Nov-14	21-Nov-15	–	–	–	–	–	–	–	–	–	–	–	30,574
	AVR deferred shares[14]	30,573	21-Nov-14	21-Nov-16	–	–	–	–	–	–	–	–	–	–	–	30,573
	LTVR performance rights	326,424	16-Dec-11	17-Dec-14	16-Dec-16	–	–	–	(326,424)	100	(10,000,619)	–	–	–	–	–
	LTVR performance rights[15]	119,382	18-Dec-14	18-Dec-17	18-Dec-19	–	–	–	–	–	–	–	–	–	–	119,382
	LTVR performance rights[15]	109,890	18-Dec-14	18-Dec-17	18-Dec-19	–	–	–	–	–	–	–	–	–	–	109,890
A Currie[5]	AVR deferred shares	12,616	12-Nov-12	12-Nov-14	–	12,616	100	406,760	–	–	–	(12,616)	100	403,214	–	–
	AVR deferred shares	10,236	22-Nov-13	22-Nov-14	–	10,236	100	325,961	–	–	–	(10,236)	100	325,459	–	–
	AVR deferred shares[14]	13,327	21-Nov-14	21-Nov-15	–	–	–	–	–	–	–	–	–	–	–	13,327
	AVR deferred shares[14]	13,327	21-Nov-14	21-Nov-16	–	–	–	–	–	–	–	–	–	–	–	13,327
	LTVR deferred shares	23,696	14-Nov-11	14-Nov-14	–	23,696	100	763,011	–	–	–	(23,696)	100	757,336	–	–
	LTVR performance rights[15]	26,334	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	26,334
	LTVR performance rights[15]	24,240	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	24,240
S Elliott[6]	AVR deferred shares	20,185	12-Nov-12	19-Nov-14	–	20,185	100	641,726	–	–	–	–	–	–	20,185	–
	AVR deferred shares	18,898	22-Nov-13	22-Nov-14	–	18,898	100	601,799	–	–	–	–	–	–	18,898	–
	AVR deferred shares[14]	18,815	21-Nov-14	21-Nov-15	–	–	–	–	–	–	–	–	–	–	–	18,815
	AVR deferred shares[14]	18,814	21-Nov-14	21-Nov-16	–	–	–	–	–	–	–	–	–	–	–	18,814
	LTVR performance rights	71,982	14-Nov-11	14-Nov-14	14-Nov-16	–	–	–	(71,982)	100	(2,317,820)	–	–	–	–	–
	LTVR performance rights[15]	28,089	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	28,089
	LTVR performance rights[15]	25,856	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	25,856
A Géczy[7]	AVR deferred shares[14]	12,543	21-Nov-14	21-Nov-15	–	–	–	–	–	–	–	–	–	–	–	12,543
	AVR deferred shares[14]	12,543	21-Nov-14	21-Nov-16	–	–	–	–	–	–	–	–	–	–	–	12,543
	LTVR performance rights[15]	28,089	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	28,089
	LTVR performance rights[15]	25,856	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	25,856
D Hisco[8]	LTVR deferred shares	23,243	31-Oct-08	31-Oct-11	–	–	–	–	–	–	–	(7,243)	31	234,532	16,000	–
	Employee Share Offer	23	04-Dec-14	04-Dec-17	–	–	–	–	–	–	–	–	–	–	–	23
	AVR deferred share rights	18,382	12-Nov-12	12-Nov-14	12-Nov-16	18,382	100	592,665	–	–	–	(18,382)	100	654,622	–	–
	AVR deferred share rights	15,780	22-Nov-13	22-Nov-14	21-Nov-16	15,780	100	502,508	–	–	–	(15,780)	100	561,959	–	–
	AVR deferred share rights[14]	17,408	21-Nov-14	21-Nov-15	21-Nov-17	–	–	–	–	–	–	–	–	–	–	17,408
	AVR deferred share rights[14]	18,370	21-Nov-14	21-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	18,370
	LTVR performance rights	55,370	14-Nov-11	14-Nov-14	14-Nov-16	–	–	–	(55,370)	100	(1,782,914)	–	–	–	–	–
	LTVR performance rights[15]	24,552	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	24,552
	LTVR performance rights[15]	22,600	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	22,600

ANZ ANNUAL REPORT 2015

						Vested			Lapsed/Forfeited			Exercised/Sold
Name	Type of equity	Number granted[1]	Grant date	First date exercisable	Date of expiry	Number	%	Value[2] $	Number	%	Value[2] $	Number	%	Value[2] $	Vested and exercisable as at 30 Sep 2015[3]	Unexer -cisable as at 30 Sep 2015
G Hodges[9]	AVR deferred shares	11,102	12-Nov-12	12-Nov-14	–	11,102	100	357,946	–	–	–	–	–	–	11,102	–
	AVR deferred shares	9,055	22-Nov-13	22-Nov-14	–	9,055	100	288,353	–	–	–	–	–	–	9,055	–
	AVR deferred shares[14]	10,975	21-Nov-14	21-Nov-15	–	–	–	–	–	–	–	–	–	–	–	10,975
	AVR deferred shares[14]	10,975	21-Nov-14	21-Nov-16	–	–	–	–	–	–	–	–	–	–	–	10,975
	LTVR performance rights	55,370	14-Nov-11	14-Nov-14	14-Nov-16	–	–	–	(55,370)	100	(1,782,914)	–	–	–	–	–
	LTVR performance rights[15]	17,556	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	17,556
	LTVR performance rights[15]	16,160	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	16,160
J Phillips[10]	AVR deferred shares	11,102	12-Nov-12	12-Nov-13	–	–	–	–	–	–	–	(11,102)	100	353,844	–	–
	AVR deferred shares	11,102	12-Nov-12	12-Nov-14	–	11,102	100	357,946	–	–	–	(11,102)	100	353,844	–	–
	AVR deferred shares	9,449	22-Nov-13	22-Nov-14	–	9,449	100	300,900	–	–	–	–	–	–	9,449	–
	AVR deferred shares[14]	12,543	21-Nov-14	21-Nov-15	–	–	–	–	–	–	–	–	–	–	–	12,543
	AVR deferred shares[14]	12,543	21-Nov-14	21-Nov-16	–	–	–	–	–	–	–	–	–	–	–	12,543
	LTVR performance rights	55,370	14-Nov-11	14-Nov-14	14-Nov-16	–	–	–	(55,370)	100	(1,782,914)	–	–	–	–	–
	LTVR performance rights[15]	24,578	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	24,578
	LTVR performance rights[15]	22,624	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	22,624
M Whelan[11]	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–
N Williams[12]	AVR deferred shares	11,606	12-Nov-12	12-Nov-14	–	11,606	100	374,196	–	–	–	(11,606)	100	374,196	–	–
	AVR deferred shares	11,811	22-Nov-13	22-Nov-14	–	11,811	100	376,117	–	–	–	(11,811)	100	376,441	–	–
	AVR deferred shares[14]	13,327	21-Nov-14	21-Nov-15	–	–	–	–	–	–	–	–	–	–	–	13,327
	AVR deferred shares[14]	13,327	21-Nov-14	21-Nov-16	–	–	–	–	–	–	–	–	–	–	–	13,327
	LTVR deferred shares	23,696	14-Nov-11	14-Nov-14	–	23,696	100	763,011	–	–	–	(23,696)	100	763,011	–	–
	LTVR deferred share rights[15]	27,685	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	27,685
Former Disclosed Executives
P Chronican[13]	AVR deferred shares	15,139	12-Nov-12	12-Nov-14	–	15,139	100	488,106	–	–	–	(15,139)	100	475,427	–	–
	AVR deferred shares	14,961	22-Nov-13	22-Nov-14	–	14,961	100	476,427	–	–	–	(14,961)	100	469,837	–	–
	AVR deferred shares[14]	12,935	21-Nov-14	21-Nov-15	–	–	–	–	–	–	–	–	–	–	–	12,935
	AVR deferred shares[14]	12,935	21-Nov-14	21-Nov-16	–	–	–	–	–	–	–	–	–	–	–	12,935
	LTVR performance rights	71,982	14-Nov-11	14-Nov-14	14-Nov-16	–	–	–	(71,982)	100	(2,317,820)	–	–	–	–	–
	LTVR performance rights[15]	24,578	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	24,578
	LTVR performance rights[15]	22,624	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	–	–	–	–	–	–	–	22,624

1	Executives, for the purpose of the five highest paid executive disclosures, are defined as Disclosed Executives or other members of Management Board. Rights granted to the five highest paid executives as remuneration in 2015 are included above.
2	The point in time value of shares/share rights and/or performance rights is based on the one day VWAP of the Company’s shares traded on the ASX on the date of vesting, lapsing/forfeiture or exercising/sale/transfer out of trust, multiplied by the number of shares/share rights and/or performance rights.
3	The number vested and exercisable is the number of shares, options and rights that remain vested at the end of the reporting period. No shares, options and rights were vested and unexercisable.
4	M Smith – The CEO had a proportion of his AVR amount deferred as equity. The Board determined the deferred amount for the CEO. The 2014 LTVR grant for the CEO was delivered as performance rights. LTVR performance rights granted 16 Dec 2011 lapsed on 16 Dec 2014 and the one day VWAP was $30.6369. Prior year grants of LTVR performance rights that remained unexerciseable as at 30 September 2015 include: 328,810 (December 2012); 100,832 and 100,254 (December 2013); 119,382 and 109,890 (December 2014).
5	A Currie – Prior year grants of LTVR performance rights that remained unexerciseable as at 30 September 2015 include: 73,818 (November 2012); 27,036 and 24,687 (November 2013); 26,334 and 24,240 (November 2014).
6	S Elliott – LTVR performance rights granted 14 Nov 2011 lapsed on 14 Nov 2014 and the one day VWAP was $32.20. Prior year grants of LTVR performance rights that remained unexerciseable as at 30 September 2015 include: 118,110 (November 2012); 36,049 and 32,916 (November 2013); 28,089 and 25,856 (November 2014).
7	A Géczy – Prior year grants of LTVR performance rights that remained unexerciseable as at 30 September 2015 include: 22,530 and 20,572 (November 2013); 28,089 and 25,856 (November 2014).
8	D Hisco – AVR deferred share rights granted 12 Nov 2012 and 22 Nov 2013 were exercised on 24 Apr 2015, the one day VWAP on date of exercise was $35.6121 and the exercise price was $0.00. LTVR performance rights granted 14 Nov 2011 lapsed on 14 Nov 2014 and the one day VWAP was $32.20. Prior year grants of LTVR performance rights that remained unexerciseable as at 30 September 2015 include: 49,212 (November 2012); 25,205 and 23,015 (November 2013); 24,552 and 22,600 (November 2014).
9	G Hodges – LTVR performance rights granted 14 Nov 2011 lapsed on 14 Nov 2014 and the one day VWAP was $32.20. Prior year grants of LTVR performance rights that remained unexerciseable as at 30 September 2015 include: 49,212 (November 2012); 18,024 and 16,458 (November 2013); 17,556 and 16,160 (November 2014).
10	J Phillips – LTVR performance rights granted 14 Nov 2011 lapsed on 14 Nov 2014 and the one day VWAP was $32.20. Prior year grants of LTVR performance rights that remained unexerciseable as at 30 September 2015 include: 49,212 (November 2012); 18,024 and 16,458 (November 2013); 24,578 and 22,624 (November 2014).
11	M Whelan – M Whelan commenced in a Disclosed Executive role on 3 April 2015 and there are no disclosable transactions from this date. Prior year grants of LTVR performance rights that remained unexerciseable as at 30 September 2015 relate to grants from prior roles.
12	N Williams – Prior year grants of LTVR deferred share rights that remained unexerciseable as at 30 September 2015 include: 29,225 (November 2012); 27,603 (November 2013); 27,685 (November 2014).
13	P Chronican – LTVR performance rights granted 14 Nov 2011 lapsed on 14 Nov 2014 and the one day VWAP was $32.20. Prior year grants of LTVR performance rights that remained unexerciseable as at 30 September 2015 include: 63,976 (November 2012); 25,234 and 23,041 (November 2013); 24,578 and 22,624 (November 2014).
14	The Disclosed Executives had a proportion of their AVR amount deferred as equity. In 2015 D Hisco received share rights rather than shares as locally appropriate. A share right effectively provides a right in the future to acquire a share in ANZ at nil cost to the employee. Refer to the AVR arrangements section for further details of the mandatory deferral arrangements for the Disclosed Executives.
15	The 2014 LTVR grants for Disclosed Executives were delivered as performance rights excluding for the CRO.

DIRECTORS’ REPORT    53

DIRECTORS’ REPORT (continued)

9.2 NED, CEO AND DISCLOSED EXECUTIVES EQUITY HOLDINGS

Details of shares held directly, indirectly or beneficially by each NED, including their related parties, are provided below.

TABLE 8: NED SHAREHOLDINGS (INCLUDING MOVEMENTS DURING THE 2015 YEAR)

Name	Type	Opening balance at 1 Oct 2014	Shares granted during the year as remuneration	Received during the year on exercise of options or rights	Resulting from any other changes during the year[1]	Closing balance at 30 Sep 2015[2,3]
Current Non-Executive Directors
D Gonski	Ordinary shares	30,921	–	–	567	31,488
I Atlas	Ordinary shares	7,360	–	–	–	7,360
P Dwyer	Ordinary shares	10,000	–	–	567	10,567
H Lee	Directors’ Share Plan	2,109	–	–	121	2,230
	Ordinary shares	8,000	–	–	–	8,000
G Liebelt	Ordinary shares	9,748	–	–	567	10,315
	Capital notes	1,500	–	–	–	1,500
	Capital notes 2	2,500	–	–	–	2,500
I Macfarlane	Ordinary shares	17,616	–	–	567	18,183
	Capital notes	1,500	–	–	–	1,500
	Convertible preference shares (CPS2)	500	–	–	500	1,000
	Convertible preference shares (CPS3)	1,000	–	–	–	1,000
J Macfarlane	Ordinary shares	12,284	–	–	567	12,851
	Capital notes 2	2,000	–	–	–	2,000
	Capital notes 3	–	–	–	5,000	5,000

1	Shares from any other changes during the year include the net result of any shares purchased (including under the ANZ share purchase plan), sold, or acquired under the dividend reinvestment plan.
2	The following shares (included in the holdings above) were held on behalf of the NEDs (i.e. indirect beneficially held shares) as at 30 September 2015: D Gonski – 31,488, I Atlas – 7,360, P Dwyer – 10,567, H Lee – 2,230, G Liebelt – 14,315, I Macfarlane – 21,683, J Macfarlane – 19,851.
3	There was no change in the balance as at the Director’s Report sign-off date.

ANZ ANNUAL REPORT 2015

Details of shares, deferred share rights and performance rights held directly, indirectly or beneficially by the CEO and each Disclosed Executive, including their related parties, are provided below.

TABLE 9: CEO AND DISCLOSED EXECUTIVE SHAREHOLDINGS AND RIGHTS HOLDINGS (INCLUDING MOVEMENTS DURING THE 2015 YEAR)

Name	Type	Opening balance at 1 Oct 2014	Shares granted during the year as remuneration[1]	Received during the year on exercise of options or rights	Resulting from any other changes during the year[2]	Closing balance at 30 Sep 2015[3,4]
CEO and Current Disclosed Executives
M Smith	Deferred shares	103,474	61,147	–	(70,292)	94,329
	Ordinary shares	901,868	–	–	76,970	978,838
	LTVR performance rights	856,320	229,272	–	(326,424)	759,168
A Currie	Deferred shares	58,946	26,654	–	(46,642)	38,958
	Ordinary shares	1,042	–	–	–	1,042
	LTVR performance rights	125,541	50,574	–	–	176,115
S Elliott	Deferred shares	60,999	37,629	–	4,514	103,142
	Ordinary shares	42	–	–	2	44
	LTVR performance rights	259,057	53,945	–	(71,982)	241,020
A Géczy	Deferred shares	–	25,086	–	675	25,761
	LTVR performance rights	43,102	53,945	–	–	97,047
D Hisco	Deferred shares	23,243	–	–	(7,243)	16,000
	Employee Share Offer	25	23	–	–	48
	Ordinary shares	57,000	–	34,162	–	91,162
	AVR deferred share rights	50,770	35,778	(34,162)	–	52,386
	LTVR performance rights	152,802	47,152	–	(55,370)	144,584
G Hodges	Deferred shares	145,038	21,950	–	5,951	172,939
	Ordinary shares	95,639	–	–	(25,000)	70,639
	LTVR performance rights	139,064	33,716	–	(55,370)	117,410
J Phillips	Deferred shares	55,389	25,086	–	(18,947)	61,528
	Ordinary shares	9,733	–	–	(3,898)	5,835
	LTVR performance rights	139,064	47,202	–	(55,370)	130,896
M Whelan[5]	Deferred shares	117,976	–	–	787	118,763
	LTVR performance rights	27,278	–	–	–	27,278
N Williams	Deferred shares	60,945	26,654	–	(46,963)	40,636
	Ordinary shares	–	–	–	567	567
	LTVR deferred share rights	56,828	27,685	–	–	84,513
Former Disclosed Executives
P Chronican	Deferred shares	47,112	25,870	–	(31,052)	41,930
	Ordinary shares	150,792	–	–	33,550	184,342
	Capital Notes	–	–	–	1,228	1,228
	Convertible preference shares (CPS2)	1,499	–	–	–	1,499
	LTVR performance rights	184,233	47,202	–	(71,982)	159,453

1	Details of options/rights granted as remuneration during 2015 are provided in Table 7.
2	Shares resulting from any other changes during the year include the net result of any shares purchased (including under the ANZ share purchase plan), forfeited, sold or acquired under the dividend reinvestment plan.
3	The following shares (included in the holdings above) were held on behalf of the CEO and Disclosed Executives (i.e. indirect beneficially held shares) as at 30 September 2015: M Smith – 1,002,033; A Currie – 38,958; S Elliott – 103,142; A Géczy – 25,761; D Hisco – 34,048; G Hodges – 215,674; J Phillips – 61,528; M Whelan – 118,763; N Williams – 40,636 and P Chronican – 41,930.
4	No options/rights were vested and exercisable or vested and unexerciseable as at 30 September 2015. There was no change in the balance as at the Director’s Report sign-off date.
5	Commencing balance is based on holdings as at the date of commencement in a Disclosed Executive role (3 April 2015).

DIRECTORS’ REPORT    55

DIRECTORS’ REPORT (continued)

9.3 EQUITY VALUATIONS

This section outlines the valuations used throughout this report in relation to equity grants.

ANZ engages an external expert to independently value any required deferred share rights and performance rights, taking into account factors including the performance conditions, share price volatility, life of the instrument, dividend yield and share price at grant date.

The following table provides details of the valuations of the various equity instruments issued during the year and in prior years for shares and rights where vesting, lapse/forfeiture or exercise/sale has occurred during the year:

TABLE 10: EQUITY VALUATION INPUTS – SHARES AND RIGHTS

Recipients	Type	Grant date	Exercise price $	Equity fair value[1] $	Share closing price at grant $	ANZ expected volatility %	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield %	Risk free interest rate %
CEO and Executives	AVR deferred shares	12-Nov-12	–	24.57	24.45	–	–	1	–	–	–
CEO and Executives	AVR deferred shares	12-Nov-12	–	24.57	24.45	–	–	2	–	–	–
CEO and Executives	AVR deferred shares	22-Nov-13	–	31.66	31.68	–	–	1	–	–	–
CEO and Executives	AVR deferred shares	21-Nov-14	–	31.84	31.82	–	–	1	–	–	–
CEO and Executives	AVR deferred shares	21-Nov-14	–	31.84	31.82	–	–	2	–	–	–
Executives	LTVR deferred shares	31-Oct-08	–	17.18	17.36	–	–	3	–	–	–
Executives	LTVR deferred shares	14-Nov-11	–	20.89	20.66	–	–	3	–	–	–
Executives	Employee Share Offer shares	4-Dec-14	–	32.13	32.22	–	–	3	–	–	–
Executives	AVR deferred share rights	12-Nov-12	0.00	21.76	24.45	22.5	4	2	2	6.00	2.66
Executives	AVR deferred share rights	22-Nov-13	0.00	30.10	31.68	20.0	3	1	1	5.25	2.54
Executives	AVR deferred share rights	21-Nov-14	0.00	30.16	31.82	17.5	3	1	1	5.50	2.53
Executives	AVR deferred share rights	21-Nov-14	0.00	28.58	31.82	17.5	4	2	2	5.50	2.53
Executives	LTVR deferred share rights	21-Nov-14	0.00	27.09	31.82	17.5	5	3	3	5.50	2.53
Executives	LTVR performance rights	14-Nov-11	0.00	9.03	20.66	25.0	5	3	3	6.50	3.53
CEO	LTVR performance rights	16-Dec-11	0.00	9.65	20.93	25.0	5	3	3	7.00	3.06
CEO (for allocation purposes) and Executives	LTVR performance rights	21-Nov-14	0.00	14.24	31.82	17.5	5	3	3	5.50	2.53
CEO (for allocation purposes) and Executives	LTVR performance rights	21-Nov-14	0.00	15.47	31.82	17.5	5	3	3	5.50	2.53
CEO (for expensing purposes)	LTVR performance rights	18-Dec-14	0.00	13.67	30.98	17.5	5	3	3	5.50	2.20
CEO (for expensing purposes)	LTVR performance rights	18-Dec-14	0.00	14.69	30.98	17.5	5	3	3	5.50	2.20

1	For shares, the volume weighted average share price of all ANZ shares sold on the ASX on the date of grant is used to calculate the fair value. No dividends are incorporated into the measurement of the fair value of shares. For rights, an independent fair value calculation is conducted to determine the fair value.

ANZ ANNUAL REPORT 2015

10. NEDs, CEO and Disclosed Executives Loan and Other Transactions (non remuneration)

10.1 LOAN TRANSACTIONS

Loans made to the NEDs, the CEO and Disclosed Executives are made in the ordinary course of business on normal commercial terms and conditions no more favourable than those given to other employees or customers, including the term of the loan, security required and the interest rate.

Details of loans outstanding at the reporting date to NEDs, the CEO and Disclosed Executives including their related parties, where the individual’s aggregate loan balance exceeded $100,000 at any time during the year, are provided below. Other than the loans disclosed below no other loans were made, guaranteed or secured by any entity in the Group to the NEDs, the CEO and Disclosed Executives, including their related parties.

TABLE 11: NED LOAN TRANSACTIONS

Name	Opening balance at 1 Oct 2014 $	Closing balance at 30 Sep 2015 $	Interest paid and payable in the reporting period[1] $	Highest balance in the reporting period $
Non-Executive Directors
J Macfarlane	6,489,628	7,882,159	407,206	8,231,862
Total	6,489,628	7,882,159	407,206	8,231,862

1	Actual interest paid after taking into consideration offset accounts. The loan balance is shown gross, however the interest paid takes into account the impact of offset amounts.

TABLE 12: CEO AND DISCLOSED EXECUTIVE LOAN TRANSACTIONS

Name	Opening balance at 1 Oct 2014[1] $	Closing balance at 30 Sep 2015 $	Interest paid and payable in the reporting period[2] $	Highest balance in the reporting period $
CEO and Current Disclosed Executives
M Smith	1,000,000	1,000,000	43,330	3,199,970
A Currie	3,778,488	3,833,108	163,381	4,027,951
S Elliott	1,600,000	1,598,516	56,454	1,610,128
A Géczy	8,394,849	24,777,211	1,030,346	25,725,488
D Hisco	3,438,788	2,116,292	169,738	3,704,926
G Hodges	3,189,527	3,961,872	160,663	6,190,409
J Phillips	–	2,254,377	5,231	2,254,377
M Whelan	1,841,167	2,690,090	52,192	2,710,950
N Williams	1,668,474	286,000	17,511	1,890,735
Total	24,911,293	42,517,466	1,698,846	51,314,934

1	For Disclosed Executives who commenced during the 2015 financial year, opening balances are as at date of commencement.
2	Actual interest paid after taking into consideration offset accounts. The loan balance is shown gross, however the interest paid takes into account the impact of offset amounts.

10.2 OTHER TRANSACTIONS

All other transactions of the NEDs, the CEO and Disclosed Executives and their related parties are conducted on normal commercial terms and conditions no more favourable than those given to other employees or customers, and are deemed trivial or domestic in nature.

Signed in accordance with a resolution of the Directors.

David M Gonski, AC	Graeme R Liebelt
Chairman	Director
5 November 2015

DIRECTORS’ REPORT    57

SECTION

02

CONSOLIDATED FINANCIAL STATEMENTS

Income Statement	60
Statement of Comprehensive Income	61
Balance Sheet	62
Cash Flow Statement	63
Statement of Changes in Equity	64

NOTES TO THE FINANCIAL STATEMENTS

Basis of Preparation

01	Significant Accounting Policies	66
02	Critical Estimates and Judgements used in Applying Accounting Policies	75

Financial Performance

03	Income	77
04	Expenses	78
05	Income Tax	79
06	Dividends	82
07	Earnings Per Ordinary Share	84
08	Segment Analysis	85
09	Note to the Cash Flow Statement	88

Financial Assets

10	Cash	89
11	Trading Securities	89
12	Derivative Financial Instruments	89
13	Available-for-sale Assets	95
14	Net Loans and Advances	96
15	Provision for Credit Impairment	98

Financial Liabilities

16	Deposits and Other Borrowings	100
17	Debt Issuances	100
18	Subordinated Debt	101

Financial Instrument Disclosures

19	Financial Risk Management	103
20	Fair Value of Financial Assets and Liabilities	124
21	Maturity Analysis of Assets and Liabilities	132
22	Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets	133
23	Offsetting	134
24	Credit Related Commitments, Guarantees and Contingent Liabilities	136

58

ANZ ANNUAL REPORT 2015

NOTES TO THE FINANCIAL STATEMENTS (continued)

Non-financial Assets

25	Goodwill and Other Intangible Assets	137
26	Premises and Equipment	138
27	Other Assets	139

Non-financial Liabilities

28	Provisions	139
29	Payables and Other Liabilities	139

Equity

30	Share Capital	139
31	Reserves and Retained Earnings	141
32	Capital Management	142

Consolidation and Presentation

33	Shares in Controlled Entities	145
34	Controlled Entities	146
35	Investments in associates	147
36	Structured Entities	148
37	Transfers of Financial Assets	150

Life Insurance and Funds Management Business

38	Life Insurance Business	151
39	Fiduciary Activities	154

Employee and Related Party Transactions

40	Superannuation and Other Post Employment Benefit Schemes	154
41	Employee Share and Option Plans	157
42	Related Party Disclosures	164

Other Disclosures

43	Other Contingent Liabilities and Contingent Assets	165
44	Compensation of Auditors	168
45	Changes to Comparatives	168
46	Events Since the End of the Financial Year	169

Directors' Declaration and Responsibility Statement	170
Independent Auditor's Report	171

SECTION 2 59

FINANCIAL STATEMENTS

Income Statement for the year ended 30 September

		Consolidated		The Company[1]
	Note	2015 $m	2014 $m	2015 $m	2014 $m
Interest income	3	30,526	29,524	26,665	25,560
Interest expense	4	(15,910)	(15,714)	(16,249)	(15,550)
Net interest income		14,616	13,810	10,416	10,010
Other operating income	3	4,094	4,189	6,575	5,784
Net funds management and insurance income	3	1,736	1,538	203	217
Share of associates’ profit	3	625	517	376	248
Operating income		21,071	20,054	17,570	16,259
Operating expenses	4	(9,359)	(8,760)	(7,350)	(6,878)
Profit before credit impairment and income tax		11,712	11,294	10,220	9,381
Credit impairment charge	15	(1,179)	(986)	(969)	(974)
Profit before income tax		10,533	10,308	9,251	8,407
Income tax expense	5	(3,026)	(3,025)	(1,945)	(1,971)
Profit for the year		7,507	7,283	7,306	6,436
Comprising:
Profit attributable to non-controlling interests		14	12	–	–
Profit attributable to shareholders of the Company		7,493	7,271	7,306	6,436

Earnings per ordinary share (cents)
Basic	7	271.5	267.1	n/a	n/a
Diluted	7	257.2	257.0	n/a	n/a
Dividend per ordinary share (cents)	6	181	178	n/a	n/a

1	Comparative amounts have changed. Refer to note 45 for details.

The notes appearing on pages 66 to 169 form an integral part of these financial statements.

ANZ ANNUAL REPORT 2015

Statement of Comprehensive Income for the year ended 30 September

		Consolidated		The Company[1]
	Note	2015 $m	2014 $m	2015 $m	2014 $m
Profit for the year		7,507	7,283	7,306	6,436

Other comprehensive income
Items that will not be reclassified subsequently to profit or loss
Remeasurement gain/(loss) on defined benefit plans	31,40	(6)	43	24	8
Fair value gain/(loss) attributable to changes in own credit risk of financial liabilities designated at fair value		52	(35)	52	(35)
Income tax on items that will not be reclassified subsequently to profit or loss
Remeasurement gain/(loss) on defined benefit plans		4	(11)	(4)	(2)
Fair value gain/(loss) attributable to changes in own credit risk of financial liabilities designated at fair value		(15)	10	(15)	10
Items that may be reclassified subsequently to profit or loss
Foreign currency translation reserve[2]
Exchange differences taken to equity	31	1,736	487	878	212
Exchange differences transferred to income statement		(4)	37	(4)	37
Available-for-sale revaluation reserve
Valuation gain/(loss) taken to equity	31	(40)	134	(74)	90
Transferred to income statement		(71)	(47)	(49)	(40)
Cash flow hedge reserve
Valuation gain/(loss) taken to equity	31	160	165	149	168
Transferred to income statement		(15)	(31)	–	8
Income tax on items that may be reclassified subsequently to profit or loss
Available-for-sale revaluation reserve		36	(23)	39	(14)
Cash flow hedge reserve		(45)	(41)	(46)	(53)
Share of associates’ other comprehensive income[3]		59	(24)	44	(23)
Other comprehensive income net of tax		1,851	664	994	366
Total comprehensive income for the year		9,358	7,947	8,300	6,802
Comprising total comprehensive income attributable to:
Non-controlling interests		30	16	–	–
Shareholders of the Company		9,328	7,931	8,300	6,802

1	Comparative amounts have changed. Refer to note 45 for details.
2	Includes a $16 million gain of foreign currency translation differences attributed to non-controlling interests (2014: $4 million gain).
3	Share of associates’ other comprehensive income includes items that may be reclassified subsequently to profit and loss comprised of Available-for-sale assets reserve gain of $53 million (2014: loss of $25 million) for the Group and gain of $44 million (2014: loss of $23 million) for the Company; Foreign currency translation reserve of $8 million gain (2014: nil) for the Group; Cash flow hedge reserve of nil (2014: gain of $1 million) for the Group and items that will not be reclassified subsequently to profit or loss comprised of Defined benefit plans loss of $2 million (2014: nil) for the Group.

The notes appearing on pages 66 to 169 form an integral part of these financial statements.

FINANCIAL STATEMENTS    61

FINANCIAL STATEMENTS (continued)

Balance Sheet as at 30 September

		Consolidated		The Company[1]
	Note	2015 $m	2014 $m	2015 $m	2014 $m
Assets
Cash	10	53,903	32,559	51,217	30,655
Settlement balances owed to ANZ		18,596	20,241	16,601	18,150
Collateral paid		9,967	5,459	8,234	4,873
Trading securities	11	49,000	49,692	37,373	38,049
Derivative financial instruments	12	85,625	56,369	75,694	52,882
Available-for-sale assets	13	43,667	30,917	37,612	26,151
Net loans and advances	14	562,173	521,752	440,383	415,066
Regulatory deposits		1,773	1,565	557	434
Due from controlled entities		–	–	109,920	99,194
Shares in controlled entities	33	–	–	17,823	14,870
Investments in associates	35	5,440	4,582	3,018	2,166
Current tax assets	5	90	38	84	27
Deferred tax assets	5	402	417	712	778
Goodwill and other intangible assets	25	8,312	7,950	2,830	2,451
Investments backing policy liabilities	38	34,820	33,579	–	–
Premises and equipment	26	2,221	2,181	990	1,001
Other assets	27	5,846	4,791	2,949	2,243
Esanda dealer finance assets held for sale	14	8,065	–	8,065	–
Total assets		889,900	772,092	814,062	708,990
Liabilities
Settlement balances owed by ANZ		11,250	10,114	9,901	8,189
Collateral received		7,829	5,599	6,886	4,886
Deposits and other borrowings	16	570,794	510,079	472,031	423,172
Derivative financial instruments	12	81,270	52,925	71,844	50,474
Due to controlled entities		–	–	105,079	93,796
Current tax liabilities	5	267	449	94	301
Deferred tax liabilities	5	249	120	123	62
Policy liabilities	38	35,401	34,554	–	–
External unit holder liabilities (life insurance funds)		3,291	3,181	–	–
Provisions	28	1,074	1,100	731	695
Payables and other liabilities	29	10,366	10,984	6,294	7,682
Debt issuances	17	93,747	80,096	75,579	64,161
Subordinated debt	18	17,009	13,607	15,812	12,870
Total liabilities		832,547	722,808	764,374	666,288
Net assets		57,353	49,284	49,688	42,702
Shareholders’ equity
Ordinary share capital	30	28,367	24,031	28,611	24,280
Preference share capital	30	–	871	–	871
Reserves	31	1,571	(239)	939	(6)
Retained earnings	31	27,309	24,544	20,138	17,557
Share capital and reserves attributable to shareholders of the Company		57,247	49,207	49,688	42,702
Non-controlling interests	30	106	77	–	–
Total shareholders’ equity		57,353	49,284	49,688	42,702

1	Comparative amounts have changed. Refer to note 45 for details.

The notes appearing on pages 66 to 169 form an integral part of these financial statements.

ANZ ANNUAL REPORT 2015

Cash Flow Statement for the year ended 30 September

		Consolidated		The Company
	Note	2015 $m	2014 $m	2015 $m	2014 $m
Cash flows from operating activities
Interest received		30,667	29,327	26,754	25,417
Interest paid		(15,458)	(14,886)	(15,809)	(14,716)
Dividends received		231	127	2,630	1,890
Other operating income received		18,297	2,704	15,818	3,780
Other operating expenses paid		(8,573)	(8,123)	(6,806)	(6,476)
Income taxes paid		(3,082)	(3,207)	(2,388)	(2,615)
Net cash flows from funds management and insurance business
Premiums, other income and life investment deposits received		7,577	7,549	154	168
Investment income and policy deposits received		286	620	–	–
Claims and policyholder liability payments		(5,930)	(5,578)	–	–
Commission expense (paid)/received		(648)	(471)	49	49
Cash flows from operating activities before changes in operating assets and liabilities		23,367	8,062	20,402	7,497
Changes in operating assets and liabilities arising from cash flow movements
(Increase)/decrease in operating assets
Collateral paid		(3,585)	1,271	(2,427)	957
Trading securities		2,870	(8,600)	2,161	(7,131)
Loans and advances		(32,280)	(35,154)	(21,759)	(29,408)
Net intra-group loans and advances		–	–	(992)	1,856
Net cash flows from investments backing policyholder liabilities
Purchase of insurance assets		(7,065)	(4,856)	–	–
Proceeds from sale/maturity of insurance assets		7,239	4,625	–	–
Increase/(decrease) in operating liabilities
Deposits and other borrowings		30,050	36,592	22,210	31,798
Settlement balances owed by ANZ		781	1,358	1,422	668
Collateral received		1,073	1,435	854	1,103
Payables and other liabilities		(974)	910	(1,491)	1,417
Change in operating assets and liabilities arising from cash flow movements		(1,891)	(2,419)	(22)	1,260
Net cash provided by operating activities	9(a)	21,476	5,643	20,380	8,757
Cash flows from investing activities
Available-for-sale assets
Purchases		(24,236)	(12,652)	(18,876)	(7,849)
Proceeds from sale or maturity		15,705	11,136	11,256	6,489
Controlled entities and associates
Purchases (net of cash acquired)	9(c)	–	–	(1,375)	(21)
Proceeds from sale (net of cash disposed)	9(c)	4	251	–	249
Premises and equipment
Purchases		(321)	(370)	(204)	(248)
Other assets		(928)	(292)	(280)	86
Net cash used in investing activities		(9,776)	(1,927)	(9,479)	(1,294)
Cash flows from financing activities
Debt issuances
Issue proceeds		16,637	17,156	12,969	13,102
Redemptions		(15,966)	(10,710)	(12,250)	(8,642)
Subordinated debt
Issue proceeds		2,683	3,258	2,517	3,258
Redemptions		–	(2,586)	–	(2,586)
Dividends paid		(3,763)	(3,827)	(3,784)	(3,843)
Share capital issues		3,207	4	3,207	4
Preference shares bought back		(755)	–	(755)	–
Share buybacks		–	(500)	–	(500)
Net cash provided by financing activities		2,043	2,795	1,904	793
Net increase in cash and cash equivalents		13,743	6,511	12,805	8,256
Cash and cash equivalents at beginning of year		48,229	41,111	45,048	36,279
Effects of exchange rate changes on cash and cash equivalents		7,306	607	6,983	513
Cash and cash equivalents at end of year	9(b)	69,278	48,229	64,836	45,048

The notes appearing on pages 66 to 169 form an integral part of these financial statements.

FINANCIAL STATEMENTS    63

FINANCIAL STATEMENTS (continued)

Statement of Changes in Equity for the year ended 30 September

Consolidated	Ordinary share capital $m	Preference shares $m	Reserves[1] $m	Retained earnings $m	Shareholders’ equity attributable to equity holders of the Bank $m	Non-controlling interests $m	Total shareholders’ equity $m
As at 1 October 2013	23,641	871	(907)	21,936	45,541	62	45,603
Profit or loss	–	–	–	7,271	7,271	12	7,283
Other comprehensive income for the year	–	–	653	7	660	4	664
Total comprehensive income for the year	–	–	653	7,278	7,931	16	7,947
Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(4,700)	(4,700)	(1)	(4,701)
Dividend income on Treasury shares held within the Group’s life insurance statutory funds	–	–	–	22	22	–	22
Dividend reinvestment plan	851	–	–	–	851	–	851
Transactions with non-controlling interests	–	–	10	–	10	–	10
Other equity movements:
Share-based payments/(exercises)	–	–	13	–	13	–	13
Treasury shares Global Wealth adjustment	24	–	–	–	24	–	24
Group share option scheme	4	–	–	–	4	–	4
Group employee share acquisition scheme	11	–	–	–	11	–	11
Group share buyback	(500)	–	–	–	(500)	–	(500)
Transfer of options/rights lapsed	–	–	(8)	8	–	–	–
As at 30 September 2014	24,031	871	(239)	24,544	49,207	77	49,284
Profit or loss	–	–	–	7,493	7,493	14	7,507
Other comprehensive income for the year	–	–	1,802	33	1,835	16	1,851
Total comprehensive income for the year	–	–	1,802	7,526	9,328	30	9,358

Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(4,907)	(4,907)	(1)	(4,908)
Dividend income on Treasury shares held within the Group’s life insurance statutory funds	–	–	–	22	22	–	22
Dividend reinvestment plan	1,122	–	–	–	1,122	–	1,122
Preference share bought back	–	(871)	–	–	(871)	–	(871)
Other equity movements:
Share-based payments/(exercises)	–	–	16	–	16	–	16
Share placement and share purchase plan	3,206	–	–	–	3,206	–	3,206
Treasury shares Global Wealth adjustment	5	–	–	–	5	–	5
Group share option scheme	2	–	–	–	2	–	2
Group employee share acquisition scheme	1	–	–	–	1	–	1
Transfer of options/rights lapsed	–	–	(8)	8	–	–	–
Foreign exchange gains on preference shares bought back	–	–	–	116	116	–	116
As at 30 September 2015	28,367	–	1,571	27,309	57,247	106	57,353

1	Further information on reserves is disclosed in note 31 to the financial statements.

The notes appearing on pages 66 to 169 form an integral part of these financial statements.

ANZ ANNUAL REPORT 2015

The Company	Ordinary share capital $m	Preference shares $m	Reserves[1,2] $m	Retained earnings[1] $m	Shareholders’ equity attributable to equity holders of the Bank[1] $m	Non-controlling interests $m	Total shareholders’ equity[1] $m
As at 1 October 2013	23,914	871	(396)	15,826	40,215	–	40,215
Profit or loss	–	–	–	6,436	6,436	–	6,436
Other comprehensive income for the year	–	–	385	(19)	366	–	366
Total comprehensive income for the year	–	–	385	6,417	6,802	–	6,802
Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(4,694)	(4,694)	–	(4,694)
Dividend reinvestment plan	851	–	–	–	851	–	851
Other equity movements:							–
Share-based payments/(exercises)	–	–	13	–	13	–	13
Group share option scheme	4	–	–	–	4	–	4
Group employee share acquisition scheme	11	–	–	–	11	–	11
Group share buyback	(500)	–	–	–	(500)	–	(500)
Transfer of options/rights lapsed	–	–	(8)	8	–	–	–
As at 30 September 2014	24,280	871	(6)	17,557	42,702	–	42,702
Profit or loss	–	–	–	7,306	7,306	–	7,306
Other comprehensive income for the year	–	–	937	57	994	–	994
Total comprehensive income for the year	–	–	937	7,363	8,300	–	8,300
Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(4,906)	(4,906)	–	(4,906)
Dividend reinvestment plan	1,122	–	–	–	1,122	–	1,122
Preference share bought back	–	(871)	–	–	(871)	–	(871)
Other equity movements:
Share-based payments/(exercises)	–	–	16	–	16	–	16
Share placement and share purchase plan	3,206	–	–	–	3,206	–	3,206
Group share option scheme	2	–	–	–	2	–	2
Group employee share acquisition scheme	1	–	–	–	1	–	1
Transfer of options/rights lapsed	–	–	(8)	8	–	–	–
Foreign exchange gains on preference shares bought back	–	–	–	116	116	–	116
As at 30 September 2015	28,611	–	939	20,138	49,688	–	49,688

1	Comparative amounts have changed. Refer to note 45 for details.
2	Further information on reserves is disclosed in note 31 to the financial statements.

The notes appearing on pages 66 to 169 form an integral part of these financial statements.

FINANCIAL STATEMENTS    65

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies

The financial statements of Australia and New Zealand Banking Group Limited (the Company) and its controlled entities (the Group) for the year ended 30 September 2015 were authorised for issue in accordance with a resolution of the Directors on 4 November 2015.

The Company is incorporated and domiciled in Australia. The address of the Company’s registered office is ANZ Centre, Level 9, 833 Collins Street, Docklands, Victoria, Australia 3008.

The Company and Group are for-profit entities.

ANZ provides a broad range of banking and financial products and services to retail, high net worth, small business, corporate and commercial and institutional customers.

Geographically, operations span Australia, New Zealand, a number of countries in the Asia Pacific region, the United Kingdom, France, Germany and the United States.

The principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied by the Company and all Group entities for all years presented in these financial statements.

A) BASIS OF PREPARATION

i) Statement of compliance

The financial statements of the Company and Group are general purpose financial statements which have been prepared in accordance with the relevant provisions of the Banking Act 1959, Australian Accounting Standards (AASs) and other authoritative pronouncements of the Australian Accounting Standards Board and the Corporations Act 2001.

International Financial Reporting Standards (IFRS) are Standards and Interpretations adopted by the International Accounting Standards Board (IASB). IFRS forms the basis of AASs. The Group’s application of AASs ensures that the financial statements of the Company and Group comply with IFRS.

ii) Use of estimates and assumptions

The preparation of these financial statements requires the use of management judgement, estimates and assumptions that affect reported amounts and the application of accounting policies. Discussion of the critical accounting treatments, which include complex or subjective decisions or assessments, are covered in note 2. Such estimates, judgements and assumptions are reviewed on an ongoing basis.

iii) Basis of measurement

The financial information has been prepared in accordance with the historical cost basis except that the following assets and liabilities are stated at their fair value:

}	derivative financial instruments;

}	available-for-sale financial assets;

}	financial instruments held for trading; and

}	assets and liabilities designated as fair value through profit or loss.

In accordance with AASB 1038 Life Insurance Contracts (‘AASB 1038’), life insurance liabilities are measured using the Margin on Services model.

In accordance with AASB 119 Employee Benefits (‘AASB 119’), defined benefit obligations are measured using the Projected Unit Credit Method.

iv) Changes in Accounting Policy

The accounting policies are consistent with those of the previous financial year except for:

AASB 2014-9 Amendments to Australian Accounting Standards – Equity Method in Separate Financial Statements (‘AASB 2014-9’)

In December 2014, the Australia Accounting Standards Board issued the amended standard AASB 2014-9 which, unless early adopted, is effective for the Group’s financial year ending 30 September 2017. AASB 2014-9 amends AASB 127 Separate Financial Statements to include an option allowing entities to elect to use the equity method of accounting for investments in subsidiaries, joint ventures and associates in the parent entity’s separate financial statements.

The Company has early adopted this standard and elected to apply the equity method for accounting for investments in associates. These investments were previously accounted for at cost. In accordance with transitional provisions the change has been applied retrospectively, with the net impact of initial application recognised in retained earnings as at 1 October 2013. As a result the share of associates’ profit and share of associates’ other comprehensive income are recognised in the Company’s financial statements and dividends received from the associate recognised as a reduction to the equity accounted carrying value. The current year impact of this change is an increase in the Company’s profit before income tax of $317 million, no change to the Company’s income tax expense and an increase in the Company’s other comprehensive income of $535 million. In the Company’s balance sheet, investments in associates have increased by $2,298 million, retained earnings have increased by $1,554 million and reserves have increased by $744 million. Comparative information has been restated. Refer to note 45 for further details.

v) Rounding

The Company is an entity of the kind referred to in Australian Securities and Investments Commission class order 98/100 dated 10 July 1998 (as amended). Consequently, amounts in the financial statements have been rounded to the nearest million dollars, except where otherwise indicated.

vi) Comparatives

Certain amounts in the comparative information have been reclassified to conform with current period financial statement presentations. Refer to note 45 for further details.

vii) Principles of consolidation

The consolidated financial statements of the Group comprise the financial statements of the Company and all its subsidiaries. An entity, including a structured entity, is considered a subsidiary of the Group when it is determined that control over the entity exists. Control is deemed to exist when the Group is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Power is assessed by examining existing rights that give the Group the current ability to direct the relevant activities of the entity.

At times, the determination of control can be judgemental. Further detail on the judgement involved in assessing control has been provided in note 2(iii).

The effect of all transactions between entities in the Group has been eliminated.

Where subsidiaries are sold or acquired during the year, their operating results are included to the date of disposal or from the date of acquisition. When control ceases, the assets and liabilities of the subsidiary, any related non-controlling interest and other components of equity are derecognised.

66

ANZ ANNUAL REPORT 2015

1: Significant Accounting Policies (continued)

Any interest retained in the former subsidiary is initially measured at fair value and any resulting gain or loss is recognised in the income statement.

In the Company’s financial statements, investments in subsidiaries are carried at cost less accumulated impairment losses.

viii) Associates

The equity method is applied to accounting for associates in both the consolidated financial statements of the Group and the financial statements of the Company.

Under the equity method, the share of results of associates is included in the income statement and statement of other comprehensive income. Investments in associates are carried in the balance sheet at cost plus the post-acquisition share of changes in associates’ net assets less accumulated impairment.

Investments in associates are reviewed for any indication of impairment at least at each reporting date. Where an indication of impairment exists the recoverable amount of the associate is determined based on the higher of the associates’ fair value less costs to sell and its value in use. A discounted cash flow methodology and other methodologies such as the capitalisation of earnings methodology are used to determine the recoverable amount.

ix) Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each Group entity are measured using the currency of the primary economic environment in which the entity operates (the functional currency).

The consolidated financial statements are presented in Australian dollars, which is the Company’s functional and presentation currency.

Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions.

Monetary assets and liabilities resulting from foreign currency transactions are subsequently translated at the spot rate at reporting date.

Exchange rate differences arising on the settlement of monetary items and translation differences on monetary items translated at rates different to those at which they were initially recognised or included in a previous financial report, are recognised in the income statement in the period in which they arise.

Translation differences on non-monetary items measured at fair value through profit or loss, are reported as part of the fair value gain or loss on these items.

Translation differences on non-monetary items classified as available-for-sale financial assets are included in the available-for-sale revaluation reserve in equity.

Translation to presentation currency

The results and financial position of all Group entities (none of which has the functional currency of a hyperinflationary economy) that have a functional currency different from the Group’s presentation currency are translated into the Group’s presentation currency as follows:

}	assets and liabilities are translated at the rates of exchange ruling at reporting date;
}	revenue and expenses are translated at the average exchange rate for the period, unless this average is not a reasonable approximation of the rate prevailing on transaction date, in which case revenue and expenses are translated at the exchange rate ruling at transaction date; and

}	all resulting exchange differences are recognised in the foreign currency translation reserve.

When a foreign operation is disposed, cumulative exchange differences are recognised in the income statement as part of the gain or loss on sale.

Goodwill arising on the acquisition of a foreign operation is treated as an asset of the foreign operation and translated at the spot rate at reporting date.

B) INCOME RECOGNITION

i) Interest income

Interest income is recognised as it accrues using the effective interest rate method.

The effective interest rate method calculates the amortised cost of a financial asset or financial liability and allocates the interest income or interest expense over the expected life of the financial asset or financial liability so as to achieve a constant yield on the financial asset or liability.

For assets subject to prepayment, expected life is determined on the basis of the historical behaviour of the particular asset portfolio, taking into account contractual obligations and prepayment experience. This is assessed on a regular basis.

ii) Fee and commission income

Fees and commissions received that are integral to the effective interest rate of a financial asset are recognised using the effective interest rate method. For example, loan origination fees, together with related direct costs, are deferred and recognised as an adjustment to the effective interest rate on a loan once drawn.

Fees and commissions that relate to the execution of a significant act (for example, advisory or arrangement services, placement fees and underwriting fees) are recognised when the significant act has been completed.

Fees charged for providing ongoing services (for example, maintaining and administering existing facilities) are recognised as income over the period the service is provided.

iii) Dividend income

Dividends are recognised as revenue when the right to receive payment is established.

iv) Leasing income

Income on finance leases is recognised on a basis that reflects a constant periodic return on the net investment in the finance lease.

v) Gain or loss on sale of assets

The gain or loss on the disposal of assets is determined as the difference between the carrying amount of the asset at the time of disposal and the proceeds of disposal, net of incremental disposal costs. This is recognised as an item of other income in the year in which the significant risks and rewards of ownership transfer to the buyer.

NOTES TO THE FINANCIAL STATEMENTS 67

NOTES TO THE FINANCIAL STATEMENTS (continued)

1: Significant Accounting Policies (continued)

C) EXPENSE RECOGNITION

i) Interest expense

Interest expense on financial liabilities measured at amortised cost is recognised as it accrues using the effective interest rate method.

ii) Loan origination expenses

Certain loan origination expenses are an integral part of the effective interest rate of a financial asset measured at amortised cost. These loan origination expenses include:

}	fees and commissions payable to brokers and certain customer incentive payments in respect of originating lending business; and

}	other expenses of originating lending business, such as external legal costs and valuation fees, provided these are direct and incremental costs related to the origination of a financial asset.

Such loan origination expenses are initially recognised as part of the cost of acquiring the financial asset and amortised as part of the effective yield of the financial asset over its expected life using the effective interest rate method.

iii) Share-based compensation expense

The Group has various equity settled share-based compensation plans. These are described in note 41 and comprise the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ Employee Share Acquisition Plan

The fair value of ANZ ordinary shares granted under the Employee Share Acquisition Plan is measured at grant date, using the one-day volume weighted average market price of ANZ shares. The fair value is expensed on a straight-line basis over the relevant vesting period. This is recognised as share-based compensation expense with a corresponding increase in share capital.

ANZ Share Option Plan

The fair value of share options (deferred share rights, performance rights) is measured at grant date, using an option pricing model. The fair value is expensed on a straight line basis over the relevant vesting period. This is recognised as share based compensation expense with a corresponding increase in the share options reserve.

The option pricing model takes into account the exercise price of the option, the risk-free interest rate, the expected volatility of ANZ’s ordinary share price and other factors. Market vesting conditions are taken into account in determining the fair value.

A deferred share right or a performance right is a right to acquire a share at nil cost to the employee subject to satisfactorily meeting time and/or performance hurdles. For equity grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

Other adjustments

Subsequent to the grant of an equity-based award, the amount recognised as an expense is reversed when an employee fails to satisfy the minimum service period specified in the award upon resignation, termination or notice of dismissal for serious misconduct.

The expense is not reversed where the award does not vest due to the failure to meet a market-based performance condition.

iv) Lease payments

Leases entered into by the Group as lessee are predominantly operating leases. Operating lease payments are recognised as an expense on a straight-line basis over the lease term.

D) INCOME TAX

i) Income tax expense

Income tax on earnings for the year comprises current and deferred tax and is based on the applicable tax law in each jurisdiction. It is recognised in the income statement as tax expense, except when it relates to items credited directly to equity, in which case it is recorded in equity, or where it arises from the initial accounting for a business combination, in which case it is included in the determination of goodwill.

ii) Current tax

Current tax is the expected tax payable on taxable income for the year, based on tax rates (and tax laws) which are enacted at the reporting date, including any adjustment for tax payable in previous periods. Current tax for current and prior periods is recognised as a liability (or asset) to the extent that it is unpaid (or refundable).

iii) Deferred tax

Deferred tax is accounted for using the comprehensive tax balance sheet method. It is generated by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax base.

Deferred tax assets, including those related to the tax effects of income tax losses and credits available to be carried forward, are recognised only to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences or unused tax losses and credits can be utilised.

Deferred tax liabilities are recognised for all taxable temporary differences, other than those relating to taxable temporary differences arising from goodwill. They are also recognised for taxable temporary differences arising on investments in controlled entities, branches, and associates, except where the Group is able to control the reversal of the temporary differences and it is probable that temporary differences will not reverse in the foreseeable future. Deferred tax assets associated with these investments are recognised only to the extent that it is probable that the temporary difference will reverse in the foreseeable future and there will be sufficient taxable profits against which to utilise the benefits of the temporary difference.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period(s) when the asset and liability giving rise to them are realised or settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the reporting date. The measurement reflects the tax consequences that would follow from the manner in which the Group, at the reporting date, expects to recover or settle the carrying amount of its assets and liabilities.

Current and deferred tax assets and liabilities are offset only to the extent that they relate to income taxes imposed by the same taxation authority, there is a legal right and intention to settle on a net basis and it is allowed under the tax law of the relevant jurisdiction.

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E) ASSETS

FINANCIAL ASSETS

i)	Financial assets and liabilities at fair value through profit or loss

Purchases and sales of trading securities are recognised on trade date.

Trading securities are financial instruments acquired principally for the purpose of selling in the short-term or which are a part of a portfolio which is managed for short-term profit-taking. Trading securities are initially recognised and subsequently measured in the balance sheet at their fair value.

Derivatives that are not effective accounting hedging instruments are measured at fair value through profit or loss.

The Group may designate certain financial assets and liabilities as measured at fair value through profit or loss in any of the following circumstances:

}	investments backing policy liabilities (refer note 1(I)(iii));

}	life investment contract liabilities (refer note 1(I)(i));

}	external unit holder liabilities (life insurance funds) (refer note 1(l)(ii);

}	doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets and liabilities, or recognising the gains or losses thereon, on different bases;

}	a group of financial assets or financial liabilities or both is managed and its performance is evaluated on a fair value basis; or

}	the financial instrument contains an embedded derivative, unless the embedded derivative does not significantly modify the cash flows or it is clear, with little or no analysis, that it would not be separately recorded.

Changes in the fair value of these financial instruments are recognised in the income statement except in the case of financial liabilities designated as fair value through profit or loss. For financial liabilities designated as fair value through profit or loss, the amount of fair value gain or loss attributable to changes in the Group’s own credit risk is recognised in other comprehensive income (retained earnings). The remaining amount of fair value gain or loss is recognised in profit or loss. Amounts recognised in other comprehensive income are not subsequently reclassified to profit or loss.

ii) Derivative financial instruments

Derivative financial instruments are contracts whose value is derived from one or more underlying price, index or other variable. They include swaps, forward rate agreements, futures and options.

Derivative financial instruments are entered into for trading purposes (including customer-related reasons), or for hedging purposes where the derivative instruments are used to hedge the Group’s exposures to interest rate risk, currency risk, credit risk and other exposures relating to non-trading positions.

Derivative financial instruments are recognised initially at fair value with gains or losses from subsequent measurement at fair value being recognised in the income statement. Valuation adjustments are integral in determining the fair value of derivatives. This includes a credit valuation adjustment (CVA) to reflect the credit worthiness of the counterparty and a funding valuation adjustment (FVA) to account for the funding cost inherent in the portfolio.

Where the derivative is effective as a hedging instrument and is designated as such, the timing of the recognition of any resultant gain or loss in the income statement is dependent on the hedging designation.

Fair value hedge

Where the Group hedges the fair value of a recognised asset or liability or firm commitment, changes in the fair value of the derivative designated as a fair value hedge are recognised in the income statement. Changes in the fair value of the hedged item attributable to the hedged risk are reflected in adjustments to the carrying value of the hedged item, which are also recognised in the income statement.

Hedge accounting is discontinued when the hedge instrument expires or is sold, terminated, exercised or no longer qualifies for hedge accounting. The adjustment to the carrying amount of the hedged item arising from the hedged risk is amortised to the income statement over the period to maturity of the hedged item.

If the hedged item is sold or repaid, the unamortised fair value adjustment is recognised immediately in the income statement.

Cash flow hedge

The Group designates derivatives as cash flow hedges where the instrument hedges the variability in cash flows of a recognised asset or liability, a foreign exchange component of a firm commitment or a highly probable forecast transaction. For qualifying cash flow hedges, the fair value gain or loss associated with the effective portion of the cash flow hedge is recognised in other comprehensive income and then recycled to the income statement in the periods when the hedged item is recognised in the income statement. Any ineffective portion is recognised immediately in the income statement. When the hedging instrument expires, is sold, terminated, or no longer qualifies for hedge accounting, the cumulative amount deferred in equity remains in the cash flow hedge reserve, and is subsequently transferred to the income statement when the hedged item is recognised in the income statement.

When a forecast hedged transaction is no longer expected to occur, the amount deferred in the cash flow hedge reserve is recognised immediately in the income statement.

Net investment hedge

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. The gain or loss from remeasuring the fair value of the hedging instrument relating to the effective portion of the hedge is deferred in the foreign currency translation reserve in other comprehensive income and the ineffective portion is recognised immediately in the income statement.

The cumulative gain or loss recognised in other comprehensive income is recognised in the income statement on the disposal or partial disposal of a foreign operation.

Derivatives that do not qualify for hedge accounting

All gains and losses from changes in the fair value of derivatives that are not designated in a hedging relationship but are entered into to manage the interest rate and foreign exchange risk of the Group are recognised in the income statement. Under certain circumstances, the component of the fair value change in the derivative which relates to current period realised and accrued interest is included in net interest income. The remainder of the fair value movement is included in other income.

iii)	Available-for-sale financial assets

Purchases and sales of available-for-sale financial assets are recognised on trade date being the date on which the Group commits to purchase or sell the asset.

NOTES TO THE FINANCIAL STATEMENTS 69

NOTES TO THE FINANCIAL STATEMENTS (continued)

1: Significant Accounting Policies (continued)

Available-for-sale financial assets comprise non-derivative financial assets which the Group designates as available-for-sale but which are not deemed to be held principally for trading purposes, and include equity investments and debt securities.

Available-for-sale financial assets are initially recognised at fair value plus transaction costs. Subsequent gains or losses arising from changes in fair value are included as a separate component of equity in the available-for sale revaluation reserve except for interest, dividends and foreign exchange gains and losses on monetary assets, which are recognised directly in the income statement. When the asset is sold, the cumulative gain or loss relating to the asset is transferred from the available-for-sale revaluation reserve to the income statement.

Where there is objective evidence of impairment of an available- for-sale financial asset, the cumulative loss related to that asset is removed from equity and recognised in the income statement, as an impairment expense for debt instruments or as other income for equity instruments. If, in a subsequent period, the amount of an impairment loss relating to an available-for-sale debt instrument decreases and the decrease can be linked objectively to an event occurring after the impairment event, the loss is reversed through the income statement through the impairment expense line.

iv)	Net loans and advances

Net loans and advances are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money to a debtor with no intention of trading the loans and advances. Loans and advances are initially recognised at fair value plus transaction costs that are directly attributable to the issue of the loan or advance. They are subsequently measured at amortised cost using the effective interest rate method (refer note 1(B)(i)) unless specifically designated on initial recognition as fair value through profit or loss.

All loans are graded according to the level of credit risk.

Net loans and advances includes direct finance provided to customers such as bank overdrafts, credit cards, term loans, finance lease receivables and commercial bills.

Impairment of loans and advances

Loans and advances are reviewed at least at each reporting date for impairment.

Credit impairment provisions are raised for exposures that are known to be impaired. Exposures are impaired and impairment losses are recorded if, and only if, there is objective evidence of impairment as a result of one or more loss events that occurred after the initial recognition of the loan and prior to the reporting date, and that loss event, or events, has had an impact on the estimated future cash flows of the individual loan or the collective portfolio of loans that can be reliably estimated.

Impairment is assessed for assets that are individually significant (or on a portfolio basis for small value assets) and then on a collective basis for those exposures not individually known to be impaired.

Exposures that are assessed collectively are placed in pools of similar assets with similar risk characteristics. The required provision is estimated on the basis of historical loss experience for assets with credit risk characteristics similar to those in the collective pool.

The historical loss experience is adjusted based on current observable data such as changed economic conditions. The provision also takes account of the impact of inherent risk of large concentrated losses within the portfolio and an assessment of the economic cycle.

The estimated impairment losses are measured as the difference between the asset’s carrying amount and the estimated future cash flows discounted to their present value.

As the discount unwinds during the period between recognition of impairment and recovery of the cash flow, it is recognised in interest income.

Impairment of capitalised acquisition-related expenses is assessed through comparing the actual behaviour of the portfolio against initial expected life assumptions.

The provision for impairment loss (individual and collective) is deducted from loans and advances in the balance sheet and the movement for the reporting period is reflected in the income statement.

When a loan is uncollectable, either partially or in full, it is written-off against the related provision for loan impairment. Unsecured facilities are normally written-off when they become 180 days past due or earlier in the event of the customer’s bankruptcy or similar legal release from the obligation. In the case of secured facilities, remaining balances are written-off after proceeds from the realisation of collateral have been received if there is a shortfall.

Impairment losses recognised in previous periods are reversed in the income statement if the estimate of the loss subsequently decreases.

A provision is also raised for off-balance sheet items such as loan commitments that are considered to be onerous.

v) Lease receivables

Contracts to lease assets and hire purchase agreements are classified as finance leases if they transfer substantially all the risks and rewards of ownership of the asset to the customer or an unrelated third party. All other lease contracts are classified as operating leases.

vi) Repurchase agreements

Securities sold under repurchase agreements are retained in the financial statements where substantially all the risks and rewards of ownership remain with the Group. A counterparty liability is recognised and classified as deposits and other borrowings. The difference between the sale price and the repurchase price is accrued over the life of the repurchase agreement and charged to interest expense in the income statement.

Securities purchased under agreements to resell, where the Group does not acquire the risks and rewards of ownership, are recorded as receivables in cash or net loans and advances if the original maturity is greater than 90 days. The security is not included in the balance sheet. Interest income is accrued on the underlying loan amount.

Securities borrowed are not recognised in the balance sheet, unless these are sold to third parties, at which point the obligation to repurchase is recorded as a financial liability at fair value with fair value movements included in the income statement.

vii) Derecognition

The Group enters into transactions where it transfers financial assets recognised on its balance sheet yet retains either all or a portion of the risks and rewards of the transferred assets. If all, or substantially all, of the risks and rewards are retained, the transferred assets are not derecognised from the balance sheet.

In transactions where substantially all the risks and rewards of ownership of a financial asset are neither retained nor transferred, the Group derecognises the asset if control over the asset is lost.

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In transfers where control over the asset is retained, the Group continues to recognise the asset to the extent of its continuing involvement, determined by the extent to which it is exposed to changes in the value of the transferred asset. The rights and obligations retained or created in the transfer are recognised separately as assets and liabilities as appropriate.

NON-FINANCIAL ASSETS

viii) Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the identifiable net assets of a controlled entity at the date of gaining control. Goodwill is recognised as an asset and not amortised, but assessed for impairment at least annually or more frequently if there is an indication that the goodwill may be impaired. This involves using a discounted cash flow methodology or capitalisation of earnings methodology to determine the expected recoverable amount of the cash-generating units (CGU) to which the goodwill relates. Where it exceeds the recoverable amount, the difference is charged to the income statement. Any impairment of goodwill is not subsequently reversed.

ix) Software

Software include costs incurred in acquiring and building software and computer systems.

Software is amortised using the straight-line method over its expected useful life to the Group. The period of amortisation is between 3 and 5 years, except for certain major core infrastructure projects where the useful life has been determined to be 7 or 10 years and has been approved by the Audit Committee. The amortisation period for software assets is reviewed at least annually. Where the expected useful life of the asset is different from previous estimates the amortisation period is changed prospectively.

At each reporting date, software assets are reviewed for impairment indicators. If any such indication exists, the recoverable amount of the assets are estimated and compared against the existing carrying value. Where the carrying value exceeds the recoverable amount, the difference is charged to the income statement.

Costs incurred in planning or evaluating software proposals, or in maintaining systems after implementation, are not capitalised.

x) Acquired portfolio of insurance and investment business

Identifiable intangible assets in respect of acquired portfolios of insurance and investment business acquired in a business combination are stated initially at fair value at acquisition date. These are amortised over the period of expected benefits of between 15 and 23 years.

The amortisation period is reviewed annually and the asset is reviewed for indicators of impairment. Any impairment identified is charged to the income statement.

xi) Deferred acquisition costs

Refer to note 1(I)(vii).

xii) Other intangible assets

Other intangible assets include management fee rights and aligned advisor relationships.

Management fee rights and aligned advisor relationships are amortised over the expected useful lives to the Group using the straight line method.

Where the intangible asset is assessed to have an indefinite life, it is carried at cost less any impairment losses.

The period of amortisation is no longer than:

Management fee rights	7 years
Aligned advisor relationships	8 years

The amortisation period is reviewed at least at the end of each annual reporting period and changed if there has been a significant change in the pattern of expected future benefits from the asset.

xiii) Premises and equipment

Assets other than freehold land are depreciated at rates based upon their expected useful lives to the Group, using the straight-line method. The depreciation rates used for each class of asset are:

Buildings	1.5%

Building integrals	10%

Furniture & equipment	10%–20%

Computer & office equipment	12.5%–33%

Leasehold improvements are amortised on a straight-line basis over the shorter of their useful life or the remaining term of the lease.

The depreciation rate is reviewed annually and changed if there has been a significant change in the pattern of expected future benefits from the asset.

At each reporting date, the carrying amounts of premises and equipment are reviewed for impairment. If any impairment indicator exists, the recoverable amount of the assets are estimated and compared against the carrying value. Where the carrying value exceeds the recoverable amount, the difference is charged to the income statement. If it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the CGU to which the asset belongs.

A previously recognised impairment loss is reversed if there has been an increase in the estimated recoverable amount.

xiv) Borrowing costs

Borrowing costs incurred for the construction of qualifying assets are capitalised into the cost of the qualifying asset during the period of time that is required to complete and prepare the asset for its intended use. The calculation of borrowing costs is based on an internal measure of the costs associated with the borrowing of funds.

F) LIABILITIES

FINANCIAL LIABILITIES

i) Deposits and other borrowings

Deposits and other borrowings include certificates of deposit, interest bearing deposits, debentures and other similar interest bearing financial instruments. Deposits and other borrowings not designated at fair value through profit or loss on initial recognition are measured at amortised cost. The interest expense is recognised using the effective interest rate method.

ii) Financial liabilities at fair value through profit or loss

Refer to note 1(E)(i).

iii) Acceptances

The exposure arising from the acceptance of bills of exchange that are sold into the market is recognised as a liability. An asset of equal value is recognised to reflect the offsetting claim against the drawer of the bill. Bill acceptances generate fee income that is recognised in the income statement when earned.

NOTES TO THE FINANCIAL STATEMENTS 71

NOTES TO THE FINANCIAL STATEMENTS (continued)

1: Significant Accounting Policies (continued)

iv) Debt issuances and subordinated debt

Debt issuances and subordinated debt are accounted for in the same way as deposits and other borrowings, except for those debt securities which are designated as at fair value through profit or loss on initial recognition.

v) Financial guarantee contracts

Financial guarantee contracts that require the issuer to make specified payments to reimburse the holder for a loss the holder incurs because a specified debtor fails to make payments when due, are initially recognised in the financial statements at fair value on the date the guarantee is given (typically this is the premium received). Subsequent to initial recognition, the Group’s liabilities under such guarantees are measured at the higher of their amortised amount and the best estimate of the expenditure required to settle any financial obligation arising at the reporting date. These estimates are determined based on experience of similar transactions and the history of past losses.

vi) Derecognition

Financial liabilities are derecognised when the obligation specified in the contract is discharged, cancelled or expires.

NON-FINANCIAL LIABILITIES

vii) Employee benefits

Leave benefits

The liability for long service leave (including on-costs) is calculated and accrued for in respect of all applicable employees using an actuarial valuation. Expected future payments for long service leave are discounted using market yields at the reporting date on a blended rate of high quality corporate bonds with terms to maturity that match, as closely as possible, the estimated future cash outflows. The amounts expected to be paid in respect of employees’ entitlements to annual leave are accrued at expected salary rates including on-costs.

Defined contribution superannuation schemes

The Group operates a number of defined contribution schemes and also contributes, according to local law, in the various countries in which it operates, to government and other plans that have the characteristics of defined contribution schemes.

The Group’s contributions to these schemes are recognised as an expense in the income statement when incurred.

Defined benefit superannuation schemes

The Group operates a small number of defined benefit schemes. The liability and expense related to providing benefits to employees under each defined benefit scheme are calculated by independent actuaries.

A defined benefit liability is recognised to the extent that the present value of the defined benefit obligation of each scheme, calculated using the Projected Unit Credit Method, is greater than the fair value of each scheme’s assets. Where this calculation results in an asset of the Group, a defined benefit asset is recognised, which is capped at the recoverable amount. In each reporting period, the movements in the net defined benefit liability are treated as follows:

}	the net movement relating to the current period’s service cost, net interest on the net defined benefit liability, past service costs and other costs (such as the effects of any curtailments and settlements) is recognised as an operating expense in the Income Statement;
}	remeasurements of the net defined benefit liability, which comprise actuarial gains and losses and return on scheme assets (excluding interest income included in net interest), are recognised directly in retained earnings through other comprehensive income; and

}	contributions made by the Group are recognised directly against the net defined benefit position.

viii) Provisions

The Group recognises provisions when there is a present obligation, the future sacrifice of economic benefits is probable, and the amount of the provision can be measured reliably.

The amount recognised is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the obligation at reporting date. Where a provision is measured using the estimated cash flows required to settle the present obligation, its carrying amount is the present value of those cash flows.

G) EQUITY

i) Ordinary shares

Ordinary shares in the Company are recognised at the amount paid per ordinary share net of directly attributable issue costs.

ii) Treasury shares

Shares in the Company which are purchased on-market by the ANZ Employee Share Acquisition Plan or issued by the Company to the ANZ Employee Share Acquisition Plan are classified as treasury shares (to the extent that they relate to unvested employee share based awards) and are deducted from share capital.

In addition, the life insurance business may also purchase and hold shares in the Company to back policy liabilities in the life insurance statutory funds. These shares are also classified as treasury shares and deducted from share capital. These assets, plus any corresponding income statement fair value movement on the assets and dividend income, are eliminated when the life statutory funds are consolidated into the Group. The cost of the investment in the shares is deducted from share capital. However, the corresponding life investment contract and life insurance contract liabilities, and related changes in the liabilities recognised in the income statement, remain upon consolidation.

Treasury shares are excluded from the weighted average number of ordinary shares used in the earnings per share calculations.

iii) Non-controlling interest

Non-controlling interests represent the share in the net assets of subsidiaries attributable to equity interests not owned directly or indirectly by the Company.

iv) Reserves

Foreign currency translation reserve

As indicated in note 1(A)(ix), exchange differences arising on translation of assets and liabilities into the Group’s presentation currency are reflected in the foreign currency translation reserve. Any offsetting gains or losses on hedging these balances, together with any tax effect, are also reflected in this reserve. When a foreign operation is sold, attributable exchange differences are recognised in the income statement.

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Available-for-sale revaluation reserve

This reserve includes changes in the fair value and exchange differences on the revaluation of available-for-sale financial assets, net of tax. These changes are transferred to the income statement (in other operating income) when the asset is derecognised or impaired.

Cash flow hedge reserve

This reserve includes the fair value gains and losses associated with the effective portion of designated cash flow hedging instruments net of tax. The cumulative deferred gain or loss on the hedge is recognised in the income statement when the hedged transaction impacts the income statement.

Share option reserve

This reserve includes the amounts which arise on the recognition of share-based compensation expense (see note 1(C)(iii)). Amounts are transferred out of the reserve into share capital when the equity instruments are exercised.

Transactions with non-controlling interests reserve

The transactions with non-controlling interests reserve represents the impact of transactions with non-controlling shareholders in their capacity as shareholders.

H) PRESENTATION

i) Offsetting of income and expenses

Income and expenses are not offset unless required or permitted by an accounting standard. This generally arises in the following circumstances:

}	where transaction costs form an integral part of the effective interest rate of a financial instrument which is measured at amortised cost, these are offset against the interest income/ expense as part of the effective yield; or

}	where gains and losses arise from a group of similar transactions, such as foreign exchange gains and losses.

ii) Offsetting assets and liabilities

Assets and liabilities are offset and the net amount reported in the balance sheet only where there is:

}	a current enforceable legal right to offset the asset and liability; and

}	an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously.

iii) Segment reporting

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the Chief Executive Officer to make decisions about resources to be allocated to the segment and assess its performance and for which discrete information is available. Changes in the internal organisational structure of the Group can cause the composition of the Group’s reportable segments to change. Where this occurs corresponding segment information for the previous financial year is restated, unless the information is not available and the cost to prepare it would be excessive.

I) LIFE INSURANCE AND FUNDS MANAGEMENT BUSINESS

The Group conducts its life insurance and funds management business (the Life Business) in Australia primarily through OnePath Life Limited, which is registered under the Life Insurance Act 1995 (Life Act) and in New Zealand through OnePath Life (NZ) Limited which is licensed under the Insurance (Prudential Supervision) Act 2010.

The operations of the Life Business are conducted within separate statutory funds, as required by the Life Act and are reported in aggregate with the shareholder’s fund in the income statement, statement of changes in equity, balance sheet and cash flow statements of the Group. The assets of the Life Business in Australia are allocated between policyholder and shareholder funds in accordance with the requirements of the Life Act. Under AASs, the financial statements must include all assets, liabilities, revenues, expenses and equity, irrespective of whether they are designated as relating to shareholders or policyholders. Accordingly, the consolidated financial statements include both policyholder (statutory) and shareholders’ funds.

i) Policy liabilities

Policy liabilities include liabilities arising from life insurance contracts and life investment contracts.

Life insurance contracts are insurance contracts regulated under the Life Act and similar contracts issued by entities operating outside Australia. An insurance contract is a contract under which an insurer accepts significant insurance risk from another party (the policyholder) by agreeing to compensate the policyholder if a specified uncertain future event adversely affects the policyholder.

All contracts written by registered life insurers that do not meet the definition of an insurance contract are referred to as life investment contracts. Life investment contract business relates to funds management products in which the Group issues a contract where the resulting liability to policyholders is linked to the performance and value of the assets that back those liabilities.

Whilst the underlying assets are registered in the name of the life insurer and the policyholder has no direct access to the specific assets, the contractual arrangements are such that the policyholder bears the risks and rewards of the fund’s underlying assets investment performance with the exception of capital guaranteed products where the policyholder is guaranteed a minimum return or asset value. The Group derives fee income from the administration of the underlying assets.

Life investment contracts that include a discretionary participation feature (participating contracts) are accounted for as if they are life insurance contracts under AASB 1038.

Life insurance liabilities

Life insurance liabilities are determined using the ‘Margin on Services’ (MoS) model using a projection method. Under the projection method, the liability is determined as the net present value of the expected future cash flows, plus planned margins of revenues over expenses relating to services yet to be provided, discounted using a risk-free discount rate that reflects the nature, structure and term of the liabilities. Expected future cash flows include premiums, expenses, redemptions and benefit payments, including bonuses.

Profits from life insurance contracts are brought to account using the MoS model in accordance with Actuarial Standard LPS 340 Valuation of Policy Liabilities as issued by APRA under the Life Act and Professional Standard 3 Determination of Life Insurance Policy Liabilities as issued by the New Zealand Society of Actuaries.

NOTES TO THE FINANCIAL STATEMENTS    73

NOTES TO THE FINANCIAL STATEMENTS (continued)

1: Significant Accounting Policies (continued)

Under the MoS model, profit is recognised as premiums are received and services are provided to policyholders. When premiums are received but the service has not been provided, the profit is deferred. Losses are expensed when identified.

Costs associated with the acquisition of policies are recognised over the period that the policy generates profits. Costs are only deferred to the extent that a contract is expected to be profitable.

Participating contracts, defined as those contracts that entitle the policyholder to participate in the performance and value of certain assets in addition to the guaranteed benefit, are entitled to share in the profits that arise from the participating business. This profit sharing is governed by the Life Act and the life insurance company’s constitution. The profit sharing entitlement is treated as an expense in the consolidated financial statements. Any benefits which remain payable at the end of the reporting period are recognised as part of life insurance liabilities.

Life investment contract liabilities

Life investment contracts consist of two components: a financial instrument and an investment management service.

The financial instrument component of the life investment contract liabilities is designated at fair value through profit or loss. The investment management service component, including associated acquisition costs, is recognised as revenue in the profit or loss as services are performed. See note 1(I)(vii) for the deferral and amortisation of life investment contract acquisition costs and entry fees.

The life investment contract liability is directly linked to the performance and value of the assets that back them and is determined as the fair value of those assets after tax. For fixed income policies the liability is determined as the net present value of expected cash flows subject to a minimum of current surrender value.

ii) External unit holder liabilities (life insurance funds)

The life insurance business includes controlling interests in investment funds. The total amounts of the underlying assets, liabilities, revenues and expenses of the controlled entities are recognised in the Group’s consolidated financial statements. When a controlled investment fund is consolidated, the share of the unit holder liability attributable to the Group is eliminated but amounts due to external unit holders remain as liabilities in the Group’s consolidated balance sheet.

iii) Investments backing policy liabilities

All investments backing policy liabilities are designated as at fair value through profit or loss. All policyholder assets, being those assets held within the statutory funds of the life company that are not segregated and managed under a distinct shareholder investment mandate are held to back life insurance and life investment contract liabilities (collectively referred to as policy liabilities).

iv) Claims

Claims are recognised when the liability to the policyholder under the policy contract has been established or upon notification of the insured event depending on the type of claim.

Claims incurred in respect of life investment contracts represent withdrawals and are recognised as a reduction in life investment contract liabilities.

Claims incurred that relate to the provision of services and bearing of insurance risks are treated as expenses and these are recognised on an accruals basis once the liability to the policyholder has been established under the terms of the contract.

v) Revenue

Life insurance premiums

Life insurance premiums earned by providing services and bearing risks are treated as revenue. For annuity, risk and traditional business, all premiums are recognised as revenue. Premiums with no due date are recognised as revenue on a cash received basis. Premiums with a regular due date are recognised as revenue on an accruals basis. Unpaid premiums are only recognised as revenue during the days of grace or where secured by the surrender value of the policy and are included as other assets in the balance sheet.

Life investment contract premiums

There is no premium revenue in respect of life investment contracts. Life investment deposit premiums are recognised as an increase in policy liabilities. Amounts received from policyholders in respect of life investment contracts are recognised as an investment contract liability where the receipt is in the nature of a deposit, or recognised as an origination fee with an ongoing investment management fee.

Fees

Fees are charged to policyholders in connection with life insurance and life investment contracts and are recognised when the service has been provided. Entry fees from life investment contracts are deferred and recognised over the average expected life of the contracts. Deferred entry fees are presented within other liabilities in the balance sheet.

vi) Reinsurance contracts

Reinsurance premiums, commissions and claim settlements, as well as the reinsurance element of insurance contract liabilities, are accounted for on the same basis as the underlying direct insurance contracts for which the reinsurance was purchased.

vii) Policy acquisition costs

Life insurance contract acquisition costs

Policy acquisition costs are the fixed and variable costs of acquiring new business. The appointed actuary assesses the value and future recoverability of these costs in determining policy liabilities. The net profit impact is presented in the income statement as a change in policy liabilities. The deferral is determined as the lesser of actual costs incurred and the allowance for recovery of these costs from the premiums or policy charge as appropriate for each business class. This is subject to an overall limit that future profits are anticipated to cover these costs. Losses arising on acquisition are recognised in the income statement in the year in which they occur. Amounts which are deemed recoverable from future premiums or policy charges are deferred and amortised over the life of the policy.

Life investment contract acquisition costs

Incremental acquisition costs, such as commissions, that are directly attributable to securing a life investment contract are recognised as an asset where they can be identified separately and measured reliably and if it is probable that they will be recovered. These deferred acquisition costs are presented in the balance sheet as an intangible asset and are amortised over the period that they will be recovered from future policy charges.

Any impairment losses arising on deferred acquisition costs are recognised in the income statement in the period in which they occur.

74

ANZ ANNUAL REPORT 2015

1: Significant Accounting Policies (continued)

viii) Basis of expense apportionment

All life investment contracts and insurance contracts are categorised based on individual policy or product. Expenses for these products are then allocated between acquisition, maintenance, investment management and other expenses.

Expenses which are directly attributable to an individual policy or product are allocated directly to a particular expense category, fund, class of business and product line as appropriate. Where expenses are not directly attributable to an individual policy or product, they are appropriately apportioned based on detailed expense analysis having regard to the objective in incurring that expense and the outcome achieved. The apportionment has been made in accordance with Actuarial Standard LPS 340, issued by the Australian Prudential Regulation Authority, and on an equitable basis to the different classes of business in accordance with Division 2 of Part 6 of the Life Act.

J) OTHER

i) Contingent liabilities

Contingent liabilities acquired in a business combination are measured at fair value at the acquisition date. At subsequent reporting dates the value of such contingent liabilities is reassessed based on the estimate of the expenditure required to settle the contingent liability.

Other contingent liabilities are not recognised in the balance sheet but disclosed in note 43 unless it is considered remote that the Group will be liable to settle the possible obligation.

ii) Earnings per share

The Group presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period after eliminating treasury shares.

Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effect of dilutive ordinary shares.

iii) Accounting Standards not early adopted

The following accounting standards relevant to the Company and/or the Group have been issued but are not yet effective and have not been applied in these financial statements.

AASB 9 Financial Instruments (‘AASB 9’)

The Australia Accounting Standards Board issued the final version of AASB 9 in December 2014. When operative, this standard will replace AASB 139 Financial Instruments: Recognition and Measurement. AASB 9 addresses recognition and measurement requirements for financial assets and financial liabilities, impairment requirements that introduce an expected credit loss impairment model and general hedge accounting requirements which more closely align with risk management activities undertaken when hedging financial and non-financial risks.

AASB 9 is not mandatorily effective for the Group until 1 October 2018. The Group is in the process of assessing the impact of AASB 9 and is not yet able to reasonably estimate the impact on its financial statements.

The Group early adopted, in isolation, the part of AASB 9 relating to gains and losses attributable to changes in own credit risk of financial liabilities designated as fair value through profit or loss in the prior financial year (effective from 1 October 2013). Refer to note 1(E)(i) for a description of the accounting policy.

AASB 15 Revenue from Contracts with Customers (‘AASB 15’)

The Australia Accounting Standards Board issued AASB 15 in December 2014. The standard is not mandatorily effective for the Group until 1 October 2018. AASB 15 contains new requirements for the recognition of revenue and additional disclosures about revenue.

While it is expected that a significant proportion of the Group’s revenue will be outside the scope of AASB 15, the Group is in the process of assessing the impact of AASB 15 and is not yet able to reasonably estimate the impact on its financial statements.

2: Critical Estimates and Judgements Used in Applying Accounting Policies

The preparation of the financial statements of the Company and Group involves making estimates and judgements that affect the reported amounts within the financial statements. The estimates and judgements are continually evaluated based on historical factors and expectations of future events, which are believed to be reasonable under the circumstances. All material changes to accounting policies and estimates and the application of these policies and judgements are approved by the Audit Committee of the Board.

A brief explanation of the critical estimates and judgements follows.

i) Provisions for credit impairment

The measurement of impairment of loans and advances requires management’s best estimate of the losses incurred in the portfolio at reporting date.

Individual and collective provisioning involves the use of assumptions for estimating the amount and timing of expected future cash flows. The process of estimating the amount and timing of cash flows involves considerable management judgement. These judgements are regularly revised to reduce any differences between loss estimates and actual loss experience.

The collective provision involves estimates regarding the historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience is adjusted based on current observable data and events and an assessment of the impact of model risk. The provision also takes into account management’s assessment of the impact of large concentrated losses inherent within the portfolio and the economic cycle.

The use of such judgements and reasonable estimates is considered by management to be an essential part of the financial reporting process and does not impact on the reliability of the provision.

ii) Impairment of non-lending assets

The carrying values of non-lending assets are subject to impairment assessments at each reporting date. Judgement is required in identifying the cash-generating units to which goodwill and other assets are allocated for the purpose of impairment testing.

Impairment testing involves identifying appropriate internal and external indicators of impairment and whether these exist at each reporting date. Where an indication of impairment exists, the recoverable amount of the asset is determined based on the higher of the assets fair value less costs to sell and its value in use. Judgement is applied when determining the assumptions supporting the recoverable amount calculations.

NOTES TO THE FINANCIAL STATEMENTS    75

NOTES TO THE FINANCIAL STATEMENTS (continued)

2: Critical Estimates and Judgements Used in Applying Accounting Policies (continued)

During the year the impairment assessment of non-lending assets identified that two of the Group’s associate investments (AMMB Holdings Berhad (Ambank) and PT Bank Pan Indonesia (PT Panin)) demonstrated indicators of impairment. Although their market value (based on share price) was below their carrying value no impairment was recognised as the carrying values were supported by their value in use. The value in use calculation is sensitive to a number of key assumptions, including future profitability levels, capital levels, long term growth rates and discount rates. Refer note 35 for the key assumptions included in the value in use calculation.

iii) Consolidation

The Company assesses, at inception and at each reporting date, whether an entity should be consolidated based on the accounting policy outlined in note 1(A)(vii). Such assessments are predominantly required for structured finance transactions, securitisation activities, and involvement with investment funds. When assessing whether the Company controls (and therefore consolidates) a structured entity, judgement is required about whether the Company has power over the relevant activities as well as exposure to variable returns of the structured entity. All involvement, rights and exposure to returns are considered when assessing if control exists.

The Company is deemed to have power over an investment fund when it preforms the function of Manager/Responsible Entity of that investment fund. Whether the Company controls the investment fund depends on whether it holds that power as principal, or as an agent for other investors. The Company is considered the principal, and thus controls an investment fund, when it cannot be easily removed from the position of Manager/Responsible Entity by other investors and has variable returns through significant aggregate economic interest in that investment fund. In all other cases the Company is considered to be acting in an agency capacity and does not control the investment fund.

iv) Financial instruments at fair value

The Group’s financial instruments measured at fair value are stated in note 1(A)(iii). In estimating the fair value of financial instruments the Group uses quoted market prices in an active market, wherever possible.

In the event that there is no active market for the instrument, fair value is based on present value estimates or other market accepted valuation techniques. The valuation models incorporate the impact of bid/ask spreads, counterparty credit spreads and other factors that market participants would consider in determining the fair value. The selection of appropriate valuation techniques, methodologies and inputs requires judgement. These are reviewed and updated as market practice evolves.

The majority of valuation techniques employ only observable market data. However, for certain financial instruments, the fair value cannot be determined with reference to current market transactions or valuation techniques whose variables only include data from observable markets. For these financial instruments, the fair value is determined using data derived and extrapolated from market data and tested against historic transactions and observed market trends.

Application of professional judgement is required to analyse the data available to support each assumption upon which these valuations are based. Changing the assumptions changes the resulting estimate of fair value.

The majority of outstanding derivative positions are transacted over-the-counter where no active market exists for such instruments and therefore need to be valued using valuation techniques. Included in the determination of the fair value of derivatives is a credit valuation adjustment (CVA) to reflect the credit worthiness of the counterparty. Amongst other factors, this is influenced by the mark-to-market of the derivative trades and by the movement in the market cost of credit. Further, in order to account for the funding costs inherent in the derivative, a funding valuation adjustment (FVA) is applied. Judgment is required to determine the appropriate cost of funding and the future expected cash flows used to determine FVA.

v) Provisions (other than loan impairment)

The Group holds provisions for various obligations including employee entitlements, restructurings and litigation related claims. The provision for long-service leave is supported by an independent actuarial report and involves assumptions regarding employee turnover, future salary growth rates and discount rates. Other provisions involve judgements regarding the outcome of future events including estimates of expenditure required to satisfy such obligations. Where relevant, expert legal advice has been obtained and, in light of such advice, provisions and/or disclosures as deemed appropriate have been made.

vi) Life insurance contract liabilities

Policy liabilities for life insurance contracts are computed using statistical or mathematical methods, which are expected to give approximately the same results as if an individual liability was calculated for each contract. The computations are made by suitably qualified personnel on the basis of recognised actuarial methods, with due regard to relevant actuarial principles and standards. The methodology takes into account the risks and uncertainties of the particular class of life insurance business written. Deferred policy acquisition costs are connected with the measurement basis of life insurance liabilities and are equally sensitive to the factors that are considered in the liability measurement.

The key factors that affect the estimation of these liabilities and related assets are:

}	the cost of providing the benefits and administering the insurance contracts;

}	mortality and morbidity experience on life insurance products, including enhancements to policyholder benefits;

}	discontinuance experience, which affects the Company’s ability to recover the cost of acquiring new business over the lives of the contracts; and

}	the amounts credited to policyholders’ accounts compared to the returns on invested assets through asset-liability management and strategic and tactical asset allocation.

In addition, factors such as regulation, competition, interest rates, taxes and general economic conditions affect the level of these liabilities.

The total value of policy liabilities for life insurance contracts have been appropriately calculated in accordance with these principles.

vii) Taxation

Judgement is required in determining provisions held in respect of uncertain tax positions. The Group estimates its tax liabilities based on its understanding of the relevant law in each of the countries in which it operates and seeks independent advice where appropriate.

76

ANZ ANNUAL REPORT 2015

3: Income

	Consolidated		The Company[1]
	2015 $m	2014 $m	2015 $m	2014 $m
Interest income
Loans and advances and acceptances	27,515	26,752	20,657	20,620
Trading securities	1,594	1,546	1,109	1,091
Available-for-sale assets	759	627	609	500
Other	658	599	468	432
Total external interest income	30,526	29,524	22,843	22,643
Controlled entities	–	–	3,822	2,917
Total interest income	30,526	29,524	26,665	25,560
Interest income is analysed by type of financial asset as follows:
Financial assets not classified at fair value through profit or loss	28,916	27,949	25,549	24,446
Trading securities	1,594	1,546	1,109	1,091
Financial assets designated at fair value through profit or loss	16	29	7	23
Total interest income	30,526	29,524	26,665	25,560
i) Fee and commission income
Lending fees[2]	833	779	727	676
Non-lending fees and commissions[3]	2,807	2,648	2,023	1,867
	3,640	3,427	2,750	2,543
Controlled entities	–	–	1,144	1,257
Total fee and commission income[3]	3,640	3,427	3,894	3,800
Fee and commission expense[3,4]	(1,006)	(922)	(806)	(704)
Net fee and commission income[3]	2,634	2,505	3,088	3,096
ii) Other income
Net foreign exchange earnings	1,007	1,073	719	672
Net (losses)/gains from trading securities and derivatives[5]	(131)	138	(173)	54
Credit risk on credit intermediation trades	8	(22)	8	(22)
Movement on financial instruments measured at fair value through profit or loss[6]	241	97	129	71
Dividends received from controlled entities[7]	–	–	2,571	1,702
Brokerage income	58	50	–	–
Loss on divestment of investment in SSI	–	(21)	–	(21)
Dilution gain on investment in Bank of Tianjin (BoT)	–	12	–	12
Insurance settlement	–	26	–	–
Gain on sale of ANZ Trustees	–	125	–	115
Other[3]	277	206	233	105
Total other income	1,460	1,684	3,487	2,688
Other operating income	4,094	4,189	6,575	5,784
Net funds management and insurance income
Funds management income	930	917	111	122
Investment income	1,848	2,656	–	–
Insurance premium income	1,541	1,314	43	46
Commission income/(expense)	(452)	(471)	49	49
Claims	(718)	(707)	–	–
Changes in policy liabilities	(1,434)	(2,147)	–	–
Elimination of treasury share gain/(loss)	21	(24)	–	–
Total net funds management and insurance income	1,736	1,538	203	217
Total other operating income	5,830	5,727	6,778	6,001
Total share of associates’ profit	625	517	376	248
Total income	36,981	35,768	33,819	31,809

1	Comparative amounts have changed. Refer to note 45 for details.
2	Lending fees exclude fees treated as part of the effective yield calculation and included in interest income (refer note 1 B(ii)).
3	Certain card related fees that are integral to the generation of income were reclassified within total income to better reflect the nature of the items. Comparatives have been restated and fees of $488 million for the Group and $380 million for the Company were moved from ‘non-lending fees and commissions’, and fees of $10 million for the Group and $10 million for the Company were moved from ‘Other income’, and included in ‘fee and commission expenses’.
4	Includes interchange fees paid.
5	Does not include interest income relating to trading securities and derivatives used for balance sheet risk management.
6	Includes fair value movements (excluding realised and accrued interest) on derivatives not designated as accounting hedges entered into to manage interest rate and foreign exchange risk on funding instruments, ineffective portions of cash flow hedges, and fair value movements in financial assets and financial liabilities designated at fair value.
7	Dividends received from controlled entities are subject to meeting applicable regulatory and company law requirements, including solvency requirements.

NOTES TO THE FINANCIAL STATEMENTS    77

NOTES TO THE FINANCIAL STATEMENTS (continued)

4: Expenses

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Interest expense
Deposits	11,159	11,229	8,514	8,935
Borrowing corporations’ debt	70	62	–	–
Commercial paper	515	436	255	241
Debt issuances and subordinated debt	3,747	3,543	2,874	2,780
Other	419	444	358	359
Total external interest expense	15,910	15,714	12,001	12,315
Controlled entities	–	–	4,248	3,235
Total interest expense	15,910	15,714	16,249	15,550
Interest expense is analysed by types of financial liabilities as follows:
Financial liabilities not classified at fair value through profit or loss	15,572	15,381	16,171	15,412
Financial liabilities designated at fair value through profit or loss	338	333	78	138
	15,910	15,714	16,249	15,550
Operating expenses
i) Personnel
Employee entitlements and taxes	325	278	233	209
Salaries and wages	3,719	3,495	2,678	2,591
Superannuation costs – defined benefit plan (note 40)	7	10	2	4
– defined contribution plans	324	300	269	246
Equity-settled share-based payments	216	215	185	183
Other	888	790	648	590
Total personnel expenses (excl. restructuring)	5,479	5,088	4,015	3,823
ii) Premises
Depreciation of buildings and integrals	192	198	128	136
Rent	479	450	379	364
Utilities and other outgoings	180	178	119	118
Other	71	62	57	51
Total premises expenses (excl. restructuring)	922	888	683	669
iii) Technology
Data communication	115	104	70	64
Depreciation	675	550	599	453
Licences and outsourced services	447	400	290	291
Rentals and repairs	158	153	129	126
Software impairment	17	15	12	11
Other	50	44	31	17
Total technology expenses (excl. restructuring)	1,462	1,266	1,131	962
iv) Other
Advertising and public relations	292	278	203	208
Audit fees and other fees (note 44)	21	19	11	10
Freight, stationery, postage and telephone	263	273	192	189
Non-lending losses, frauds and forgeries	66	52	56	39
Professional fees	324	239	273	220
Travel and entertainment expenses	205	193	146	141
Amortisation and impairment of other intangible assets	88	118	9	8
Other	206	233	607	509
Total other expenses (excl. restructuring)	1,465	1,405	1,497	1,324
v) Restructuring	31	113	24	100
Total operating expenses	9,359	8,760	7,350	6,878

ANZ ANNUAL REPORT 2015

5: Income Tax

	Consolidated		The Company[1]
INCOME TAX EXPENSE	2015 $m	2014 $m	2015 $m	2014 $m
Income tax recognised in the income statement
Tax expense comprises:
Current tax expense	2,932	2,658	1,866	1,769
Adjustments recognised in the current year in relation to the current tax of prior years	–	1	1	–
Deferred tax expense/(income) relating to the origination and reversal of temporary differences	94	366	78	202
Total income tax expense charged in the income statement	3,026	3,025	1,945	1,971
Reconciliation of the prima facie income tax expense on pre-tax profit with the income tax expense charged in the income statement
Profit before income tax	10,533	10,308	9,251	8,407
Prima facie income tax expense at 30%	3,160	3,092	2,775	2,522
Tax effect of permanent differences:
Overseas tax rate differential	(95)	(102)	(22)	(25)
Rebateable and non-assessable dividends	(2)	(2)	(771)	(570)
Profit from associates	(187)	(155)	(113)	(74)
Sale of ANZ Trustees and SSI	–	(11)	–	(11)
Offshore Banking Units	(1)	5	(1)	5
Foreign exchange translation of US hybrid loan capital	–	–	–	72
ANZ Wealth Australia – policyholder income and contributions tax	130	170	–	–
ANZ Wealth Australia – tax consolidation benefit	(56)	–	–	–
Tax provisions no longer required	(17)	(50)	(17)	(40)
Interest on convertible instruments	72	71	72	71
Other	22	6	21	21
	3,026	3,024	1,944	1,971
Income tax (over) provided in previous years	–	1	1	–
Total income tax expense charged in the income statement	3,026	3,025	1,945	1,971
Effective tax rate	28.7%	29.3%	21.0%	23.4%
Australia	2,144	2,136	1,806	1,811
Overseas	882	889	139	160

1	Comparative amounts have changed as a result of changes to the income statement disclosed in note 45.

TAX CONSOLIDATION

The Company and all its wholly owned Australian resident entities are part of a tax-consolidated group under Australian taxation law. The Company is the head entity in the tax-consolidated group. Tax expense/income and deferred tax liabilities/assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax consolidated group on a ‘group allocation’ basis. Current tax liabilities and assets of the tax consolidated group are recognised by the Company (as head entity in the tax-consolidated group).

Due to the existence of a tax funding arrangement between the entities in the tax-consolidated group, amounts are recognised as payable to or receivable by the Company and each member of the tax-consolidated group in relation to the tax contribution amounts paid or payable between the Company and the other members of the tax consolidated group in accordance with the arrangement.

Members of the tax-consolidated group have also entered into a tax sharing agreement that provides for the allocation of income tax liabilities between the entities should the head entity default on its income tax payment obligations.

NOTES TO THE FINANCIAL STATEMENTS 79

NOTES TO THE FINANCIAL STATEMENTS (continued)

5: Income Tax (continued)

	Consolidated		The Company
TAX ASSETS	2015 $m	2014 $m	2015 $m	2014 $m
Australia
Current tax asset	59	9	59	9
Deferred tax asset	208	280	585	676
	267	289	644	685
New Zealand
Deferred tax asset	–	–	5	6
	–	–	5	6
Asia Pacific, Europe & America
Current tax asset	31	29	25	18
Deferred tax asset	194	137	122	96
	225	166	147	114
Total current and deferred tax assets	492	455	796	805
Total current tax assets	90	38	84	27
Total deferred tax assets	402	417	712	778

Deferred tax assets recognised in profit or loss
Collective provision for loans and advances	767	724	626	594
Individual provision for impaired loans and advances	259	292	215	236
Other provisions	285	272	205	184
Provision for employee entitlements	158	152	120	119
Other	170	203	66	102
	1,639	1,643	1,232	1,235
Deferred tax assets recognised directly in equity
Available-for-sale revaluation reserve	–	–	9	–
Own credit risk of financial liabilities	–	10	–	10
	–	10	9	10
Set-off of deferred tax assets pursuant to set-off provisions[1]	(1,237)	(1,236)	(529)	(467)
Net deferred tax assets	402	417	712	778

Unrecognised deferred tax assets
The following deferred tax assets will only be recognised if:
} assessable income derived is of a nature and an amount sufficient to enable the benefit to be realised;
} the conditions for deductibility imposed by tax legislation are complied with; and
} no changes in tax legislation adversely affect the Group in realising the benefit.

Unused realised tax losses (on revenue account)	5	5	–	–
Total unrecognised deferred tax assets	5	5	–	–

1	Deferred tax assets and liabilities are set-off where they relate to income tax levied by the same taxation authority on either the same taxable entity or different taxable entities within the same taxable group.

80

ANZ ANNUAL REPORT 2015

5: Income Tax (continued)

	Consolidated		The Company
TAX LIABILITIES	2015 $m	2014 $m	2015 $m	2014 $m
Australia
Current tax payable	–	208	–	208
	–	208	–	208
New Zealand
Current tax payable	74	60	18	21
Deferred tax liabilities	113	53	–	–
	187	113	18	21
Asia Pacific, Europe & America
Current tax payable	193	181	76	72
Deferred tax liabilities	136	67	123	62
	329	248	199	134
Total current and deferred tax liabilities	516	569	217	363
Total current tax liabilities	267	449	94	301
Total deferred tax liabilities	249	120	123	62

Deferred tax liabilities recognised in profit or loss
Acquired portfolio of insurance and investment business	214	235	–	–
Insurance related deferred acquisition costs	135	124	–	–
Lease finance	289	249	64	41
Other	660	562	434	375
	1,298	1,170	498	416

Deferred tax liabilities recognised directly in equity
Cash flow hedges	117	73	122	76
Foreign currency translation reserve	36	36	–	–
Available-for-sale revaluation reserve	14	75	–	29
Defined benefits obligation	16	2	27	8
Own credit risk of financial liabilities	5	–	5	–
	188	186	154	113
Set-off of deferred tax liabilities pursuant to set-off provision[1]	(1,237)	(1,236)	(529)	(467)
Net deferred tax liability	249	120	123	62

Unrecognised deferred tax liabilities
The following deferred tax liabilities have not been brought to account as liabilities:
Other unrealised taxable temporary differences[2]	386	323	70	45
Total unrecognised deferred tax liabilities	386	323	70	45

1	Deferred tax assets and liabilities are set-off where they relate to income tax levied by the same taxation authority on either the same taxable entity or different taxable entities within the same taxable group.
2	Represents additional potential foreign tax costs should all retained earnings in offshore branches and subsidiaries be repatriated.

NOTES TO THE FINANCIAL STATEMENTS 81

NOTES TO THE FINANCIAL STATEMENTS (continued)

6: Dividends

	Consolidated[1]		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Ordinary share dividends[2]
Interim dividend	2,379	2,278	2,379	2,278
Final dividend	2,619	2,497	2,619	2,497
Bonus option plan adjustment	(92)	(81)	(92)	(81)
Dividend on ordinary shares	4,906	4,694	4,906	4,694

1	Excludes dividends paid by subsidiaries of the Group to non-controlling equity holders (2015: $1 million, 2014: $1 million).
2	Dividends are not accrued and are recorded when paid.

A final dividend of 95 cents, fully franked for Australian tax purposes, is proposed to be paid on each eligible fully paid ANZ ordinary share on 16 December 2015 (2014: final dividend of 95 cents, paid 16 December 2014, fully franked for Australian tax purposes). It is proposed that New Zealand imputation credits of NZ 11 cents per fully paid ANZ ordinary share will also be attached to the 2015 final dividend (2014: NZ 12 cents). The 2015 interim dividend of 86 cents, paid 1 July 2015, was fully franked for Australian tax purposes (2014: interim dividend of 83 cents, paid 1 July 2014, fully franked for Australian tax purposes). New Zealand imputation credits of NZ 10 cents per fully paid ANZ ordinary share were attached to the 2015 interim dividend (2014: NZ 10 cents).

The tax rate applicable to the Australian franking credits attached to the 2015 interim dividend and to be attached to the proposed 2015 final dividend is 30% (2014: 30%).

Dividends paid in cash or satisfied by the issue of shares under the dividend reinvestment plan during the years ended 30 September 2015 and 2014 were as follows:

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Paid in cash[1]	3,784	3,843	3,784	3,843
Satisfied by share issue[2]	1,122	851	1,122	851
	4,906	4,694	4,906	4,694

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Preference share dividend[3]
Euro Trust Securities[4]	1	6	–	–
Dividend on preference shares	1	6	–	–

1	Refers to cash paid to shareholders who did not elect to participate in the dividend reinvestment plan or the bonus option plan.
2	Includes shares issued to participating shareholders under the dividend reinvestment plan.
3	Dividends are not accrued and are recorded when paid.
4	Refer to note 30 for details.

DIVIDEND FRANKING ACCOUNT

	2015 $m	2014 $m
Australian franking credits available for subsequent financial years at a corporate tax rate of 30% (2014: 30%)	593	982

The above amounts represent the balances of the franking accounts as at the end of the financial year, adjusted for:

}	franking credits that will arise from the payment of income tax payable as at the end of the financial year, and

}	franking credits/debits that will arise from the receipt/payment of dividends that have been recognised as tax receivables/payables as at the end of the financial year.

82

ANZ ANNUAL REPORT 2015

6: Dividends (continued)

The final proposed 2015 dividend will utilise the entire balance of $593 million franking credits available at 30 September 2015. Instalment tax payments on account of the 2016 financial year which will be made after 30 September 2015 will generate sufficient franking credits to enable the final 2015 dividend to be fully franked. The extent to which future dividends will be franked will depend on a number of factors, including the level of profits that will be subject to tax in Australia.

New Zealand imputation credits can be attached to our Australian dividends, but may only be used by our New Zealand resident shareholders. The amount of available New Zealand imputation credits at the end of the financial year, adjusted for credits that will arise from the payment of New Zealand income tax payable as at the end of the financial year and New Zealand imputation credits that will arise from dividends receivable as at the end of the financial year, is NZ$3,508 million (2014: NZ$3,492 million).

RESTRICTIONS WHICH LIMIT THE PAYMENT OF DIVIDENDS

There are presently no significant restrictions on the payment of dividends from material controlled entities to the Company. Various capital adequacy, liquidity, foreign currency controls, statutory reserve and other prudential and legal requirements must be observed by certain controlled entities and the impact of these requirements on the payment of cash dividends is monitored.

There are presently no significant restrictions on the payment of dividends by the Company, although reductions in shareholders’ equity through the payment of cash dividends are monitored having regard to the following:

}	There are regulatory and other legal requirements to maintain a specified level of capital. Further, APRA has advised that a bank under its supervision, including the Company, must obtain its written approval before paying dividends (i) on ordinary shares which exceed its after tax earnings after taking into account any payments on more senior capital instruments in the financial year to which they relate or (ii) where the Company’s Common Equity Tier 1 capital ratio falls within capital range buffers specified by APRA from time to time;

}	The Corporations Act 2001 (Cth) provides that the Company must not pay a dividend on any instrument unless (i) it has sufficient net assets for the payment, (ii) the payment is fair and reasonable to the Company’s shareholders as a whole, and (iii) the payment does not materially prejudice the Company’s ability to pay its creditors;

}	The terms of the Company’s ANZ Convertible Preference Shares also limit the payment of dividends on these securities in certain circumstances. Generally the Company may not pay a dividend on these securities if to do so would result in the Company becoming, or likely to become, insolvent or breaching specified capital adequacy ratios, if the dividend would exceed its after tax prudential profits (as defined by APRA from time to time) or if APRA so directs; and

}	If any dividend, interest or redemption payments or other distributions are not paid on the scheduled payment date, or shares or other qualifying Tier 1 securities are not issued on the applicable conversion or redemption dates, on the Company’s ANZ Convertible Preference Shares or ANZ Capital Notes in accordance with their terms, the Company may be restricted from declaring or paying any dividends or other distributions on Tier 1 securities including ANZ ordinary shares and preference shares. This restriction is subject to a number of exceptions.

DIVIDEND REINVESTMENT PLAN

During the year ended 30 September 2015, 8,031,825 fully paid ANZ ordinary shares were issued at $32.02 per share and 27,073,309 fully paid ANZ ordinary shares at $31.93 per share to participating shareholders under the dividend reinvestment plan (2014: 14,941,125 fully paid ANZ ordinary shares at $31.83 per share, and 11,268,833 fully paid ANZ ordinary shares at $33.30 per share). All eligible shareholders can elect to participate in the dividend reinvestment plan .

For the 2015 final dividend, no discount will be applied when calculating the ‘Acquisition Price’ used in determining the number of fully paid ANZ ordinary shares to be provided under the dividend reinvestment plan and bonus option plan terms and conditions, and the ‘Pricing Period’ under the dividend reinvestment plan and bonus option plan terms and conditions will be the ten trading days commencing on 13 November 2015 (unless otherwise determined by the Directors and announced on the ASX).

BONUS OPTION PLAN

The amount paid in dividends during the year has been reduced as a result of certain eligible shareholders participating in the bonus option plan and foregoing all or part of their right to dividends. These shareholders were issued fully paid ANZ ordinary shares under the bonus option plan.

During the year ended 30 September 2015, 2,899,350 fully paid ANZ ordinary shares were issued under the bonus option plan (2014: 2,479,917 fully paid ANZ ordinary shares).

NOTES TO THE FINANCIAL STATEMENTS 83

NOTES TO THE FINANCIAL STATEMENTS (continued)

7: Earnings Per Ordinary Share

	Consolidated
	2015 $m	2014 $m
Basic earnings per share (cents)	271.5	267.1
Earnings reconciliation ($ millions)
Profit for the year	7,507	7,283
Less: profit attributable to minority interests	14	12
Less: preference share dividend paid	1	6
Earnings used in calculating basic earnings per share	7,492	7,265
Weighted average number of ordinary shares (millions)[1]	2,759.0	2,719.7
Diluted earnings per share (cents)	257.2	257.0
Earnings reconciliation ($ millions)
Earnings used in calculating basic earnings per share	7,492	7,265
Add: US Trust Securities interest expense	–	7
Add: ANZ Convertible Preference Shares interest expense	128	155
Add: ANZ Capital Notes interest expense	134	81
Add: ANZ NZ Capital Notes interest expense	12	–
Earnings used in calculating diluted earnings per share	7,766	7,508
Weighted average number of ordinary shares (millions)[1]
Used in calculating basic earnings per share	2,759.0	2,719.7
Add: weighted average number of options/rights potentially convertible to ordinary shares	6.2	5.5
weighted average number of convertible US Trust Securities at current market prices	–	6.1
weighted average number of ANZ Convertible Preference Shares	123.4	127.5
weighted average number of ANZ Capital Notes	122.7	63.1
weighted average number of ANZ NZ Capital Notes	8.5	–
Used in calculating diluted earnings per share	3,019.8	2,921.9

1	Weighted average number of ordinary shares excludes 11.8 million weighted average number of ordinary treasury shares held in ANZEST Pty Ltd (2014: 14.5 million) for the Group employee share acquisition scheme and 12.4 million weighted average number of ordinary treasury shares held in ANZ Wealth Australia (2014: 12.5 million).

ANZ ANNUAL REPORT 2015

8: Segment Analysis

(i) DESCRIPTION OF SEGMENTS

The Group operates on a divisional structure with Australia, International and Institutional Banking (IIB), New Zealand and Global Wealth being the major operating divisions. The IIB and Global Wealth divisions are coordinated globally. Global Technology, Services and Operations (GTSO) and Group Centre provide support to the operating divisions, including technology, operations, shared services, property, risk management, financial management, strategy, marketing, human resources and corporate affairs. The Group Centre includes Group Treasury and Shareholder Functions.

The segments and product and services categories as reported below are consistent with internal reporting provided to the chief operating decision maker, being the Chief Executive Officer.

The primary sources of external revenue across all divisions are interest income, fee income and trading income. The Australia and New Zealand divisions derive revenue from products and services from retail and commercial banking. IIB derives its revenue from retail and institutional products and services as well as partnerships. Global Wealth derives revenue from funds management, insurance and private wealth.

During 2015 the Merchant Services and Commercial Credit Cards businesses were transferred out of the Cards and Payments business unit in Australia Retail and split between Australia C&CB and IIB based on customer ownership. There have been no other major structure changes, however certain period comparatives have been restated to align with current period presentation resulting from minor changes to customer segmentation and the realignment of support functions.

(ii) OPERATING SEGMENTS

Transactions between business units across segments within ANZ are conducted on an arms length basis.

Year ended 30 September 2015 ($m)	Australia	International and Institutional Banking	New Zealand	Global Wealth	GTSO and Group Centre	Other items[1]	Group Total
External interest income	15,997	8,312	5,853	297	67	–	30,526
External interest expense	(4,540)	(3,262)	(3,118)	(524)	(4,466)	–	(15,910)
Adjustment for intersegment interest	3,948	877	419	(405)	(4,839)	–	–
Net interest income	7,509	4,173	2,316	178	440	–	14,616
Other external operating income	1,166	2,629	365	1,552	(435)	553	5,830
Share of associates’ profit	2	618	4	1	–	–	625
Segment revenue	8,678	7,419	2,684	1,730	7	553	21,071
Other external expenses	(1,808)	(1,999)	(663)	(571)	(4,318)	–	(9,359)
Adjustments for intersegment expenses	(1,349)	(1,617)	(401)	(404)	3,771	–	–
Operating expenses	(3,157)	(3,616)	(1,064)	(975)	(547)	–	(9,359)
Profit before credit impairment and income tax	5,521	3,803	1,620	755	(540)	553	11,712
Credit impairment (charge)/release	(853)	(295)	(55)	–	(2)	26	(1,179)
Segment result before tax	4,668	3,508	1,565	755	(542)	579	10,533
Income tax expense	(1,394)	(830)	(438)	(154)	92	(302)	(3,026)
Non-controlling interests	–	(14)	–	–	–	–	(14)
Profit after income tax attributed to shareholders of the company	3,274	2,664	1,127	601	(450)	277	7,493
Non-cash expenses
Depreciation and amortisation	(158)	(187)	(15)	(109)	(486)	–	(955)
Equity-settled share based payment expenses	(14)	(137)	(12)	(8)	(45)	–	(216)
Credit impairment (charge)/release	(853)	(295)	(55)	–	(2)	26	(1,179)
Financial position
Goodwill	–	1,180	1,801	1,616	–	–	4,597
Investments in associates	14	5,419	4	3	–	–	5,440

1	In evaluating the performance of the operating segments, certain items are removed from the operating segment result where they are not considered integral to the ongoing performance of the segment and are evaluated separately. These items are set out in part (iii) of this note (refer pages 184 to 185 for further analysis).

NOTES TO THE FINANCIAL STATEMENTS    85

NOTES TO THE FINANCIAL STATEMENTS (continued)

8: Segment Analysis (continued)

Year ended 30 September 2014 ($m)	Australia	International and Institutional Banking	New Zealand	Global Wealth	GTSO and Group Centre	Other items[1]	Group Total
External interest income	16,069	7,783	5,251	307	114	–	29,524
External interest expense	(5,159)	(2,965)	(2,624)	(442)	(4,538)	14	(15,714)
Adjustment for intersegment interest	(3,833)	(809)	(456)	303	4,796	(1)	–
Net interest income	7,077	4,009	2,171	168	372	13	13,810
Other external operating income	1,113	2,585	348	1,577	(359)	463	5,727
Share of associates’ profit	3	511	1	–	2	–	517
Segment revenue	8,193	7,105	2,520	1,745	15	476	20,054
Other external expenses	(1,658)	(1,790)	(644)	(602)	(4,066)	–	(8,760)
Adjustments for intersegment expenses	(1,357)	(1,485)	(387)	(402)	3,631	–	–
Operating expenses	(3,015)	(3,275)	(1,031)	(1,004)	(435)	–	(8,760)
Profit before credit impairment and income tax	5,178	3,830	1,489	741	(420)	476	11,294
Credit impairment (charge)/release	(818)	(216)	8	2	35	3	(986)
Segment result before tax	4,360	3,614	1,497	743	(385)	479	10,308
Income tax expense	(1,306)	(894)	(419)	(201)	120	(325)	(3,025)
Non-controlling interests	–	(12)	–	–	–	–	(12)
Profit after income tax attributed to shareholders of the company	3,054	2,708	1,078	542	(265)	154	7,271
Non-cash expenses
Depreciation and amortisation	(119)	(155)	(16)	(120)	(429)	–	(839)
Equity-settled share based payment expenses	(16)	(130)	(13)	(7)	(49)	–	(215)
Credit impairment (charge)/release	(818)	(216)	8	2	35	3	(986)
Financial position
Goodwill	–	1,131	1,766	1,614	–	–	4,511
Investments in associates	11	4,485	3	6	77	–	4,582

1	In evaluating the performance of the operating segments, certain items are removed from the operating segment result, where they are not considered integral to the ongoing performance of the segment and are evaluated separately. These items are set out in part (iii) of this note (refer pages 184 to 185 for further analysis).

(iii) OTHER ITEMS

The table below sets out the profit after tax impact of other items.

		Profit after tax
Item	Related segment	2015 $m	2014 $m
Treasury shares adjustment	Global Wealth	16	(24)
Revaluation of policy liabilities	Global Wealth	73	26
Economic hedging	International and Institutional Banking	179	72
Revenue and net investment hedges	GTSO and Group Centre	3	101
Structured credit intermediation trades	International and Institutional Banking	6	(21)
Total		277	154

ANZ ANNUAL REPORT 2015

8: Segment Analysis (continued)

(iv) EXTERNAL SEGMENT REVENUE BY PRODUCTS AND SERVICES

The table below sets out revenue from external customers for groups of similar products and services. No single customer amounts to greater than 10% of the Group’s revenue.

	Revenue[1]
	2015 $m	2014 $m
Retail	8,104	7,464
Commercial	4,199	4,057
Wealth	1,730	1,745
Institutional	5,818	5,794
Partnerships	608	487
Other	612	507
	21,071	20,054

(v) GEOGRAPHICAL INFORMATION

The following table sets out revenue and non-current assets based on the geographical locations in which the Group operates.

	Australia		APEA		New Zealand		Total
Consolidated	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Total external revenue[1]	13,346	12,926	4,013	3,650	3,712	3,478	21,071	20,054
Non-current assets[2]	347,040	308,768	55,257	42,326	79,337	72,989	481,635	424,083

1	Includes net interest income.
2	Non-current assets refers to assets that are expected to be recovered more than 12 months after balance date. They do not include financial instruments, deferred tax assets, post-employment benefits assets or rights under insurance contracts.

NOTES TO THE FINANCIAL STATEMENTS    87

NOTES TO THE FINANCIAL STATEMENTS (continued)

9: Notes to the Cash Flow Statement

a) Reconciliation of net profit after income tax to net cash provided by operating activities

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Operating profit after income tax attributable to shareholders of the Company	7,493	7,271	7,306	6,436
Adjustment to reconcile operating profit after income tax to net cash provided by operating activities
Provision for credit impairment	1,179	986	969	974
Depreciation and amortisation	955	839	735	597
Profit on sale of businesses	–	(146)	–	(136)
Net loss on disposal of premises and equipment	6	40	12	14
Net derivatives/foreign exchange adjustment	14,395	(1,257)	11,976	80
Equity settled share-based payments expense[1]	18	27	(13)	(5)
Other non-cash movements	(499)	(501)	(429)	(312)

Net (increase)/decrease in operating assets
Collateral paid	(3,585)	1,271	(2,427)	957
Trading securities	2,870	(8,600)	2,161	(7,131)
Loans and advances	(32,280)	(35,154)	(21,759)	(29,408)
Investments backing policy liabilities	(1,787)	(1,802)	–	–
Net intra-group loans and advances	–	–	(992)	1,856
Interest receivable	106	(162)	54	(108)
Accrued income	(44)	9	(46)	28
Net tax assets	(56)	(182)	(443)	(644)

Net (decrease)/increase in operating liabilities
Deposits and other borrowings	30,050	36,592	22,210	31,798
Settlement balances owed by ANZ	781	1,358	1,422	668
Collateral received	1,073	1,435	854	1,103
Life insurance contract policy liabilities	1,507	2,147	–	–
Payables and other liabilities	(974)	910	(1,491)	1,417
Interest payable	452	828	435	828
Accrued expenses	(148)	(136)	(186)	(124)
Provisions including employee entitlements	(36)	(130)	32	(131)
Total adjustments	13,983	(1,628)	13,074	2,321
Net cash provided by operating activities	21,476	5,643	20,380	8,757

1	The equity settled share-based payments expense is net of on-market share purchases of $198 million (2014: $188 million) in the Group and the Company used to satisfy the obligation.

b) Reconciliation of cash and cash equivalents

Cash and cash equivalents at the end of the period as shown in the Cash Flow Statement is reflected in the related items in the Balance Sheet as follows:

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Cash	53,903	32,559	51,217	30,655
Settlement balances owed to ANZ	15,375	15,670	13,619	14,393
	69,278	48,229	64,836	45,048

c) Acquisitions and disposals
Cash (outflows) from acquisitions and investments (net of cash acquired)
Investments in controlled entities	–	–	(1,375)	(21)
	–	–	(1,375)	(21)
Cash inflows from disposals (net of cash disposed)
Disposals of controlled entities	–	148	–	156
Disposals of associates	4	103	–	93
	4	251	–	249

d) Non-cash financing activities
Dividends satisfied by share issue	1,122	851	1,122	851
Dividends satisfied by bonus share issue	92	81	92	81
	1,214	932	1,214	932

ANZ ANNUAL REPORT 2015

10: Cash

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Coins, notes and cash at bank	1,716	1,487	1,045	1,005
Money at call, bills receivable and remittances in transit	1	6	1	1
Securities purchased under agreements to resell in less than three months	12,053	9,851	11,757	9,631
Balances with Central Banks	40,133	21,215	38,414	20,018
Total cash	53,903	32,559	51,217	30,655

11: Trading Securities

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Government securities	24,702	24,867	18,515	18,337
Corporate and financial institution securities	18,389	20,618	12,947	15,559
Equity and other securities	5,909	4,207	5,911	4,153
Total trading securities	49,000	49,692	37,373	38,049

12: Derivative Financial Instruments

Derivative financial instruments are contracts whose value is derived from one or more underlying variables or indices defined in the contract, require little or no initial net investment and are settled at a future date. Derivatives include contracts traded on registered exchanges and contracts agreed between counterparties. The use of derivatives and their sale to customers as risk management products is an integral part of the Group’s trading and sales activities. Derivatives are also used to manage the Group’s own exposure to fluctuations in foreign exchange and interest rates as part of its asset and liability management activities (balance sheet risk management).

Derivative financial instruments are subject to market and credit risk, and these risks are managed in a manner consistent with the risks arising on other financial instruments.

The Group’s objectives and policies on managing risks that arise in connection with derivatives, including the policies for hedging, are outlined in note 19.

TYPES OF DERIVATIVE FINANCIAL INSTRUMENTS

The Group transacts principally in foreign exchange, interest rate, commodity and credit derivative contracts. The principal types of derivative contracts include swaps, forwards, futures and options contracts and agreements.

Derivatives, except for those that are specifically designated as effective hedging instruments, are classified as held for trading. The held for trading classification includes two categories of derivative financial instruments: those held as trading positions and those used in the Group’s balance sheet risk management activities.

TRADING POSITIONS

Trading positions arise from both sales to customers and market making activities. Sales to customers include the structuring and marketing of derivative products which enable customers to manage their own risks. Market making activities consist of derivatives entered into principally for the purpose of generating profits from short-term fluctuations in prices or margins. Positions may be traded actively or held over a period of time to benefit from expected changes in market rates.

Trading derivatives are managed within the Group’s market risk management policies, which are outlined in note 19.

Gains or losses, including any current period interest, from the change in fair value of trading positions are recognised in the income statement as ‘other income’ in the period in which they occur.

BALANCE SHEET RISK MANAGEMENT

The Group designates balance sheet risk management derivatives into hedging relationships in order to minimise income statement volatility. This volatility is created by differences in the timing of recognition of gains and losses between the derivative and the hedged item. Hedge accounting is not applied to all balance sheet risk management positions.

Gains or losses from the change in fair value of balance sheet risk management derivatives that form part of an effective hedging relationship are recognised in the income statement based on the hedging relationship. Any ineffectiveness is recognised in the income statement as ‘other income’ in the period in which it occurs.

Gains or losses, excluding any current period interest, from the change in fair value of balance sheet risk management positions that are not designated into hedging relationships are recognised in the income statement as ‘other income’ in the period in which they occur. Current period interest is included in interest income and expense.

The tables on the following pages provide an overview of the foreign exchange, interest rate, commodity and credit derivatives and include all trading and balance sheet risk management contracts. The derivative instruments become favourable (assets) or unfavourable (liabilities) as a result of fluctuations in market rates relative to the terms of the derivative. Further information on netting of derivative financial instruments is included in note 23. Notional principal amounts measure the amount of the underlying physical or financial commodity and represent the volume of outstanding transactions. They are not a measure of the risk associated with a derivative and are not recorded on the balance sheet.

NOTES TO THE FINANCIAL STATEMENTS 89

NOTES TO THE FINANCIAL STATEMENTS (continued)

12: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total
	Notional			Fair value		Cash flow		Net investment
Consolidated at 30 September 2015	Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	1,267,164	15,200	(13,964)	–	–	–	–	8	–	15,208	(13,964)
Swap agreements	652,681	20,965	(20,257)	2	(4)	–	–	–	(9)	20,967	(20,270)
Options purchased	92,330	2,441	–	–	–	–	–	–	–	2,441	–
Options sold	110,956	–	(2,081)	–	–	–	–	–	–	–	(2,081)
	2,123,131	38,606	(36,302)	2	(4)	–	–	8	(9)	38,616	(36,315)
Commodity contracts
Derivative contracts	43,869	2,750	(2,207)	–	–	–	–	–	–	2,750	(2,207)
Interest rate contracts
Forward rate agreements	343,457	37	(51)	–	–	–	–	–	–	37	(51)
Swap agreements	3,665,593	39,278	(38,004)	2,329	(1,770)	1,360	(973)	–	–	42,967	(40,747)
Futures contracts	158,579	27	(79)	1	(17)	–	–	–	–	28	(96)
Options purchased	93,055	944	–	–	–	–	–	–	–	944	–
Options sold	72,462	–	(1,573)	–	–	–	–	–	–	–	(1,573)
	4,333,146	40,286	(39,707)	2,330	(1,787)	1,360	(973)	–	–	43,976	(42,467)
Credit default swaps
Structured credit derivatives purchased	728	52	–	–	–	–	–	–	–	52	–
Other credit derivatives purchased	22,284	205	(194)	–	–	–	–	–	–	205	(194)
Total credit derivatives purchased	23,012	257	(194)	–	–	–	–	–	–	257	(194)
Structured credit derivatives sold	728	–	(67)	–	–	–	–	–	–	–	(67)
Other credit derivatives sold	21,474	26	(20)	–	–	–	–	–	–	26	(20)
Total credit derivatives sold	22,202	26	(87)	–	–	–	–	–	–	26	(87)
	45,214	283	(281)	–	–	–	–	–	–	283	(281)
Total	6,545,360	81,925	(78,497)	2,332	(1,791)	1,360	(973)	8	(9)	85,625	(81,270)

ANZ ANNUAL REPORT 2015

12: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total
	Notional			Fair value		Cash flow		Net investment
Consolidated at 30 September 2014	Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	746,023	10,264	(9,324)	–	–	–	–	–	(4)	10,264	(9,328)
Swap agreements	640,600	19,191	(19,003)	66	(40)	–	–	–	–	19,257	(19,043)
Options purchased	105,985	2,079	–	–	–	–	–	–	–	2,079	–
Options sold	139,062	–	(1,923)	–	–	–	–	–	–	–	(1,923)
	1,631,670	31,534	(30,250)	66	(40)	–	–	–	(4)	31,600	(30,294)
Commodity contracts
Derivative contracts	33,886	1,612	(946)	–	–	–	–	–	–	1,612	(946)
Interest rate contracts
Forward rate agreements	65,754	4	(10)	–	–	–	(1)	–	–	4	(11)
Swap agreements	2,837,264	19,768	(19,049)	1,808	(888)	765	(499)	–	–	22,341	(20,436)
Futures contracts	128,208	33	(75)	–	(14)	–	(4)	–	–	33	(93)
Options purchased	56,573	505	–	–	–	–	–	–	–	505	–
Options sold	47,827	–	(823)	–	–	–	–	–	–	–	(823)
	3,135,626	20,310	(19,957)	1,808	(902)	765	(504)	–	–	22,883	(21,363)
Credit default swaps
Structured credit derivatives purchased	1,171	58	–	–	–	–	–	–	–	58	–
Other credit derivatives purchased	17,060	162	(224)	–	–	–	–	–	–	162	(224)
Total credit derivatives purchased	18,231	220	(224)	–	–	–	–	–	–	220	(224)
Structured credit derivatives sold	1,171	–	(80)	–	–	–	–	–	–	–	(80)
Other credit derivatives sold	17,359	54	(18)	–	–	–	–	–	–	54	(18)
Total credit derivatives sold	18,530	54	(98)	–	–	–	–	–	–	54	(98)
	36,761	274	(322)	–	–	–	–	–	–	274	(322)
Total	4,837,943	53,730	(51,475)	1,874	(942)	765	(504)	–	(4)	56,369	(52,925)

NOTES TO THE FINANCIAL STATEMENTS    91

NOTES TO THE FINANCIAL STATEMENTS (continued)

12: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total
	Notional			Fair value		Cash flow		Net investment
The Company at 30 September 2015	Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	1,267,837	14,206	(13,352)	–	–	–	–	1	–	14,207	(13,352)
Swap agreements	630,805	20,554	(19,225)	2	(4)	–	–	–	(9)	20,556	(19,238)
Options purchased	90,683	2,392	–	–	–	–	–	–	–	2,392	–
Options sold	109,805	–	(2,066)	–	–	–	–	–	–	–	(2,066)
	2,099,130	37,152	(34,643)	2	(4)	–	–	1	(9)	37,155	(34,656)
Commodity contracts
Derivative contracts	43,697	2,743	(2,205)	–	–	–	–	–	–	2,743	(2,205)
Interest rate contracts
Forward rate agreements	334,992	45	(50)	–	–	–	–	–	–	45	(50)
Swap agreements	3,263,084	31,361	(30,833)	2,120	(1,526)	1,028	(640)	–	–	34,509	(32,999)
Futures contracts	117,310	16	(63)	1	(17)	–	–	–	–	17	(80)
Options purchased	93,515	942	–	–	–	–	–	–	–	942	–
Options sold	73,187	–	(1,574)	–	–	–	–	–	–	–	(1,574)
	3,882,088	32,364	(32,520)	2,121	(1,543)	1,028	(640)	–	–	35,513	(34,703)
Credit default swaps
Structured credit derivatives purchased	728	52	–	–	–	–	–	–	–	52	–
Other credit derivatives purchased	22,284	205	(194)	–	–	–	–	–	–	205	(194)
Total credit derivatives purchased	23,012	257	(194)	–	–	–	–	–	–	257	(194)
Structured credit derivatives sold	728	–	(67)	–	–	–	–	–	–	–	(67)
Other credit derivatives sold	21,474	26	(19)	–	–	–	–	–	–	26	(19)
Total credit derivatives sold	22,202	26	(86)	–	–	–	–	–	–	26	(86)
	45,214	283	(280)	–	–	–	–	–	–	283	(280)
Total	6,070,129	72,542	(69,648)	2,123	(1,547)	1,028	(640)	1	(9)	75,694	(71,844)

ANZ ANNUAL REPORT 2015

12: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total
	Notional			Fair value		Cash flow		Net investment
The Company at 30 September 2014	Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	723,896	9,664	(8,880)	–	–	–	–	–	(4)	9,664	(8,884)
Swap agreements	636,477	18,552	(18,694)	66	(40)	–	–	–	–	18,618	(18,734)
Options purchased	104,919	2,061	–	–	–	–	–	–	–	2,061	–
Options sold	138,285	–	(1,915)	–	–	–	–	–	–	–	(1,915)
	1,603,577	30,277	(29,489)	66	(40)	–	–	–	(4)	30,343	(29,533)
Commodity contracts
Derivative contracts	33,486	1,606	(925)	–	–	–	–	–	–	1,606	(925)
Interest rate contracts
Forward rate agreements	61,699	4	(10)	–	–	–	(1)	–	–	4	(11)
Swap agreements	2,590,629	17,851	(17,561)	1,587	(807)	680	(403)	–	–	20,118	(18,771)
Futures contracts	112,227	31	(72)	–	(14)	–	(4)	–	–	31	(90)
Options purchased	55,969	506	–	–	–	–	–	–	–	506	–
Options sold	47,382	–	(822)	–	–	–	–	–	–	–	(822)
	2,867,906	18,392	(18,465)	1,587	(821)	680	(408)	–	–	20,659	(19,694)
Credit default swaps
Structured credit derivatives purchased	1,171	58	–	–	–	–	–	–	–	58	–
Other credit derivatives purchased	17,060	162	(224)	–	–	–	–	–	–	162	(224)
Total credit derivatives purchased	18,231	220	(224)	–	–	–	–	–	–	220	(224)
Structured credit derivatives sold	1,171	–	(80)	–	–	–	–	–	–	–	(80)
Other credit derivatives sold	17,359	54	(18)	–	–	–	–	–	–	54	(18)
Total credit derivatives sold	18,530	54	(98)	–	–	–	–	–	–	54	(98)
	36,761	274	(322)	–	–	–	–	–	–	274	(322)
Total	4,541,730	50,549	(49,201)	1,653	(861)	680	(408)	–	(4)	52,882	(50,474)

HEDGING ACCOUNTING

There are three types of hedging accounting relationships: fair value hedges, cash flow hedges and hedges of a net investment in a foreign operation. Each type of hedging has specific requirements when accounting for the fair value changes in the hedging relationship. For details on the accounting treatment of each type of hedging relationship refer to note 1(E)(ii).

FAIR VALUE HEDGE ACCOUNTING

The risk being hedged in a fair value hedge is a change in the fair value of an asset or liability or unrecognised firm commitment that may affect the income statement. Changes in fair value might arise through changes in interest rates or foreign exchange rates. The Group’s fair value hedges consist principally of interest rate swaps and cross currency swaps that are used to protect against changes in the fair value of fixed-rate long-term financial instruments due to movements in market interest rates and exchange rates.

The application of fair value hedge accounting results in the fair value adjustment on the hedged item attributable to the hedged risk being recognised in the income statement at the same time the hedging instrument impacts the income statement. If hedge relationships no longer meet the criteria for hedge accounting, hedge accounting is discontinued. The fair value adjustment to the hedged item continues to be recognised as part of the carrying amount of the item or group of items and is amortised to the income statement as a part of the effective yield over the period to maturity. Where the hedged item is derecognised from the Group’s balance sheet, the fair value adjustment is included in the income statement as ‘other income’ as a part of the gain or loss on disposal.

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Gain/(loss) arising from fair value hedges
Hedged item	158	(434)	14	(370)
Hedging Instrument	(146)	429	(2)	369

NOTES TO THE FINANCIAL STATEMENTS    93

NOTES TO THE FINANCIAL STATEMENTS (continued)

12: Derivative Financial Instruments (continued)

CASH FLOW HEDGE ACCOUNTING

The risk being hedged in a cash flow hedge is the potential variability in future cash flows that may affect the income statement. Variability in the future cash flows may result from changes in interest rates or exchange rates affecting recognised financial assets and liabilities and highly probable forecast transactions. The Group’s cash flow hedges consist principally of interest rate swaps, forward rate agreements and cross currency swaps that are used to protect against exposures to variability in future cash flows on non-trading assets and liabilities which bear interest at variable rates or which are expected to be refunded or reinvested in the future. The Group primarily applies cash flow hedge accounting to its variable rate loan assets, variable rate liabilities and short-term re-issuances of fixed rate customer and wholesale deposit liabilities. The amounts and timing of future cash flows, representing both principal and interest flows, are projected for each portfolio of financial assets and liabilities on the basis of their forecast repricing profile. This forms the basis for identifying gains and losses on the effective portions of derivatives designated as cash flow hedges.

The effective portion of changes in the fair value of derivatives qualifying and designated as cash flow hedges is recognised initially in other comprehensive income. These are recognised in the income statement in the period during which the hedged forecast transactions take place. The ineffective portion of a designated cash flow hedge relationship is recognised immediately as other income in the income statement. The schedule below shows the movements in the hedging reserve:

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Opening	169	75	174	51
Item recorded in net interest income	(15)	(30)	–	8
Tax effect on items recorded in net interest income	4	8	–	(2)
Valuation gain taken to other comprehensive income	160	165	149	168
Tax effect on net gain on cash flow hedges	(49)	(49)	(46)	(51)
Closing Balance	269	169	277	174

The table below shows the breakdown of the hedging reserve attributable to each type of cash flow hedging relationship:

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Variable rate assets	799	407	628	433
Variable rate liabilities	(255)	(114)	(191)	(119)
Re-issuances of short term fixed rate liabilities	(275)	(124)	(160)	(140)
Total hedging reserve	269	169	277	174

All underlying hedged cash flows are expected to be recognised in the income statement in the period in which they occur which is anticipated to take place over the next 0–10 years (2014: 0–10 years).

All gains and losses associated with the ineffective portion of the hedging derivatives are recognised immediately as ‘other income’ in the income statement. Ineffectiveness recognised in the income statement in respect of cash flow hedges amounted to nil for the Group (2014: $10 million gain) and a $1 million gain for the Company (2014: $9 million gain).

HEDGES OF NET INVESTMENTS IN FOREIGN OPERATIONS

In a hedge of a net investment in a foreign operation, the risk being hedged is the exposure to exchange rate differences arising on consolidation of foreign operations with a functional currency other than the Australian Dollar. Hedging is undertaken using foreign exchange derivative contracts or by financing with borrowings in the same currency as the applicable foreign functional currency.

Ineffectiveness arising from hedges of net investments in foreign operations and recognised as ‘other income’ in the income statement amounted to nil (2014: nil).

ANZ ANNUAL REPORT 2015

13: Available-for-sale Assets

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Government securities	25,012	15,063	20,419	12,310
Corporate and Financial institution securities	14,506	11,341	13,381	10,267
Equity and other securities	4,149	4,513	3,812	3,574
Total available-for-sale assets	43,667	30,917	37,612	26,151

During the year net gains (before tax) recognised in the income statement in respect of available-for-sale assets amounted to $71 million for the Group (2014: $47 million net gain before tax) and $49 million for the Company (2014: $40 million net gain before tax).

AVAILABLE-FOR-SALE ASSETS BY MATURITY AT 30 SEPTEMBER 2015

	Less than 3 months $m	Between 3 and 12 months $m	Between 1 and 5 years $m	Between 5 and 10 years $m	After 10 years $m	No maturity specified $m	Total fair value $m
Government securities	4,878	2,712	6,238	10,248	936	–	25,012
Corporate and Financial institution securities	932	1,793	10,281	1,429	71	–	14,506
Equity and other securities	–	38	1,200	2,739	121	51	4,149
Total available-for-sale assets	5,810	4,543	17,719	14,416	1,128	51	43,667

AVAILABLE-FOR-SALE BY MATURITIES AT 30 SEPTEMBER 2014

	Less than 3 months $m	Between 3 and 12 months $m	Between 1 and 5 years $m	Between 5 and 10 years $m	After 10 years $m	No maturity specified $m	Total fair value $m
Government securities	3,106	2,541	4,299	3,686	1,431	–	15,063
Corporate and Financial institution securities	523	2,563	7,923	327	5	–	11,341
Other securities and equity securities	–	86	205	1,165	3,014	43	4,513
Total available-for-sale assets	3,629	5,190	12,427	5,178	4,450	43	30,917

NOTES TO THE FINANCIAL STATEMENTS    95

NOTES TO THE FINANCIAL STATEMENTS (continued)

14: Net Loans and Advances

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Overdrafts	8,955	8,629	7,472	7,078
Credit card outstandings	11,930	11,440	9,446	9,244
Term loans – housing	300,468	271,388	242,949	221,576
Term loans – non-housing	232,693	213,324	174,277	161,913
Hire purchase	1,971	2,238	1,048	1,409
Lease receivables	1,901	1,905	1,166	1,190
Commercial bills	14,201	15,027	13,982	14,766
Other	251	432	34	4
Total gross loans and advances	572,370	524,383	450,374	417,180
Less: Provision for credit impairment (refer to note 15)	(4,017)	(3,933)	(3,081)	(3,011)
Less: Unearned income	(739)	(892)	(438)	(657)
Add: Capitalised brokerage/mortgage origination fees[1]	1,253	1,043	944	837
Add: Customer liability for acceptances	1,371	1,151	649	717
Adjustments to gross loans and advances	(2,132)	(2,631)	(1,926)	(2,114)
Net loans and advances (including assets classified as held for sale)	570,238	521,752	448,448	415,066
Esanda dealer finance assets held for sale	(8,065)	–	(8,065)	–
Net loans and advances	562,173	521,752	440,383	415,066

1	Capitalised brokerage/mortgage origination fees are amortised over the term of the loan.

ASSETS CLASSIFIED AS HELD FOR SALE

On 4 May 2015, the Group announced its intention to sell the Esanda Dealer Finance business within the Australia Division. The assets classified as held for sale includes lending assets comprising retail point-of-sale finance and wholesale bailment facilities and other Esanda branded finance offered to motor vehicle dealers along with associated provisions and deferred acquisition costs. No impairment losses were recognised on reclassification as held for sale.

On 8 October the Group entered into an agreement to sell the Esanda Dealer Finance business to Macquarie Group Limited. The sale is expected to complete during the first half of 2016. The estimated sale price is $8.2 billion.

ANZ ANNUAL REPORT 2015

14: Net Loans and Advances (continued)

LEASE RECEIVABLES	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m

Lease receivables
a) Finance lease receivables
Gross finance lease receivables
Less than 1 year	276	370	117	225
1 to 5 years	912	527	590	350
Later than 5 years	196	387	17	63
Total finance lease receivables	1,384	1,284	724	638
b) Operating lease receivables
Gross operating lease receivables
Less than 1 year	22	55	19	51
1 to 5 years	495	566	423	501
Later than 5 years	–	–	–	–
Total operating lease receivables	517	621	442	552
Total lease receivables	1,901	1,905	1,166	1,190
Less: unearned future finance income on finance leases	(142)	(154)	(36)	(98)
Net lease receivables	1,759	1,751	1,130	1,092

Present value of net investment in finance lease receivables
Less than 1 year	248	332	112	206
1 to 5 years	830	480	560	285
Later than 5 years	164	318	16	49
Total net investment in finance lease receivables	1,242	1,130	688	540
Add back: unearned future finance income on finance leases	142	154	36	98
Total finance lease receivables	1,384	1,284	724	638

HIRE PURCHASE

Hire purchase
Less than 1 year	678	758	310	456
1 to 5 years	1,282	1,466	727	939
Later than 5 years	11	14	11	14
Total hire purchase	1,971	2,238	1,048	1,409

NOTES TO THE FINANCIAL STATEMENTS    97

NOTES TO THE FINANCIAL STATEMENTS (continued)

15: Provision for Credit Impairment

	Consolidated		The Company
Credit impairment charge analysis	2015 $m	2014 $m	2015 $m	2014 $m
New and increased provisions
Australia	1,203	1,292	1,190	1,275
New Zealand	211	274	13	16
Asia Pacific, Europe & America	343	246	117	156
	1,757	1,812	1,320	1,447
Write-backs	(434)	(447)	(245)	(253)
	1,323	1,365	1,075	1,194
Recoveries of amounts previously written off	(239)	(224)	(193)	(174)
Individual credit impairment charge	1,084	1,141	882	1,020
Collective credit impairment charge/(release)	95	(155)	87	(46)
Credit impairment charge	1,179	986	969	974

MOVEMENT IN PROVISION FOR CREDIT IMPAIRMENT BY FINANCIAL ASSET CLASS

	Net loans and advances		Credit related commitments		Total provision
Consolidated	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Individual provision
Balance at start of year	1,130	1,440	46	27	1,176	1,467
New and increased provisions	1,757	1,794	–	18	1,757	1,812
Adjustment for exchange rate fluctuations and transfers	63	7	(23)	1	40	8
Write-backs	(434)	(447)	–	–	(434)	(447)
Discount unwind	(54)	(65)	–	–	(54)	(65)
Bad debts written off	(1,424)	(1,599)	–	–	(1,424)	(1,599)
Total individual provision	1,038	1,130	23	46	1,061	1,176
Collective provision
Balance at start of year	2,144	2,292	613	595	2,757	2,887
Adjustment for exchange rate fluctuations	67	8	37	17	104	25
Charge/(release) to income statement	68	(156)	27	1	95	(155)
Total collective provision	2,279	2,144	677	613	2,956	2,757
Total provision for credit impairment	3,317	3,274	700	659	4,017	3,933

	Consolidated
	2015%	2014%
Ratios (as a percentage of total gross loans and advances)
Individual provision	0.18	0.22
Collective provision	0.51	0.53
Bad debts written off	0.25	0.30

The table below contains a detailed analysis of the movements in individual provisions for net loans and advances by division.

	Australia		International and Institutional Banking		New Zealand		Other[1]		Total
Consolidated	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Individual provision
Balance at start of year	630	747	310	417	187	242	3	34	1,130	1,440
New and increased provisions	1,103	1,114	463	418	190	260	1	2	1,757	1,794
Adjustment for exchange rate fluctuations and transfers	–	(2)	53	7	6	2	4	–	63	7
Write-backs	(194)	(202)	(128)	(79)	(110)	(163)	(2)	(3)	(434)	(447)
Discount unwind	(32)	(33)	(17)	(35)	(4)	3	(1)	–	(54)	(65)
Bad debts written off	(918)	(994)	(371)	(418)	(131)	(157)	(4)	(30)	(1,424)	(1,599)
Total individual provision	589	630	310	310	138	187	1	3	1,038	1,130

1	Other contains Global Wealth and GTSO and Group Centre.

ANZ ANNUAL REPORT 2015

15: Provision for Credit Impairment (continued)

	Net loans and advances		Credit related commitments		Total provision
The Company	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Individual provision
Balance at start of year	814	1,046	40	10	854	1,056
New and increased provisions	1,319	1,417	–	30	1,319	1,447
Adjustment for exchange rate fluctuations	45	4	(21)	–	24	4
Write-backs	(245)	(253)	–	–	(245)	(253)
Discount unwind	(45)	(60)	–	–	(45)	(60)
Bad debts written off	(1,148)	(1,340)	–	–	(1,148)	(1,340)
Total individual provision	740	814	19	40	759	854
Collective provision
Balance at start of year	1,669	1,729	488	457	2,157	2,186
Adjustment for exchange rate fluctuations	43	5	35	12	78	17
Charge/(credit) to income statement	53	(65)	34	19	87	(46)
Total collective provision	1,765	1,669	557	488	2,322	2,157
Total provision for credit impairment	2,505	2,483	576	528	3,081	3,011

	The Company
	2015%	2014%
Ratios (as a percentage of total gross loans and advances)
Individual provision	0.17	0.20
Collective provision	0.52	0.52
Bad debts written off	0.25	0.32

IMPAIRED ASSETS

Presented below is a summary of impaired financial assets that are measured on the balance sheet at amortised cost. For these items, impairment losses are recorded through the provision for credit impairment. This contrasts to financial assets measured at fair value, for which any impairment loss is recognised as a component of the instrument’s overall fair value.

Detailed information on impaired financial assets is provided in note 19.

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Summary of impaired financial assets
Impaired loans	2,441	2,682	1,574	1,923
Restructured items[1]	184	67	94	26
Non-performing commitments and contingencies[2]	94	140	80	105
Gross impaired financial assets	2,719	2,889	1,748	2,054
Individual provisions
Impaired loans	(1,038)	(1,130)	(740)	(814)
Non-performing commitments and contingencies	(23)	(46)	(19)	(40)
Net impaired financial assets	1,658	1,713	989	1,200

Accruing loans past due 90 days or more[3]
These amounts are not classified as impaired assets as they are either 90 days or more past due and well secured, or are portfolio managed facilities that can be held on a productive basis for up to 180 days past due	2,378	1,982	2,127	1,778

1	Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of a reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.
2	Includes impaired derivative financial instruments.
3	Includes unsecured credit card and personal loans 90 days past due accounts which are retained on a performing basis for up to 180 days past due amounting to $180 million (2014: $154 million) for the Group and $126 million (2014: $111 million) for the Company.

NOTES TO THE FINANCIAL STATEMENTS    99

NOTES TO THE FINANCIAL STATEMENTS (continued)

16: Deposits and Other Borrowings

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Certificates of deposit	63,446	52,755	62,980	51,634
Term Deposits	194,676	192,716	154,485	154,763
On demand and short term deposits	229,330	193,203	187,327	160,867
Deposits not bearing interest	19,013	16,404	9,970	8,688
Deposits from banks	38,985	38,193	38,448	37,339
Commercial Paper	22,988	15,152	18,477	9,753
Securities sold under repurchase agreements	778	256	344	128
Borrowing corporations[1]	1,578	1,400	–	–
Deposits and other borrowings	570,794	510,079	472,031	423,172

1	Included in this balance is debenture stock of nil (September 2014: $1 million) of Esanda Finance Corporation Limited (Esanda), together with accrued interest thereon, which is secured by a trust deed and collateral debentures, giving floating charges upon the undertaking and all the assets of the entity amounting to $42 million (September 2014: $43 million) other than land and buildings. All controlled entities of Esanda have guaranteed the payment of principal, interest and other monies in relation to all debenture stock and unsecured notes issued by Esanda. The only loans pledged as collateral are those in Esanda and its subsidiaries. Effective from 18 March 2009, Esanda ceased to write new debentures and since September 2009 stopped writing new loans. In addition, this balance also includes NZD1.7 billion (September 2014: NZD1.6 billion) of secured debenture stock of the consolidated subsidiary UDC Finance Limited (UDC) and the accrued interest thereon which are secured by a floating charge over all assets of UDC NZD2.6 billion (September 2014: NZD2.5 billion).

17: Debt Issuances

ANZ utilises a variety of established and flexible funding programmes to issue medium term notes featuring either senior or subordinated debt status (details of subordinated debt are presented in note 18). All risks associated with originating term funding are closely managed. Refer to description of ANZ risk management practices in note 19 in relation to market risks such as interest rate and foreign currency risks, as well as liquidity risk.

The table below presents debt issuances by currency of issue which broadly is representative of the investor base location.

		Consolidated		The Company
		2015 $m	2014 $m	2015 $m	2014 $m
Debt issuances by currency
USD	United States dollars	42,367	36,549	36,009	31,682
GBP	Great British pounds	6,317	3,068	5,744	2,576
AUD	Australian dollars	7,694	7,796	7,289	7,051
NZD	New Zealand dollars	4,947	4,683	1,639	1,647
JPY	Japanese yen	4,499	4,786	4,412	4,469
EUR	Euro	22,048	15,723	16,356	11,662
HKD	Hong Kong dollars	858	817	858	802
CHF	Swiss francs	3,063	3,882	1,450	1,659
CAD	Canadian dollar	430	984	430	984
NOK	Norwegian krone	465	609	465	609
SGD	Singapore dollars	202	254	70	75
TRY	Turkish lira	265	358	265	358
ZAR	South African rand	151	147	151	147
MXN	Mexico peso	255	255	255	255
CNH	Chinese yuan	186	185	186	185
Total Debt issuances		93,747	80,096	75,579	64,161

ANZ ANNUAL REPORT 2015

18: Subordinated Debt

Subordinated debt comprises perpetual and dated securities as follows (net of issue costs):

			Consolidated		The Company
			2015 $m	2014 $m	2015 $m	2014 $m
Additional Tier 1 capital (perpetual subordinated securities)
ANZ Convertible Preference Shares (ANZ CPS)[1]
AUD	1969m	ANZ CPS2	1,969	1,967	1,969	1,967
AUD	1340m	ANZ CPS3	1,336	1,333	1,336	1,333
ANZ Capital Notes (ANZ CN)
AUD	1120m	ANZ CN1	1,112	1,109	1,112	1,109
AUD	1610m	ANZ CN2	1,598	1595	1,598	1595
AUD	970m	ANZ CN3	959	–	959	–
ANZ NZ Capital Notes (ANZ NZ CN)
NZD	500m	ANZ NZ Capital Notes	449	–	–	–
			7,423	6,004	6,974	6,004
Tier 2 capital
Perpetual subordinated notes
USD	300m	floating rate notes	429	343	429	343
NZD	835m	fixed rate notes[2]	759	744	–	–
			1,188	1,087	429	343
Dated subordinated notes
EUR	750m	fixed rate notes due 2019	1,355	1,246	1,355	1,247
AUD	500m	floating rate notes due 2022[3]	499	499	500	500
AUD	1509m	floating rate notes due 2022[3]	1,504	1,501	1,506	1,502
USD	750m	fixed rate notes due 2022[3]	1,068	842	1,071	843
AUD	750m	floating rate notes due 2023[3]	748	748	750	749
AUD	750m	floating rate notes due 2024[3,4]	750	750	750	750
USD	800m	fixed rate notes due 2024[4]	1,222	930	1,226	932
CNY	2500m	fixed rate notes due 2025[3,4]	562	–	562	–
SGD	500m	fixed rate notes due 2027[3,4]	491	–	491	–
AUD	200m	fixed rate notes due 2027[3,4]	199	–	198	–
			8,398	6,516	8,409	6,523
Total subordinated debt			17,009	13,607	15,812	12,870

Subordinated debt by currency
AUD	Australian dollars		10,674	9,502	10,678	9,505
NZD	New Zealand dollars		1,208	744	–	–
USD	United States dollars		2,719	2,115	2,726	2,118
CNY	Chinese renminbi		562	–	562	–
SGD	Singapore dollars		491	–	491	–
EUR	Euro		1,355	1,246	1,355	1,247
			17,009	13,607	15,812	12,870

1	Fully franked preference share dividend cash payments on ANZ CPS2 and ANZ CPS3 made during the years ended 30 September 2015 and 30 September 2014 (which are treated as interest expense):

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
ANZ CPS2	77	79	77	79
ANZ CPS3	52	53	52	53

2	Rate reset on 18 April 2013 to the five year swap rate +2.00% until the call date on 18 April 2018, whereupon if not called, reverts to a floating rate at the three month forward rate agreement +3.00% and is callable on any interest payment date thereafter.

3	Callable five years prior to maturity.

4	The convertible subordinated notes convert into ANZ ordinary shares at the average market price of ANZ ordinary shares less a 1% discount subject to a maximum conversion number if the Company receives a notice of non-viability from APRA.

Subordinated debt is subordinated in right of payment to the claims of depositors and other creditors of the Company and its controlled entities which have issued the notes or preference shares.

As defined by APRA for capital adequacy purposes, ANZ CPS, ANZ CN, and ANZ NZ CN constitute Additional Tier 1 capital and all other subordinated notes constitute Tier 2 capital.

The ANZ CN and ANZ NZ CN are Basel 3 compliant instruments. APRA has granted ANZ transitional Basel 3 capital treatment for each of the ANZ CPS until their first conversion date.

The convertible subordinated notes are Basel 3 compliant instruments. APRA has granted transitional Basel 3 capital treatment for:

}	all other term subordinated notes until their first call date;

}	the USD300 million perpetual subordinated notes until the end of the transitional period (December 2021); and

}	the NZD835 million perpetual subordinated notes until the April 2018 call date.

NOTES TO THE FINANCIAL STATEMENTS 101

NOTES TO THE FINANCIAL STATEMENTS (continued)

18: Subordinated Debt (continued)

ANZ CONVERTIBLE PREFERENCE SHARES (ANZ CPS)

}	On 17 December 2009, the Company issued 19.7 million convertible preference shares (‘ANZ CPS2’) at $100 each, raising $1,969 million before issue costs.

}	On 28 September 2011, the Company issued 13.4 million convertible preference shares (‘ANZ CPS3’) at $100 each raising $1,340 million before issue costs.

ANZ CPS are fully paid, mandatorily convertible preference shares. ANZ CPS are listed on the Australian Stock Exchange.

Dividends on ANZ CPS are non-cumulative and are payable quarterly in arrears in December, March, June and September (ANZ CPS2) and semi-annually in arrears in March and September (ANZ CPS3) in each year and will be franked in line with the franking applied to ANZ ordinary shares. The dividends will be based on a floating rate equal to the aggregate of the 90 day bank bill rate plus a 310 basis point margin (ANZ CPS2) and the 180 day bank bill rate plus 310 basis point margin (ANZ CPS3), multiplied by one minus the Australian Company tax rate. Should the dividend not be fully franked, the terms of the securities provide for a cash gross-up for the amount of the franking benefit not provided. Dividends are subject to the absolute discretion of the Board of Directors of the Company and certain payment tests (including APRA requirements and distributable profits being available). If dividends are not paid on ANZ CPS, the Company may not pay dividends or distributions, or return capital, on ANZ ordinary shares or (ANZ CPS2 only) any other share capital or security ranking equal or junior to the ANZ CPS for a specified period (subject to certain exceptions).

On 15 December 2016 (ANZ CPS2) or 1 September 2019 (ANZ CPS3) (each a ‘conversion date’), or an earlier date under certain circumstances, the relevant ANZ CPS will mandatorily convert into a variable number of ANZ ordinary shares based on the average market price of ANZ ordinary shares less a 1.0% discount, subject to a maximum conversion number.

The mandatory conversion to ANZ ordinary shares is however deferred for a specified period if the conversion tests are not met.

In respect of ANZ CPS3 only, if a common equity capital trigger event occurs the ANZ CPS3 will immediately convert into ANZ ordinary shares, subject to a maximum conversion number. A common equity capital trigger event occurs if ANZ’s Common Equity Tier 1 capital ratio is equal to or less than 5.125%.

In respect of ANZ CPS3 only, on 1 September 2017 and each subsequent semi annual Dividend Payment Date, subject to receiving APRA’s prior approval and satisfying certain conditions, the Company has the right to redeem or convert into ANZ ordinary shares all or some ANZ CPS3 at its discretion on similar terms as mandatory conversion on a conversion date.

The ANZ CPS rank equally with each other and the ANZ Capital Notes. Except in limited circumstances, holders of ANZ CPS do not have any right to vote in general meetings of the Company.

ANZ CAPITAL NOTES

}	On 7 August 2013, the Company issued 11.2 million convertible notes (‘ANZ CN1’) at $100 each, raising $1,120 million before issue costs.

}	On 31 March 2014, the Company issued 16.1 million convertible notes (‘ANZ CN2’) at $100 each, raising $1,610 million before issue costs.

}	On 5 March 2015, the Company acting through it’s New Zealand Branch, issued 9.7 million convertible notes (“ANZ CN3”) at $100 each raising $970 million before issue costs.

The ANZ Capital Notes are fully paid mandatorily convertible subordinated perpetual notes. The notes are listed on the Australian Stock Exchange.

Distributions on the notes are non-cumulative and payable semi annual in arrears in March and September in each year and will be franked in line with the franking applied to ANZ ordinary shares. The distributions will be based on a floating rate equal to the aggregate of the 180 day bank bill rate plus a 340 basis point margin (ANZ CN1), a 325 basis point margin (ANZ CN2) and a 360 basis point margin (ANZCN3) multiplied by one minus the Australian company tax rate. Should the distribution not be fully-franked, the terms of the notes provide for a cash gross-up for the amount of the franking benefit not provided. Distributions are subject to the Company’s absolute discretion and certain payment conditions being satisfied (including APRA requirements). If distributions are not paid on the notes, the Company may not pay dividends or distributions, or return capital, on ANZ ordinary shares for a specified period (subject to certain exceptions).

On 1 September 2023 (ANZ CN1), 24 March 2024 (ANZ CN2) or 24 March 2025 (ANZ CN3) (each conversion date), or an earlier date under certain circumstances, the relevant notes will mandatorily convert into a variable number of ANZ ordinary shares based on the average market price of ordinary shares less a 1% discount, subject to a maximum conversion number. The mandatory conversion to ANZ ordinary shares is however deferred for a specified period if the conversion tests are not met.

If a common equity capital trigger event or a non-viability trigger event occurs the notes will immediately convert into ANZ ordinary shares, subject to a maximum conversion number. A common equity capital trigger event occurs if ANZ’s Common Equity Tier 1 capital ratio is equal to or less than 5.125%. A non-viability trigger event occurs if APRA notifies the Company that, without the conversion or write-off of certain securities or a public sector injection of capital (or equivalent support), it considers that the Company would become non-viable.

On 1 September 2021 (ANZ CN1), 24 March 2022 (ANZ CN2) or 24 March 2023 (ANZ CN3) subject to receiving APRA’s prior approval and satisfying certain conditions, the Company has the right to redeem or convert into ANZ ordinary shares all or some of the notes at its discretion on similar terms as mandatory conversion on a conversion date.

The notes rank equally with each of the ANZ CPS. Holders of the notes do not have any right to vote in general meetings of the Company.

ANZ NZ CAPITAL NOTES

On 31 March 2015, ANZ Bank New Zealand Limited (‘ANZ NZ’) issued 500 million convertible notes (‘ANZ NZ CN’) at NZ$1 each, raising NZ$500 million before issue costs.

ANZ NZ CNs are fully paid, mandatorily convertible subordinated perpetual notes. In certain circumstances the notes convert into ANZ ordinary shares. The notes are listed on the New Zealand Stock Exchange.

Interest on the notes is non-cumulative and payable quarterly in arrears in February, May, August and November in each year. The interest rate is fixed at 7.2% per annum until 25 May 2020, and thereafter will be based on a floating rate equal to the aggregate of the New Zealand 3 month bank bill rate plus a 350 basis point margin. Interest payments are subject to ANZ NZ’s absolute discretion and certain payment conditions being satisfied (including APRA and Reserve Bank of New Zealand (‘RBNZ’) requirements). If interest is not paid on the notes, ANZ NZ may not pay dividends or return capital on ANZ NZ ordinary shares for a specified period (subject to certain exceptions).

102

ANZ ANNUAL REPORT 2015

18: Subordinated Debt (continued)

On 25 May 2022 (conversion date), or an earlier date under certain circumstances, the notes will mandatorily convert into a variable number of ANZ ordinary shares based on the average market price of ANZ ordinary shares less a 1% discount, subject to a maximum conversion number. The mandatory conversion to ANZ ordinary shares is however deferred for a specified period if the conversion tests are not met.

If a common equity capital trigger event or an APRA or RBNZ non-viability trigger event occurs the notes will immediately convert into ANZ ordinary shares, subject to a maximum conversion number.

A common equity capital trigger event occurs if ANZ’s or ANZ NZ’s Common Equity Tier 1 capital ratio is equal to or less than 5.125%.

An APRA non-viability trigger event occurs if APRA notifies the Company that, without the conversion or write-off of certain securities or a public sector injection of capital (or equivalent support), it considers that the Company would become non-viable. An RBNZ non-viability trigger event occurs if the RBNZ directs ANZ NZ to convert or write-off the notes or a statutory manager is appointed to ANZ NZ and decides that ANZ NZ must convert or write-off the notes.

On 25 May 2020, ANZ NZ has the right to, subject to satisfying certain conditions, redeem (subject to receiving APRA’s and RBNZ’s prior approval), or convert into ANZ ordinary shares, all or some of the notes at its discretion on similar terms as mandatory conversion on a conversion date.

Holders of the notes do not have any right to vote in general meetings of the Company.

CONVERTIBLE SUBORDINATED NOTES

}	On 19 March 2014, the Company issued subordinated notes with a minimum denomination of USD200,000 and any integral multiple of USD1,000 above that raising USD800 million before issue costs. Interest is cumulative and payable semi-annually in arrears in March and September in each year and is based on a fixed rate of 4.5% per annum.

}	On 25 June 2014, the Company issued 750,000 subordinated notes at $1,000 each raising $750 million before issue costs. Interest is cumulative and payable quarterly in arrears in March, June, September and December in each year and is based on a floating rate equal to the aggregate of the 90 day bank bill rate plus a 193 basis point margin.

}	On 30 January 2015, the Company issued subordinated notes with a minimum denomination of CNY1,000,000 and any integral multiple of CNY10,000 above that raising CNY2,500 million before issue costs. Interest is cumulative and payable semi-annually in arrears in January and July in each year and is based on a fixed rate of 4.75% per annum.

}	On 23 March 2015, the Company issued subordinated notes with a minimum denomination of SGD 250,000 and any integral multiple of SGD 250,000 above that raising SGD 500 million before issue costs. Interest is cumulative and payable semi-annually in arrears in March and September in each year and is based on a fixed rate of 3.75% per annum.

}	On 13 May 2015, the Company issued subordinated notes with a minimum denomination of $200,000 and any integral multiple of $2,000 above that raising $200 million before issue costs. Interest is cumulative and payable annually in arrears in May each year and is based on a fixed rate of 4.75% per annum.

If APRA notifies the Company that, without the conversion or write-off of certain securities or a public sector injection of capital (or equivalent support), it considers that the Company would become non-viable, the notes will immediately convert into ANZ ordinary shares based on the average market price of ANZ ordinary shares less a 1% discount, subject to a maximum conversion number.

19: Financial Risk Management

STRATEGY IN USING FINANCIAL INSTRUMENTS

Financial instruments are fundamental to the Group’s business, constituting the core element of its operations. Accordingly, the risks associated with financial instruments are a significant component of the risks faced by the Group. Financial instruments create, modify or reduce the credit, market (including traded and non-traded interest rate and foreign currency related risks) and liquidity risks of the Group’s balance sheet. These risks, and the Group’s objectives, policies and processes for managing and measuring such risks are outlined below.

Credit Risk

Credit risk is the risk of financial loss resulting from the failure of ANZ’s customers and counterparties to honour or perform fully the terms of a loan or contract. The Group assumes credit risk in a wide range of lending and other activities in diverse markets and in many jurisdictions. Credit risks arise not only from traditional lending to customers, but also from inter-bank, treasury, international trade and capital market activities around the world.

The Group has an overall objective of sound growth for appropriate returns. The credit risk principles of the Group have been set by the Board and are implemented and monitored within a tiered structure of delegated authority designed to oversee multiple facets of credit risk, including business writing strategies, credit policies/controls, portfolio monitoring and risk concentrations.

Credit Risk Management Overview

The credit risk management framework ensures a consistent approach is applied across the Group in measuring, monitoring and managing the credit risk appetite set by the Board.

The Board is assisted and advised by the Board Risk Committee in discharging its duty to oversee credit risk. The Board Risk Committee sets the credit risk appetite and credit strategies, as well as approving credit transactions beyond the discretion of executive management.

Responsibility for the oversight and control of the credit risk framework (including the risk appetite) resides with the Credit and Market Risk Committee (CMRC), which is an executive management committee comprising senior risk, business and Group executives, chaired by the Chief Risk Officer (CRO).

Central to the Group’s management of credit risk is the existence of an independent credit risk management function that is staffed by risk specialists. Independence is achieved by having all credit risk staff ultimately report to the CRO, including where they are embedded in business units. The primary responsibility for prudent and profitable management of credit risk and customer relationships rests with the business units.

NOTES TO THE FINANCIAL STATEMENTS    103

NOTES TO THE FINANCIAL STATEMENTS (continued)

19: Financial Risk Management (continued)

The authority to make credit decisions is delegated by the Board to the CEO who in turn delegates authority to the CRO. The CRO in turn delegates some of his credit discretion to individuals as part of a ‘cascade’ of authority from senior to the most junior credit officers. Individuals must be suitably skilled and accredited in order to be granted and retain a credit discretion. Credit discretions are reviewed on an annual basis, and may be varied based on the holder’s performance.

The Group has two main approaches to assessing credit risk arising from transactions:

}	the larger and more complex credit transactions are assessed on a judgemental credit basis. Rating models provide a consistent and structured assessment, with judgement required around the use of out-of-model factors. Credit approval for judgemental lending is typically on a dual approval basis, jointly by the business writer in the business unit and an independent credit officer; and

}	programmed credit assessment typically covers retail and some small business lending, and refers to the automated assessment of credit applications using a combination of scoring (application and behavioural), policy rules and external credit reporting information. Where an application does not meet the automated assessment criteria it will be referred out for manual assessment, with assessors considering the decision tool recommendation.

Central and divisional credit risk teams perform key roles in portfolio management such as the development and validation of credit risk measurement systems, loan asset quality reporting, stress testing, and the development of credit policies and requirements. Credit policies and requirements cover all aspects of the credit life cycle such as transaction structuring, risk grading, initial approval, ongoing management and problem debt management, as well as specialist policy topics.

The Group’s credit grading system is fundamental to the management of credit risk, seeking to measure the probability of default (PD), the exposure at default (EAD) and the loss in the event of default (LGD) for all transactions.

From an operational perspective, the Group’s credit grading system has two separate and distinct dimensions that:

}	measure the PD, which is expressed by a 27-grade Customer Credit Rating (CCR), reflecting the ability to service and repay debt. Within the programmed credit assessment sphere, the CCR is typically expressed as a score which maps back to the PD; and

}	measure the LGD, which is expressed by a Security Indicator (SI) ranging from A to G. The SI is calculated by reference to the percentage of the loan covered by security which can be realised in the event of default. The security-related SIs are supplemented with a range of other SIs to cover situations where ANZ’s LGD research indicates certain transaction characteristics have different recovery outcomes. Within the programmed credit assessment sphere, exposures are grouped into large homogenous pools – and the LGD is assigned at the pool level.

The development and regular validation of rating models is undertaken by specialist central risk teams. The outputs from these models drive many day-to-day credit decisions, such as origination, pricing, approval levels, regulatory capital adequacy, economic capital allocation and provisioning. The risk grading process includes monitoring of model-generated results to ensure appropriate judgement is exercised (such as overrides to take into account any out-of-model factors).

Collateral management

Collateral is used to mitigate credit risk, as the secondary source of repayment in case the counterparty cannot meet its contractual repayment obligations.

ANZ credit principles specify to only lend when the counterparty has the capacity and ability to repay, and the Group sets limits on the acceptable level of credit risk. Acceptance of credit risk is firstly based on the counterparty’s assessed capacity to meet contractual obligations (such as the scheduled repayment of principal and interest).

In certain cases, such as where the customer risk profile is considered very sound or by the nature of the product (for instance, small limit products such as credit cards), a transaction may not be supported by collateral. For some products, the collateral provided is fundamental to its structuring so is not strictly the secondary source of repayment. For example, lending secured by trade receivables is typically repaid by the collection of those receivables.

The most common types of collateral typically taken by ANZ include:

}	collateral received in respect of derivative trading

}	charges over cash deposits;

}	security over real estate including residential, commercial, industrial or rural property; and

}	other security includes charges over business assets, security over specific plant and equipment, charges over listed shares, bonds or securities and guarantees and pledges.

Credit policy requirements set out the acceptable types of collateral, as well as a process by which additional instruments and/or asset types can be considered for approval. ANZ’s credit risk modelling approach uses historical internal loss data and other relevant external data to assist in determining the discount that each type of collateral would be expected to incur in a forced sale. This discounted value is used in the determination of the SI for LGD purposes.

In the event of customer default, any loan security is usually held as mortgagee in possession while the Group is actively seeking to realise it. Therefore the Group does not usually hold any real estate or other assets acquired through the enforcement of security.

The Group generally uses Master Agreements with its counterparties for derivatives activities. Generally, International Swaps and Derivatives Association (ISDA) Master Agreements will be used. Under the ISDA Master Agreement, if a default of a counterparty occurs, all contracts with the counterparty are terminated. They are then settled on a net basis at market levels current at the time of default.

In addition to the terms noted above, ANZ’s preferred practice is to use a Credit Support Annex (CSA) to the ISDA Master Agreement. Under a CSA, open derivative positions with the counterparty are aggregated and cash collateral (or other forms of eligible collateral) is exchanged daily. The collateral is provided by the counterparty that is out of the money. Upon termination of the trade, payment is required only for the final daily mark-to-market movement rather than the mark-to-market movement since inception.

ANZ ANNUAL REPORT 2015

19: Financial Risk Management (continued)

Concentrations of credit risk

Concentrations of credit risk arise when a number of customers are engaged in similar business activities or activities within the same geographic region, or when they have similar risk characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

The Group monitors its portfolios, to identify and assess risk concentrations. The Group’s strategy is to maintain well-diversified credit portfolios focused on achieving an acceptable risk-return balance. Credit risk portfolios are actively monitored and frequently reviewed to identify, assess and guard against unacceptable risk concentrations. Concentration analysis will typically include geography, industry, credit product and risk grade. The Group also applies single customer counterparty limits to protect against unacceptably large exposures to single name risk. These limits are established based on a combination of factors including the nature of counterparty, probability of default and collateral provided.

Concentrations of credit risk analysis

Composition of financial instruments that give rise to credit risk by industry:

	Cash, settlement balances owed to ANZ and collateral paid		Trading securities and AFS[1]		Derivatives		Loans and advances[2]		Other financial assets[3]		Credit related commitments[4]		Total
Consolidated	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Australia
Agriculture, forestry, fishing and mining	–	21	60	21	691	225	15,192	13,970	119	95	9,713	10,753	25,775	25,085
Business services	4	12	–	3	108	46	6,254	5,658	49	38	3,365	3,679	9,780	9,436
Construction	–	–	23	3	20	94	5,516	5,688	43	38	4,568	4,353	10,170	10,176
Electricity, gas and water supply	–	–	99	237	837	692	3,462	4,000	27	27	2,388	2,895	6,813	7,851
Entertainment, leisure and tourism	–	–	37	1	323	89	8,908	8,087	70	55	2,494	2,751	11,832	10,983
Financial, investment and insurance	21,885	18,927	18,722	19,115	49,733	38,387	22,061	14,351	174	98	6,757	7,521	119,332	98,399
Government and official institutions	130	135	32,305	25,595	685	241	707	541	6	4	2,081	298	35,914	26,814
Manufacturing	4	4	1,382	1,528	2,535	1,057	6,844	7,129	54	48	7,815	7,537	18,634	17,303
Personal lending	–	–	–	–	–	–	252,242	231,807	1,983	1,569	48,282	44,950	302,507	278,326
Property services	–	–	79	48	677	433	27,034	26,234	212	178	10,199	11,774	38,201	38,667
Retail trade	2	2	50	6	221	153	11,273	10,225	89	69	3,639	4,645	15,274	15,100
Transport and storage	2	–	181	70	951	368	7,052	7,386	55	50	4,145	3,943	12,386	11,817
Wholesale trade	354	183	12	7	1,520	702	6,287	6,320	49	42	8,212	4,867	16,434	12,121
Other	30	21	251	208	453	258	10,397	9,426	82	64	5,878	5,501	17,091	15,478
	22,411	19,305	53,201	46,842	58,754	42,745	383,229	350,822	3,012	2,375	119,536	115,467	640,143	577,556
New Zealand
Agriculture, forestry, fishing and mining	–	–	–	–	61	15	17,554	16,475	108	88	1,749	1,831	19,472	18,409
Business services	–	–	–	–	5	4	996	1,010	6	5	380	383	1,387	1,402
Construction	–	–	–	–	11	–	1,222	1,085	7	6	713	659	1,953	1,750
Electricity, gas and water supply	–	–	37	30	430	317	1,122	945	7	5	1,079	1,179	2,675	2,476
Entertainment, leisure and tourism	–	–	–	–	43	22	972	916	6	5	243	219	1,264	1,162
Financial, investment and insurance	2,217	1,444	6,322	4,925	10,118	5,627	1,132	865	9	4	874	688	20,672	13,553
Government and official institutions	1,679	1,167	5,884	6,111	1,216	562	1,052	1,120	6	6	664	665	10,501	9,631
Manufacturing	–	–	28	22	379	158	3,155	2,702	19	14	1,597	1,635	5,178	4,531
Personal lending	–	–	–	–	–	–	63,067	56,993	387	304	12,534	10,499	75,988	67,796
Property services	–	–	1	–	16	11	8,836	7,464	54	40	1,399	1,354	10,306	8,869
Retail trade	–	–	–	–	16	18	1,827	1,810	11	10	827	808	2,681	2,646
Transport and storage	–	–	5	11	55	28	1,489	1,323	9	7	688	670	2,246	2,039
Wholesale trade	–	–	–	–	15	13	1,334	1,233	8	7	1,132	1,160	2,489	2,413
Other	–	–	52	61	40	49	670	692	4	4	1,042	911	1,808	1,717
	3,896	2,611	12,329	11,160	12,405	6,824	104,428	94,633	641	505	24,921	22,661	158,620	138,394

1	Available–for–sale assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments, and includes Esanda dealer finance assets classified as held for sale.
3	Mainly comprises regulatory deposits, investments backing policy liabilities and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.

NOTES TO THE FINANCIAL STATEMENTS    105

NOTES TO THE FINANCIAL STATEMENTS (continued)

19: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Cash, settlement balances owed to ANZ and collateral paid		Trading securities and AFS[1]		Derivatives		Loans and advances[2]		Other financial assets[3]		Credit related commitments[4]		Total
Consolidated	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Overseas Markets
Agriculture, forestry, fishing and mining	3	1	43	10	94	137	5,659	4,385	166	118	9,326	6,883	15,291	11,534
Business services	5	5	–	–	15	5	1,331	955	39	26	4,988	3,251	6,378	4,242
Construction	2	3	1	–	27	17	716	623	21	17	3,637	3,355	4,404	4,015
Electricity, gas and water supply	35	–	60	128	56	57	3,520	2,732	103	74	2,600	2,595	6,374	5,586
Entertainment, leisure and tourism	–	3	–	–	16	7	1,382	1,107	40	30	853	337	2,291	1,484
Financial, investment and insurance	54,079	34,741	17,666	14,717	12,661	5,926	13,534	19,658	397	530	13,703	10,986	112,040	86,558
Government and official institutions	1	4	8,083	6,445	281	59	475	524	14	14	928	869	9,782	7,915
Manufacturing	230	60	107	204	611	220	18,831	16,004	553	432	43,000	34,211	63,332	51,131
Personal lending	2	5	–	–	–	–	12,867	10,070	377	269	8,782	7,448	22,028	17,792
Property services	1	1	8	90	112	97	5,303	4,550	155	123	2,495	2,117	8,074	6,978
Retail trade	1	–	26	42	21	18	2,344	1,475	69	40	3,597	1,330	6,058	2,905
Transport and storage	–	1	87	107	81	31	4,679	3,796	137	102	2,575	1,506	7,559	5,543
Wholesale trade	64	28	60	30	437	186	12,084	11,332	354	306	27,006	18,786	40,005	30,668
Other	20	4	945	797	54	40	3,359	2,868	98	77	3,182	2,257	7,658	6,043
	54,443	34,856	27,086	22,570	14,466	6,800	86,084	80,079	2,523	2,158	126,672	95,931	311,274	242,394
Consolidated - aggregate
Agriculture, forestry, fishing and mining	3	22	103	31	846	377	38,405	34,830	393	301	20,788	19,467	60,538	55,028
Business services	9	17	–	3	128	55	8,581	7,623	94	69	8,733	7,313	17,545	15,080
Construction	2	3	24	3	58	111	7,454	7,396	71	61	8,918	8,367	16,527	15,941
Electricity, gas and water supply	35	–	196	395	1,323	1,066	8,104	7,677	137	106	6,067	6,669	15,862	15,913
Entertainment, leisure and tourism	–	3	37	1	382	118	11,262	10,110	116	90	3,590	3,307	15,387	13,629
Financial, investment and insurance	78,181	55,112	42,710	38,757	72,512	49,940	36,727	34,874	580	632	21,334	19,195	252,044	198,510
Government and official institutions	1,810	1,306	46,272	38,151	2,182	862	2,234	2,185	26	24	3,673	1,832	56,197	44,360
Manufacturing	234	64	1,517	1,754	3,525	1,435	28,830	25,835	626	494	52,412	43,383	87,144	72,965
Personal lending	2	5	–	–	–	–	328,176	298,870	2,747	2,142	69,598	62,897	400,523	363,914
Property services	1	1	88	138	805	541	41,173	38,248	421	341	14,093	15,245	56,581	54,514
Retail trade	3	2	76	48	258	189	15,444	13,510	169	119	8,063	6,783	24,013	20,651
Transport and storage	2	1	273	188	1,087	427	13,220	12,505	201	159	7,408	6,119	22,191	19,399
Wholesale trade	418	211	72	37	1,972	901	19,705	18,885	411	355	36,350	24,813	58,928	45,202
Other	50	25	1,248	1,066	547	347	14,426	12,986	184	145	10,102	8,669	26,557	23,238
Gross Total	80,750	56,772	92,616	80,572	85,625	56,369	573,741	525,534	6,176	5,038	271,129	234,059	1,110,037	958,344
Individual provision for credit impairment	–	–	–	–	–	–	(1,038)	(1,130)	–	–	(23)	(46)	(1,061)	(1,176)
Collective provision for credit impairment	–	–	–	–	–	–	(2,279)	(2,144)	–	–	(677)	(613)	(2,956)	(2,757)
	80,750	56,772	92,616	80,572	85,625	56,369	570,424	522,260	6,176	5,038	270,429	233,400	1,106,020	954,411
Unearned income	–	–	–	–	–	–	(739)	(892)	–	–	–	–	(739)	(892)
Capitalised brokerage/ mortgage origination fees	–	–	–	–	–	–	1,253	1,043	–	–	–	–	1,253	1,043
	80,750	56,772	92,616	80,572	85,625	56,369	570,938	522,411	6,176	5,038	270,429	233,400	1,106,534	954,562
Excluded from analysis above[5]	1,716	1,487	51	37	–	–	–	–	34,820	33,579	–	–	36,587	35,103
Net Total	82,466	58,259	92,667	80,609	85,625	56,369	570,938	522,411	40,996	38,617	270,429	233,400	1,143,121	989,665

1	Available–for–sale assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments, and includes Esanda dealer finance assets classified as held for sale.
3	Mainly comprises regulatory deposits, investments backing policy liabilities and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
5	Comprises bank notes and cash at bank within cash, equity instruments within available-for-sale financial assets and investments relating to the insurance business where the credit risk is passed on to the policy holder.

ANZ ANNUAL REPORT 2015

19: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Cash, settlement balances owed to ANZ and collateral paid		Trading securities and AFS[1]		Derivatives		Loans and advances[2]		Other financial assets[3]		Credit related commitments[4]		Total
The Company	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Australia
Agriculture, forestry, fishing and mining	–	21	59	21	691	225	15,185	13,854	79	56	9,573	10,525	25,587	24,702
Business services	4	12	–	3	108	46	6,254	5,654	32	23	3,340	3,625	9,738	9,363
Construction	–	–	23	3	20	94	5,516	5,688	29	23	4,537	4,266	10,125	10,074
Electricity, gas and water supply	–	–	99	132	837	692	3,455	3,988	18	16	2,266	2,836	6,675	7,664
Entertainment, leisure and tourism	–	–	37	1	323	89	8,888	8,061	46	33	2,494	2,695	11,788	10,879
Financial, investment and insurance[5]	22,601	20,481	18,547	20,577	59,663	44,627	22,086	14,464	115	58	6,499	9,671	129,511	109,878
Government and official institutions	130	135	32,008	25,599	685	241	706	539	4	2	2,081	292	35,614	26,808
Manufacturing	4	4	1,369	1,528	2,535	1,057	6,844	7,129	36	29	7,333	7,387	18,121	17,134
Personal lending	–	–	–	–	–	–	251,707	231,114	1,306	931	48,282	44,038	301,295	276,083
Property services	–	–	78	48	677	433	26,991	26,171	140	106	10,194	11,535	38,080	38,293
Retail trade	2	2	50	6	221	153	11,269	10,211	59	41	3,567	4,559	15,168	14,972
Transport and storage	2	–	180	70	951	368	7,052	7,386	37	30	4,114	3,871	12,336	11,725
Wholesale trade	354	183	12	7	1,520	702	6,287	6,320	33	25	7,544	4,770	15,750	12,007
Other	30	21	248	208	453	258	10,374	9,396	54	38	5,693	5,389	16,852	15,310
	23,127	20,859	52,710	48,203	68,684	48,985	382,614	349,975	1,988	1,411	117,517	115,459	646,640	584,892
New Zealand
Agriculture, forestry, fishing and mining	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Business services	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Construction	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Electricity, gas and water supply	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Entertainment, leisure and tourism	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Financial, investment and insurance[5]	–	–	–	–	64	9	–	–	–	–	–	–	64	9
Government and official institutions	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Manufacturing	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Personal lending	–	–	–	–	–	–	7,289	8,193	–	–	19	29	7,308	8,222
Property services	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Retail trade	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Transport and storage	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Wholesale trade	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Other	–	–	–	–	–	–	–	–	–	–	1	–	1	–
	–	–	–	–	64	9	7,289	8,193	–	–	20	29	7,373	8,231

1	Available–for–sale assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments, and includes Esanda dealer finance assets classified as held for sale.
3	Mainly comprises regulatory deposits, investments backing policy liabilities and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
5	Includes amounts due from other Group entities.

NOTES TO THE FINANCIAL STATEMENTS    107

NOTES TO THE FINANCIAL STATEMENTS (continued)

19: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Cash, settlement balances owed to ANZ and collateral paid		Trading securities and AFS[1]		Derivatives		Loans and advances[2]		Other financial assets[3]		Credit related commitments[4]		Total
The Company	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Overseas Markets
Agriculture, forestry, fishing and mining	–	1	42	8	47	83	4,839	3,829	84	50	8,174	6,025	13,186	9,996
Business services	5	2	–	–	7	3	1,073	770	19	10	4,436	2,697	5,540	3,482
Construction	2	3	1	–	14	10	519	432	9	6	3,047	3,147	3,592	3,598
Electricity, gas and water supply	34	–	28	83	20	28	2,948	2,309	51	30	2,170	2,250	5,251	4,700
Entertainment, leisure and tourism	–	–	–	–	8	4	1,165	874	20	11	677	243	1,870	1,132
Financial, investment and insurance[5]	51,586	31,770	15,566	11,427	6,216	3,455	9,687	16,616	168	219	11,785	9,050	95,008	72,537
Government and official institutions	1	1	5,586	3,474	145	36	446	417	8	5	919	820	7,105	4,753
Manufacturing	193	21	17	95	216	91	11,050	9,597	191	125	31,817	24,736	43,484	34,665
Personal lending	1	–	–	–	–	–	7,581	5,876	131	77	4,351	3,764	12,064	9,717
Property services	–	1	7	79	58	54	4,519	3,636	78	48	2,142	1,726	6,804	5,544
Retail trade	1	–	7	18	10	11	1,570	855	27	11	1,216	769	2,831	1,664
Transport and storage	–	1	84	93	27	18	3,832	3,008	66	39	1,947	1,036	5,956	4,195
Wholesale trade	37	11	24	3	155	73	9,505	9,366	165	122	22,672	15,402	32,558	24,977
Other	20	3	883	695	23	22	2,386	2,144	41	28	2,650	1,748	6,003	4,640
	51,880	31,814	22,245	15,975	6,946	3,888	61,120	59,729	1,058	781	98,003	73,413	241,252	185,560
The Company – aggregate
Agriculture, forestry, fishing and mining	–	22	101	29	738	308	20,024	17,683	163	106	17,747	16,550	38,773	34,698
Business services	9	14	–	3	115	49	7,327	6,424	51	33	7,776	6,322	15,278	12,845
Construction	2	3	24	3	34	104	6,035	6,120	38	29	7,584	7,413	13,717	13,672
Electricity, gas and water supply	34	–	127	215	857	720	6,403	6,297	69	46	4,436	5,086	11,926	12,364
Entertainment, leisure and tourism	–	–	37	1	331	93	10,053	8,935	66	44	3,171	2,938	13,658	12,011
Financial, investment and insurance[5]	74,187	52,251	34,113	32,004	65,943	48,091	31,773	31,080	283	277	18,284	18,721	224,583	182,424
Government and official institutions	131	136	37,594	29,073	830	277	1,152	956	12	7	3,000	1,112	42,719	31,561
Manufacturing	197	25	1,386	1,623	2,751	1,148	17,894	16,726	227	154	39,150	32,123	61,605	51,799
Personal lending	1	–	–	–	–	–	266,577	245,183	1,437	1,008	52,652	47,831	320,667	294,022
Property services	–	1	85	127	735	487	31,510	29,807	218	154	12,336	13,261	44,884	43,837
Retail trade	3	2	57	24	231	164	12,839	11,066	86	52	4,783	5,328	17,999	16,636
Transport and storage	2	1	264	163	978	386	10,884	10,394	103	69	6,061	4,907	18,292	15,920
Wholesale trade	391	194	36	10	1,675	775	15,792	15,686	198	147	30,216	20,172	48,308	36,984
Other	50	24	1,131	903	476	280	12,760	11,540	95	66	8,344	7,137	22,856	19,950
Gross Total	75,007	52,673	74,955	64,178	75,694	52,882	451,023	417,897	3,046	2,192	215,540	188,901	895,265	778,723
Individual provision for credit impairment	–	–	–	–	–	–	(740)	(814)	–	–	(19)	(40)	(759)	(854)
Collective provision for credit impairment	–	–	–	–	–	–	(1,765)	(1,669)	–	–	(557)	(488)	(2,322)	(2,157)
	75,007	52,673	74,955	64,178	75,694	52,882	448,518	415,414	3,046	2,192	214,964	188,373	892,184	775,712
Unearned income	–	–	–	–	–	–	(438)	(657)	–	–	–	–	(438)	(657)
Capitalised brokerage/mortgage origination fees	–	–	–	–	–	–	944	837	–	–	–	–	944	837
	75,007	52,673	74,955	64,178	75,694	52,882	449,024	415,594	3,046	2,192	214,964	188,373	892,690	775,892
Excluded from analysis above[6]	1,045	1,005	30	22	–	–	–	–	–	–	–	–	1,075	1,027
Net total	76,052	53,678	74,985	64,200	75,694	52,882	449,024	415,594	3,046	2,192	214,964	188,373	893,765	776,919

1	Available–for–sale assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments, and includes Esanda dealer finance assets classified as held for sale.
3	Mainly comprises regulatory deposits, investments backing policy liabilities and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
5	Includes amounts due from other Group entities.
6	Comprises bank notes and cash at bank within cash and equity instruments within available-for-sale financial assets.

ANZ ANNUAL REPORT 2015

19: Financial Risk Management (continued)

Credit quality

Maximum exposure to credit risk

For financial assets recognised on the balance sheet, the maximum exposure to credit risk is the carrying amount. In certain circumstances, there may be differences between the carrying amounts reported on the balance sheet and the amounts reported in the tables below. Principally, these differences arise in respect of financial assets that are subject to risks other than credit risk, such as equity investments which are primarily subject to market risk, or bank notes and coins. For contingent exposures, the maximum exposure to credit risk is the maximum amount the Group would have to pay if the instrument is called upon. For undrawn facilities, the maximum exposure to credit risk is the full amount of the committed facilities.

The following tables present the maximum exposure to credit risk of on-balance sheet and off-balance sheet financial assets before taking account of any collateral held or other credit enhancements.

	Reported on Balance Sheet		Excluded[1]		Maximum exposure to credit risk
Consolidated	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
On-balance sheet positions
Cash	53,903	32,559	1,716	1,487	52,187	31,072
Settlement balances owed to ANZ	18,596	20,241	–	–	18,596	20,241
Collateral paid	9,967	5,459	–	–	9,967	5,459
Trading securities	49,000	49,692	–	–	49,000	49,692
Derivative financial instruments[2]	85,625	56,369	–	–	85,625	56,369
Available-for-sale assets	43,667	30,917	51	37	43,616	30,880
Net loans and advances[3]
– Australia	313,164	287,350	–	–	313,164	287,350
– International and Institutional Banking	154,741	141,986	–	–	154,741	141,986
– New Zealand	95,211	86,063	–	–	95,211	86,063
– Global Wealth	7,122	6,353	–	–	7,122	6,353
Regulatory deposits	1,773	1,565	–	–	1,773	1,565
Investments backing policy liabilities	34,820	33,579	34,820	33,579	–	–
Other financial assets[4]	4,403	3,473	–	–	4,403	3,473
	871,992	755,606	36,587	35,103	835,405	720,103
Off-balance sheet positions
Undrawn facilities	230,794	193,984	–	–	230,794	193,984
Contingent facilities	40,335	40,075	–	–	40,335	40,075
	271,129	234,059	–	–	271,129	234,059
Total	1,143,121	989,665	36,587	35,103	1,106,534	954,162

	Reported on balance Sheet		Excluded[1]		Maximum exposure to credit risk
The Company	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
On-balance sheet positions
Cash	51,217	30,655	1,045	1,005	50,172	29,650
Settlement balances owed to ANZ	16,601	18,150	–	–	16,601	18,150
Collateral paid	8,234	4,873	–	–	8,234	4,873
Trading securities	37,373	38,049	–	–	37,373	38,049
Derivative financial instruments[2]	75,694	52,882	–	–	75,694	52,882
Available-for-sale assets	37,612	26,151	30	22	37,582	26,129
Net loans and advances[3]	448,448	415,066	–	–	448,448	415,066
Regulatory deposits	557	434	–	–	557	434
Other financial assets[4]	2,489	1,758	–	–	2,489	1,758
	678,225	588,018	1,075	1,027	677,150	586,991
Off-balance sheet positions
Undrawn facilities	180,847	153,985	–	–	180,847	153,985
Contingent facilities	34,693	34,916	–	–	34,693	34,916
	215,540	188,901	–	–	215,540	188,901
Total	893,765	776,919	1,075	1,027	892,690	775,892

1	Includes bank notes and coins and cash at bank within cash, equity instruments within available-for-sale financial assets and investments relating to the insurance business where the credit risk is passed onto the policy holder.
2	Derivative financial instruments are net of credit valuation adjustments.
3	Includes individual and collective provisions for credit impairment held in respect of credit related commitments, and includes Esanda dealer finance assets classified as held for sale.
4	Mainly comprises accrued interest.

NOTES TO THE FINANCIAL STATEMENTS    109

NOTES TO THE FINANCIAL STATEMENTS (continued)

19: Financial Risk Management (continued)

Distribution of financial assets by credit quality

The Group has a comprehensive rating system that is used to quantify credit risk. The use of masterscales ensures consistency across exposure types at the Group, providing a consistent framework for reporting and analysis.

All customers with whom ANZ has a credit relationship, including guarantors, are assigned a Customer Credit Rating (CCR) or score at origination either by programmed credit assessment or by judgemental assessment. In addition, the CCR or score is reviewed on an ongoing basis to ensure it accurately reflects the credit risk of the customer and the prevailing economic conditions.

The Group’s risk grade profile therefore changes dynamically through new lending, repayment and/or existing counterparty movements in either risk or volume.

Restructured items

Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

	Neither past due nor impaired		Past due but not impaired		Restructured		Impaired		Total
Consolidated	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Cash	52,187	31,072	–	–	–	–	–	–	52,187	31,072
Settlement balances owed to ANZ	18,596	20,241	–	–	–	–	–	–	18,596	20,241
Collateral paid	9,967	5,459	–	–	–	–	–	–	9,967	5,459
Trading securities	49,000	49,692	–	–	–	–	–	–	49,000	49,692
Derivative financial instruments[1]	85,588	56,332	–	–	–	–	37	37	85,625	56,369
Available-for-sale assets	43,616	30,880	–	–	–	–	–	–	43,616	30,880
Net loans and advances[2]
– Australia	302,307	277,325	10,485	9,626	5	–	586	607	313,383	287,558
– International and Institutional Banking	153,735	141,071	623	623	166	53	631	624	155,155	142,371
– New Zealand	93,342	83,885	1,739	1,912	13	14	182	315	95,276	86,126
– Global Wealth	7,009	6,259	111	91	–	–	4	6	7,124	6,356
Regulatory deposits	1,773	1,565	–	–	–	–	–	–	1,773	1,565
Other financial assets[3]	4,403	3,473	–	–	–	–	–	–	4,403	3,473
Credit related commitments[4]	270,395	233,343	–	–	–	–	34	57	270,429	233,400
Total	1,091,918	940,597	12,958	12,252	184	67	1,474	1,646	1,106,534	954,562

	Neither past due nor impaired		Past due but not impaired		Restructured		Impaired		Total
The Company	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Cash	50,172	29,650	–	–	–	–	–	–	50,172	29,650
Settlement balances owed to ANZ	16,601	18,150	–	–	–	–	–	–	16,601	18,150
Collateral paid	8,234	4,873	–	–	–	–	–	–	8,234	4,873
Trading securities	37,373	38,049	–	–	–	–	–	–	37,373	38,049
Derivative financial instruments[1]	75,657	52,845	–	–	–	–	37	37	75,694	52,882
Available-for-sale assets	37,582	26,129	–	–	–	–	–	–	37,582	26,129
Net loans and advances[2]	437,153	404,611	10,943	9,849	94	26	834	1,108	449,024	415,594
Regulatory deposits	557	434	–	–	–	–	–	–	557	434
Other financial assets[3]	2,489	1,758	–	–	–	–	–	–	2,489	1,758
Credit related commitments[4]	214,940	188,344	–	–	–	–	24	29	214,964	188,373
Total	880,758	764,843	10,943	9,849	94	26	895	1,174	892,690	775,892

1	Derivative financial instruments are net of credit valuation adjustments.
2	Includes Esanda dealer finance assets classified as held for sale. Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
3	Mainly comprises accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities net of collective and individual provisions.

ANZ ANNUAL REPORT 2015

19: Financial Risk Management (continued)

Credit quality of financial assets neither past due nor impaired

The credit quality of financial assets is managed by the Group using internal CCRs based on their current probability of default. The Group’s masterscales are mapped to external rating agency scales, to enable wider comparisons.

Internal rating
Strong credit profile	Customers that have demonstrated superior stability in their operating and financial performance over the long-term, and whose debt servicing capacity is not significantly vulnerable to foreseeable events. This rating broadly corresponds to ratings ‘Aaa’ to ‘Baa3’ and ‘AAA’ to ‘BBB-’ of Moody’s and Standard & Poor’s respectively.
Satisfactory risk	Customers that have consistently demonstrated sound operational and financial stability over the medium to long-term, even though some may be susceptible to cyclical trends or variability in earnings. This rating broadly corresponds to ratings ‘Ba2’ to ‘Ba3’ and ‘BB’ to ‘BB-’ of Moody’s and Standard & Poor’s respectively.
Sub-standard but not past due or impaired	Customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term. This rating broadly corresponds to ratings ‘B1’ to ‘Caa’ and ‘B+’ to ‘CCC’ of Moody’s and Standard & Poor’s respectively.

	Strong credit profile		Satisfactory risk		Sub-standard but not past due or impaired		Total
Consolidated	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Cash	52,139	30,907	48	148	–	17	52,187	31,072
Settlement balances owed to ANZ	17,845	19,671	665	422	86	148	18,596	20,241
Collateral paid	9,957	5,417	6	42	4	–	9,967	5,459
Trading securities	48,898	49,372	79	296	23	24	49,000	49,692
Derivative financial instruments[1]	84,074	55,390	1,351	831	163	111	85,588	56,332
Available-for-sale assets	42,097	29,319	1,519	1,530	–	31	43,616	30,880
Net loans and advances[2]
– Australia	227,465	208,070	60,154	55,771	14,688	13,484	302,307	277,325
– International and Institutional Banking	125,603	115,138	25,163	23,875	2,969	2,058	153,735	141,071
– New Zealand	65,563	58,167	25,602	23,857	2,177	1,861	93,342	83,885
– Global Wealth	4,941	4,112	1,903	2,122	165	25	7,009	6,259
Regulatory deposits	1,083	1,010	657	509	33	46	1,773	1,565
Other financial assets[3]	3,948	3,104	404	319	51	50	4,403	3,473
Credit related commitments[4]	220,815	196,558	46,681	34,425	2,899	2,360	270,395	233,343
Total	904,428	776,235	164,232	144,147	23,258	20,215	1,091,918	940,597

	Strong credit profile		Satisfactory risk		Sub-standard but not past due or impaired		Total
The Company	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Cash	50,126	29,612	46	38	–	–	50,172	29,650
Settlement balances owed to ANZ	16,253	17,937	277	90	71	123	16,601	18,150
Collateral paid	8,224	4,831	6	42	4	–	8,234	4,873
Trading securities	37,322	37,928	28	98	23	23	37,373	38,049
Derivative financial instruments[1]	74,394	52,741	1,114	73	149	31	75,657	52,845
Available-for-sale assets	37,567	25,331	15	692	–	106	37,582	26,129
Net loans and advances[2]	339,549	313,681	80,488	75,964	17,116	14,966	437,153	404,611
Regulatory deposits	393	300	145	118	19	16	557	434
Other financial assets[3]	2,159	1,520	293	201	37	37	2,489	1,758
Credit related commitments[4]	177,997	162,260	35,132	24,159	2,485	1,925	215,614	188,344
Total	743,984	646,141	117,544	101,475	19,904	17,227	881,432	764,843

1	Derivative financial instruments are net of credit valuation adjustments.
2	Includes Esanda dealer finance assets classified as held for sale. Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
3	Mainly comprises accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities net of collective and individual provisions.

NOTES TO THE FINANCIAL STATEMENTS    111

NOTES TO THE FINANCIAL STATEMENTS (continued)

19: Financial Risk Management (continued)

Ageing analysis of financial assets that are past due but not impaired

Ageing analysis of past due loans is used by the Group to measure and manage emerging credit risks. Financial assets that are past due but not impaired include those which are assessed, approved and managed on a portfolio basis within a centralised environment (for example credit cards and personal loans) that can be held on a productive basis until they are 180 days past due, as well as those which are managed on an individual basis.

A large portion of retail credit exposures, such as residential mortgages, are generally well secured. That is, the value of associated security is sufficient to cover amounts outstanding.

	Consolidated						The Company
As at 30 Sep 15	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m
Net loans and advances[1]
– Australia	1,813	4,359	1,426	813	2,074	10,485	1,831	4,646	1,461	878	2,127	10,943
– International and Institutional Banking	14	387	8	117	97	623	–	–	–	–	–	–
– New Zealand	781	407	235	115	201	1,739	–	–	–	–	–	–
– Global Wealth	13	82	5	5	6	111	–	–	–	–	–	–
Total	2,621	5,235	1,674	1,050	2,378	12,958	1,831	4,646	1,461	878	2,127	10,943

	Consolidated						The Company
As at 30 Sep 14	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m
Net loans and advances[1]
– Australia	2,119	3,701	1,335	743	1,728	9,626	2,141	3,805	1,366	759	1,778	9,849
– International and Institutional Banking	52	383	1	91	96	623	–	–	–	–	–	–
– New Zealand	893	442	287	136	154	1,912	–	–	–	–	–	–
– Global Wealth	18	33	1	35	4	91	–	–	–	–	–	–
Total	3,082	4,559	1,624	1,005	1,982	12,252	2,141	3,805	1,366	759	1,778	9,849

1	Includes Esanda dealer finance assets classified as held for sale. Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.

Estimated value of collateral for all financial assets

	Total value of collateral		Credit exposure		Unsecured portion of credit exposure
Consolidated	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Cash	11,770	13,711	52,187	31,072	40,417	17,361
Settlement balances owed to ANZ	300	184	18,596	20,241	18,296	20,057
Collateral paid	–	–	9,967	5,459	9,967	5,459
Trading securities	1,081	991	49,000	49,692	47,919	48,701
Derivative financial instruments	7,829	5,599	85,625	56,369	77,796	50,770
Available-for-sale assets	1,603	887	43,616	30,880	42,013	29,993
Net loans and advances[1,2]
– Australia	283,392	258,854	313,383	287,558	29,991	28,704
– International and Institutional Banking	53,887	46,162	155,155	142,371	101,268	96,209
– New Zealand	89,033	80,323	95,276	86,126	6,243	5,803
– Global Wealth	6,421	5,415	7,124	6,356	703	941
Regulatory deposits	–	–	1,773	1,565	1,773	1,565
Other financial assets[3]	1,351	1,308	4,403	3,473	3,052	2,165
Credit related commitments[4]	50,401	49,014	270,429	233,400	220,028	184,386
Total	507,068	462,448	1,106,534	954,562	599,466	492,114

1	Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
2	Includes Esanda dealer finance assets classified as held for sale. Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
3	Mainly comprises accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities net of collective and individual provisions.

ANZ ANNUAL REPORT 2015

19: Financial Risk Management (continued)

Estimated value of collateral for all financial assets

	Total value of collateral		Credit exposure		Unsecured portion of credit exposure
The Company	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Cash	11,479	13,349	50,172	29,650	38,693	16,301
Settlement balances owed to ANZ	271	163	16,601	18,150	16,330	17,987
Collateral paid	–	–	8,234	4,873	8,234	4,873
Trading securities	838	660	37,373	38,049	36,535	37,389
Derivative financial instruments	6,886	4,886	75,694	52,882	68,808	47,996
Available-for-sale assets	1,603	778	37,582	26,129	35,979	25,351
Net loans and advances[1]	340,139	309,407	449,024	415,594	108,885	106,187
Regulatory deposits	–	–	557	434	557	434
Other financial assets[2]	1,000	930	2,489	1,758	1,489	828
Credit related commitments[3]	35,414	32,965	214,964	188,373	179,550	155,408
Total	397,630	363,138	892,690	775,892	495,060	412,754

1	Includes Esanda dealer finance assets classified as held for sale. Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
2	Mainly comprises accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities net of collective and individual provisions.

Financial assets that are individually impaired

	Consolidated				The Company
	Impaired assets[1]		Individual provision balance		Impaired assets[1]		Individual provision balance
	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Australia
Derivative financial instruments	33	29	–	–	33	29	–	–
Loans and advances	1,446	1,632	679	700	1,356	1,572	667	671
Credit related commitments[2]	44	70	19	40	43	70	19	40
Subtotal	1,523	1,731	698	740	1,432	1,671	686	711
New Zealand
Derivative financial instruments	–	2	–	–	–	–	–	–
Loans and advances	354	582	143	194	20	30	7	9
Credit related commitments[2]	13	33	4	6	–	–	–	–
Subtotal	367	617	147	200	20	30	7	9
Asia Pacific, Europe & America
Derivative financial instruments	4	6	–	–	4	6	–	–
Loans and advances	641	468	216	236	198	321	66	134
Credit related commitments[2]	–	–	–	–	–	–	–	–
Subtotal	645	474	216	236	202	327	66	134
Aggregate
Derivative financial instruments	37	37	–	–	37	35	–	–
Loans and advances	2,441	2,682	1,038	1,130	1,574	1,923	740	814
Credit related commitments[2]	57	103	23	46	43	70	19	40
Total	2,535	2,822	1,061	1,176	1,654	2,028	759	854

1	Excludes restructured items.
2	Credit related commitments comprise undrawn facilities and customer contingent liabilities.

NOTES TO THE FINANCIAL STATEMENTS    113

NOTES TO THE FINANCIAL STATEMENTS (continued)

19: Financial Risk Management (continued)

Market risk (excludes insurance and funds management)

Market risk is the risk to the Group’s earnings arising from changes in interest rates, currency exchange rates, credit spreads, or from fluctuations in bond, commodity or equity prices.

Market risk arises when changes in market rates, prices and volatilities lead to a decline in the value of assets and liabilities, including financial derivatives. Market risk is generated through both trading and banking book activities.

ANZ conducts trading operations in interest rates, foreign exchange, commodities and securities.

ANZ has a detailed risk management and control framework to support its trading and balance sheet activities. The framework incorporates a risk measurement approach to quantify the magnitude of market risk within trading and balance sheet portfolios. This approach and related analysis identifies the range of possible outcomes that can be expected over a given period of time, establishes the relative likelihood of those outcomes and allocates an appropriate amount of capital to support these activities.

Group-wide responsibility for the strategies and policies relating to the management of market risk lies with the Board Risk Committee. Responsibility for day to day management of both market risks and compliance with market risk policy is delegated by the Risk Committee to the Credit and Market Risk Committee (CMRC) and the Group Asset & Liability Committee (GALCO). The CMRC, chaired by the Chief Risk Officer, is responsible for the oversight of market risk. All committees receive regular reporting on the range of trading and balance sheet market risks that ANZ incurs.

Within overall strategies and policies, the control of market risk at the Group level is the joint responsibility of Business Units and Risk Management, with the delegation of market risk limits from the Board and CMRC allocated to both Risk Management and the Business Units.

The management of Risk Management is supported by a comprehensive limit and policy framework to control the amount of risk that the Group will accept. Market risk limits are allocated at various levels and are reported and monitored by Market Risk on a daily basis. The detailed limit framework allocates individual limits to manage and control asset classes (e.g. interest rates, equities), risk factors (e.g. interest rates, volatilities) and profit and loss limits (to monitor and manage the performance of the trading portfolios).

Market risk management and control responsibilities

To facilitate the management, measurement and reporting of market risk, ANZ has grouped market risk into two broad categories:

a) Traded market risk

This is the risk of loss from changes in the value of financial instruments due to movements in price factors for both physical and derivative trading positions. Trading positions arise from transactions where ANZ acts as principal with customers, financial exchanges or interbank counterparties.

The principal risk categories monitored are:

}	Currency risk is the potential loss arising from the decline in the value of a financial instrument due to changes in foreign exchange rates or their implied volatilities.

}	Interest rate risk is the potential loss arising from the change in the value of a financial instrument due to changes in market interest rates or their implied volatilities.

}	Credit spread risk is the potential loss arising from a change in value of an instrument due to a movement of its margin or spread relative to a benchmark.

}	Commodity risk is the potential loss arising from the decline in the value of a financial instrument due to changes in commodity prices or their implied volatilities.

}	Equity risk is the potential loss arising from the decline in the value of a financial instrument due to changes in equity prices or their implied volatilities.

b) Non-traded market risk (or balance sheet risk)

This comprises the management of non-traded interest rate risk, liquidity, and the risk to the Australian dollar denominated value of the Group’s capital and earnings as a result of foreign exchange rate movements.

Some instruments do not fall into either category that also expose ANZ to market risk. These include equity securities classified as available-for-sale financial assets.

Value at Risk (VaR) measure

A key measure of market risk is Value at Risk (VaR). VaR is a statistical estimate of the possible daily loss and is based on historical market movements.

ANZ measures VaR at a 99% confidence interval. This means that there is a 99% chance that the loss will not exceed the VaR estimate on any given day.

The Group’s standard VaR approach for both traded and non-traded risk is historical simulation. The Group calculates VaR using historical changes in market rates, prices and volatilities over the previous 500 business days. Traded and non-traded VaR is calculated using a one-day holding period.

It should be noted that because VaR is driven by actual historical observations, it is not an estimate of the maximum loss that the Group could experience from an extreme market event. As a result of this limitation, the Group utilises a number of other risk measures (e.g. stress testing) and risk sensitivity limits to measure and manage market risk.

ANZ ANNUAL REPORT 2015

19: Financial Risk Management (continued)

Traded Market Risk

Below are the aggregate Value at Risk (VaR) exposures at a 99% confidence level covering both physical and derivatives trading positions for the Bank’s principal trading centres.

	30 September 2015				30 September 2014
Consolidated	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 99% confidence
Foreign exchange	5.0	18.2	2.8	7.9	11.9	18.5	1.7	8.9
Interest rate	10.1	20.2	4.8	9.3	10.4	16.6	3.8	8.1
Credit	3.5	5.4	2.9	3.8	5.8	5.8	2.7	3.8
Commodity	1.6	3.6	1.3	2.4	2.0	2.8	0.9	1.4
Equity	2.5	6.3	0.1	1.1	1.3	2.5	0.4	1.0
Diversification benefit	(6)	n/a	n/a	(13.2)	(18.6)	n/a	n/a	(10.5)
	16.7	19.7	6.9	11.3	12.8	22.9	5.5	12.7

	30 September 2015				30 September 2014
The Company	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 99% confidence
Foreign exchange	5.2	18.3	2.8	8.0	12.0	18.3	1.7	8.8
Interest rate	8.5	19.7	4.7	8.8	10.0	15.4	3.8	7.7
Credit	3.1	4.7	2.6	3.6	6.0	6.0	2.5	3.6
Commodity	1.6	3.6	1.3	2.4	2.0	2.8	0.9	1.4
Equity	2.5	6.3	0.1	1.1	1.3	2.5	0.4	1.0
Diversification benefit	(5.8)	n/a	n/a	(12.8)	(18.9)	n/a	n/a	(10.3)
	15.1	19.3	6.7	11.1	12.4	21.0	5.3	12.2

VaR is calculated separately for foreign exchange, interest rate, credit, commodity and equities and for the Group. The diversification benefit reflects the historical correlation between these products. Electricity commodities risk is measured under the standard approach for regulatory purposes.

To supplement the VaR methodology, ANZ applies a wide range of stress tests, both on individual portfolios and at a Group level. ANZ‘s stress-testing regime provides senior management with an assessment of the financial impact of identified extreme events on market risk exposures of ANZ. Standard stress tests are applied on a daily basis and measure the potential loss arising from applying extreme market movements to individual and groups of individual price factors. Extraordinary stress tests are applied monthly and measure the potential loss arising as a result of scenarios generated from major financial market events.

Non-traded Market Risk (Balance Sheet Risk)

The principal objectives of balance sheet management are to maintain acceptable levels of interest rate and liquidity risk to mitigate the negative impact of movements in interest rates on the earnings and market value of the Group’s banking book, while ensuring the Group maintains sufficient liquidity to meet its obligations as they fall due.

NOTES TO THE FINANCIAL STATEMENTS    115

NOTES TO THE FINANCIAL STATEMENTS (continued)

19: Financial Risk Management (continued)

Interest rate risk

The objective of balance sheet interest rate risk management is to secure stable and optimal net interest income over both the short (next 12 months) and long-term. Non-traded interest rate risk relates to the potential adverse impact of changes in market interest rates on the Group’s future net interest income. This risk arises from two principal sources: mismatches between the repricing dates of interest bearing assets and liabilities; and the investment of capital and other non-interest bearing liabilities in interest bearing assets. Interest rate risk is reported using various techniques including: VaR and scenario analysis (to a 1% shock).

a) VaR non-traded interest rate risk

The repricing assumptions used to determine the VaR and 1% rate shock have been independently validated. Below are aggregate VaR figures covering non-traded interest rate risk.

	30 September 2015				30 September 2014
Consolidated	As at $m	High for year $m	Low for year $m	Avg for year $m	As at $m	High for year $m	Low for year $m	Avg for year $m
Value at risk at 99% confidence
Australia	25.4	38.5	21.2	27.2	41.8	64.5	39.1	50.1
New Zealand	9.7	11.4	8.9	10.2	8.9	11.4	8.9	10.4
Asia Pacific, Europe & America	14.4	14.4	7.9	10.4	9.1	10.6	8.9	9.8
Diversification benefit	(16.8)	n/a	n/a	(14.8)	(13.4)	n/a	n/a	(13.7)
	32.7	37.4	28.6	33.0	46.4	76.3	43.3	56.6

	30 September 2015				30 September 2014
The Company	As at $m	High for year $m	Low for year $m	Avg for year $m	As at $m	High for year $m	Low for year $m	Avg for year $m
Value at risk at 99% confidence
Australia	25.4	38.5	21.2	27.2	41.8	64.5	39.1	50.1
New Zealand	0.0	0.2	0.0	0.1	0.1	0.3	0.0	0.1
Asia Pacific, Europe & America	13.9	13.9	6.8	9.9	8.3	10.0	8.3	9.2
Diversification benefit	(11.2)	n/a	n/a	(7.9)	(4.2)	n/a	n/a	(0.9)
	28.1	39.2	21.3	29.3	46.0	71.6	42.0	58.5

VaR is calculated separately for the Australia, New Zealand and APEA geographies, as well as for the Group.

To supplement the VaR methodology, ANZ applies a wide range of stress tests, both on individual portfolios and at Group level. ANZ’s stress testing regime provides senior management with an assessment of the financial impact of identified extreme events on market risk exposures of ANZ.

b) Scenario Analysis – a 1% shock on the next 12 months’ net interest income

A 1% overnight parallel positive shift in the yield curve is modelled to determine the potential impact on net interest income over the succeeding 12 months. This is a standard risk measure which assumes the parallel shift is reflected in all wholesale and customer rates.

The figures in the table below indicate the outcome of this risk measure for the current and previous financial years – expressed as a percentage of reported net interest income. The sign indicates the nature of the rate sensitivity with a positive number signifying that a rate increase is positive for net interest income over the next 12 months.

	Consolidated		The Company
	2015	2014	2015	2014
Impact of 1% rate shock
As at period end	0.61%	0.97%	0.86%	1.06%
Maximum exposure	1.36%	1.48%	1.74%	1.68%
Minimum exposure	0.45%	0.74%	0.86%	0.68%
Average exposure (in absolute terms)	0.93%	1.12%	1.19%	1.22%

The extent of mismatching between the repricing characteristics and timing of interest bearing assets and liabilities at any point has implications for future net interest income. On a global basis, the Group quantifies the potential variation in future net interest income as a result of these repricing mismatches.

The repricing gaps themselves are constructed based on contractual repricing information. However, for those assets and liabilities where the contractual term to repricing is not considered to be reflective of the actual interest rate sensitivity (for example, products priced at the Group’s discretion), a profile based on historically observed and/or anticipated rate sensitivity is used. This treatment excludes the effect of basis risk between customer pricing and wholesale market pricing.

ANZ ANNUAL REPORT 2015

19: Financial Risk Management (continued)

Equity securities classified as available-for-sale

The portfolio of financial assets, classified as available-for-sale for measurement and financial reporting purposes, also contains equity investment holdings which predominantly comprise investments held for longer term strategic intentions. These equity investments are also subject to market risk which is not captured by the VaR measures for traded and non-traded market risks. Regular reviews are performed to substantiate valuation of the investments within the portfolio and the equity investments are regularly reviewed by management for impairment. The fair value of the equity securities can fluctuate.

The balance of available-for-sale equity securities for the Group amounts to $51 million (2014: $37 million) and $30 million (2014: $22 million) for the Company. Consequently any variation in value is unlikely to have a material impact on the Group.

Foreign currency risk – structural exposures

The investment of capital in foreign operations, such as branches, subsidiaries or associates with functional currencies other than the Australian dollar, exposes the Group to the risk of changes in foreign exchange rates.

The main operating (or functional) currencies of Group entities are the Australian dollar, the New Zealand dollar and the US dollar, with a number of overseas undertakings operating in various other currencies. The Group presents its consolidated financial statements in Australian dollars, as the Australian dollar is the dominant currency. The Group’s consolidated balance sheet is therefore affected by exchange differences between the Australian dollar and functional currencies of foreign operations. Variations in the value of these overseas operations arising as a result of exchange differences are reflected in the foreign currency translation reserve in equity.

The Group routinely monitors this risk and conducts hedging, where it is expected to add shareholder value, in accordance with approved policies. The Group’s exposures to structural foreign currency risks are managed with the primary objective of ensuring, where practical, that the consolidated capital ratios are neutral to the effect of changes in exchange rates.

Selective hedges were in place during the 2015 and 2014 financial years. For details on the hedging instruments used and effectiveness of hedges of net investments in foreign operations, refer to note 12 to these financial statements. The Group’s economic hedges against New Zealand Dollar and US Dollar revenue streams are included within ‘Trading derivatives’ at note 12.

Liquidity Risk (Excludes Insurance and Funds Management)

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. The timing mismatch of cash flows and the related liquidity risk is inherent in all banking operations and is closely monitored by the Group.

The Group’s liquidity and funding risks are governed by a set of principles which are approved by the ANZ Board Risk Committee. In response to the impact of the global financial crisis, the framework has been reviewed and updated. The following key components underpin the overall framework:

}	Maintaining the ability to meet all payment obligations in the immediate term;

}	Ensuring that the Group has the ability to meet ‘survival horizons’ under a range of ANZ specific and general market liquidity stress scenarios, at the site and Group-wide level, to meet cash flow obligations over the short to medium term;

}	Maintaining strength in the Group’s balance sheet structure to ensure long term resilience in the liquidity and funding risk profile;

}	Limiting the potential earnings at risk implications associated with unexpected increases in funding costs or the liquidation of assets under stress;

}	Ensuring the liquidity management framework is compatible with local regulatory requirements;

}	Preparation of daily liquidity reports and scenario analysis, quantifying the Group’s positions;

}	Targeting a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency;

}	Holding a portfolio of high quality liquid assets to protect against adverse funding conditions and to support day-to-day operations; and

}	Establishing detailed contingency plans to cover different liquidity crisis events.

Management of liquidity and funding risks are overseen by the Group Asset and Liability Committee (GALCO).

NOTES TO THE FINANCIAL STATEMENTS 117

NOTES TO THE FINANCIAL STATEMENTS (continued)

19: Financial Risk Management (continued)

The Group’s approach to liquidity risk management incorporates two key components:

Scenario Modelling

ANZ’s liquidity risk appetite is defined by the ability to meet a range of regulatory and internal liquidity metrics mandated by the Board. The metrics cover a range of scenarios of varying duration and level of severity. This framework:

}	Provides protection against shorter-term but more extreme market dislocations and stresses.

}	Maintains structural strength in the balance sheet by ensuring an appropriate amount of longer-term assets are funded with longer-term funding.

}	Ensures no undue timing concentrations exist in the Group’s funding profile.

A key component of this framework is the Liquidity Coverage Ratio (LCR) which was implemented in Australia on 1 January 2015. The LCR is a severe short term liquidity stress scenario, introduced as part of the Basel 3 international framework for liquidity risk measurement, standards and monitoring. As part of meeting the LCR requirements, ANZ has a Committed Liquidity Facility (CLF) with the Reserve Bank of Australia (RBA). The CLF has been established as a solution to a High Quality Liquid Asset (HQLA) shortfall in the Australian marketplace and provides an alternative form of RBA-qualifying liquid assets. The total amount of the CLF available to a qualifying ADI is set annually by APRA.

Liquid Assets

The Group holds a portfolio of high quality unencumbered liquid assets in order to protect the Group’s liquidity position in a severely stressed environment, as well as to meet regulatory requirements. High quality liquid assets comprise three categories, with the definitions consistent with Basel 3 LCR:

}	Highest-quality liquid assets (HQLA1): Cash, highest credit quality government, central bank or public sector securities eligible for repurchase with central banks to provide same-day liquidity.

}	High-quality liquid assets (HQLA2): High credit quality government, central bank or public sector securities, high quality corporate debt securities and high quality covered bonds eligible for repurchase with central banks to provide same-day liquidity.

}	Alternative liquid assets (ALA): Assets qualifying as collateral for the CLF and eligible securities listed by the Reserve Bank of New Zealand (RBNZ).

The Group monitors and manages the composition of liquid assets to ensure diversification by asset class, counterparty, currency and tenor. Minimum levels of liquid assets held are set annually based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term, and holdings are appropriate to existing and future business activities, regulatory requirements and in line with the approved risk appetite.

	2015 $b	2014 $b
Market Values Post Discount[1]
HQLA1[2]	115.4	81.0
HQLA2	3.2	2.7
Internal Residential Mortgage Backed Securities (Australia)	43.5	43.5
Internal Residential Mortgage Backed Securities (New Zealand)	5.5	5.1
Other ALA[3]	16.9	17.3
Total Liquid Assets	184.5	149.6

Cash flows modelled under stress scenario
Cash outflows[2,4]	175.2	157.1
Cash inflows[4]	24.4	22.4
Net cash outflows	150.8	134.7

Liquidity Coverage Ratio (%)[5]	122%	111%

1	Market value post discount as defined in APRA Prudential Standard APS 210 Liquidity.
2	RBA open-repo arrangement netted down by exchange settlement account cash balance.
3	Comprises assets qualifying as collateral for the Committed Liquidity Facility (CLF), excluding internal RMBS, up to approved facility limit; and any liquid assets contained in the RBNZ’s Liquidity Policy – Annex: Liquidity Assets – Prudential Supervision Department Document BS13A12.
4	Derivative cash flows are included on a net basis.
5	All currency Group LCR.

ANZ ANNUAL REPORT 2015

19: Financial Risk Management (continued)

Liquidity Crisis Contingency Planning

The Group maintains APRA-endorsed liquidity crisis contingency plans defining an approach for analysing and responding to a liquidity threatening event at a country and Group-wide level. To align with the enhanced liquidity scenario analysis framework, crisis management strategies are assessed against the Group’s crisis stress scenarios.

The framework is compliant with APRA’s key liquidity contingency crisis planning requirements and guidelines and includes:

}	The establishment of crisis severity/stress levels;

}	Clearly assigned crisis roles and responsibilities;

}	Early warning signals indicative of an approaching crisis, and mechanisms to monitor and report these signals;

}	Crisis Declaration Assessment processes, and related escalation triggers set against early warning signals;

}	Outlined action plans, and courses of action for altering asset and liability behaviour;

}	Procedures for crisis management reporting, and making up cash-flow shortfalls;

}	Guidelines determining the priority of customer relationships in the event of liquidity problems; and

}	Assigned responsibilities for internal and external communications.

Regulatory Change

The Basel 3 Liquidity changes include the introduction of two liquidity ratios to measure liquidity risk; (i) the Liquidity Coverage Ratio (LCR) which went live on 1st January 2015 and (ii) the Net Stable Funding Ratio (NSFR).

The final Basel 3 revised NSFR standard was released in October 2014, and is broadly consistent with the previous version. It will become the minimum Basel standard on 1st January 2018, and it is expected APRA will adopt the same timeline. As part of managing future liquidity requirements, ANZ monitors the NSFR ratio in its internal reporting and is well placed to meet this requirement.

Group Funding

ANZ manages its funding profile using a range of funding metrics and balance sheet disciplines. This approach is designed to ensure that an appropriate proportion of the Group’s assets are funded by stable funding sources including core customer deposits, longer-dated wholesale funding (with a remaining term exceeding one year) and equity.

The Group’s global wholesale funding strategy is designed to deliver a sustainable portfolio of wholesale funds that balances cost efficiency against prudent diversification and duration.

Funding plans and performance relative to those plans are reported regularly to senior management via the Group Asset and Liability Committee (GALCO). These plans address customer balance sheet growth and changes in wholesale funding including, targeted funding volumes, markets, investors, tenors and currencies for senior, secured, subordinated and hybrid transactions. Plans are supplemented with a monthly forecasting process which reviews the funding position to-date in light of market conditions and balance sheet requirements.

Funding plans are generated through the three-year strategic planning process and further refined by the annual funding plan and approved by the Board. Asset and deposit plans are submitted at the business segment level with the wholesale funding requirements then derived at the geographic level. To the extent that asset growth exceeds funding generated from customer deposits, additional wholesale funds are sourced.

Short-term wholesale funding requirements, with a contractual maturity of less than one year, are managed through Group Treasury and local Markets operations. Long-term wholesale funding is managed and executed through Group Treasury operations in Australia and New Zealand.

Funding Position 2015

ANZ targets a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency.

$18.8 billion of term wholesale debt (with a remaining term greater than one year as at 30 September 2015) was issued during the financial year ending 30 September 2015 (2014: $23.9 billion). The weighted average tenor of new term debt was 4.9 years (2014: 4.9 years). Furthermore, a $3.2 billion institutional share placement and retail share purchase plan and $1.4 billion of Additional Tier 1 Capital issuance took place during the financial year.

NOTES TO THE FINANCIAL STATEMENTS 119

NOTES TO THE FINANCIAL STATEMENTS (continued)

19: Financial Risk Management (continued)

The following tables show the Group’s funding composition:

Funding composition	2015 $m	2014 $m
Customer deposits and other liabilities[1]
Australia	169,280	160,683
International & Institutional Banking	202,495	183,126
New Zealand	59,703	51,360
Global Wealth	18,467	13,844
GTSO and Group Centre	(5,361)	(5,294)
Customer deposits	444,584	403,719
Other Funding liabilities[2]	14,346	14,502
Total customer liabilities (funding)	458,930	418,221

Wholesale funding[3]
Debt issuances[4]	93,347	79,291
Subordinated debt	17,009	13,607
Certificates of deposit	63,446	52,754
Commercial paper	22,989	15,152
Other wholesale borrowings[5,6]	44,556	42,460
Total wholesale funding	241,347	203,264
Shareholders’ equity (excl preference shares)	57,353	48,413
Total Funding	757,630	669,898

	2015 $m	2014 $m
Funded Assets
Other short term assets & trade finance assets[7]	78,879	74,925
Liquids[6]	135,496	100,951
Short term funded assets	214,375	175,876
Lending & fixed assets[8]	543,255	494,022
Total Funded Assets	757,630	669,898

Funding Liabilities[3,4,6]
Other short term liabilities	27,863	22,676
Short term funding	59,850	46,466
Term funding < 12 months	41,549	23,888
Other customer deposits[1,9]	88,288	89,825
Total short term funding liabilities	217,550	182,855
Stable customer deposits[1,10]	387,988	347,237
Term funding > 12 months	87,316	84,519
Shareholders’ equity and hybrid debt	64,776	55,287
Total Stable Funding	540,080	487,043
Total Funding	757,630	669,898

1	Includes term deposits, other deposits and an adjustment recognised in Group Centre to eliminate Global Wealth investments in ANZ deposit products.
2	Includes interest accruals, payables and other liabilities, provisions and net tax provisions, excluding other liabilities in Global Wealth.
3	Excludes liability for acceptances as they do not provide net funding.
4	Excludes term debt issued externally by Global Wealth.
5	Includes borrowings from banks, net derivative balances, special purpose vehicles, other borrowings and Euro Trust securities (preference shares). The Euro Trust Securities were bought back by ANZ for cash at face value and cancelled on 15 December 2014.
6	RBA open-repo arrangement netted down by the exchange settlement account cash balance.
7	Includes short-dated assets such as trading securities, available-for-sale securities, trade dated assets and trade finance loans.
8	Excludes trade finance loans.
9	Total customer liabilities (funding) plus Central Bank deposits less Stable customer deposits.
10	Stable customer deposits represent operational type deposits or those sourced from retail / business / corporate customers and the stable component of Other funding liabilities.

ANZ ANNUAL REPORT 2015

19: Financial Risk Management (continued)

Contractual maturity analysis of the Group’s liabilities

The table below analyses the Group and Company’s contractual liabilities, within relevant maturity groupings based on the earliest date on which the Group or Company may be required to pay. The amounts represent principal and interest cash flows and hence may differ compared to the amounts reported on the balance sheet.

It should be noted that this is not how the Group manages its liquidity risk. The management of this risk is detailed above.

Contractual maturity analysis of financial liabilities at 30 September:

Consolidated at 30 September 2015	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Collateral received	7,829	–	–	–	–	7,829
Settlement balances owed by ANZ	11,250	–	–	–	–	11,250
Deposits and other borrowings
Deposits from banks	35,422	3,591	36	–	–	39,049
Certificates of deposit	31,333	16,515	16,551	95	–	64,494
Term deposits	142,342	47,843	7,105	48	–	197,338
Other deposits interest bearing	227,685	404	1,246	–	–	229,335
Deposits not bearing interest	19,014	–	–	–	–	19,014
Commercial paper	13,130	9,868	–	–	–	22,998
Borrowing corporations’ debt	571	782	300	–	–	1,653
Other borrowing	790	–	–	–	–	790
Liability for acceptances	1,371	–	–	–	–	1,371
Debt issuances[3]	8,119	22,796	57,936	10,653	–	99,504
Subordinated debt[3,4]	70	296	8,456	9,064	1,188	19,074
Policyholder liabilities	34,965	3	40	21	372	35,401
External unit holder liabilities (life insurance funds)	3,291	–	–	–	–	3,291
Derivative liabilities (trading)[5]	68,309	–	–	–	–	68,309

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg	(24,585)	(35,207)	(95,440)	(19,556)	–	(174,788)
Pay leg	22,439	31,710	85,900	18,179	–	158,228
– other balance sheet management
Receive leg	(8,445)	(8,456)	(11,667)	(4,654)	–	(33,222)
Pay leg	8,512	8,882	12,944	5,956	–	36,294

Consolidated at 30 September 2014	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Collateral received	5,599	–	–	–	–	5,599
Settlement balances owed by ANZ	10,114	–	–	–	–	10,114
Deposits and other borrowings
Deposits from banks	35,483	2,715	32	–	–	38,230
Certificates of deposit	29,775	9,478	14,972	100	–	54,325
Term deposits	139,549	47,877	6,919	130	–	194,475
Other deposits interest bearing	193,220	–	–	–	–	193,220
Deposits not bearing interest	16,404	–	–	–	–	16,404
Commercial paper	5,803	9,351	–	–	–	15,154
Borrowing corporations’ debt	521	572	306	–	–	1,399
Other borrowing	260	–	–	–	–	260
Liability for acceptances	1,151	–	–	–	–	1,151
Debt issuances[3]	4,585	12,268	55,049	12,989	–	84,891
Subordinated debt[3,4]	45	228	6,868	7,129	1,087	15,357
Policyholder liabilities	34,038	–	–	–	516	34,554
External unit holder liabilities (life insurance funds)	3,181	–	–	–	–	3,181
Derivative liabilities (trading)[5]	46,831	–	–	–	–	46,831

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg	(21,655)	(23,313)	(81,464)	(26,370)	–	(152,802)
Pay leg	21,433	23,696	80,951	24,976	–	151,056
– other balance sheet management
Receive leg	(10,663)	(10,793)	(16,258)	(7,041)	–	(44,755)
Pay leg	10,691	10,994	16,337	7,270	–	45,292

1	Includes at call instruments.
2	Includes perpetual investments brought in at face value only.
3	Any callable wholesale debt instruments have been included at their next call date.
4	Includes instruments that may be settled in cash or in equity, at the option of the Company.
5	The full mark-to-market of derivative liabilities held for trading purposes has been included in the ‘less than 3 months’ category.

NOTES TO THE FINANCIAL STATEMENTS 121

NOTES TO THE FINANCIAL STATEMENTS (continued)

19: Financial Risk Management (continued)

The Company at 30 September 2015	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Collateral received	6,886	–	–	–	–	6,886
Settlement balances owed by ANZ	9,901	–	–	–	–	9,901
Deposits and other borrowings
Deposits from banks	34,981	3,506	23	–	–	38,510
Certificates of deposit	30,967	16,395	16,576	95	–	64,033
Term deposits	122,123	29,927	3,640	49	–	155,739
Other deposits interest bearing	186,387	311	644	–	–	187,342
Deposits not bearing interest	9,971	–	–	–	–	9,971
Commercial paper	10,419	8,063	–	–	–	18,482
Other borrowing	344	–	–	–	–	344
Liability for acceptances	649	–	–	–	–	649
Debt issuances[3]	5,457	19,871	45,619	9,385	–	80,332
Subordinated debt[3,4]	42	210	7,604	8,946	429	17,231
Derivative liabilities (trading)[5]	61,853	–	–	–	–	61,853

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg	(16,618)	(25,127)	(66,311)	(15,707)	–	(123,763)
Pay leg	14,935	22,118	58,353	14,527	–	109,933
– other balance sheet management
Receive leg	(6,820)	(4,962)	(6,673)	(3,876)	–	(22,331)
Pay leg	6,885	5,204	7,611	5,163	–	24,863

The Company at 30 September 2014	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Collateral received	4,886	–	–	–	–	4,886
Settlement balances owed by ANZ	8,189	–	–	–	–	8,189
Deposits and other borrowings
Deposits from banks	34,637	2,715	21	–	–	37,373
Certificates of deposit	28,801	9,331	14,972	100	–	53,204
Term deposits	120,289	32,237	3,781	71	–	156,378
Other deposits interest bearing	160,889	–	–	–	–	160,889
Deposits not bearing interest	8,688	–	–	–	–	8,688
Commercial paper	3,669	6,086	–	–	–	9,755
Other borrowing	128	–	–	–	–	128
Liability for acceptances	717	–	–	–	–	717
Debt issuances[3]	2,903	9,671	43,935	12,447	–	68,956
Subordinated debt[3,4]	45	228	6,868	7,139	343	14,623
Derivative liabilities (trading)[5]	45,598	–	–	–	–	45,598

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg	(14,664)	(15,732)	(65,771)	(25,616)	–	(121,783)
Pay leg	14,883	15,585	64,875	24,219	–	119,562
– other balance sheet management
Receive leg	(9,182)	(8,001)	(10,517)	(6,274)	–	(33,974)
Pay leg	9,227	8,174	10,573	6,503	–	34,477

1	Includes at call instruments.
2	Includes perpetual investments brought in at face value only.
3	Any callable wholesale debt instruments have been included at their next call date.
4	Includes instruments that may be settled in cash or in equity, at the option of the Company.
5	The full mark-to-market of derivative liabilities held for trading purposes has been included in the ‘less than 3 months’ category.

Credit related contingencies

Undrawn facilities and issued guarantees comprise the nominal principal amounts of commitments, contingencies and other undrawn facilities and represents the maximum liquidity at risk position should all facilities extended be drawn.

The majority of undrawn facilities are subject to customers maintaining specific credit and other requirements or conditions. Many of these facilities are expected to be partially used, whereas others may never be required to be drawn upon. As such, the total of the nominal principal amounts is not necessarily representative of future liquidity risks or future cash requirements.

ANZ ANNUAL REPORT 2015

19: Financial Risk Management (continued)

The tables below analyse the Group’s and Company’s undrawn facilities and issued guarantees into relevant maturity groupings based on the earliest date on which ANZ may be required to pay.

	Consolidated			The Company
30 September 2015	Less than 1 year $m	More than 1 year $m	Total $m	Less than 1 year $m	More than 1 year $m	Total $m
Undrawn facilities	230,794	–	230,794	180,847	–	180,847
Issued guarantees	40,335	–	40,335	34,693	–	34,693

	Consolidated			The Company
30 September 2014	Less than 1 year $m	More than 1 year $m	Total $m	Less than 1 year $m	More than 1 year $m	Total $m
Undrawn facilities	193,984	–	193,984	153,985	–	153,985
Issued guarantees	40,075	–	40,075	34,916	–	34,916

Life insurance risk

Although not a significant contributor to the Group’s balance sheet, the Group’s insurance businesses give rise to unique risks which are managed separately from the Group’s banking businesses. The nature of these risks and the manner in which they are managed is set out in note 38.

Operational risk management

Within ANZ, operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, and the risk of reputational loss or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

The ANZ Board has delegated its powers to the Risk Committee to approve the ANZ Operational Risk Framework which is in accordance with Australian Prudential Standard APS 115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk. OREC is the primary senior executive management forum responsible for the oversight of operational risk and the compliance risk control environment. OREC supports the Risk Committee in relation to the carrying out of its role in connection with operational risk and compliance.

OREC monitors the state of operational risk and compliance management and will instigate any necessary corrective actions. Key responsibilities of OREC include:

}	Ensuring the execution of ANZ’s Operational Risk Measurement and Management Framework and Compliance Framework

}	Ensuring the execution of Board approved Operational Risk and Compliance Policies

}	Monitor and approve the treatment plans for Extreme rated risks

}	Review material (actual, potential and near miss) operational risk and compliance events

Membership of OREC comprises senior executives and the committee is chaired by the Chief Risk Officer.

ANZ’s Operational Risk Measurement and Management Framework (ORMMF) outlines the approach to managing operational risk. It specifically covers the minimum requirements that divisions/business units must undertake to identify, assess, measure, monitor, control and manage operational risk in accordance to the Board approved risk appetite. ANZ does not expect to eliminate all risks, but to ensure that the residual risk exposure is managed as low as reasonably practical based on a sound risk/reward analysis in the context of an international financial institution. ANZ’s ORMMF is supported by specific policies and procedures with the effectiveness of the framework assessed through a series of governance and assurance reviews. This is supplemented by an independent review programme by Internal Audit.

Divisional Risk Committees and Business Unit Risk Forums manage and maintain oversight of operational and compliance risks supported by thresholds for escalation and monitoring which is used to inform and support senior management strategic business decision making. Day to day management of operational and compliance risk is the accountability of every employee. Business Units undertake operational risk activities as part of this accountability. Divisional risk personnel provide oversight of operational risk undertaken in the Business Units.

Enterprise Operational Risk is responsible for exercising governance over operational risk through the management of the operational risk frameworks, policy development, framework assurance, operational risk measurement and capital allocations and reporting of operational risk issues to executive committees.

Group Compliance has global oversight responsibility for the ANZ Compliance Framework, and each division has responsibility for embedding the framework into its business operations, identifying applicable regulatory compliance obligations, and escalating when breaches occur. The Compliance Framework fosters an integrated approach where staff are responsible and accountable for compliance, either within their job role, or within their area of influence.

The integration of the Operational Risk Measurement and Management and Compliance Frameworks, supported by common policies, procedures and tools allows for a simple and consistent way to identify, assess, measure and monitor risks across ANZ. In line with industry practice, ANZ obtains insurance cover from third party and captive providers to cover those operational risks where cost-effective premiums can be obtained. In conducting their business, Business Units are advised to act as if uninsured and not to use insurance as a guaranteed mitigation for operational risk. Business disruption is a critical risk to a bank’s ability to operate, so ANZ has comprehensive business continuity, recovery and crisis management plans. The intention of the business continuity and recovery plans is to ensure critical business functions can be maintained, or restored in a timely fashion, in the event of material disruptions arising from internal or external events.

Enterprise Operational Risk is responsible for maintaining ANZ’s Advanced Measurement Approach (AMA) for operational risk. Operational risk capital is held to protect depositors and shareholders of the bank from rare and severe unexpected losses. ANZ maintains and calculates operational risk capital (including regulatory and economic capital), on at least a six monthly basis. The capital is calculated using scaled external loss data, internal loss data and scenarios as a direct input and risk registers as an indirect input.

NOTES TO THE FINANCIAL STATEMENTS 123

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Fair value of financial assets and financial liabilities

A significant number of financial instruments are carried on the balance sheet at fair value. The following disclosures set out the classification of financial assets and financial liabilities and in respect of the fair value either recognised or disclosed, the various levels within which fair value measurements are categorised, and the valuation methodologies and techniques used. The fair value disclosure does not cover those instruments that are not considered financial instruments from an accounting perspective, such as intangible assets.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The determination of the fair value of financial instruments is fundamental to the financial reporting framework as all financial instruments are recognised initially at fair value and, with the exception of those financial instruments carried at amortised cost, are remeasured at fair value in subsequent periods.

On initial recognition, the best evidence of a financial instrument’s fair value is the transaction price. However, in certain circumstances the initial fair value may be based on other observable current market transactions in the same instrument, without modification or repackaging, or on a valuation technique whose variables include only data from observable markets. For those financial instruments where the fair value at initial recognition would be based on unobservable inputs, the difference between the transaction price and the amount which would have been determined using a valuation technique (being the day one gain or loss) is not immediately recognised in the income statement.

Subsequent to initial recognition, the fair value of financial instruments measured at fair value is based on quoted market prices, where available. In cases where quoted market prices are not available, fair value is determined using market accepted valuation techniques that employ observable data. In limited cases where observable market data is not available, the input is estimated based on other observable market data, historical trends and other factors that may be relevant.

In the tables below, financial instruments have been allocated based on their accounting classification. The significant accounting policies in note 1 describe how the categories of financial assets and financial liabilities are measured and how income and expenses, including fair value gains and losses, are recognised.

(i) CLASSIFICATION OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

The following tables set out the classification of financial asset and liability categories according to measurement bases together with their carrying amounts as reported on the balance sheet.

	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total
Consolidated 30 September 2015	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Financial assets
Cash	53,903	–	–	–	–	–	53,903
Settlement balances owed to ANZ	18,596	–	–	–	–	–	18,596
Collateral paid	9,967	–	–	–	–	–	9,967
Trading securities	–	–	49,000	49,000	–	–	49,000
Derivative financial instruments[1]	–	–	81,925	81,925	3,700	–	85,625
Available-for-sale assets	–	–	–	–	–	43,667	43,667
Net loans and advances[2,3]	569,539	683	16	699	–	–	570,238
Regulatory deposits	1,773	–	–	–	–	–	1,773
Investments backing policy liabilities	–	34,820	–	34,820	–	–	34,820
Other financial assets	5,137	–	–	–	–	–	5,137
	658,915	35,503	130,941	166,444	3,700	43,667	872,726

Financial liabilities
Settlement balances owed by ANZ	11,250	–	–	–	–	n/a	11,250
Collateral received	7,829	–	–	–	–	n/a	7,829
Deposits and other borrowings	566,218	4,576	–	4,576	–	n/a	570,794
Derivative financial instruments[1]	–	–	78,497	78,497	2,773	n/a	81,270
Policy liabilities[4]	372	35,029	–	35,029	–	n/a	35,401
External unit holder liabilities (life insurance funds)	–	3,291	–	3,291	–	n/a	3,291
Payables and other liabilities	7,798	–	2,568	2,568	–	n/a	10,366
Debt issuances	90,582	3,165	–	3,165	–	n/a	93,747
Subordinated debt	17,009	–	–	–	–	n/a	17,009
	701,058	46,061	81,065	127,126	2,773	n/a	830,957

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within net loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.
3	Net loans and advances includes Easanda dealer finance assets classified as held for sale (refer note 14).
4	Includes life insurance contract liabilities of $372 million (2014: $516 million) measured in accordance with AASB 1038 and life investment contract liabilities of $35,029 million (2014: $34,038 million) which have been designated at fair value through profit or loss under AASB 139. None of the fair value is attributable to changes in the credit risk of the life investment contract liabilities.

ANZ ANNUAL REPORT 2015

20: Fair value of financial assets and financial liabilities (continued)

	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total
Consolidated 30 September 2014	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Financial assets
Cash	32,559	–	–	–	–	–	32,559
Settlement balances owed to ANZ	20,241	–	–	–	–	–	20,241
Collateral paid	5,459	–	–	–	–	–	5,459
Trading securities	–	–	49,692	49,692	–	–	49,692
Derivative financial instruments[1]	–	–	53,730	53,730	2,639	–	56,369
Available-for-sale assets	–	–	–	–	–	30,917	30,917
Net loans and advances[2]	521,384	368	–	368	–	–	521,752
Regulatory deposits	1,565	–	–	–	–	–	1,565
Investments backing policy liabilities	–	33,579	–	33,579	–	–	33,579
Other assets	3,473	–	–	–	–	–	3,473
	584,681	33,947	103,422	137,369	2,639	30,917	755,606

Financial liabilities
Settlement balances owed by ANZ	10,114	–	–	–	–	n/a	10,114
Collateral received	5,599	–	–	–	–	n/a	5,599
Deposits and other borrowings	504,585	5,494	–	5,494	–	n/a	510,079
Derivative financial instruments[1]	–	–	51,475	51,475	1,450	n/a	52,925
Policy liabilities[3]	516	34,038	–	34,038	–	n/a	34,554
External unit holder liabilities (life insurance funds)	–	3,181	–	3,181	–	n/a	3,181
Payables and other liabilities	7,075	–	3,870	3,870	–	n/a	10,945
Debt issuances	76,655	3,441	–	3,441	–	n/a	80,096
Subordinated debt	13,607	–	–	–	–	n/a	13,607
	618,151	46,154	55,345	101,499	1,450	n/a	721,100

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within net loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.
3	Includes life insurance contract liabilities of $372 million (2014: $516 million) measured in accordance with AASB 1038 and life investment contract liabilities of $35,029 million (2014: $34,038 million) which have been designated at fair value through profit or loss under AASB 139. None of the fair value is attributable to changes in the credit risk of the life investment contract liabilities.

	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total
The Company 30 September 2015	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Financial assets
Cash	51,217	–	–	–	–	–	51,217
Settlement balances owed to ANZ	16,601	–	–	–	–	–	16,601
Collateral paid	8,234	–	–	–	–	–	8,234
Trading securities	–	–	37,373	37,373	–	–	37,373
Derivative financial instruments[1]	–	–	72,542	72,542	3,152	–	75,694
Available-for-sale assets	–	–	–	–	–	37,612	37,612
Net loans and advances[2,3]	448,288	144	16	160	–	–	448,448
Regulatory deposits	557	–	–	–	–	–	557
Due from controlled entities	109,920	–	–	–	–	–	109,920
Other financial assets	2,489	–	–	–	–	–	2,489
	637,306	144	109,931	110,075	3,152	37,612	788,145

Financial liabilities
Settlement balances owed by ANZ	9,901	–	–	–	–	n/a	9,901
Collateral received	6,886	–	–	–	–	n/a	6,886
Deposits and other borrowings	471,966	65	–	65	–	n/a	472,031
Derivative financial instruments[1]	–	–	69,648	69,648	2,196	n/a	71,844
Due to controlled entities	105,079	–	–	–	–	n/a	105,079
Payables and other liabilities	4,316	–	1,978	1,978	–	n/a	6,294
Debt issuances	72,414	3,165	–	3,165	–	n/a	75,579
Subordinated debt	15,812	–	–	–	–	n/a	15,812
	686,374	3,230	71,626	74,856	2,196	n/a	763,426

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within net loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.
3	Net loans and advances includes Esanda dealer finance assets classified as held for sale (refer note 14).

NOTES TO THE FINANCIAL STATEMENTS 125

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Fair value of financial assets and financial liabilities (continued)

	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total
The Company 30 September 2014	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Financial assets
Cash	30,655	–	–	–	–	–	30,655
Settlement balances owed to ANZ	18,150	–	–	–	–	–	18,150
Collateral paid	4,873	–	–	–	–	–	4,873
Trading securities	–	–	38,049	38,049	–	–	38,049
Derivative financial instruments[1]	–	–	50,549	50,549	2,333	–	52,882
Available-for-sale assets	–	–	–	–	–	26,151	26,151
Net loans and advances[2]	414,989	77	–	77	–	–	415,066
Regulatory deposits	434	–	–	–	–	–	434
Due from controlled entities	99,194	–	–	–	–	–	99,194
Other financial assets	1,758	–	–	–	–	–	1,758
	570,053	77	88,598	88,675	2,333	26,151	687,212

Financial liabilities
Settlement balances owed by ANZ	8,189	–	–	–	–	n/a	8,189
Collateral received	4,886	–	–	–	–	n/a	4,886
Deposits and other borrowings	423,076	96	–	96	–	n/a	423,172
Derivative financial instruments[1]	–	–	49,201	49,201	1,273	n/a	50,474
Due to controlled entities	93,796	–	–	–	–	n/a	93,796
Payables and other liabilities	4,111	–	3,556	3,556	–	n/a	7,667
Debt issuances	61,531	2,630	–	2,630	–	n/a	64,161
Subordinated debt	12,870	–	–	–	–	n/a	12,870
	608,459	2,726	52,757	55,483	1,273	n/a	665,215

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within net loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.

(ii) MEASUREMENT OF FAIR VALUE

(a) Valuation methodologies

ANZ has an established control framework that ensures fair value is either determined or validated by a function independent of the party that undertakes the transaction. The control framework ensures that all models are calibrated periodically to test that outputs reflect prices from observable current market transactions in the same instrument or other available observable market data.

Where quoted market prices are used, prices are independently verified from other sources. For fair values determined using a valuation model, the control framework may include, as applicable, independent development or validation of valuation models, any inputs to those models, any adjustments required outside of the valuation model and, where possible, independent validation of model outputs. In this way, continued appropriateness of the valuations is ensured.

In instances where the Group holds offsetting risk positions, the Group uses the portfolio exemption in AASB 13 to measure the fair value of such groups of financial assets and financial liabilities on the basis of the price that would be received to sell a net long position (that is, an asset) for a particular risk exposure or to transfer a net short position (that is, a liability) for a particular risk exposure.

The Group categorises its fair value measurements on the basis of inputs used in measuring fair value using the fair value hierarchy below:

} Level 1	–	Financial instruments that have been valued by reference to unadjusted quoted prices in active markets for identical financial instruments. This category includes financial instruments valued using quoted yields where available for specific debt securities.

} Level 2	–	Financial instruments that have been valued through valuation techniques incorporating inputs other than quoted prices within Level 1 that are observable for a similar financial asset or liability, either directly or indirectly.

} Level 3	–	Financial instruments that have been valued using valuation techniques which incorporate significant inputs that are not based on observable market data (unobservable inputs).

ANZ ANNUAL REPORT 2015

20: Fair value of financial assets and financial liabilities (continued)

(b) Valuation techniques and inputs used

In the event that there is no quoted market price for the instrument, fair value is based on valuation techniques. The valuation models incorporate the impact of bid/ask spreads, counterparty credit spreads, funding costs and other factors that would influence the fair value determined by market participants.

The majority of valuation techniques employ only observable market data. However, for certain financial instruments the valuation technique may employ some data (valuation inputs or components) which is not readily observable in the current market. In these cases valuation inputs (or components of the overall value) are derived and extrapolated from other relevant market data and tested against historic transactions and observed market trends. To the extent that valuation is based on models or inputs that are not observable in the market, the determination of fair value can be more subjective, dependent on the significance of the unobservable input to the overall valuation.

The following valuation techniques have been applied to determine the fair values of financial instruments where there is no quoted price for the instrument:

}	For instruments classified as Trading security assets and Securities short sold, Derivative financial assets and liabilities, Available-for-sale financial assets, and Investments backing policy liabilities, fair value measurements are derived by using modelled valuations techniques (including discounted cash flow models) that incorporate market prices/yields for securities with similar credit risk, maturity and yield characteristics; and/or current market yields for similar instruments.

}	For Net loans and advances, Deposits and other borrowings and Debt issuances, discounted cash flow techniques are used where contractual future cash flows of the instrument are discounted using discount rates incorporating wholesale market rates or market borrowing rates of debt with similar maturities or a yield curve appropriate for the remaining term to maturity.

}	The fair value of external unit holder liabilities (life insurance funds) represents the external unit holder’s share of the net assets of the consolidated investment funds, which are carried at fair value. The fair value of policy liabilities being liabilities of the insurance business is directly linked to the performance and value of the assets backing the liabilities. These liabilities are carried at fair value using observable inputs.

Further details of valuation techniques and significant unobservable inputs used in measuring fair values are described in (iii)(a) below.

There have been no substantial changes in the valuation techniques applied to different classes of financial instruments during the year.

(iii) FINANCIAL ASSETS AND FINANCIAL LIABILITIES THAT ARE MEASURED AT FAIR VALUE IN THE BALANCE SHEET

The table below provides an analysis of financial instruments carried at fair value at reporting date categorised according to the lowest level input into a valuation model or a valuation component that is significant to the reported fair value. The significance of the input is assessed against the reported fair value of the financial instrument and considers various factors specific to the financial instrument. The fair value has been allocated in full to the category in the fair value hierarchy which most appropriately reflects the determination of the fair value.

	Fair value measurements
	Quoted market price		Using observable inputs		With significant non–observable inputs
	(Level 1)		(Level 2)		(Level 3)		Total
Consolidated	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Financial assets
Trading securities[1]	45,227	45,857	3,769	3,835	4	–	49,000	49,692
Derivative financial instruments	388	472	85,155	55,791	82	106	85,625	56,369
Available-for-sale assets[1]	37,086	25,147	6,347	5,730	234	40	43,667	30,917
Net loans and advances (designated at fair value)	–	–	683	368	16	–	699	368
Investments backing policy liabilities[1]	17,983	18,850	16,298	14,184	539	545	34,820	33,579
	100,684	90,326	112,252	79,908	875	691	213,811	170,925

Financial liabilities
Deposits and other borrowings
(designated at fair value)	–	–	4,576	5,494	–	–	4,576	5,494
Derivative financial instruments	782	376	80,387	52,444	101	105	81,270	52,925
Policy liabilities[2]	–	–	35,029	34,038	–	–	35,029	34,038
External unit holder liabilities
(life insurance funds)	–	–	3,291	3,181	–	–	3,291	3,181
Payables and other liabilities[3]	2,443	3,851	125	19	–	–	2,568	3,870
Debt issuances (designated at fair value)	–		3,165	3,441	–	–	3,165	3,441
Total	3,225	4,227	126,573	98,617	101	105	129,899	102,949

1	During the period there were transfers from Level 1 to Level 2 of $190 million (2014: $357 million) for the Group following a reassessment of available pricing information causing the classification to be assessed as level 2. During the period there were also transfers from Level 2 to Level 1 of $114 million (2014:$33 million) for the Group following increased trading activity to support the quoted prices. Transfers into and out of Level 1 and Level 2 are deemed to have occurred as of the beginning of the reporting period in which the transfer occurred.
2	Policy liabilities relate to life investment contract liabilities only as these are designated at fair value through profit or loss.
3	Represents securities short sold.

NOTES TO THE FINANCIAL STATEMENTS 127

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Fair value of financial assets and financial liabilities (continued)

	Fair value measurements
	Quoted market price		Using observable inputs		With significant non–observable inputs
	(Level 1)		(Level 2)		(Level 3)		Total
The Company	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Financial assets
Trading securities	33,912	34,356	3,456	3,693	4	–	37,372	38,049
Derivative financial instruments	378	470	75,242	52,316	73	96	75,693	52,882
Available-for-sale assets[1]	33,452	22,265	4,110	3,864	50	22	37,612	26,151
Net loans and advances (measured at fair value)	–	–	144	77	16	–	160	77
	67,742	57,091	82,952	59,950	143	118	150,837	117,159

Financial liabilities
Deposits and other borrowings (designated at fair value)	–	–	65	96	–	–	65	96
Derivative financial instruments	766	373	70,991	49,998	91	103	71,848	50,474
Payables and other liabilities[2]	1,854	3,537	125	19	–	–	1,979	3,556
Debt issuances (designated at fair value)	–	–	3,165	2,630	–	–	3,165	2,630
Total	2,620	3,910	74,346	52,743	91	103	77,057	56,756

1	During the period there were transfers from Level 1 to Level 2 of $136 million (2014: $357 million) for the Company following a reassessment of available pricing information causing the classification to be assessed as level 2. During the period there were also transfers from Level 2 to Level 1 of $104 million (2014:$33 million) for the Group following increased trading activity to support the quoted prices. Transfers into and out of Level 1 and Level 2 are deemed to have occurred as of the beginning of the reporting period in which the transfer occurred.
2	Represents securities short sold.

(iv) DETAILS OF FAIR VALUE MEASUREMENTS THAT INCORPORATE UNOBSERVABLE MARKET DATA

(a) Composition of Level 3 fair value measurements

The following table presents the composition of financial instruments measured at fair value with significant unobservable inputs (Level 3 fair value measurements).

	Financial assets										Financial liabilities
							Net loans		Investments backing
	Trading securities		Derivatives		Available-for-sale		and advances		policy liabilities		Derivatives
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Asset backed securities	–	–	–	–	2	1	–	–	188	–	–	–
Illiquid corporate bonds	4	–	–	–	198	12	16	–	–	–	–	–
Structured credit products	–	–	52	58	–	–	–	–	–	–	(67)	(80)
Managed funds (suspended)	–	–	–	–	–	–	–	–	–	12	–	–
Alternative assets	–	–	–	–	34	27	–	–	351	533	–	–
Other derivatives	–	–	30	48	–	–	–	–	–	–	(34)	(25)
Total	4	–	82	106	234	40	16	–	539	545	(101)	(105)

	Financial assets										Financial liabilities
							Net loans		Investments backing
	Trading securities		Derivatives		Available-for-sale		and advances		policy liabilities		Derivatives
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Asset backed securities	–	–	–	–	–	–	–	–	n/a	n/a	–	–
Illiquid corporate bonds	4	–	–	–	20	–	16	–	n/a	n/a	–	–
Structured credit products	–	–	52	58	–	–	–	–	n/a	n/a	(67)	(80)
Managed funds (suspended)	–	–	–	–	–	–	–	–	n/a	n/a	–	–
Alternative assets	–	–	–	–	30	22	–	–	n/a	n/a	–	–
Other derivatives	–	–	21	38	–	–	–	–	n/a	n/a	(24)	(23)
Total	4	–	73	96	50	22	16	–	n/a	n/a	(91)	(103)

Structured credit products comprise the structured credit intermediation trades that the Group entered into from 2004 to 2007 whereby it sold protection using credit default swaps over certain structures, and mitigated risk by purchasing protection via credit default swaps from US financial guarantors over the same structures. These trades are valued using complex models with certain inputs relating to the reference assets and derivative counterparties not being observable in the market. Such unobservable inputs include credit spreads and default probabilities contributing from 13% to 57% of the valuation. The assets underlying the structured credit products are diverse instruments with a wide range of credit spreads and default probabilities relevant to the valuation.

ANZ ANNUAL REPORT 2015

20: Fair value of financial assets and financial liabilities (continued)

The remaining Level 3 balances include Asset backed securities and Illiquid corporate bonds where the effect on fair value of issuer credit cannot be directly or indirectly observed in the market; managed funds (suspended) comprising of fixed income and mortgage investments in managed funds that are illiquid and are not currently redeemable; Alternative assets that largely comprise investments in funds which are illiquid and are not currently redeemable, as well as various investments in unlisted equity securities for which no active market exists; and Other derivatives which predominantly include reverse mortgage swaps where the mortality rate cannot be observed and options over emissions certificates where the volatility input cannot be observed.

(b) Movements in Level 3 fair value measurements

The following table sets out movements in Level 3 fair value measurements. Derivatives are categorised on a portfolio basis and classified as either financial assets or financial liabilities based on whether the closing balance is an unrealised gain or loss. This could be different to the opening balance.

	Financial assets										Financial liabilities
							Net loans		Investments backing
	Trading securities		Derivatives		Available-for-sale		and advances		policy liabilities		Derivatives
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Opening balance	–	–	106	200	40	36	–	–	545	105	(105)	(437)
New purchases	–	–	–	–	8	4	21	–	161	447	–	–
Disposals (sales)	–	–	(8)	(9)	(20)	(12)	–	–	(266)	(34)	–	–
Cash settlements	–	–	–	–	–	–	–	–	–	–	7	19
– Transfers into Level 3 category[1]	10	–	2	14	198	8	–	–	161	–	(2)	(13)
– Transfers out of Level 3 category[1]	–	–	(17)	(32)	–	–	–	–	(148)	(2)	9	254
Fair value gain/(loss) recorded in other operating income in the income statement[2]	(6)	–	(1)	(67)	5	–	(5)	–	86	29	(10)	72
Fair value gain/(loss) recognised in reserves in equity	–	–	–	–	3	4	–	–	–	–	–	–
Closing balance	4	–	82	106	234	40	16	–	539	545	(101)	(105)

	Financial assets										Financial liabilities
							Net loans		Investments backing
	Trading securities		Derivatives		Available-for-sale		and advances		policy liabilities		Derivatives
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Opening balance	–	–	96	200	22	29	–	–	n/a	n/a	(103)	(437)
New purchases	–	–	–	–	8	4	21	–	n/a	n/a	–	–
Disposals (sales)	–	–	(8)	(9)	(14)	(11)	–	–	n/a	n/a	–	–
Cash settlements	–	–	–	–	–	–	–	–	n/a	n/a	7	19
– Transfers into Level 3 category	10	–	–	6	30	–	–	–	n/a	n/a	–	(9)
– Transfers out of Level 3 category	–	–	(14)	(31)	–	–	–	–	n/a	n/a	8	254
Fair value gain/(loss) recorded in other operating income in the income statement[2]	(6)	–	1	(70)	4	1	(5)	–	n/a	n/a	(3)	70
Fair value gain/(loss) recognised in reserves in equity	–	–	–	–	–	(1)	–	–	n/a	n/a	–	–
Closing balance	4	–	75	96	50	22	16	–	n/a	n/a	(91)	(103)

1	Transfers into Level 3 for the Group relate principally to illiquid corporate bonds and asset backed securities where market activity has reduced resulting in pricing to no longer be observable. Transfers out of Level 3 for the Group relate principally to managed funds (suspended) where the commencement of previously unavailable regular redemption windows has provided observable pricing. Transfers into and out of Level 3 are deemed to have occurred as of the beginning of the reporting period in which the transfer occurred.
2	Relating to assets and liabilities held at the end of the period.

(c) Sensitivity to Level 3 data inputs

Where valuation techniques are employed and assumptions are required due to significant data inputs not being directly observable in the market place (Level 3 inputs), changing these assumptions changes the resultant estimate of fair value. The majority of transactions in this category are ‘back-to-back’ in nature where ANZ either acts as a financial intermediary or hedges the market risks. Similarly, the valuation of Investments backing policy liabilities directly impacts the associated life investment contracts they relate to. In these circumstances, changes in the assumptions generally have minimal impact on the income statement and net assets of ANZ. An exception to this is the ‘back-to-back’ structured credit intermediation trades which create significant exposure to credit risk.

Principal inputs used in the determination of fair value of financial instruments included in the structured credit portfolio include counterparty credit spreads, market-quoted CDS prices, recovery rates, default probabilities, correlation curves and other inputs, some of which may not be directly observable in the market. The potential effect of changing prevailing unobservable inputs to reasonably possible alternative assumptions for valuing those financial instruments could result in less than a (+/-) $5 million (2014: (+/-) $10 million) impact on profit. The ranges of reasonably possible alternative assumptions are established by application of professional judgement and analysis of the data available to support each assumption.

NOTES TO THE FINANCIAL STATEMENTS 129

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Fair value of financial assets and financial liabilities (continued)

(d) Deferred fair value gains and losses

Where the fair value of a financial instrument at initial recognition is determined using unobservable data that is significant to the valuation of the instrument, the difference between the transaction price and the amount determined based on the valuation technique (day one gain or loss) is not immediately recognised in the income statement. Subsequently, the day one gain or loss is recognised in the income statement over the life of the transaction on a straight line basis or over the period until all inputs become observable.

The table below summarises the aggregate amount of day one gains not yet recognised in the income statement and amounts which have been subsequently recognised.

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Opening balance	3	4	2	2
Deferral on new transactions	–	1	–	1
Amounts recognised in income statement during the period	(1)	(2)	(1)	(1)
Closing balance	2	3	1	2

The closing balance of unrecognised gains is predominantly related to derivative financial instruments.

(v) ADDITIONAL INFORMATION FOR FINANCIAL INSTRUMENTS DESIGNATED AT FAIR VALUE THROUGH PROFIT OR LOSS

(a) Financial assets designated at fair value through profit or loss

The category loans and advances includes certain loans designated at fair value through profit or loss in order to eliminate an accounting mismatch which would arise if the asset were otherwise carried at amortised cost. This mismatch arises as the derivative financial instruments which were acquired to mitigate interest rate risk of the loans and advances, are measured at fair value through profit or loss. By designating the economically hedged loans, the movements in the fair value attributable to changes in interest rate risk will be recognised in the income statement in the same periods.

At balance date, the credit exposure of the Group on these assets was $683 million (2014: $368 million) and for the Company was $144 million (2014: $77 million). For the Group $509 million (2014: $195 million) and the Company $144 million (2014: $77 million) was mitigated by collateral held.

For the Group, the cumulative change in fair value attributable to change in credit risk was a reduction to the assets of $1 million (2014: reduction to the assets of $2 million). For the Company the cumulative change to the assets was $nil (2014: $nil). The amount recognised in the income statement attributable to changes in credit risk for the Group was $1 million (2014: $nil) and for the Company $nil (2014: $nil).

The change in fair value of the designated financial assets attributable to changes in credit risk has been calculated by determining the change in credit rating and credit spread implicit in the loans and advances issued by entities with similar credit characteristics.

(b) Financial liabilities designated at fair value through profit or loss

Parts of Subordinated debt, Debt issuances and Deposits and other borrowings have been designated as financial liabilities at fair value through profit or loss in order to eliminate an accounting mismatch which would arise if the liabilities were otherwise carried at amortised cost. This mismatch arises as the derivatives acquired to mitigate interest rate risk within the financial liabilities are measured at fair value through profit or loss. Policy liabilities are designated at fair value through profit or loss in accordance with AASB 1038. External unitholder liabilities which are not included in the table below, represent the external unitholder share of the ‘Investments backing policy liabilities’ which are designated at fair value through profit or loss.

The table below compares the carrying amount of financial liabilities carried at full fair value, to the contractual amount payable at maturity and fair value gains and losses recognised during the period on liabilities carried at full fair value that are attributable to changes in ANZ’s own credit rating.

	Policy liabilities		Deposits and other borrowings		Debt issuances		Subordinated debt
Consolidated	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Carrying amount	35,029	34,038	4,576	5,494	3,165	3,441	–	–
Amount by which the consideration payable at maturity is greater/(less) than the carrying value	–	–	6	4	(15)	(62)	–	–
Cumulative change in liability value attributable to own credit risk:
– opening cumulative increase/(decrease)	–	–	–	–	34	(13)	–	12
– increase/(decrease) recognised during the year	–	–	–	–	(52)	47	–	(12)
– closing cumulative increase/(decrease)	–	–	–	–	(18)	34	–	–

ANZ ANNUAL REPORT 2015

20: Fair value of financial assets and financial liabilities (continued)

	Deposits and other borrowings		Debt issuances		Subordinated debt
The Company	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Carrying amount	65	96	3,165	2,630	–	–
Amount by which the consideration payable at maturity is greater/(less) than the carrying value	6	4	(15)	(66)	–	–
Cumulative change in liability value attributable to own credit risk:
– opening cumulative increase/(decrease)	–	–	34	(13)	–	12
– increase/(decrease) recognised during the year	–	–	(52)	47	–	(12)
– closing cumulative increase/(decrease)	–	–	(18)	34	–	–

For each of Subordinated debt, Debt issuances and Deposits and other borrowings, the change in fair value attributable to changes in credit risk has been determined as the amount of change in fair value that is not attributable to changes in market conditions that give rise to market risks (benchmark interest rate and foreign exchange rates). This approach is deemed appropriate as the changes in fair value arising from factors other than changes in own credit risk or changes in observed (benchmark) interest rates and foreign exchange rates are considered to be insignificant.

(vi) FINANCIAL ASSETS AND FINANCIAL LIABILITIES NOT MEASURED AT FAIR VALUE

The table below reflects the carrying amounts of financial instruments not measured at fair value on the Group’s balance sheet and where the carrying amount is not considered a close approximation of fair value. The table also provides a comparison of the carrying amount of these financial instruments to the Group’s estimate of their fair value. The categorisation of the fair value into the levels within the fair value hierarchy is determined in accordance with the methodology set out on page 126 (section ii).

	Carrying amount		Categorised into fair value hierarchy						Fair value (total)
			Quoted market price (Level 1)		Using observable inputs (Level 2)		With significant non-observable inputs (Level 3)
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Financial assets
Net loans and advances[1]	569,539	521,384	–	–	545,538	498,545	25,402	23,339	570,940	521,884
	569,539	521,384	–	–	545,538	498,545	25,402	23,339	570,940	521,884
Financial liabilities
Deposits and other borrowings	566,218	504,585	–	–	566,636	504,760	–	–	566,636	504,760
Debt issuances	90,582	76,655	37,880	29,893	52,826	47,821	–	–	90,706	77,714
Subordinated debt	17,009	13,607	13,842	10,805	3,241	2,959	–	–	17,083	13,764
Total	673,809	594,847	51,722	40,698	622,703	555,540	–	–	674,425	596,238

1	Included within Net loans and advances (Level 2) is $8,065m of lending assets of the Esanda dealer finance business classified as held for sale (refer note 14).

	Carrying amount		Categorised into fair value hierarchy						Fair value (total)
			Quoted market price (Level 1)		Using observable inputs (Level 2)		With significant non-observable inputs (Level 3)
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Financial assets
Net loans and advances[1]	448,288	414,989	–	–	428,949	396,264	20,276	19,127	449,225	415,391
	448,288	414,989	–	–	428,949	396,264	20,276	19,127	449,225	415,391
Financial liabilities
Deposits and other borrowings	471,966	423,076	–	–	472,235	423,222	–	–	472,235	423,222
Debt issuances	72,414	61,531	24,428	18,861	48,008	43,558	–	–	72,436	62,419
Subordinated debt	15,812	12,870	11,357	10,072	3,249	2,964	–	–	14,606	13,036
Total	560,192	497,477	35,785	28,933	523,492	469,744	–	–	559,277	498,677

1	Included within Net loans and advances (Level 2) is $8,065m of lending assets of the Esanda dealer finance business classified as held for sale (refer note 14).

The following sets out the Group’s basis of establishing fair value of financial instruments not measured at fair value on the balance sheet. The valuation techniques employed are consistent with those used to calculate fair values of financial instruments carried at fair value. Certain Net loans and advances, Deposits and other borrowings and Debt issuances have been designated at fair value and are therefore excluded from the tables above.

NOTES TO THE FINANCIAL STATEMENTS 131

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Fair value of financial assets and financial liabilities (continued)

Net loans and advances

The fair value has been determined through discounting future cash flows.

For Net loans and advances to banks, the fair value is derived by discounting cash flows using prevailing market rates for lending with similar credit quality.

For Net loans and advances to customers, the fair value is the present value of future cash flows, discounted using a curve which incorporates changes in wholesale market rates, the Group’s cost of wholesale funding and the customer margin, as appropriate.

Deposits and other borrowings

For interest bearing fixed maturity deposits and other borrowings and acceptances with quoted market prices, market borrowing rates of interest for debt with a similar maturity are used to discount contractual cash flows to derive the fair value. The fair value of a deposit liability without a specified maturity or at call is deemed to be the amount payable on demand at the reporting date. The fair value is not adjusted for any value expected to be derived from retaining the deposit for a future period of time.

Debt issuances and Subordinated debt

The aggregate fair value of Debt issuances and Subordinated debt is calculated based on quoted market prices or observable inputs where applicable. For those debt issuances where quoted market prices were not available, a discounted cash flow model using a yield curve appropriate for the remaining term to maturity of the debt instrument used. The fair value includes the effects of the appropriate credit spreads applicable to ANZ for that instrument.

21: Maturity Analysis of Assets and Liabilities

The following is an analysis of asset and liability line items in the balance sheet that combine amounts expected to be realised or due to be settled within one year and after more than one year.1

	2015			2014
Consolidated	Within one year $m	After more than one year $m	Total $m	Within one year $m	After more than one year $m	Total $m
Available-for-sale assets	10,353	33,314	43,667	8,819	22,098	30,917
Net loans and advances[2]	128,771	441,467	570,238	124,985	396,767	521,752
Investments backing policy liabilities	27,966	6,854	34,820	28,361	5,218	33,579
Deposits and other borrowings	546,626	24,168	570,794	488,862	21,217	510,079
Policy liabilities[3]	35,340	61	35,401	34,554	–	34,554
Debt issuances	29,327	62,420	93,747	15,720	64,376	80,096
Subordinated debt[4]	–	17,009	17,009	–	13,607	13,607

1	Excludes asset and liability line items where the entire amount is considered as “within one year”, “after more than one year” or having no specific maturities.
2	Includes Esanda dealer finance assets classified as held for sale (refer note 14).
3	Includes $372 million (2014: $516 million) that relates to life insurance contract liabilities classified as “within one year”.
4	Includes $1,188 million (2014: $1,087 million) that relates to perpetual notes.

ANZ ANNUAL REPORT 2015

22: Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets

ASSETS CHARGED AS SECURITY FOR LIABILITIES1

The following assets are pledged as collateral:

}	Mandatory reserve deposits with local central banks in accordance with statutory requirements. These deposits are not available to finance the Group’s day to day operations.

}	Securities provided as collateral for repurchase transactions. These transactions are governed by standard industry agreements.

}	Debenture undertakings covering the assets of Esanda Finance Corporation Limited (Esanda), and its subsidiaries, and UDC Finance Limited (UDC). The debenture stock of Esanda, and its subsidiaries, and UDC is secured by a trust deed and collateral debentures, giving floating charges over the undertakings and all the tangible assets of the entity, other than land and buildings (of Esanda only). All controlled entities of Esanda and UDC have guaranteed the payment of principal, interest and other monies in relation to all debenture stock and unsecured notes issued by Esanda and UDC respectively. The only loans pledged as collateral are those in Esanda, and its subsidiaries, and UDC.

}	Specified residential mortgages provided as security for notes and bonds issued to investors as part of ANZ’s covered bond programs.

}	Collateral provided to central banks.

}	Collateral provided to clearing houses.

The carrying amounts of assets pledged as security are as follows:

	Consolidated				The Company
	Carrying Amount		Related Liability		Carrying Amount		Related Liability
	2015	2014	2015	2014	2015	2014	2015	2014
	$m	$m	$m	$m	$m	$m	$m	$m
Regulatory deposits	1,773	1,565	n/a	n/a	557	434	n/a	n/a
Securities sold under arrangements to repurchase	13,975	8,736	13,731	8,641	13,476	8,568	13,255	8,473
Assets pledged as collateral under debenture undertakings	2,218	2,141	1,578	1,400	–	–	–	–
Covered bonds[1]	30,368	27,241	27,013	20,561	23,508	20,738	23,508	20,738
Other	225	219	222	208	179	170	178	170

1	The consolidated related liability represents covered bonds issued to external investors and the related liability for the Company represents the liability to the covered bond structured entities.

COLLATERAL ACCEPTED AS SECURITY FOR ASSETS1

ANZ has received collateral in relation to reverse repurchase agreements. These transactions are governed by standard industry agreements.

The fair value of collateral received and sold or repledged is as follows:

	Consolidated		The Company
	2015	2014	2015	2014
	$m	$m	$m	$m
Collateral received on standard reverse repurchase agreements
Fair value of assets which can be sold	17,506	14,354	16,738	13,878
Fair value of assets sold or repledged	2,475	4,201	1,933	4,090

1	Excludes the amounts disclosed as collateral paid and received in the balance sheet that relate to derivative liabilities and derivative assets respectively. The terms and conditions of the collateral agreements are included in the standard Credit Support Annex that forms part of the International Swaps and Derivatives Association Master Agreement.

NOTES TO THE FINANCIAL STATEMENTS    133

NOTES TO THE FINANCIAL STATEMENTS (continued)

23: Offsetting

The following tables identify financial assets and liabilities which have been offset in the balance sheet (in accordance with AASB 132 – Financial Instruments: Presentation (AASB 132)) and those which have not been offset in the balance sheet but are subject to enforceable master netting agreements (or similar arrangements) with our trading counterparties. The effect of over collaterisation has not been taken into account. A description of the rights of set-off associated with financial assets and financial liabilities subject to master netting agreements or similar, including the nature of those rights, are described in note 19.

			Amount subject to master netting agreement or similar
				Related amounts not offset in the statement of financial position
	Total amounts recognised in the balance sheet[1]	Amounts not subject to master netting agreement or similar	Total	Financial instruments	Financial collateral (received)/ pledged	Net amount
Consolidated 30 September 2015	$m	$m	$m	$m	$m	$m
Derivative assets	85,625	(6,846)	78,779	(62,782)	(7,165)	8,832
Reverse repurchase, securities borrowing and similar agreements[2]	17,308	(7,470)	9,838	(265)	(9,573)	–
Total financial assets	102,933	(14,316)	88,617	(63,047)	(16,738)	8,832

Derivative liabilities	(81,270)	5,566	(75,704)	62,782	8,517	(4,405)
Repurchase, securities lending and similar agreements[3]	(13,731)	12,674	(1,057)	265	792	–
Total financial liabilities	(95,001)	18,240	(76,761)	63,047	9,309	(4,405)

			Amount subject to master netting agreement or similar
				Related amounts not offset in the statement of financial position
	Total amounts recognised in the balance sheet[1]	Amounts not subject to master netting agreement or similar	Total	Financial instruments	Financial collateral (received)/ pledged	Net amount
Consolidated 30 September 2014	$m	$m	$m	$m	$m	$m
Derivative assets	56,369	(5,236)	51,133	(41,871)	(5,048)	4,214
Reverse repurchase, securities borrowing and similar agreements[2]	13,384	(5,928)	7,456	(20)	(7,436)	–
Total financial assets	69,753	(11,164)	58,589	(41,891)	(12,484)	4,214

Derivative liabilities	(52,925)	4,148	(48,777)	41,871	4,586	(2,320)
Repurchase, securities lending and similar agreements[3]	(8,641)	8,588	(53)	20	33	–
Total financial liabilities	(61,566)	12,736	(48,830)	41,891	4,619	(2,320)

1	The Group/Company does not have any arrangements that satisfy the conditions of AASB 132 to offset within the balance sheet.
2	Reverse repurchase agreements are presented in the balance sheet within cash if duration is less than 90 days. If maturity is greater than 90 days they are presented in net loans and advances.
3	Repurchase agreements are presented in the balance sheet within deposits and other borrowings.

ANZ ANNUAL REPORT 2015

23: Offsetting (continued)

			Amount subject to master netting agreement or similar
				Related amounts not offset in the statement of financial position
	Total amounts recognised in the balance sheet[1]	Amounts not subject to master netting agreement or similar	Total	Financial instruments	Financial collateral (received)/ pledged	Net amount
The Company 30 September 2015	$m	$m	$m	$m	$m	$m
Derivative assets	75,694	(5,140)	70,554	(55,881)	(6,435)	8,238
Reverse repurchase, securities borrowing and similar agreements[2]	16,604	(6,766)	9,838	(265)	(9,573)	–
Total financial assets	92,298	(11,906)	80,392	(56,146)	(16,008)	8,238

Derivative liabilities	(71,844)	4,247	(67,597)	55,881	7,681	(4,035)
Repurchase, securities lending and similar agreements[3]	(13,255)	12,198	(1,057)	265	792	–
Total financial liabilities	(85,099)	16,445	(68,654)	56,146	8,473	(4,035)

			Amount subject to master netting agreement or similar
				Related amounts not offset in the statement of financial position
	Total amounts recognised in the balance sheet[1]	Amounts not subject to master netting agreement or similar	Total	Financial instruments	Financial collateral (received)/ pledged	Net amount
The Company 30 September 2014	$m	$m	$m	$m	$m	$m
Derivative assets	52,882	(4,230)	48,652	(40,541)	(4,458)	3,653
Reverse repurchase, securities borrowing and similar agreements[2]	12,907	(5,451)	7,456	(20)	(7,436)	–
Total financial assets	65,789	(9,681)	56,108	(40,561)	(11,894)	3,653

Derivative liabilities	(50,474)	3,615	(46,859)	40,541	4,247	(2,071)
Repurchase, securities lending and similar agreements[3]	(8,473)	8,420	(53)	20	33	–
Total financial liabilities	(58,947)	12,035	(46,912)	40,561	4,280	(2,071)

1	The Group/Company does not have any arrangements that satisfy the conditions of AASB 132 to offset within the balance sheet.
2	Reverse repurchase agreements are presented in the balance sheet within cash if duration is less than 90 days. If maturity is greater than 90 days they are presented in net loans and advances.
3	Repurchase agreements are presented in the balance sheet within deposits and other borrowings.

NOTES TO THE FINANCIAL STATEMENTS    135

NOTES TO THE FINANCIAL STATEMENTS (continued)

24: Credit Related Commitments, Guarantees and Contingent Liabilities

Credit related commitments – facilities provided

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Contract amount of:
Undrawn facilities	230,794	193,984	180,847	153,985
Australia	101,898	97,781	99,880	97,773
New Zealand	22,960	20,870	20	29
Overseas markets	105,936	75,333	80,947	56,183
Total	230,794	193,984	180,847	153,985

Guarantees and contingent liabilities

These guarantees and contingent liabilities relate to transactions that the Group has entered into as principal, including guarantees, standby letters of credit and documentary letters of credit.

Documentary letters of credit involve the issue of letters of credit guaranteeing payment in favour of an exporter secured against an underlying shipment of goods or backed by a confirmatory letter of credit from another bank.

Performance related contingencies are liabilities that oblige the Group to make payments to a third party should the customer fail to fulfil the non-monetary terms of the contract.

To reflect the risk associated with these transactions, they are subjected to the same credit origination, portfolio management and collateral requirements as customers that apply for loans. The contract amount represents the maximum potential amount that could be lost if the counterparty fails to meet its financial obligations. As the facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements.

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Contract amount of:
Guarantees and letters of credit	18,809	17,235	16,101	14,142
Performance related contingencies	21,526	22,840	18,592	20,774
Total	40,335	40,075	34,693	34,916
Australia	17,638	17,686	17,637	17,686
New Zealand	1,961	1,790	–	–
Asia Pacific, Europe & America	20,736	20,599	17,056	17,230
Total	40,335	40,075	34,693	34,916

ANZ ANNUAL REPORT 2015

25: Goodwill and Other Intangible Assets

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Goodwill[1]
Gross carrying amount
Balances at start of the year	4,511	4,499	90	77
Reclassifications	–	–	–	9
Impairment/write off expense	(1)	–	–	–
Foreign currency exchange differences	87	12	19	4
Balance at end of year	4,597	4,511	109	90

Software
Balances at start of the year	2,533	2,170	2,336	2,007
Software capitalisation during the period	807	777	782	683
Amortisation expense	(542)	(426)	(500)	(368)
Impairment expense/write-offs	(17)	(15)	(12)	(11)
Foreign currency exchange differences	112	27	105	25
Balance at end of year	2,893	2,533	2,711	2,336
Cost	5,860	5,005	5,620	4,568
Accumulated amortisation	(2,763)	(2,263)	(2,710)	(2,031)
Accumulated impairment	(204)	(209)	(199)	(201)
Carrying amount	2,893	2,533	2,711	2,336

Acquired Portfolio of Insurance and Investment Business
Balances at start of the year	784	856	–	–
Amortisation expense	(70)	(71)	–	–
Foreign currency exchange differences	1	(1)	–	–
Balance at end of year	715	784	–	–
Cost	1,188	1,187	–	–
Accumulated amortisation	(473)	(403)	–	–
Carrying amount	715	784	–	–

Other intangible assets[2]
Balances at start of the year	122	165	25	40
Other additions	(1)	3	–	–
Reclassification	–	–	(7)	(9)
Amortisation expense	(18)	(18)	(9)	(8)
Impairment expense	–	(28)	–	–
Foreign currency exchange differences	4	–	1	2
Balance at end of year	107	122	10	25
Cost	207	227	68	68
Accumulated amortisation/impairment	(100)	(105)	(58)	(43)
Carrying amount	107	122	10	25

Goodwill and other intangible assets
Net book value
Balances at start of the year	7,950	7,690	2,451	2,124
Balance at end of year	8,312	7,950	2,830	2,451

1	Excludes notional goodwill in equity accounted investments.

2	The consolidated other intangible assets comprises aligned advisor relationships, distribution agreements and management fee rights, credit card relationships and other intangibles. The Company other intangible assets comprises distribution agreements and management fee rights, credit card relationships and other intangibles.

NOTES TO THE FINANCIAL STATEMENTS    137

NOTES TO THE FINANCIAL STATEMENTS (continued)

25: Goodwill and Other Intangible Assets (continued)

GOODWILL ALLOCATED TO CASH–GENERATING UNITS

The goodwill balance above largely comprises the goodwill purchased on acquisition of NBNZ Holdings Limited in December 2003 and ANZ Wealth Australia Limited (formerly OnePath Australia Limited) on 30 November 2009. Refer to note 8 for Divisional allocation.

The recoverable amount of the CGU to which each goodwill component is allocated is estimated using a market multiple approach as representative of the fair value less costs of disposal of each CGU. The price earnings multiples are based on observable multiples reflecting the businesses and markets in which each CGU operates. The earnings are based on the current forecast earnings of the divisions. The aggregate fair value less costs of disposal across the Group is compared to the Group’s market capitalisation to validate the conclusion that goodwill is not impaired.

Key assumptions on which management has based its determination of fair value less costs of disposal include assumptions as to the market multiples being reflective of the segment’s businesses, costs of disposal estimates and the ability to achieve forecast earnings. Changes in assumptions upon which the valuation is based could materially impact the assessment of the recoverable amount of each CGU. As at 30 September 2015, the impairment testing performed did not result in any material impairment being identified.

26: Premises and Equipment

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
At cost[1]	4,769	4,280	2,694	2,325
Accumulated depreciation[1]	(2,548)	(2,099)	(1,704)	(1,324)
	2,221	2,181	990	1,001

Carrying amount at beginning of year	2,181	2,164	1,001	983
Additions[2]	361	375	232	247
Disposals	(43)	(44)	(38)	(17)
Amortisation and depreciation[3]	(325)	(324)	(227)	(221)
Foreign currency exchange difference	47	10	22	9
Carrying amount at end of year	2,221	2,181	990	1,001

Net book value
Freehold and leasehold land and buildings	901	878	59	50
Integrals and equipment	1,183	1,162	856	904
Capital works in progress	137	141	75	47
	2,221	2,181	990	1,001

1	The current year cost and accumulated depreciation was reduced to remove assets with a nil net book value that are no longer in use. Comparative information was not adjusted.
2	Includes Transfers.
3	Includes Freehold and leasehold land and buildings, Leasehold improvements, Furniture and equipment and Technology equipment.

COMMITMENTS

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Property capital expenditure
Contracts for outstanding capital expenditure	109	88	92	68
Total capital expenditure commitments for property	109	88	92	68
Lease rentals
Land and buildings	2,251	2,163	2,283	2,345
Furniture and equipment	276	216	190	168
Total lease rental commitments[1]	2,527	2,379	2,473	2,513

Due within one year	485	475	438	413
Due later than one year but not later than five years	1,273	1,130	1,083	1,103
Due later than five years	769	774	952	997
Total lease rental commitments[1]	2,527	2,379	2,473	2,513

1	Total future minimum sublease payments expected to be received under non-cancellable subleases at 30 September is $90 million (2014: $90 million) for the Group and $80 million (2014: $78 million) for the Company. During the year, sublease payments received amounted to $22 million (2014: $19 million) for the Group and $19 million (2014: $16 million) for the Company and were netted against rent expense.

ANZ ANNUAL REPORT 2015

27: Other Assets

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Accrued interest/prepaid discounts	1,405	1,472	944	998
Accrued commissions	137	129	76	75
Prepaid expenses	427	356	178	152
Insurance contract liabilities ceded	699	591	–	–
Outstanding premiums	228	200	–	–
Defined benefit superannuation plan surplus	144	47	144	47
Operating leases residual value	282	334	282	334
Other	2,524	1,662	1,325	637
Total other assets	5,846	4,791	2,949	2,243
28: Provisions
	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Employee entitlements[1]	554	526	411	404
Restructuring costs and surplus leased space[2]	23	56	15	48
Non-lending losses, frauds and forgeries	169	134	141	104
Other	328	384	164	139
Total provisions	1,074	1,100	731	695

Provisions, excluding employee entitlements
Carrying amount at beginning of the year	574	695	291	422
Provisions made during the year	307	572	164	185
Payments made during the year	(206)	(514)	(72)	(172)
Transfer/release of provision	(155)	(179)	(63)	(144)
Carrying amount at the end of the year	520	574	320	291

1   The aggregate liability for employee entitlements largely comprises provisions for annual leave and long service leave.

2   Restructuring costs and surplus leased space provisions arise from activities related to material changes in the scope of business undertaken by the Group or the manner in which that business is undertaken and includes termination benefits. Costs relating to on-going activities are not provided for. Provision is made when the Group is demonstrably committed, it is probable that the costs will be incurred, though their timing is uncertain, and the costs can be reliably estimated.

3   Other provisions comprise various other provisions including loyalty programs, workers’ compensation, make-good provisions on leased premises and contingent liabilities recognised as part of a business combination.

29: Payables and Other Liabilities

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Creditors	1,661	1,335	871	477
Accrued interest and unearned discounts	1,938	2,096	1,448	1,592
Defined benefits plan obligations	59	39	14	15
Accrued expenses	1,368	1,394	889	1,022
Securities sold short (classified as held for trading)	2,568	3,870	1,978	3,556
Liability for acceptances	1,371	1,151	649	717
Other liabilities	1,401	1,099	445	303
Total payables and other liabilities	10,366	10,984	6,294	7,682

30: Share Capital

	The Company
Numbers of issued shares	2015	2014
Ordinary shares each fully paid	2,902,714,361	2,756,627,771
Preference shares each fully paid	–	500,000
Total number of issued shares	2,902,714,361	2,757,127,771

NOTES TO THE FINANCIAL STATEMENTS    139

NOTES TO THE FINANCIAL STATEMENTS (continued)

30: Share Capital (continued)

ORDINARY SHARES

Ordinary shares have no par value and entitle holders to receive dividends payable to ordinary shareholders and to participate in the proceeds available to ordinary shareholders on winding up of the Company in proportion to the number of fully paid ordinary shares held.

On a show of hands every holder of fully paid ordinary shares present at a meeting in person or by proxy is entitled to one vote, and upon a poll one vote for each share held.

	The Company
Numbers of issued shares	2015	2014
Balance at start of the year	2,756,627,771	2,743,655,310
Bonus option plan[1,2]	2,899,350	2,479,917
Dividend reinvestment plan[1,2]	35,105,134	26,209,958
Group share option scheme[3]	32,192	171,742
Group employee share acquisition scheme[3,4]	–	–
Share placement and share purchase plan[5]	108,049,914	–
Group share buyback[6]	–	(15,889,156)
Balance at end of year	2,902,714,361	2,756,627,771

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Ordinary share capital
Balance at start of the year	24,031	23,641	24,280	23,914
Dividend reinvestment plan[1,2]	1,122	851	1,122	851
Group share option scheme[3]	2	4	2	4
Group employee share acquisition scheme[3,4]	1	11	1	11
Share placement and share purchase plan[5]	3,206	–	3,206	–
Group share buyback[6]	–	(500)	–	(500)
Treasury shares in Global Wealth[7]	5	24	–	–
Balance at end of year	28,367	24,031	28,611	24,280

1	Refer to note 6 for details of plan.
2	The Company issued 28.7 million shares under the dividend reinvestment plan and bonus option plan for the 2015 interim dividend and 9.3 million shares for the 2014 final dividend (Sep14: 28.7 million shares for the respective interim and final dividends).
3	Refer to note 41 for details of plan.
4	Includes on-market purchase of shares for settlement of amounts due under share-based compensation plans. In addition, nil shares were issued during the year ended 30 September 2015 to the Group’s Employee Share Trust for settlement of amounts due under share-based compensation plans (2014: nil). As at 30 September 2015, there were 11,378,648 Treasury Shares outstanding (2014: 13,754,867).
5	The Company issued 80.8 million ordinary shares under the institutional share placement and 27.3 million ordinary shares under the share purchase plan.
6	Following the announcement of the 2013 final dividend the Company repurchased $500 million of ordinary shares via an on-market share buy-back resulting in 15.9 million ordinary shares being cancelled.
7	Treasury Shares in Global Wealth are shares held in statutory funds as assets backing policyholder liabilities. AWA Treasury Shares outstanding as at 30 September 2015 were 11,623,304 (2014: 11,761,993).

PREFERENCE SHARES

Euro Trust Securities

On 13 December 2004, ANZ issued 500,000 Euro Floating Rate Non-cumulative Trust Securities (‘Euro Trust Securities’) at €1,000 each, raising $871 million net of issue costs. All 500,000

Euro Trust Securities on issue were bought back by ANZ for cash at face value (€1,000 per security) and cancelled on 15 December 2014.

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Preference share balance at start of year	871	871	871	871
– Euro Trust Securities bought back	(871)	–	(871)	–
Preference share balance at end of the year	–	871	–	871
NON-CONTROLLING INTERESTS
			Consolidated
			2015 $m	2014 $m
Share capital			55	46
Retained earnings			51	31
Total non-controlling interests			106	77

ANZ ANNUAL REPORT 2015

31: Reserves and Retained Earnings

	Consolidated		The Company[1]
	2015 $m	2014 $m	2015 $m	2014 $m

a) Foreign currency translation reserve
Balance at beginning of the year	(605)	(1,125)	(290)	(539)
Transferred to income statement	(4)	37	(4)	37
Currency translation adjustments net of hedges	1,728	483	878	212
Total foreign currency translation reserve	1,119	(605)	584	(290)

b) Share option reserve[2]
Balance at beginning of the year	60	55	60	55
Share-based payments/(exercises)	16	13	16	13
Transfer of options/rights lapsed to retained earnings[3]	(8)	(8)	(8)	(8)
Total share option reserve	68	60	68	60

c) Available-for-sale revaluation reserve
Balance at beginning of the year	160	121	50	37
Gain/(loss) recognised	27	69	(6)	39
Transferred to income statement	(49)	(30)	(34)	(26)
Total available-for-sale revaluation reserve	138	160	10	50

d) Cash flow hedge reserve
Balance at beginning of the year	169	75	174	51
Gains/(loss) recognised	111	117	103	117
Transferred to income statement	(11)	(23)	–	6
Total cash flow hedging reserve	269	169	277	174

e) Transactions with non-controlling interests reserve
Balance at beginning of the year	(23)	(33)	–	–
Transactions with non-controlling interests[4]	–	10	–	–
Total transactions with non-controlling interests reserve	(23)	(23)	–	–
Total reserves	1,571	(239)	939	(6)

1	Comparatives have changed (refer note 45).
2	Further information about share-based payments to employees is disclosed in note 41.
3	The transfer of balances from the share option reserve to retained earnings represents items of a distributable nature.
4	The premium in excess of the book value paid by an associate to acquire an additional interest in its controlled entity from the non-controlling shareholder recognised in 2013 was released in 2014 as the associate no longer controls that entity.

	Consolidated		The Company[1]
	2015 $m	2014 $m	2015 $m	2014 $m
Retained earnings
Balance at beginning of the year	24,544	21,936	17,557	15,826
Profit attributable to shareholders of the Company	7,493	7,271	7,306	6,436
Transfer of options/rights lapsed from share option reserve[2,3]	8	8	8	8
Remeasurement gain/(loss) on defined benefit plans after tax	(4)	32	20	6
Fair value gain/loss attributable to changes in own credit risk of financial liabilities designated at fair value	37	(25)	37	(25)
Dividend income on Treasury shares held within the Group’s life insurance statutory funds	22	22	–	–
Ordinary share dividends paid	(4,906)	(4,694)	(4,906)	(4,694)
Preference share dividends paid	(1)	(6)	–	–
Foreign exchange gains on preference shares bought back[4]	116	–	116	–
Retained earnings at end of year	27,309	24,544	20,138	17,557
Total reserves and retained earnings	28,880	24,305	21,077	17,551

1	Comparatives have changed (refer note 45).
2	Further information about share-based payments to employees is disclosed in note 41.
3	The transfer of balances from the share option reserve to retained earnings represents items of a distributable nature.
4	The Euro Trust Securities were bought back by ANZ for cash at face value and cancelled on 15 December 2014. The foreign exchange gain between the issue date and 15 December 2014 was recognised directly in retained earnings.

NOTES TO THE FINANCIAL STATEMENTS    141

NOTES TO THE FINANCIAL STATEMENTS (continued)

32: Capital Management

ANZ pursues an active approach to capital management, which is designed to protect the interests of depositors, creditors and shareholders. This involves the on-going review and Board approval of the level and composition of ANZ’s capital base, assessed against the following key policy objectives:

}	regulatory compliance such that capital levels exceed APRA’s, ANZ’s primary prudential supervisor, minimum Prudential Capital Ratios (PCRs) both at Level 1 (the Company and specified subsidiaries) and Level 2 (ANZ consolidated under Australian prudential standards), along with US Federal Reserve’s minimum Level 2 requirements under ANZ’s Foreign Holding Company Licence in the United States of America;

}	capital levels are aligned with the risks in the business and to meet strategic and business development plans through ensuring that available capital exceeds the level of Economic Capital required to support the Ratings Agency ‘default frequency’ confidence level for a ‘AA’ credit rating category bank. Economic Capital is an internal estimate of capital levels required to support risk and unexpected losses above a desired target solvency level;

}	capital levels are commensurate with ANZ maintaining its preferred ‘AA’ credit rating category for senior long-term unsecured debt given its risk appetite outlined in its strategic plan; and

}	an appropriate balance between maximising shareholder returns and prudent capital management principles.

ANZ achieves these objectives through an Internal Capital Adequacy Assessment Process (ICAAP) whereby ANZ conducts detailed strategic and capital planning over a medium term time horizon.

Annually, ANZ conducts a detailed strategic planning process over a three year time horizon, the outcomes of which are embodied in the Strategic Plan. This process involves forecasting key economic variables which Divisions use to determine key financial data for their existing business. New strategic initiatives to be undertaken over the planning period and their financial impact are then determined. These processes are used for the following:

}	review capital ratios, targets, and levels of different classes of capital against ANZ’s risk profile and risk appetite outlined in the Strategic Plan. ANZ’s capital targets reflect the key policy objectives above, and the desire to ensure that under specific stressed economic scenarios that capital levels are sufficient to remain above both Economic Capital and Prudential Capital Ratio (PCR) requirements;

}	stress tests are performed under different economic conditions to ensure a comprehensive review of ANZ’s capital position both before and after mitigating actions. The stress tests determine the level of additional capital (i.e. the ‘stress capital buffer’) needed to absorb losses that may be experienced during an economic downturn; and

}	stress testing is integral to strengthening the predictive approach to risk management and is a key component in managing risks, asset writing strategies and business strategies. It creates greater understanding of the impacts on financial performance through modelling relationships and sensitivities between geographic, industry and Divisional exposures under a range of macroeconomic scenarios. ANZ has a dedicated stress testing team within Risk Management that models and reports to management and the Board’s Risk Committee on a range of scenarios and stress tests.

Results are subsequently used to:

}	recalibrate ANZ’s management targets for minimum and operating ranges for its respective classes of capital such that ANZ will have sufficient capital to remain above both Economic Capital and regulatory requirements; and
}	identify the level of organic capital generation and hence determine current and future capital issuance requirements for Level 1 and Level 2.

From these processes, a Capital Plan is developed and approved by the Board which identifies the capital issuance requirements, capital securities maturity profile, and options around capital products, timing and markets to execute the Capital Plan under differing market and economic conditions.

The Capital Plan is maintained and updated through a monthly review of forecast financial performance, economic conditions and development of business initiatives and strategies. The Board and senior management are provided with monthly updates of ANZ’s capital position. Any actions required to ensure ongoing prudent capital management are submitted to the Board for approval.

REGULATORY ENVIRONMENT

ANZ’s regulatory capital calculation is governed by APRA’s Prudential Standards which adopt a risk-based capital assessment framework based on the Basel 3 capital measurement standards. This risk based approach requires eligible capital to be divided by total risk weighted assets (RWAs), with the resultant ratio being used as a measure of an ADI’s capital adequacy. APRA determines PCRs for Common Equity Tier 1 (CET1), Tier 1 and Total Capital, with capital as the numerator and RWAs as the denominator.

To ensure that ADIs are adequately capitalised on both a stand-alone and group basis, APRA adopts a tiered approach to the measurement of an ADI’s capital adequacy by assessing the ADIs financial strength at three levels:

}	Level 1 – the ADI on a stand-alone basis (i.e. the Company and approved subsidiaries which are consolidated to form the ADI’s Extended Licensed Entity);

}	Level 2 – the consolidated banking group (i.e. the consolidated financial group less certain subsidiaries and associates excluded under the prudential standards); and

}	Level 3 – the conglomerate group at the widest level.

ANZ is a Level 1 and Level 2 reporter, and measures capital adequacy monthly on a Level 1 and Level 2 basis, and is not yet required to report on a Level 3 basis.

Regulatory capital is divided into Tier 1, carrying the highest capital elements, and Tier 2, which has lower capital elements, but still adds to the overall strength of the ADI.

Tier 1 capital is comprised of Common Equity Tier 1 capital less deductions and Additional Tier 1 capital instruments. Common Equity Tier 1 capital comprises shareholders’ equity adjusted for items which APRA does not allow as regulatory capital or classifies as lower forms of regulatory capital. Common Equity Tier 1 capital includes the following significant adjustments:

}	Additional Tier 1 capital instruments included within shareholders’ equity are excluded;

}	Reserves, excluding the hedging reserve and reserves of insurance and funds management subsidiaries excluded for Level 2 purposes;

}	Retained earnings excludes retained earnings of insurance and funds management subsidiaries excluded for Level 2 purposes, but includes capitalised deferred fees forming part of loan yields that meet the criteria set out in the prudential standard;

}	Inclusion of qualifying treasury shares; and

}	Current year net of tax earnings less profits of insurance and funds management subsidiaries excluded for Level 2 purposes.

ANZ ANNUAL REPORT 2015

32: Capital Management (continued)

Additional Tier 1 capital instruments are high quality components of capital that provide a permanent and unrestricted commitment of funds, are available to absorb losses, are subordinated to the claims of depositors and senior creditors in the event of the winding up of the issuer and provide for fully discretionary capital distributions.

Deductions from the capital base comprise mainly deductions to the Common Equity Tier 1 component. These deductions are largely intangible assets, investments in insurance and funds management entities and associates, capitalised expenses (including loan and origination fees) and the amount of regulatory expected losses (EL) in excess of eligible provisions.

Tier 2 capital mainly comprises perpetual subordinated debt instruments and dated subordinated debt instruments which have a minimum term of five years at issue date.

Total Capital is the sum of Tier 1 capital and Tier 2 capital.

In addition to the prudential capital oversight that APRA conducts over the Company and the Group, the Company’s branch operations and major banking subsidiary operations are overseen by local regulators such as the Reserve Bank of New Zealand, the US Federal Reserve, the UK Prudential Regulation Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority and the China Banking Regulatory Commission who may impose minimum capitalisation rates on those operations.

Throughout the financial year, the Company and the Group maintained compliance with the minimum Common Equity Tier 1, Tier 1 and Total Capital ratios set by APRA and the US Federal Reserve (as applicable) as well as applicable capitalisation rates set by regulators in countries where the Company operates branches and subsidiaries.

REGULATORY DEVELOPMENTS

Financial System Inquiry (FSI)

The Australian Government recently completed a comprehensive inquiry into Australia’s financial system. The final FSI report was released on 7 December 2014. The contents of the final FSI report are wide-ranging and key recommendations that may have an impact on regulatory capital levels include:

}	setting capital standards such that Australian ADIs capital ratios are unquestionably strong;

}	raising the average internal ratings-based (IRB) mortgage risk-weight to narrow the difference between average mortgage risk-weight for ADIs using IRB models and those using standardised risk weights;

}	implementing a framework for minimum loss absorbing and recapitalisation capacity in line with emerging international practice;

}	developing a common reporting template that improves the transparency and comparability of capital ratios of Australian ADIs; and

}	introducing a leverage ratio that acts as a backstop to ADIs’ risk-based capital requirements, in line with Basel framework.

APRA responded to parts of the FSI inquiry in July 2015 with the following announcements made in connection to the key recommendations:

}	APRA released an information paper entitled “International capital comparison study” (APRA Study) which supports the FSI’s recommendation that the capital ratios of Australian ADIs should be unquestionably strong. The APRA Study confirmed that the major Australian ADIs are well-capitalised and acknowledged the challenges and complexity in comparing capital ratios between Australian ADIs and international peers given the varied national discretions exercised by different jurisdictions in implementing the global capital adequacy framework (Basel framework). The APRA Study did not confirm the definition of ‘unquestionably strong’ and stated that APRA does not intend to directly link Australian capital requirements to a continually moving benchmark. The results of the APRA Study will only inform but will not determine APRA’s approach for setting capital adequacy requirements.

}	Effective from 1 July 2016, APRA requires increased capital requirements for Australian residential mortgage exposures by ADIs accredited to use the internal ratings-based (IRB) approach to credit risk. These new requirements would increase the average risk weighting for mortgage portfolios to approximately 25%. For ANZ, the impact is an approximate 60 bps reduction in CET1 on implementation of this change. In response to this, ANZ has raised $3.2 billion of ordinary share capital via a fully underwritten institutional placement in August 2015 ($2.5 billion raised) and a share purchase plan to eligible Australian and New Zealand shareholders in September 2015 ($0.7 billion raised). APRA has indicated that further changes may be required once greater clarity on the deliberations of the Basel Committee is available, particularly in relation to revisions to the standardised approach for credit risk and capital floors.

The Australian Government released its response to the FSI in October 2015 which agrees with all of the above capital related recommendations. The Australian Government support and endorses APRA to implement the recommendations, including the initial actions to raise the capital requirements for Australian residential mortgage exposures and to take additional steps to ensure that the major banks have unquestionably strong capital ratios by the end of 2016.

Apart from the July 2015 announcements, APRA has not made any determination on the other key recommendations. Therefore, the final outcomes from the FSI, including any impacts and the timing of these impacts on ANZ remain uncertain.

Leverage Ratio

In May 2015, APRA released final standards for implementing leverage ratio disclosures with effect from 1 July 2015. Leverage ratio requirements are included in the Basel Committee on Banking Supervision (BCBS) Basel 3 capital framework as a supplement to the current risk based capital requirements.

In the requirements, APRA has maintained the BCBS calculation of the leverage ratio of Tier 1 Capital expressed as a percentage of Exposure Measure. The proposed BCBS’ minimum leverage ratio requirement is 3%. APRA has not yet announced details of the minimum requirement which will apply to impacted Australian ADIs.

Public disclosure of the leverage ratio commenced for the year ended September 2015, with subsequent disclosures published on a quarterly basis in the Pillar 3 Report.

Domestic Systemically Important Bank (D-SIB) Framework

APRA has released details of its D-SIB framework for implementation in Australia and has classified ANZ and three other major Australian banks as domestic systemically important banks. As a result, an addition to the Capital Conservation Buffer (CCB) will be applied to the four major Australian banks, increasing capital requirements by 100 bps from 1 January 2016 and further strengthening the capital position of Australia D-SIBs. ANZ’s current capital position is already in excess of APRA’s requirements including the D-SIB overlay. The Group is well placed for D-SIB implementation in January 2016.

NOTES TO THE FINANCIAL STATEMENTS    143

NOTES TO FINANCIAL STATEMENTS (continued)

32: Capital Management (continued)

Composition of Level 2 ADI Group

In May 2014, APRA provided further clarification to the definition of the Level 2 Authorised Deposit-Taking Institution (ADI) group, where subsidiary intermediate holding companies are now considered part of the Level 2 Group.

The above clarification results in the phasing out, over time, of capital benefits arising from the debt issued by ANZ Wealth Australia Limited (ANZWA). The first tranche of this debt, amounting to $405 million or approximately 10 bps of CET1 was phased out in June 2015. As at 30 September 2015, ANZWA has $400 million of debt outstanding which will mature by March 2016. This will result in a reduction in CET1 by approximately 10bps on maturity of the debt with the Group well placed to manage this through organic capital generation.

Level 3 Conglomerates (Level 3)

In August 2014, APRA announced its planned framework for the supervision of Conglomerates Group (Level 3) which includes updated Level 3 capital adequacy standards. These standards will regulate a bancassurance group such as ANZ as a single economic entity with minimum capital requirements and additional monitoring of risk exposure levels.

APRA has deferred a decision on the implementation date as well as the final form of the Level 3 framework until the recommendations of the FSI and the Government’s response to them have been announced and considered by APRA. APRA has committed to a minimum transition period of 12 months for affected institutions to comply with the new requirements once an implementation date is established.

Based upon current draft of the Level 3 standards covering capital adequacy, and risk exposures, ANZ is not expecting any material impact on its operations.

CAPITAL ADEQUACY

The table below provides the composition of capital used for regulatory purposes and capital adequacy ratios.

	2015 $m	2014 $m
Qualifying capital

Tier 1
Shareholders’ equity and non-controlling interests	57,353	49,284
Prudential adjustments to shareholders equity	(387)	(1,211)
Gross Common Equity Tier 1 Capital	56,966	48,073
Deductions	(18,440)	(16,297)
Common Equity Tier 1 Capital	38,526	31,776
Additional Tier 1 capital	6,958	6,825
Tier 1 capital	45,484	38,601
Tier 2 capital	7,951	7,138
Total qualifying capital	53,435	45,739
Capital adequacy ratios
Common Equity Tier 1	9.6%	8.8%
Tier 1	11.3%	10.7%
Tier 2	2.0%	2.0%
Total	13.3%	12.7%
Risk Weighted Assets	401,937	361,529

REGULATORY ENVIRONMENT – INSURANCE AND FUNDS MANAGEMENT BUSINESS

Under APRA’s Prudential Standards, life insurance and funds management activities are de-consolidated for the purposes of calculating capital adequacy and excluded from the risk based capital adequacy framework for the ANZ Level 2 Group.

ANZ’s insurance companies in Australia are regulated by APRA on a stand-alone basis. Prudential Standards issued under the Life Insurance Act 1995 and Insurance Act 1973 determine the minimum capital requirements these companies are required to meet. Life insurance companies in New Zealand are required to meet minimum capital requirements as determined by the Insurance (Prudential Supervision) Act 2010.

Fund managers in Australia are subject to ‘Responsible Entity’ regulation by the Australian Securities and Investment Commission (ASIC). The regulatory capital requirements vary depending on the type of Australian Financial Services Licence or Authorised Representatives’ Licence held.

APRA supervises approved trustees of superannuation funds and it introduced new financial requirements which became effective from 1 July 2013.

ANZ’s insurance and funds management companies held assets in excess of regulatory capital requirements at 30 September 2015.

ANZ ANNUAL REPORT 2015

33: Shares in Controlled Entities

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Total shares in controlled entities	–	–	17,823	14,870

DISPOSAL OF CONTROLLED ENTITIES

There were no material entities disposed of during the year ended 30 September, 2015.

On 4 July 2014 the Group disposed of its ownership interest in ANZ Trustees Limited. The contribution to Group profit after tax for the period (1 October 2013 to 4 July 2014) from ordinary activities was $3.7 million. Details of aggregate assets and liabilities of material controlled entities disposed of by the Group are as follows:

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Cash consideration received	–	156	–	156
Less: Balances of disposed cash and cash equivalents	–	11	–	–
Net cash consideration received	–	145	–	156

Less: Net assets disposed
Shares in controlled entities	–	–	–	(22)
Other assets, including allocated goodwill	–	(2)	–	–
Payables and other liabilities	–	1	–	–
	–	(1)	–	(22)
Less: Provisions for warranties, indemnities and direct costs relating to disposal	–	(19)	–	(19)
Gain on disposal	–	125	–	115

ACQUISITION OF CONTROLLED ENTITIES

ANZ Bank (Thai) Public Company Limited was incorporated in Thailand on 27 November 2014 for the purpose of conducting banking activities.

There were no material controlled entities acquired during the year ended 30 September 2015 or the year ended 30 September 2014.

NOTES TO THE FINANCIAL STATEMENTS    145

NOTES TO THE FINANCIAL STATEMENTS (continued)

34: Controlled Entities

	Incorporated in	Nature of business
Ultimate parent of the Group
Australia and New Zealand Banking Group Limited	Australia	Banking
All controlled entities are 100% owned unless otherwise noted.
The material controlled entities of the Group are:
ANZ Bank (Lao) Limited[1]	Laos	Banking
ANZ Bank (Taiwan) Limited[1]	Taiwan	Banking
ANZ Bank (Vietnam) Limited[1]	Vietnam	Banking
ANZ Capel Court Limited	Australia	Securitisation Manager
ANZ Capital Hedging Pty Ltd	Australia	Hedging
ANZ Commodity Trading Pty Ltd	Australia	Finance
ANZ Funds Pty Ltd	Australia	Holding Company
ANZ Bank (Europe) Limited[1]	United Kingdom	Banking
ANZ Bank (Kiribati) Limited[1,2]	Kiribati	Banking
ANZ Bank (Samoa) Limited[1]	Samoa	Banking
ANZ Bank (Thai) Public Company Limited[1]	Thailand	Banking
ANZcover Insurance Private Ltd[1]	Singapore	Captive-Insurance
ANZ Holdings (New Zealand) Limited[1]	New Zealand	Holding Company
ANZ Bank New Zealand Limited[1]	New Zealand	Banking
ANZ Investment Services (New Zealand) Limited[1]	New Zealand	Funds Management
ANZ New Zealand (Int’l) Limited[1]	New Zealand	Finance
ANZNZ Covered Bond Trust[1]	New Zealand	Finance
ANZ Wealth New Zealand Limited[1]	New Zealand	Holding Company
ANZ New Zealand Investments Ltd	New Zealand	Funds Management
OnePath Life (NZ) Limited[1]	New Zealand	Insurance
Arawata Assets Limited[1]	New Zealand	Property Holding Company
UDC Finance Limited[1]	New Zealand	Finance
ANZ International (Hong Kong) Limited[1]	Hong Kong	Holding Company
ANZ Asia Limited[1]	Hong Kong	Banking
ANZ Bank (Vanuatu) Limited[3]	Vanuatu	Banking
ANZ International Private Limited[1]	Singapore	Holding Company
ANZ Singapore Limited[1]	Singapore	Merchant Banking
ANZ Royal Bank (Cambodia) Limited[1,2]	Cambodia	Banking
Votraint No. 1103 Pty Ltd	Australia	Investment
ANZ Lenders Mortgage Insurance Pty Ltd	Australia	Mortgage Insurance
ANZ Residential Covered Bond Trust	Australia	Finance
ANZ Wealth Australia Limited	Australia	Holding Company
OnePath Custodians Pty Limited	Australia	Trustee
OnePath Funds Management Limited	Australia	Funds Management
OnePath General Insurance Pty Limited	Australia	Insurance
OnePath Life Australia Holdings Pty Limited	Australia	Holding Company
OnePath Life Limited	Australia	Insurance
Australia and New Zealand Banking Group (PNG) Limited[1]	Papua New Guinea	Banking
Australia and New Zealand Bank (China) Company Limited[1]	China	Banking
Chongqing Liangping ANZ Rural Bank Company Limited[1]	China	Banking
Citizens Bancorp[4]	Guam	Holding Company
ANZ Guam Inc.[4]	Guam	Banking
ANZ Finance Guam, Inc.[4]	Guam	Finance
Esanda Finance Corporation Limited	Australia	General Finance
E*TRADE Australia Limited	Australia	Holding Company
E*TRADE Australia Securities Limited	Australia	Online Stockbroking
PT Bank ANZ Indonesia[1,2]	Indonesia	Banking

1	Audited by overseas KPMG firms.
2	Non-controlling interests hold ordinary shares or units in the controlled entities listed above as follows: ANZ Bank (Kiribati) Limited – 150,000 $1 ordinary shares (25%) (2014: 150,000 $1 ordinary shares (25%)); PT Bank ANZ Indonesia – 16,500 IDR 1 million shares (1%) (2014: 16,500 IDR 1 million shares (1%)); ANZ Royal Bank (Cambodia) Limited – 319,500 USD100 ordinary shares (45%) (2014: 319,500 USD100 ordinary shares (45%)).
3	Audited by Hawkes Law.
4	Audited by Deloitte Guam.

ANZ ANNUAL REPORT 2015

35: Investments in associates

Significant associates of the Group are as follows:

	Consolidated		The Company[1]
	2015 $m	2014 $m	2015 $m	2014 $m
AMMB Holdings Berhad[2]	1,424	1,465	–	–
PT Bank Pan Indonesia[3]	904	795	–	–
Shanghai Rural Commercial Bank[4]	1,981	1,443	1,981	1,443
Bank of Tianjin[5]	1,021	710	1,021	710
Other individually immaterial associates (in aggregate)	110	169	16	13
Total carrying value of associates	5,440	4,582	3,018	2,166

1	Comparatives have changed. Refer to note 45.
2	AMMB Holdings Berhad (AmBank Group) provides a full suite of banking and insurance products and services in Malaysia and is listed on the Bursa Malaysia. This investment relates directly to the Group’s Asia Pacific growth strategy.
3	PT Bank Pan Indonesia is a consumer and business bank in Indonesia and is listed on the Jakarta stock exchange. This investment relates directly to the Group’s Asia Pacific growth strategy.
4	Shanghai Rural Commercial Bank is a rural commercial bank in China. This investment relates directly to the Group’s Asia Pacific growth strategy.
5	Bank of Tianjin operates as a commercial bank in China offering products such as deposit accounts and loans. This investment relates directly to the Group’s Asia Pacific growth strategy. Significant influence is established via representation on the Board of Directors.

a) Financial information on material associates

Set out below is the summarised financial information of each associate that is material to the Group. The summarised financial information is based on the associates’ IFRS financial information.

	AMMB Holdings Berhad		PT Bank Pan Indonesia		Shanghai Rural Commercial Bank		Bank of Tianjin

Principal place of business and country of incorporation	Malaysia		Indonesia		Peoples’ Republic of China		Peoples’ Republic of China

Method of measurement in the Group’s balance sheet	Equity method		Equity method		Equity method		Equity method
	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Summarised results
Revenue	2,840	3,356	822	688	3,058	2,331	2,168	1,637
Profit/(loss)	583	670	225	238	1,117	731	1,094	619
Other comprehensive income/(loss)	54	(14)	2	6	175	(78)	85	(62)
Total comprehensive income	637	656	227	244	1,292	653	1,179	557
Less: Total comprehensive income attributable to non–controlling interests	30	20	16	20	33	18	2	3
Total comprehensive income attributable to owners of associate	607	636	211	224	1,259	635	1,177	554

Summarised financial position
Total assets[1]	43,668	45,090	17,244	16,011	128,511	85,056	117,073	85,683
Total liabilities[1]	37,374	38,591	14,684	13,776	118,324	77,634	109,803	80,627
Total Net assets[1]	6,294	6,499	2,560	2,235	10,187	7,422	7,270	5,056
Less: Non–controlling interests of associate	307	338	233	186	283	208	50	40
Net assets attributable to owners of associate	5,987	6,161	2,327	2,049	9,904	7,214	7,220	5,016

Reconciliation to carrying amount of Group’s interest in associate
Proportion of ownership interest held by the Group	24%	24%	39%	39%	20%	20%	14%	14%
Carrying amount at the beginning of the year	1,465	1,282	795	692	1,443	1,261	710	601
Group’s share of total comprehensive income	152	151	82	87	251	127	167	86
Dividends received from associate	(66)	(59)	–	–	(38)	(24)	(21)	(19)
Group’s share of other reserve movements of associate and FCTR adjustments	(127)	91	27	16	325	79	165	42
Carrying amount at the end of the year	1,424	1,465	904	795	1,981	1,443	1,021	710
Market Value of Group’s investment in associate[2]	1,048	1,720	805	855	n/a	n/a	n/a	n/a

1	Includes market value adjustments (including goodwill) made by the Group at the time of acquisition and adjustments for any differences in accounting policies.
2	Applicable to those investments in associates where there are published price quotations. Market Value is based on a price per share and does not include any adjustments for holding size.

At 30 September 2015, although AMMB Holdings Berhad and PT Bank Pan Indonesia market value (based on share price) was below its carrying value, no impairment was recognised as the carrying amount was supported by its value in use.

NOTES TO THE FINANCIAL STATEMENTS    147

NOTES TO THE FINANCIAL STATEMENTS (continued)

35: Associates (continued)

The value in use calculation is sensitive to a number of key assumptions, including future profitability levels, capital levels, long term growth rates and discount rates. The key assumptions used in the value in use calculation are outlined below:

	As at 30 Sep 2015
	AMMB	PT Panin
Pre-tax discount rate	11.0%	12.7%
Terminal growth rate	5.5%	5.7%
Expected NPAT growth (5 years average)	2.1%	5.1%
Core Equity tier 1 rate	10.0%	10.0%

b) Other associates1

The following table summarises, in aggregate, the Group’s interest in associates that are considered individually immaterial for separate disclosure.

	2015	2014
	$m	$m
Group’s share of profit/(loss)	36	39
Group’s share of other comprehensive income	(4)	2
Group’s share of total comprehensive income	32	41
Carrying amount	110	169

1	Includes an interest in joint ventures of $2 million at 30 September 2015.

36: Structured Entities

A structured entity (‘SE’) is an entity that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when any voting rights relate to administrative tasks only and the relevant activities are directed by means of contractual arrangements. A structured entity often has some or all of the following features or attributes:

}	restricted activities;

}	a narrow and well-defined objective;

}	insufficient equity to permit the SE to finance its activities without subordinated financial support; and/or

}	financing in the form of multiple contractually linked instruments to investors that create concentrations of credit or other risks (tranches).

SEs are consolidated when control exists in accordance with the accounting policy disclosed in note 1(A)(vii). In other cases the Group may have an interest in or sponsor a SE but not consolidate it. This note provides further details on both consolidated and unconsolidated SEs.

The Group’s involvement with SEs is mainly through securitisation, covered bond issuances, structured finance arrangements and funds management activities. SEs may be established either by the Group or by a third party.

Securitisation

The Group uses SEs to securitise customer loans and advances that it has originated in order to diversify its sources of funding for liquidity management. Such securitisation transactions involve transfers to an internal securitisation (bankruptcy remote) vehicle created for the purpose of structuring assets that are eligible for repurchase under agreements with the applicable central bank (i.e. Repo eligible). The internal securitisation SEs are consolidated (refer note 37 for further details).

The Group also establishes SEs on behalf of its customers to securitise their loans or receivables. The Group may manage these securitisation vehicles and/or provide liquidity or other support. Additionally, the Group may acquire interests in securitisation vehicles set up by third parties through holding securities issued by such entities. While the majority are unconsolidated, in limited circumstances the Group consolidates SEs used in securitisation when control exists.

Covered bond issuances

Certain loans and advances have been assigned to bankruptcy remote SEs to provide security for issuances of debt securities by the Group. The Group retains control of the SEs and accordingly they are consolidated (refer note 37 for further details).

Structured finance arrangements

The Group is involved with SEs established in connection with structured lending transactions to facilitate debt syndication and/or to ring-fence collateral assets. The Group is also involved with

SEs established to own assets that are leased to customers in structured leasing transactions. Sometimes, the Group may also manage the SE, hold minor amounts of capital or provide risk management products (derivatives). The ability of the Group to participate in decisions about the relevant activities of these SEs varies. In most instances the Group does not control these SEs. Further, the Group’s involvement typically does not establish more than a passive interest in decisions about the relevant activities and accordingly is not considered disclosable as discussed in (b) below.

Funds management activities

The Group’s Global Wealth division conducts investment management and other fiduciary activities as responsible entity, trustee, custodian or manager for investment funds and trusts, including superannuation funds and wholesale and retail trusts (collectively ‘Investment Funds’). The Investment Funds are financed through the issue of puttable units to investors and are considered by the Group to be SEs. The Group’s exposure to Investment Funds includes holding units and receiving fees for services. Where the Group invests in Investment Funds on behalf of policyholders they are consolidated when control is deemed to exist.

(a)	Financial or other support provided to consolidated structured entities

Pursuant to contractual arrangements, the Group provides financial support to consolidated SEs as outlined below (these represent intra-group transactions which are eliminated on consolidation):

}	Securitisation and covered bond issuances:

The Group provides lending facilities, derivatives and commitments to these SEs and/or holds debt instruments that they have issued. Refer to note 37 for further details in relation to the Group’s internal securitisation programmes and covered bond issuances.

}	Structured finance arrangements:

The assets held by these SEs are normally pledged as collateral for finance provided. Certain consolidated SEs are financed entirely by the Group while others are financed by syndicated loan facilities in which the Group is a participant. The financing provided by the Group includes lending facilities where the Group’s exposure is limited to the amount of the loan and any undrawn amount. Additionally the Group has provided Letters of Support to these consolidated SEs confirming that the Group will not demand repayment of the financing provided for the ensuing 12 month period.

The Group did not provide any non-contractual support to consolidated SEs during the year (2014: nil).

Other than as disclosed above the Group does not have any current intention of providing financial or other support to consolidated SEs.

148

ANZ ANNUAL REPORT 2015

36: Structured Entities (continued)

(b) Group’s interest in unconsolidated structured entities

An ‘interest’ in an unconsolidated SE is any form of contractual or non-contractual involvement which exposes the Group to variability of returns from the performance of that entity. Such interests include, but are not limited to, holdings of debt or equity securities, derivatives that pass-on risks specific to the performance of the structured entity, lending, loan commitments, financial guarantees and fees from funds management activities.

For the purpose of disclosing interests in unconsolidated SEs:

}	no disclosure has been made where the Group’s involvement does not establish more than a passive interest, for example, when the Group’s involvement constitutes a typical customer-supplier relationship. On this basis, exposures to unconsolidated SEs that arise from lending, trading and investing activities are not considered disclosable interests unless the design of the structured entity allows the Group to participate in decisions about the relevant activities (i.e. the activities that significantly affect returns).

}	‘interests’ do not include derivatives intended to expose the Group to market-risk (rather than performance risk specific to the SE) or derivatives where the Group creates rather than absorbs variability of the unconsolidated SE (e.g. purchase of credit protection under a credit default swap).

The following table sets out the Group’s interests in unconsolidated SEs together with the maximum exposure to loss that could arise from such interests.

Interest in unconsolidated structured entities

	Securitisation		Structured finance		Investment funds		Total
Consolidated at 30 September 2015	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Available-for-sale assets	3,849	3,603	–	–	–	–	3,849	3,603
Investment backing policy liabilities	–	–	–	–	165	227	165	227
Loans and advances	6,825	4,958	37	39	–	–	6,862	4,997
Total on-balance sheet	10,674	8,561	37	39	165	227	10,876	8,827
Off-balance sheet interests
Commitments (facilities undrawn)	2,610	3,520	–	–	–	–	2,610	3,520
Total off-balance sheet	2,610	3,520	–	–	–	–	2,610	3,520
Maximum exposure to loss	13,284	12,081	37	39	165	227	13,486	12,347

In addition to the interests above, the Group earned funds management fees from unconsolidated SEs of $542 million (2014: $544 million) during the year.

The Group’s maximum exposure to loss represents the maximum amount of loss that the Group could incur as a result of its involvement with unconsolidated SEs, regardless of the probability of occurrence, if loss events were to take place. This does not in any way represent the actual losses expected to be incurred. Instead, the maximum exposure to loss is contingent in nature and may arise for instance upon the bankruptcy of an issuer of securities or debtor or if liquidity facilities or guarantees were to be called upon. Furthermore, the maximum exposure to loss is stated gross of the effects of hedging and collateral arrangements entered into to mitigate ANZ’s exposure to loss.

For each type of interest, maximum exposure to credit loss has been determined as follows:

}	available-for-sale assets and investments backing policy liabilities – carrying amount; and

}	loans and advances – carrying amount plus undrawn amount of any commitments.

Information about the size of the unconsolidated SEs that the Group is involved with is as follows:

}	Securitisation and structured finance: Size is indicated by total assets which vary by SE with a maximum value of approximately $1.7 billion (2014: $1.7 billion); and

}	Investment funds: Size is indicated by Funds Under Management which vary by SE with a maximum value of approximately $33.8 billion (2014: $32.6 billion).

The Group did not provide any non-contractual support to unconsolidated SEs during the year.

The Group does not have any current intention of providing financial or other support to unconsolidated SEs.

(c) Sponsored unconsolidated structured entities

The Group may also sponsor unconsolidated SEs in which it has no disclosable interest.

For the purposes of this disclosure, the Group considers itself the ‘sponsor’ of an unconsolidated SE where it is the primary party involved in the design and establishment of that SE and:

}	where the Group is the major user of that SE; or

}	the Group’s name appears in the name of that SE or on its products; or

}	the Group provides implicit or explicit guarantees of that SE’s performance.

The Group has sponsored the ANZ PIE Fund in New Zealand which invests only in deposits with ANZ Bank New Zealand Limited. The Group does not provide any implicit or explicit guarantees of the capital value or performance of investments in the ANZ PIE Fund. There was no income received from nor assets transferred to this entity during the year.

NOTES TO THE FINANCIAL STATEMENTS    149

NOTES TO THE FINANCIAL STATEMENTS (continued)

37: Transfers of Financial Assets

The Group enters into transactions in the normal course of business by which it transfers financial assets directly to third parties or to SEs. These transfers may give rise to the full or partial derecognition of those financial assets depending on the Group’s continuing involvement and exposure to risks and rewards.

SECURITISATIONS

Net loans and advances include residential mortgages securitised under the Group’s securitisation programs which are assigned to bankruptcy remote SEs to provide security for obligations payable on the notes issued by the SEs. This includes mortgages that are held for potential repurchase agreements (REPOs) with central banks. The holders of the issued notes have full recourse to the pool of residential mortgages which have been securitised and the Company cannot otherwise pledge or dispose of the transferred assets.

In some instances the Company is also the holder of the securitised notes. In addition, the Company is entitled to any residual income of the SEs and enters into derivatives with the SEs. The Company is therefore deemed to have retained the majority of the risks and rewards of the residential mortgages and as such continues to recognise the mortgages as financial assets. The obligation to pay this amount to the SE is recognised as a financial liability of the Company.

The Group is exposed to variable returns from its involvement with these securitisation SEs and has the ability to affect those returns through its power over the SE’s activities. The SEs are therefore consolidated by the Group.

COVERED BONDS

The Group operates various global covered bond programs to raise funding in the primary markets. Net loans and advances include residential mortgages assigned to bankruptcy remote SEs associated with these covered bond programs. The mortgages provide security for the obligations payable on the issued covered bonds.

The covered bond holders have dual recourse to the issuer and the cover pool of assets. The issuer cannot otherwise pledge or dispose of the transferred assets, however, subject to legal arrangements it may repurchase and substitute assets as long as the required cover is maintained.

The Company is required to maintain the cover pool at a level sufficient to cover the bond obligations. In addition the Company is entitled to any residual income of the covered bond SEs and enters into derivatives with the SEs, The Company is therefore deemed to have retained the majority of the risks and rewards of the residential mortgages and as such continues to recognise the mortgages as financial assets. The obligation to pay this amount to the SEs is recognised as a financial liability of the Company.

The Group is exposed to variable returns from its involvement with the Covered Bond SEs and has the ability to affect those returns through its power over the SE’s activities. The SEs are therefore consolidated by the Group. The covered bonds issued externally are included within debt issuances.

REPURCHASE AGREEMENTS

Securities sold subject to repurchase agreements are considered to be transferred assets that do not qualify for derecognition when substantially all the risks and rewards of ownership remain with the Group. An associated liability is recognised for the consideration received from the counterparty.

STRUCTURED FINANCE ARRANGEMENTS

The Company arranges funding for certain customer transactions through structured leasing and commodity prepayment arrangements. At times, other financial institutions participate in the funding of these arrangements. This participation involves a proportionate transfer of the rights to the lease receivable or financing arrangement. The participating banks have limited recourse to the leased assets or financed commodity and related proceeds. Circumstances may arise whereby the Company continues to be exposed to some of the risks of the transferred lease receivable or financing arrangement through a derivative or other continuing involvement. When this occurs, the lease receivable or loan does not get derecognised and the Company will instead recognise an associated liability representing its obligations to the participating financial institutions.

The table below sets out the balance of assets transferred that do not qualify for derecognition, along with the associated liabilities.

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Securitisations[1,2]
Current carrying amount of assets transferred	–	–	73,559	67,974
Carrying amount of associated liabilities	–	–	73,559	67,974

Covered bonds[1,3]
Current carrying amount of assets transferred	–	–	23,508	20,738
Carrying amount of associated liabilities[3]	–	–	23,508	20,738

Repurchase agreements
Current carrying amount of assets transferred	13,975	8,736	13,476	8,568
Carrying amount of associated liabilities	13,731	8,641	13,255	8,473

Structured Finance Arrangements
Current carrying amount of assets transferred	766	169	627	31
Carrying amount of associated liabilities	759	158	627	31

1	The consolidated balances are nil as the Company balances relate to transfers to internal structured entities.
2	The securitisation noteholders have recourse only to the pool of residential mortgages which have been securitised. The carrying value of securitised assets and the associated liabilities approximates their fair value.
3	The total covered bonds issued by the Group to external investors at 30 September 2015 was $27,013 million (2014: $20,561 million), secured by $30,368 million (2014 $27,241 million) of specified residential mortgages. The associated liability represents the Company’s liability to the covered bond SE. Covered bonds issued by the Company to external investors at 30 September 2015 were $22,164 million (2014: $16,969 million).

ANZ ANNUAL REPORT 2015

38: Life Insurance Business

The Group conducts its life insurance business through OnePath Life Limited and OnePath Life (NZ) Limited. This note is intended to provide disclosures in relation to the life insurance businesses conducted through these controlled entities.

CAPITAL ADEQUACY OF LIFE INSURER

Australian life insurers are required to hold reserves in excess of policy liabilities to support capital requirements under the Life Insurance Act (Life Act).

The life insurance business in New Zealand is not governed by the Life Act as this is a foreign domiciled life insurance company. The company is however required to meet similar capital requirements.

The summarised capital information below, in respect of capital requirements under the Life Act, has been extracted from the financial statements prepared by OnePath Life Limited. For detailed capital adequacy information on a statutory fund basis, users of this annual financial report should refer to the separate financial statements prepared by OnePath Life Limited.

	OnePath Life Limited
	2015 $m	2014 $m
Capital Base	538	524
Prescribed Capital Amount (PCA)	316	295
Capital Adequacy Multiple (times)	1.69	1.78

LIFE INSURANCE BUSINESS PROFIT ANALYSIS

	Life insurance contracts		Life investment contracts		Consolidated
	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Net shareholder profit after income tax	386	235	143	114	529	349
Net shareholder profit after income tax is represented by:
Emergence of planned profit margins	198	181	93	87	291	268
Difference between actual and assumed experience	7	(21)	29	12	36	(9)
(Loss recognition)/reversal of previous losses on groups of related products	–	–	–	–	–	–
Investment earnings on retained profits and capital	181	75	21	15	202	90
Changes in assumptions	–	–	–	–		–
Net policyholder profit in statutory funds after income tax	18	16	–	–	18	16
Net policyholder profit in statutory funds after income tax is represented by:
Emergence of planned profits	14	12	–	–	14	12
Investment earnings on retained profits and experience profits	4	4	–	–	4	4

INVESTMENTS RELATING TO LIFE INSURANCE BUSINESS

	Consolidated
	2015 $m	2014 $m
Equity securities	10,898	10,528
Debt securities	6,460	6,503
Investments in managed investment schemes	16,781	15,954
Derivative financial assets/(liability)	(81)	(203)
Cash and cash equivalents	762	797
Total investments backing policy liabilities designated at fair value through profit or loss[1]	34,820	33,579

1	This includes $3,291 million (2014: $3,181 million) in respect of investments relating to external unit holders. In addition, the investment balance has been reduced by $4,636 million (2014: $4,779 million) in respect of the elimination of intercompany balances and Treasury Shares.

Investments held in statutory funds can only be used to meet the liabilities and expenses of that fund, or to make profit distributions when solvency and capital adequacy requirements of the Life Act and Insurance (Prudential Supervision) Act 2010 are met. Accordingly, with the exception of permitted profit distributions, the investments held in the statutory funds are not available for use by other parties of the Group.

NOTES TO THE FINANCIAL STATEMENTS    151

NOTES TO THE FINANCIAL STATEMENTS (continued)

38: Life Insurance Business (continued)

INSURANCE POLICY LIABILITIES

a) Policy liabilities

	Consolidated
	2015 $m	2014 $m
Life insurance contract liabilities
Best estimate liabilities
Value of future policy benefits	9,290	6,854
Value of future expenses	2,204	2,024
Value of future premium	(14,086)	(10,697)
Value of declared bonuses	15	15
Value of future profits
Policyholder bonus	23	27
Shareholder profit margin	2,232	1,655
Business valued by non-projection method	4	5
Total insurance contract liabilities	(318)	(117)
Unvested policyholder benefits	41	42
Liabilities ceded under reinsurance contracts	649	591
Total life insurance contract liabilities	372	516
Life investment contract liabilities[1,2]	35,029	34,038
Total policy liabilities	35,401	34,554

1	Designated at fair value through profit or loss.
2	Life investment contract liabilities that relate to a capital guaranteed element is $1,354 million (2014: $1,526 million). Life investment contract liabilities subject to investment performance guarantees is $842 million (2014: $960 million).

b) Reconciliation of movements in policy liabilities

	Life investment contracts		Life insurance contracts		Consolidated
	2015 $m	2014 $m	2015 $m	2014 $m	2015 $m	2014 $m
Policy liabilities
Gross liability brought forward	34,038	31,703	516	685	34,554	32,388
Movements in policy liabilities reflected in the income statement	1,520	2,388	(144)	(169)	1,376	2,219
Deposit premium recognised as a change in life investment contract liabilities	5,165	5,311	–	–	5,165	5,311
Fees recognised as a change in life investment contract liabilities	(463)	(462)	–	–	(463)	(462)
Withdrawal recognised as a change in other life investment contract liabilities	(5,231)	(4,902)	–	–	(5,231)	(4,902)
Gross policy liabilities closing balance	35,029	34,038	372	516	35,401	34,554
Liabilities ceded under reinsurance[1]
Balance brought forward	–	–	591	519	591	519
Movements in reinsurance assets reflected in the income statement	–	–	58	72	58	72
Closing balance	–	–	649	591	649	591
Total policy liabilities net of reinsurance asset	35,029	34,038	(277)	(75)	34,752	33,963

1	Liabilities ceded under reinsurance contracts are shown as ‘other assets’.

c) Sensitivity analysis – Life investment contract liabilities

Market risk arises on the Group’s life insurance business in respect of life investment contracts where an element of the liability to the policyholder is guaranteed by the Group. The value of the guarantee is impacted by changes in underlying asset values and interest rates. As at 30 September 2015, a 10% decline in equity markets would have decreased profit by $12 million (2014: $15 million) and a 10% increase would have increased profit by $5 million (2014: $nil). A 1% increase in interest rates at 30 September 2015 would have decreased profit by $4 million (2014: $9 million) and 1% decrease would have increased profit by $6 million (2014: $nil).

METHODS AND ASSUMPTIONS – LIFE INSURANCE CONTRACTS

Significant actuarial methods

The effective date of the actuarial report on policy liabilities (which includes insurance contract liabilities and life investment contract liabilities) and solvency requirements is 30 September 2015.

In Australia, the actuarial report was prepared by Mr Jaimie Sach FIAA Appointed Actuary, a fellow of the Institute of Actuaries of Australia. The actuarial reports indicate Mr Sach is satisfied as to the accuracy of the data upon which policy liabilities have been determined.

The amount of policy liabilities has been determined in accordance with methods and assumptions disclosed in this financial report and the requirements of the Life Act, which includes applicable standards of the APRA.

In New Zealand, the actuarial report was prepared by Mr Michael Bartram FIAA FNZSA, a fellow of the Institute of Actuaries of Australia and a fellow of the New Zealand Society of Actuaries. The actuarial reports indicate that Mr Bartram is satisfied as to the accuracy of the data upon which policy liabilities have been determined.

152

ANZ ANNUAL REPORT 2015

38: Life Insurance Business (continued)

Policy liabilities have been calculated in accordance with Prudential Standard LPS 340 Valuation of Policy Liabilities issued by the APRA in accordance with the requirements of the Life Act. For life insurance contracts the Standard requires the policy liabilities to be calculated in a way which allows for the systematic release of planned margins as services are provided to policyholders.

The profit carriers used to achieve the systematic release of planned margins are based on the product groups.

Critical assumptions

The valuation of the policy liabilities is dependant on a number of variables including interest rate, equity prices, future expenses, mortality, morbidity and inflation. The critical estimates and judgements used in determining the policy liabilities is set out in note 2 (vi) on page 76.

Sensitivity analysis – life insurance contracts

The Group conducts sensitivity analysis to quantify the exposure of the life insurance contracts to risk of changes in the key underlying variables such as interest rate, equity prices, mortality, morbidity and inflation. The valuations included in the reported results and the Group’s best estimate of future performance is calculated using certain assumptions about these variables. The movement in any key variable will impact the performance and net assets of the Group and as such represents a risk. The table below illustrates how changes in key assumptions would impact the reported profit, insurance contract policy liabilities and equity at 30 September 2015.

Variable	Impact of movement in underlying variable	Change in variable	Profit/(loss) net of reinsurance	Insurance contract liabilities net of reinsurance	Equity
		% change	$m	$m	$m
Market interest rates	A change in market interest rates affects the value placed on future cash flows. This changes profit and shareholder equity.	-1% +1%	69 (55)	(97 77)	69 (55)
Expense risk	An increase in the level or inflationary growth of expenses over assumed levels will decrease profit and shareholder equity.	-10% +10%	– –	– –	– –
Mortality risk	Greater mortality rates would lead to higher levels of claims occurring, increasing associated claims cost and therefore reducing profit and shareholder equity.	-10% +10%	(4 –)	5 –	(4) –
Morbidity risk	The cost of health-related claims depends on both the incidence of policyholders becoming ill and the duration which they remain ill. Higher than expected incidence and duration would increase claim costs, reducing profit and shareholder equity.	-10% +10%	– (30)	– 43	– (30)
Discontinuance risk	An increase in discontinuance rates at earlier durations has a negative effect as it affects the ability to recover acquisition expenses and commissions.	-10% +10%	– –	– –	– –

LIFE INSURANCE RISK

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claims rates. Insurance risk exposure arises in the life insurance business as the risk that claims payments are greater than expected. In the life insurance business this arises primarily through mortality (death) or morbidity (illness or injury) risks being greater than expected.

Insurance risks are controlled through the use of underwriting procedures and reinsurance arrangements. Controls are also maintained over claims management practices to assist in the correct and timely payment of insurance claims. Regular monitoring of experience is conducted at a sufficiently detailed level in order to identify any deviation from expected claim levels.

Financial risks relating to the Group’s life insurance business are generally monitored and controlled by selecting appropriate assets to back insurance and life investment contract liabilities. Wherever possible within regulatory constraints, the Group segregates policyholders funds from shareholders funds and sets investment mandates that are appropriate for each. The assets are regularly monitored by the Wealth Asset Liability Committee and Wealth Product Committee to ensure that there are no material asset and liability mismatch issues and other risks, such as liquidity risk and credit risk, are maintained within acceptable limits.

All financial assets within the life insurance statutory funds directly support either the Group’s life insurance contracts, life investment contracts or capital requirements. Market risk arises for the Group on contracts where the liabilities to policyholders are guaranteed. The Group manages this risk by the monthly monitoring and rebalancing of assets to policy liabilities. However, for some contracts the ability to match asset characteristics with policy obligations is constrained by a number of factors including regulatory constraints, the lack of suitable investments as well as by the nature of the policy liabilities themselves.

Market risk also arises from those life investment contracts where the asset management fees earned are directly impacted by the value of the underlying assets. The Group is exposed to the risk of future decreased asset management fees as a result of a decline in assets under management and operational risk associated with the possible failure to administer life investment contracts in accordance with the product terms and conditions.

NOTES TO THE FINANCIAL STATEMENTS    153

NOTES TO THE FINANCIAL STATEMENTS (continued)

38: Life Insurance Business (continued)

Risk strategy

In compliance with contractual and regulatory requirements, a strategy is in place to monitor that the risks underwritten satisfy policyholders’ risk and reward objectives whilst not adversely affecting the Group’s ability to pay benefits and claims when due. The strategy involves the identification of risks by type, impact and likelihood, the implementation of processes and controls to mitigate the risks, and continuous monitoring and improvement of the procedures in place to minimise the chance of an adverse compliance or operational risk event occurring. Included in this strategy are the processes and controls over underwriting, claims management and product pricing. Capital management is also a key aspect of the Group’s risk management strategy.

Allocation of capital

The Group’s life insurance businesses are subject to regulatory capital requirements which prescribe the amount of capital to be held depending on the contract liability.

Solvency margin requirements established by APRA are in place to reinforce safeguards for policyholders’ interest, which are primarily the ability to meet future claims payments in respect of existing policies.

Methods to limit or transfer insurance risk exposures

Reinsurance – Reinsurance treaties are analysed using a number of analytical modelling tools to assess the impact on the Group’s exposure to risk with the objective of achieving the desired choice of the type of reinsurance and retention levels.

Underwriting procedures – Strategic underwriting decisions are put into effect using the underwriting procedures detailed in the Group’s underwriting manual. Such procedures include limits to delegated authorities and signing powers.

Claims management – Strict claims management procedures are in place to assist in the timely and correct payment of claims in accordance with policy conditions.

39: Fiduciary Activities

The Group provides fiduciary services to third parties including custody, nominee, trustee, administration and investment management services predominantly through the Global Wealth segment. This involves the Group holding assets on behalf of third parties and making decisions regarding the purchase and sale of financial instruments. In circumstances where ANZ is not the beneficial owner or does not control the assets, they are not recognised in these financial statements.

40: Superannuation and Post Employment Benefit Obligations

The Group participates in a number of pension, superannuation and post-retirement medical benefit schemes throughout the world. The Group may be obliged to contribute to the schemes as a consequence of legislation and/or provisions of the trust deeds. Set out below is a summary of amounts recognised in these financial statements in respect of the defined benefit sections of these schemes:

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Amount recognised in the income statement
Current service cost	7	6	3	3
Administration costs	1	1	1	1
Net interest cost	(2)	1	(2)	–
Adjustment for contributions tax	1	2	–	–
Total included in personnel expenses	7	10	2	4

Amounts recognised in other comprehensive income (pre-tax)
Remeasurement (gains)/losses incurred during the year and recognised directly in retained earnings	6	(43)	(24)	(8)
Cumulative remeasurement (gains)/losses recognised directly in retained earnings	218	212	193	217

Defined benefit obligation and scheme assets
Present value of funded defined benefit obligation[1]	(1,538)	(1,327)	(1,322)	(1,151)
Fair value of scheme assets	1,623	1,335	1,452	1,183
Total	85	8	130	32

As represented in the balance sheet
Net liabilities arising from defined benefit obligations included in payables and other liabilities	(59)	(39)	(14)	(15)
Net assets arising from defined benefit obligations included in other assets	144	47	144	47
Total	85	8	130	32

1	The Group’s defined benefit obligation relates solely to funded arrangements. The liability relates predominantly to pension payments to retired members or their dependants. The basis of calculation is set out in note 1 F(vii).

ANZ ANNUAL REPORT 2015

40: Superannuation and Post Employment Benefit Obligations (continued)

	Consolidated		The Company
	2015 $m	2014 $m	2015 $m	2014 $m
Movements in the present value of the defined benefit obligation
Opening defined benefit obligation	1,327	1,265	1,151	1,047
Current service cost	7	6	3	3
Interest cost	54	54	48	45
Contributions from scheme participants	–	–	–	–
Remeasurements:
Actuarial (gains)/losses – experience	(22)	(4)	(20)	1
Actuarial (gains)/losses – change in demographic assumptions	9	(7)	–	–
Actuarial (gains)/losses – change in financial assumptions	36	33	18	35
Actuarial (gains)/losses – change in ESCT	10	(10)	–	–
Curtailments	–	–	–	–
Settlements	–	–	–	–
Exchange difference on foreign schemes	187	74	182	71
Benefits paid	(70)	(84)	(60)	(51)
Closing defined benefit obligation	1,538	1,327	1,322	1,151

Movements in the fair value of the scheme assets
Opening fair value of scheme assets	1,335	1,174	1,183	1,018
Interest income	56	53	50	45
Return on scheme assets excluding amounts included in interest income	27	55	22	44
Contributions from the employer	79	66	68	57
Contributions from scheme participants	–	–	–	–
Benefits paid	(70)	(84)	(60)	(51)
Administrative costs paid	(1)	(1)	(1)	(1)
Settlements	–	–	–	–
Exchange difference on foreign schemes	197	72	190	71
Closing fair value of scheme assets[1]	1,623	1,335	1,452	1,183

1	Scheme assets include the following financial instruments issued by the Group: cash and short-term instruments $1.7 million (September 2014: $1.7 million), fixed interest securities $0.5 million (September 2014: $0.4 million) and equities nil (September 2014: $0.1 million).

	Consolidated			The Company
	Quoted $m	Unquoted $m	Value $m	Quoted $m	Unquoted $m	Value $m
Composition of scheme assets
2015
Equities	198	–	198	193	–	193
Debt securities	–	35	35	–	34	34
Pooled investment funds	249	1,133	1,382	157	1,060	1,217
Property	–	1	1	–	1	1
Cash and equivalents	6	–	6	6	–	6
Other	1	–	1	1	–	1
Total at the end of the year	454	1,169	1,623	357	1,095	1,452
2014
Equities	184	–	184	180	–	180
Debt securities	–	276	276	–	270	270
Pooled investment funds	240	612	852	153	558	711
Property	–	1	1	–	1	1
Cash and equivalents	13	–	13	13	–	13
Other	9	–	9	8	–	8
Total at the end of the year	446	889	1,335	354	829	1,183

NOTES TO THE FINANCIAL STATEMENTS    155

NOTES TO THE FINANCIAL STATEMENTS (continued)

40: Superannuation and Post Employment Benefit Obligations (continued)

	Consolidated		The Company
	2015	2014	2015	2014
Actuarial assumptions used to determine the present value of the defined benefit obligation for the main defined benefit sections
Discount rate (% p.a.)	3.2 – 3.7	3.6 – 4.3	3.7	3.6 – 4.0
Future salary increases (% p.a.)	2.5 – 3.5	2.5 – 3.7	3.5	3.7
Future pension indexation
– In payment (% p.a.)	2.2 – 3.0	2.2 – 3.2	2.5 – 3.0	2.5 – 3.2
– In deferment (% p.a.)	2.0	2.3	2.0	2.3
Life expectancy at age 60 for current pensioners
– Males (years)	22.6 – 28.4	22.6 – 28.4	22.6 – 28.4	22.6 – 28.4
– Females (years)	26.3 – 30.7	26.3 – 30.5	26.3 – 30.5	26.3 – 30.5

The weighted average duration of the benefit payments reflected in the defined benefit obligation is 16.5 years (2014: 16.2 years) for Consolidated and 16.3 years (2014: 16.3 years) for the Company.

	Consolidated				The Company
	Impact on defined benefit obligation for 2015		Impact on defined benefit obligation for 2014		Impact on defined benefit obligation for 2015		Impact on defined benefit obligation for 2014
	Increase/(decrease)		Increase/(decrease)		Increase/(decrease)		Increase/(decrease)
Sensitivity analysis	%	$m	%	$m	%	$m	%	$m
Changes in actuarial assumptions
0.5% increase in discount rate	(7.7)	(119)	(7.6)	(101)	(8.3)	(109)	(8.2)	(94)
0.5% increase in pension indexation	7.7	118	7.5	100	8.3	109	8.2	94
1 year increase to life expectancy	2.7	41	2.7	35	2.7	35	2.7	31

The sensitivity analysis shows the effect of reasonably possible changes in significant assumptions on the value of scheme liabilities. The sensitivities provided assume that all other assumptions remain unchanged and are not intended to represent changes that are the extremes of possibility. The figure shown is the difference between the recalculated liability figure and that stated in the balance sheet as detailed above.

GOVERNANCE OF THE SCHEMES AND FUNDING OF THE DEFINED BENEFIT SECTIONS

The main schemes in which the Group participates operate under trust law and are managed and administered on behalf of the members in accordance with the terms of the relevant trust deed and rules and all relevant legislation. These schemes have corporate trustees, which are wholly owned subsidiaries of the Group. The trustees are the legal owners of the assets which are held separately from the assets of the Group. The trustees are solely responsible for setting investment policy and for agreeing funding requirements with the employer through the triennial actuarial valuation process.

Employer contributions to the defined benefit sections are based on recommendations by the schemes’ actuaries. Funding recommendations are made by the actuaries based on assumptions of various matters such as future investment performance, interest rates, salary increases, mortality rates and turnover levels. The funding methods adopted by the actuaries are intended to ensure that the benefit entitlements of employees are fully funded by the time they become payable.

As at the most recent reporting dates of the schemes, the aggregate deficit of net market value of assets over the value of accrued benefits on the funding bases was $129 million (2014: $92 million).

In 2015 the Group made contributions totalling $79 million (2014: $66 million) to the defined benefit sections of the schemes, and expects to make a $68 million contribution in the next financial year. The employer contributions to the defined contribution sections of the schemes are included as superannuation costs in personnel expenses.

The Group has a legal liability to fund deficits in the schemes, but no legal right to use any surplus in the schemes to further its own interests. The Group has no present liability to settle deficits with an immediate contribution.

Further details about the funding and contributions for the main defined benefit sections of the schemes are described below.

}	ANZ Australian Staff Superannuation Scheme

The Pension Section of the ANZ Australian Staff Superannuation Scheme provides pension benefits to retired members and their dependants. This section of the Scheme was closed to new members in 1987.

An interim actuarial valuation, conducted by consulting actuaries Russell Employee Benefits as at 31 December 2014, showed a surplus of $0.3 million and the actuary recommended that the Group make no contribution to the Pension Section for the year to 31 December 2015 and the funding position be reviewed as part of an interim actuarial valuation as at 31 December 2015. The next full actuarial valuation is due to be conducted as at 31 December 2016.

The Group has no present liability under the Scheme’s Trust Deed to commence contributions or fund any deficit.

}	ANZ UK Staff Pension Scheme

This Scheme provides pension benefits. From 1 October 2003, members contribute 5% of salary. The Scheme was closed to new members on 1 October 2004.

Following a full actuarial valuation as at 31 December 2012, the Group agreed to make regular contributions at the rate of 26% of pensionable salaries. These contributions are sufficient to cover the cost of accruing benefits. To address the deficit, the Group agreed to continue to pay additional quarterly contributions of GBP 7.5 million until 2016. These contributions will be reviewed following the next actuarial valuation which is scheduled to be undertaken as at 31 December 2015.

156

ANZ ANNUAL REPORT 2015

40: Superannuation and Post Employment Benefit Obligations (continued)

An interim actuarial valuation, conducted by consulting actuaries Towers Watson as at 31 December 2014, showed a deficit of GBP 44 million ($95 million at 30 September 2015 exchange rates) measured on a funding basis.

The Group has no present liability under the Scheme’s Trust Deed to fund the deficit measured on a funding basis. A contingent liability may arise in the event that the Scheme was wound up. If this were to happen, the Trustee would be able to pursue the Group for additional contributions under the UK Employer Debt Regulations. The Group intends to continue the Scheme on an on-going basis.

}	National Bank Staff Superannuation Fund

The defined benefit section of the Fund provides pension benefits and was closed to new members on 1 October 1991. Members contribute 5% of salary.

An actuarial valuation of the National Bank Staff Superannuation Fund, conducted by consulting actuaries AON Consulting NZ, as at 31 March 2014 showed a deficit of NZD21 million ($19 million at 30 September 2015 exchange rates). Following the full actuarial valuation as at 31 March 2013, the actuary recommended that the Group make contributions of 24.8% of salaries plus a lump sum contribution of NZD5 million p.a. (net of employer superannuation contribution tax) in respect of members of the defined benefit section.

The Group has no present liability under the Fund’s Trust Deed to fund the deficit measured on a funding basis. A contingent liability may arise in the event that the Fund was wound up. Under the Fund’s Trust Deed, if the Fund were wound up, the Group is required to pay the Trustees of the Fund an amount sufficient to ensure members do not suffer a reduction in benefits to which they would otherwise be entitled. The Group intends to continue the defined benefit section of the Fund on an on-going basis.

Amounts were also recognised in the financial statements in respect of other defined benefit arrangements in New Zealand, Taiwan, Japan, Philippines and the UK.

41: Employee Share and Option Plans

ANZ operates a number of employee share and option schemes under the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ EMPLOYEE SHARE ACQUISITION PLAN

ANZ Employee Share Acquisition Plan schemes that operated during the 2014 and 2015 years were the Employee Share Offer and the Deferred Share Plan.

Employee Share Offer

Most permanent employees who have had continuous service for three years are eligible to participate in the Employee Share Offer enabling the grant of up to AUD1,000 of ANZ shares in each financial year, subject to approval of the Board. At a date approved by the Board, the shares will be granted to all eligible employees using the one week Volume Weighted Average Price (VWAP) of ANZ shares traded on the ASX in the week leading up to and including the date of grant.

In Australia and three overseas locations (Cook Islands, Kiribati and Solomon Islands), ANZ ordinary shares are granted to eligible employees for nil consideration and vest immediately when granted, as there is no forfeiture provision. It is a requirement, however, that shares are held in trust for three years from the date of grant, after which time they may remain in trust, be transferred to the employee’s name or sold. Dividends received on the shares are automatically reinvested into the dividend reinvestment plan.

In New Zealand shares are granted to eligible employees upon payment of NZD one cent per share.

Shares granted in New Zealand and the remaining overseas locations under this plan vest subject to the satisfaction of a three year service period, after which time they may remain in trust, be transferred into the employee’s name or sold. Unvested shares are forfeited in the event of resignation or dismissal for serious misconduct. Dividends are either paid as cash or reinvested into the Dividend Reinvestment Plan.

During the 2015 year, 643,568 shares with an issue price of $31.84 were granted under the Employee Share Offer to employees on 4 December 2014 (2014 year: 794,855 shares with an issue price of $31.85 were granted on 4 December 2013).

Deferred Share Plan

Under ANZ’s standard Short Term Incentive (STI)1 arrangements equity deferral into shares applies to half of all incentive amounts above a specified threshold. Half the deferred portion is deferred for one year and half deferred for two years.

Under the Institutional Total Incentives Performance Plan (TIPP) mandatory deferral into shares also applies to 60% of incentive amounts above a specified threshold, deferred evenly over three years.

Selected employees may be granted Long Term Incentive

(LTI)2 deferred shares which vest to the employee three years from the date of grant.

In exceptional circumstances, deferred shares may be granted to certain employees upon commencement with ANZ to compensate for remuneration forgone from their previous employer. The vesting period generally aligns with the remaining vesting period of remuneration forgone, and therefore varies between grants. Retention deferred shares may also be granted occasionally to high performing employees who are regarded as a significant retention risk to ANZ.

Unless the Board decides otherwise, unvested deferred shares are forfeited on resignation, termination on notice or dismissal for serious misconduct. Deferred shares remain at risk and can be adjusted downwards at any time prior to the vesting date. The deferred shares may be held in trust beyond the deferral period.

The employee receives dividends on deferred shares while those shares are held in trust (cash or dividend reinvestment plan).

Deferred share rights may be granted instead of deferred shares in some countries as locally appropriate (refer to Deferred Share Rights section).

The issue price for deferred shares is based on the VWAP of the shares traded on the ASX in the week leading up to and including the date of grant.

1	Also referred to as Annual Variable Remuneration (AVR).
2	Also referred to as Long Term Variable Remuneration (LTVR).

NOTES TO THE FINANCIAL STATEMENTS    157

NOTES TO THE FINANCIAL STATEMENTS (continued)

41: Employee Share and Option Plans (continued)

During the 2015 year, 5,129,479 deferred shares with a weighted average grant price of $31.96 were granted under the deferred share plan (2014 year: 4,940,721 shares with a weighted average grant price of $31.79 were granted).

In accordance with the downward adjustment provisions detailed in Section 6.2, Variable Remuneration of the 2015 Remuneration Report, Board discretion was exercised to adjust downward 135,592 deferred shares in 2015 and none in 2014.

Share Valuations

The fair value of shares granted in the 2015 year under the Employee Share Offer and the Deferred Share Plan, measured as at the date of grant of the shares, is $184.4 million based on 5,773,047 shares at a volume weighted average price of $31.93 (2014 year: fair value of shares granted was $181.8 million based on 5,735,576 shares at a weighted average price of $31.70). The VWAP of all ANZ shares sold on the ASX on the date of grant is used to calculate the fair value of shares. No dividends are incorporated into the measurement of the fair value of shares.

ANZ SHARE OPTION PLAN

Selected employees may be granted options/rights, which entitle them to acquire ordinary fully paid shares in ANZ at a price fixed at the time the options/rights are granted. Voting and dividend rights will be attached to the ordinary shares allocated on exercise of the options/rights.

Each option/right entitles the holder to one ordinary share subject to the terms and conditions imposed on grant. The exercise price of the options, determined in accordance with the rules of the plan, is generally based on the VWAP of the shares traded on the ASX in the week leading up to and including the date of grant. For rights, the exercise price is nil.

The option plan rules set out the entitlements a holder of options/ rights has prior to exercise in the event of a bonus issue, pro-rata new issue or reorganisation of ANZ’s share capital. In summary:

}	if ANZ has issued bonus shares during the life of an option and prior to the exercise of the option, then when the option is exercised the option holder is also entitled to be issued such number of bonus shares as the holder would have been entitled to if the option holder had held the underlying shares at the time of the bonus issue;

}	if ANZ makes a pro-rata offer of securities during the life of an option and prior to the exercise of the option, the exercise price of the option will be adjusted in the manner set out in the ASX Listing Rules; and

}	in respect of rights, if there is a bonus issue or reorganisation of ANZ’s share capital, the number of rights or the number of underlying shares may be adjusted so that there is no advantage or disadvantage to the holder.

Holders otherwise have no other entitlements to participate in any new issue of ANZ securities prior to exercise of their options/rights. Holders also have no right to participate in a share issue of a body corporate other than ANZ (e.g. a subsidiary).

ANZ Share Option Plan schemes expensed in the 2014 and 2015 years are as follows:

Option Plans that operated during 2014 and 2015

Performance Rights Plan (excluding CEO Performance Rights)

Performance rights are granted to selected employees as part of ANZ’s incentive plans. Performance rights provide the right to acquire ANZ shares at nil cost, subject to a three year vesting period and from 1 October 2013 two Total Shareholder Return (TSR) performance hurdles (previously one TSR performance hurdle).

For equity grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

The provisions that apply in the case of cessation of employment are detailed in Section 6.3, Other Remuneration Elements in the 2015 Remuneration Report.

During the 2015 year, 1,389,890 performance rights (excluding CEO performance rights) were granted (2014: 1,452,456).

In accordance with the downward adjustment provisions detailed in 6.2, Variable Remuneration of the 2015 Remuneration Report, Board discretion was exercised to adjust downward 1,552 performance rights in 2015 and none in 2014.

CEO Performance Rights

At the 2014 Annual General Meeting shareholders approved a LTI grant of performance rights to the CEO with an award value of $3.4 million, divided into two equal tranches. This equated to 119,382 performance rights being allocated for the first tranche and 109,890 performance rights being allocated for the second tranche. Each tranche will be subject to testing against a separate TSR hurdle after three years from the start of the performance period, i.e. November 2017.

At the 2011, 2012 and 2013 Annual General Meetings shareholders approved LTI grants to the CEO equivalent to 100% of his fixed pay at the time ($3.15 million in 2011, 2012 and 2013). This equated to a total of 326,424 (2011), 328,810 (2012) and 201,086 (2013) performance rights being allocated, which are subject to testing against a TSR hurdle after three years, i.e. December 2014, 2015 and 2016 respectively. The 2011 grant of performance rights was tested in December 2014. Although ANZ achieved TSR growth of 87.83% over the three year period, ANZ’s TSR did not reach the median of the comparator group. Accordingly, the performance rights did not vest. The performance rights lapsed in full at this time, and the CEO received no value. There is no retesting of this grant.

For equity grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

The provisions that apply in the case of cessation of employment are detailed in Section 6.3, Other Remuneration Elements in the 2015 Remuneration Report.

ANZ ANNUAL REPORT 2015

41: Employee Share and Option Plans (continued)

Deferred Share Rights (no performance hurdles)

Deferred share rights provide the right to acquire ANZ shares at nil cost after a specified vesting period. The fair value of rights is adjusted for the absence of dividends during the restriction period. Treatment of rights in respect of cessation relates to the purpose of the grant (refer to Deferred Share Plan section above).

For deferred share rights grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion. All share rights were satisfied through a share allocation other than 21,737 deferred share rights (2014 year: 9,480 deferred share rights) where Board discretion was exercised.

In accordance with the downward adjustment provisions detailed in Section 6.2, Variable Remuneration of the 2015 Remuneration Report, Board discretion was exercised to adjust downward no deferred share rights in 2015 and none in 2014.

During the 2015 year 1,104,107 deferred share rights (no performance hurdles) were granted (2014: 837,011).

Legacy Option Plans

There were no legacy option plans expensed in the 2014 and 2015 years.

Options, deferred share rights and performance rights on issue

As at 4 November 2015, there were 2 holders of 18,062 options on issue, 1,341 holders of 2,233,829 deferred share rights on issue and 167 holders of 3,949,105 performance rights on issue.

Option/Rights Movements

Details of options/rights over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2015 and movements during 2015 follow:

	Opening balance 1 Oct 2014	Options/rights granted	Options/rights forfeited	Options/rights expired	Options/rights exercised	Closing balance 30 Sep 2015

Number of options/rights	5,431,903	2,723,269	(961,871)	(4,871)	(947,273)	6,241,157
Weighted average exercise price	$0.24	$0.00	$0.00	$18.63	$0.81	$0.07

The weighted average closing share price during the year ended 30 September 2015 was $31.94 (2014: $32.41).

The weighted average remaining contractual life of options/rights outstanding at 30 September 2015 was 3.1 years (2014: 3.1 years).

The weighted average exercise price of all exercisable options/rights outstanding at 30 September 2015 was $1.51 (2014: $9.73).

A total of 283,283 exercisable options/rights were outstanding at 30 September 2015 (2014: 131,793).

Details of options/rights over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2014 and movements during 2014 are set out below:

	Opening balance 1 Oct 2013	Options/rights granted	Options/rights forfeited	Options/rights expired	Options/rights exercised	Closing balance 30 Sep 2014

Number of options/rights	4,870,518	2,490,553	(785,136)	–	(1,144,032)	5,431,903
Weighted average exercise price	$1.07	$0.00	$0.00	–	$3.43	$0.24

No options/rights over ordinary shares have been granted since the end of 2015 up to the signing of the Directors’ Report on 4 November 2015.

NOTES TO THE FINANCIAL STATEMENTS    159

NOTES TO THE FINANCIAL STATEMENTS (continued)

41: Employee Share and Option Plans (continued)

Details of shares issued as a result of the exercise of options/rights during 2015 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	2,892	–	0.00	556	–
0.00	19,694	–	0.00	4,388	–
0.00	4,859	–	0.00	585	–
23.71	16,096	381,636	0.00	1,652	–
23.71	16,096	381,636	0.00	1,739	–
0.00	1,712	–	0.00	184	–
0.00	1,030	–	0.00	1,868	–
0.00	39	–	0.00	30,025	–
0.00	1,098	–	0.00	4,624	–
0.00	4,597	–	0.00	3,545	–
0.00	340,479	–	0.00	12,562	–
0.00	55,604	–	0.00	2,459	–
0.00	15,055	–	0.00	67,514	–
0.00	21,968	–	0.00	27,655	–
0.00	6,371	–	0.00	4,816	–
0.00	2,650	–	0.00	918	–
0.00	2,882	–	0.00	1,061	–
0.00	10,587	–	0.00	606	–
0.00	5,928	–	0.00	3,262	–
0.00	4,885	–	0.00	2,978	–
0.00	123,317	–	0.00	558	–
0.00	38,297	–	0.00	194	–
0.00	1,404	–	0.00	1,108	–
0.00	2,167	–	0.00	610	–
0.00	21,774	–	0.00	994	–
0.00	26,414	–	0.00	724	–
0.00	2,295	–	0.00	432	–
0.00	804	–	0.00	1,000	–
0.00	600	–	0.00	421	–
0.00	1,713	–	0.00	387	–
0.00	2,139	–	0.00	396	–
0.00	9,658	–	0.00	125	–
0.00	2,223	–

Details of shares issued as a result of the exercise of options/rights since the end of 2015 up to the signing of the Directors’ Report on 4 November 2015 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	7,748	–	0.00	1,121	–
0.00	5,421	–	0.00	730	–
0.00	5,747	–	0.00	48	–
0.00	2,117	–	0.00	18	–
0.00	1,459	–	0.00	16	–
0.00	942	–

ANZ ANNUAL REPORT 2015

41: Employee Share and Option Plans (continued)

Details of shares issued as a result of the exercise of options/rights during 2014 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	2,329	–	0.00	20,628	–
0.00	121,459	–	0.00	12,269	–
0.00	40,997	–	0.00	839	–
0.00	1,324	–	0.00	2,123	–
0.00	19,550	–	0.00	9,332	–
0.00	8,450	–	0.00	9,940	–
0.00	24,915	–	0.00	7,491	–
0.00	2,164	–	0.00	1,056	–
0.00	1,628	–	0.00	768	–
0.00	9,174	–	0.00	12,081	–
0.00	7,572	–	0.00	798	–
0.00	262	–	17.18	15,804	271,513
0.00	11,585	–	22.80	17,515	399,342
0.00	11,682	–	22.80	3,915	89,262
0.00	2,200	–	22.80	17,512	399,274
0.00	654	–	22.80	11,344	258,643
0.00	3,163	–	23.71	16,407	389,010
0.00	232,431	–	23.71	19,858	470,833
0.00	19,081	–	23.71	16,562	392,685
0.00	3,988	–	23.71	16,407	389,010
0.00	1,972	–	23.71	19,857	470,809
0.00	3,115	–	23.71	16,561	392,661
0.00	2,445	–	0.00	173,130	–
0.00	6,908	–	0.00	35,724	–
0.00	35,470	–	0.00	726	–
0.00	88,186	–	0.00	14,804	–
0.00	3,120	–	0.00	396	–
0.00	3,454	–	0.00	90	–
0.00	817	–

NOTES TO THE FINANCIAL STATEMENTS    161

NOTES TO THE FINANCIAL STATEMENTS (continued)

41: Employee Share and Option Plans (continued)

In determining the fair value below, the standard market techniques for valuation, including Monte Carlo and/or Black Scholes pricing models, were applied in accordance with the requirements of AASB 2 Share-based payments. The models take into account early exercise of vested equity, non-transferability and market based performance hurdles (if any). The significant assumptions used to measure the fair value of instruments granted during 2015 are contained in the table below:

Type	Grant date	Number of options/ rights	Exercise price $	Equity fair value $	Share closing price at grant $	ANZ expected volatility[1] %	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield %	Risk free interest rate %

STI/TIPP deferred share rights	21-Nov-14	234,600	0.00	30.16	31.82	17.5	3	1	1	5.50	2.53
	21-Nov-14	90,883	0.00	30.39	31.82	17.5	2.9	0.9	0.9	5.50	2.53
	21-Nov-14	247,421	0.00	28.58	31.82	17.5	4	2	2	5.50	2.53
	21-Nov-14	34,768	0.00	29.37	31.82	17.5	3.5	1.5	1.5	5.50	2.53
	21-Nov-14	36,681	0.00	27.84	31.82	17.5	4.5	2.5	2.5	5.50	2.53
	21-Nov-14	37,662	0.00	26.38	31.82	17.5	5.5	3.5	3.5	5.50	2.66
	21-Nov-14	184,029	0.00	27.09	31.82	17.5	5	3	3	5.50	2.53

LTI deferred share rights	21-Nov-14	154,179	0.00	27.09	31.82	17.5	5	3	3	5.50	2.53

LTI performance rights	21-Nov-14	695,358	0.00	14.24	31.82	17.5	5	3	3	5.50	2.53
	21-Nov-14	640,076	0.00	15.47	31.82	17.5	5	3	3	5.50	2.53
	21-Nov-14	21,382	0.00	13.97	31.82	17.5	5.5	3.5	3.5	5.50	2.66
	21-Nov-14	19,588	0.00	15.25	31.82	17.5	5.5	3.5	3.5	5.50	2.66
	18-Dec-14	119,382	0.00	13.67	30.98	17.5	5	3	3	5.50	2.20
	18-Dec-14	109,890	0.00	14.69	30.98	17.5	5	3	3	5.50	2.20
	25-Feb-15	7,022	0.00	15.24	35.31	17.5	5	3	3	5.25	1.86
	25-Feb-15	6,464	0.00	16.46	35.31	17.5	5	3	3	5.25	1.86

Other deferred share rights	21-Nov-14	9,777	0.00	30.58	31.82	17.5	2.7	0.7	0.7	5.50	2.53
	21-Nov-14	3,459	0.00	30.16	31.82	17.5	3	1	1	5.50	2.53
	21-Nov-14	3,486	0.00	29.60	31.82	17.5	3.4	1.4	1.4	5.50	2.53
	21-Nov-14	7,073	0.00	28.98	31.82	17.5	3.8	1.8	1.8	5.50	2.53
	21-Nov-14	3,650	0.00	28.58	31.82	17.5	4	2	2	5.50	2.53
	21-Nov-14	3,690	0.00	27.96	31.82	17.5	4.4	2.4	2.4	5.50	2.53
	21-Nov-14	3,276	0.00	27.47	31.82	17.5	4.8	2.8	2.8	5.50	2.53
	21-Nov-14	1,680	0.00	27.09	31.82	17.5	5	3	3	5.50	2.53
	21-Nov-14	3,894	0.00	26.50	31.82	17.5	5.4	3.4	3.4	5.50	2.66
	4-Dec-14	20,302	0.00	27.43	32.22	17.5	3	3	3	5.50	2.36
	27-Feb-15	1,185	0.00	33.58	35.34	17.5	3	1	1	5.25	1.91
	27-Feb-15	1,247	0.00	31.90	35.34	17.5	4	2	2	5.25	1.79
	1-Jun-15	4,021	0.00	31.50	32.72	17.5	2.7	0.7	0.7	5.25	1.89
	1-Jun-15	1,271	0.00	31.08	32.72	17.5	3	1	1	5.25	1.89
	1-Jun-15	7,664	0.00	29.92	32.72	17.5	3.7	1.7	1.7	5.25	1.94
	1-Jun-15	1,067	0.00	29.53	32.72	17.5	4	2	2	5.25	1.94
	1-Jun-15	2,334	0.00	28.43	32.72	17.5	4.7	2.7	2.7	5.25	1.94
	20-Aug-15	2,342	0.00	27.54	29.13	17.5	3	1	1	5.75	1.97
	20-Aug-15	2,477	0.00	26.04	29.13	17.5	4	2	2	5.75	1.89

1	Expected volatility represents a measure of the amount by which ANZ’s share price is expected to fluctuate over the life of the rights. The measure of volatility used in the model is the annualised standard deviation of the continuously compounded rates of return on the historical share price over a defined period of time preceding the date of grant. This historical average annualised volatility is then used to estimate a reasonable expected volatility over the expected life of the rights.

ANZ ANNUAL REPORT 2015

41: Employee Share and Option Plans (continued)

The significant assumptions used to measure the fair value of instruments granted during 2014 are contained in the table below:

Type	Grant date	Number of options/ rights	Exercise price $	Equity fair value $	Share closing price at grant $	ANZ expected volatility[1] %	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield %	Risk free interest rate %

STI/TIPP deferred share rights	22–Nov–13	39,269	0.00	31.68	31.68	n/a	2.4	0.4	0.4	5.80	n/a
	22–Nov–13	192,539	0.00	30.10	31.68	20.0	3	1	1	5.25	2.54
	22–Nov–13	202,523	0.00	28.60	31.68	20.0	4	2	2	5.25	2.75
	22–Nov–13	148,315	0.00	27.17	31.68	20.0	5	3	3	5.25	3.13

LTI deferred share rights	22–Nov–13	149,626	0.00	27.17	31.68	20.0	5	3	3	5.25	3.13

LTI performance rights	22–Nov–13	759,220	0.00	13.87	31.68	20.0	5	3	3	5.25	3.13
	22–Nov–13	693,236	0.00	15.19	31.68	20.0	5	3	3	5.25	3.13
	18–Dec–13	100,832	0.00	15.62	30.70	20.0	5	3	3	5.50	2.90
	18–Dec–13	100,254	0.00	15.71	30.70	20.0	5	3	3	5.50	2.90

Other deferred share rights	22–Nov–13	15,530	0.00	31.68	31.68	n/a	2.3	0.3	0.3	5.80	n/a
	22–Nov–13	918	0.00	30.50	31.68	20.0	2.7	0.7	0.7	5.25	2.54
	22–Nov–13	1,438	0.00	30.10	31.68	20.0	3	1	1	5.25	2.54
	22–Nov–13	3,671	0.00	29.69	31.68	20.0	3.3	1.3	1.3	5.25	2.54
	22–Nov–13	983	0.00	28.98	31.68	20.0	3.7	1.7	1.7	5.25	2.75
	22–Nov–13	5,009	0.00	28.60	31.68	20.0	4	2	2	5.25	2.75
	22–Nov–13	1,595	0.00	28.21	31.68	20.0	4.3	2.3	2.3	5.25	2.75
	22–Nov–13	217	0.00	27.53	31.68	20.0	4.7	2.7	2.7	5.25	3.13
	22–Nov–13	1,591	0.00	27.17	31.68	20.0	5	3	3	5.25	3.13
	4–Dec–13	25,710	0.00	27.24	31.76	20.0	3	3	3	5.25	3.08
	27–Feb–14	7,988	0.00	30.47	32.15	20.0	3	1	1	5.50	2.44
	27–Feb–14	6,036	0.00	28.89	32.15	20.0	4	2	2	5.50	2.69
	27–Feb–14	4,809	0.00	27.38	32.15	20.0	5	3	3	5.50	2.85
	1–Jun–14	5,116	0.00	32.64	33.49	17.5	3	0.5	0.5	5.50	2.54
	1–Jun–14	994	0.00	32.18	33.49	17.5	3	0.7	0.7	5.50	2.54
	1–Jun–14	1,298	0.00	31.73	33.49	17.5	3	1	1	5.50	2.54
	1–Jun–14	3,944	0.00	30.93	33.49	17.5	4	1.5	1.5	5.50	2.63
	1–Jun–14	1,049	0.00	30.50	33.49	17.5	4	1.7	1.7	5.50	2.63
	1–Jun–14	1,369	0.00	30.08	33.49	17.5	4	2	2	5.50	2.63
	1–Jun–14	1,807	0.00	29.32	33.49	17.5	5	2.5	2.5	5.50	2.74
	1–Jun–14	5,190	0.00	28.90	33.49	17.5	5	2.7	2.7	5.50	2.74
	1–Jun–14	771	0.00	28.51	33.49	17.5	5	3	3	5.50	2.74
	1–Jun–14	1,934	0.00	27.40	33.49	17.5	6	3.7	3.7	5.50	2.92
	20–Aug–14	524	0.00	32.35	33.27	17.5	3	0.5	0.5	5.50	2.47
	20–Aug–14	2,328	0.00	31.54	33.27	17.5	3	1	1	5.50	2.47
	20–Aug–14	292	0.00	30.66	33.27	17.5	4	1.5	1.5	5.50	2.54
	20–Aug–14	2,457	0.00	29.89	33.27	17.5	4	2	2	5.50	2.54
	20–Aug–14	171	0.00	29.06	33.27	17.5	5	2.5	2.5	5.50	2.64

1	Expected volatility represents a measure of the amount by which ANZ’s share price is expected to fluctuate over the life of the rights. The measure of volatility used in the model is the annualised standard deviation of the continuously compounded rates of return on the historical share price over a defined period of time preceding the date of grant. This historical average annualised volatility is then used to estimate a reasonable expected volatility over the expected life of the rights.

SATISFYING EQUITY AWARDS

All shares underpinning equity awards may be purchased on market, or be newly issued shares or a combination of both.

In relation to equity purchased on market during the 2015 financial year either under the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan, or to satisfy options or rights, for all employees 6,164,925 shares were purchased at an average price of $32.11 per share (2014 year: 5,909,763 shares at an average price of $31.93).

NOTES TO THE FINANCIAL STATEMENTS    163

NOTES TO THE FINANCIAL STATEMENTS (continued)

42: Related Party Disclosures

A: KEY MANAGEMENT PERSONNEL COMPENSATION

Key Management Personnel (KMP) are defined as directors and those executives that report directly to the CEO with responsibility for the strategic direction and management of a major revenue generating division or who control material revenue and expenses. KMP compensation included in the personnel disclosure expenses is as follows:

	Consolidated
	2015[1] $000	2014 $000
Short-term benefits	24,447	25,367
Post-employment benefits	914	921
Other long-term benefits	291	356
Termination benefits	104	–
Share-based payments	17,805	15,400
	43,561	42,044

1	Current period includes former CEO Australia notice period from 3 April 2014 until cessation of employment.

B: KEY MANAGEMENT PERSONNEL LOAN TRANSACTIONS

Loans made to directors of the Company and other KMP of the Group are made in the ordinary course of business on normal commercial terms and conditions no more favourable than those given to other employees or customers, including the term of the loan, security required and the interest rate. The aggregate of loans made, guaranteed or secured by any entity in the Group to KMP, including their related parties, were as follows:

	Consolidated		The Company
	2015 $000	2014 $000	2015 $000	2014 $000
Loans advanced[1]	50,400	29,560	41,401	20,622
Interest charged[2]	2,106	1,314	1,601	849

1	Balances are for KMP who were in office as of the balance sheet date.
2	Interest is for all KMP during the period.

C: KEY MANAGEMENT PERSONNEL HOLDINGS OF ANZ SECURITIES

KMP, including their related parties, held subordinated debt, shares, share rights and options over shares in the Group directly, indirectly or beneficially as shown below:

	Consolidated
	2015 Number[1]	2014 Number[1]
Ordinary shares	4,137,367	3,876,106
Subordinated debt	17,227	10,499

1	Balances are for KMP who were in office as of the balance sheet date.

D: OTHER TRANSACTIONS OF KEY MANAGEMENT PERSONNEL AND THEIR RELATED PARTIES

All other transactions with KMP and their related parties are made on terms equivalent to those that prevail in arm’s length transactions. These transactions generally involve the provision of financial and investment services including services to eligible international assignees ensuring they are neither financially advantaged nor disadvantaged by their relocation. All such transactions that have occurred with KMP and their related parties have been trivial or domestic in nature. In this context, transactions are only disclosed when they are considered of interest to the users of the financial report in making and evaluating decisions about the allocation of scarce resources.

E: ASSOCIATES

Significant associates are disclosed in note 35. During the course of the financial year the Company and its subsidiaries conducted transactions with all associates as shown below on terms equivalent to those on an arm’s length basis.

	Consolidated		The Company
	2015 $000	2014 $000	2015 $000	2014 $000
Amounts receivable from associates	7,436	81,193	5,283	80,628
Amounts payable to associates	6,614	77,977	5,703	2,210
Interest revenue	322	694	244	657
Interest expense	2,443	2,378	40	–
Dividend revenue	232,289	125,400	59,220	45,935
Costs recovered from associates	2,394	1,865	1,279	476

There have been no guarantees given or received. No outstanding amounts have been written down or recorded as allowances, as they are considered fully collectible.

ANZ ANNUAL REPORT 2015

42: Related Party Disclosures (continued)

F: SUBSIDIARIES

Significant controlled entities are disclosed in note 34. During the course of the financial year subsidiaries conducted transactions with each other and associates on terms equivalent to those on an arm’s length basis. As of 30 September 2015, all outstanding amounts are considered fully collectible.

Transactions between the Company and its subsidiaries include the provision of a wide range of banking and other financial facilities. Details of amounts paid to or received from related parties, in the form of dividends or interest, are set out in note 3 and note 4.

Other intragroup transactions include the provision of management and administrative services, staff training, data processing facilities, transfer of tax losses, and the leasing of property plant and equipment.

43: Other Contingent Liabilities and Contingent Assets

In addition to the credit related contingent liabilities included at note 24, the Group also had contingent liabilities as at 30 September 2015 in respect of the matters outlined below. Where relevant, expert legal advice has been obtained and, in the light of such advice, provisions and/or disclosures as deemed appropriate have been made. In some instances we have not disclosed the estimated financial impact of the individual items either because it is not practicable to do so or because such disclosure may prejudice the interests of the Group.

i) Bank fees litigation

Litigation funder IMF Bentham Limited commenced a class action against ANZ in 2010, followed by a second similar class action in March 2013. Together the class actions are claimed to be on behalf of more than 40,000 ANZ customers. The customers currently involved in these class actions are only part of ANZ’s customer base for credit cards and transaction accounts.

The applicants contended that the relevant exception fees (honour, dishonour and non-payment fees on transaction accounts and late payment and overlimit fees on credit cards) were unenforceable penalties (at law and in equity) and that various of the fees were also unenforceable under statutory provisions governing unconscionable conduct, unfair contract terms and unjust transactions.

In April 2015, the Full Federal Court delivered judgment in respect of appeals by both parties in the second class action. The Full Federal Court found in ANZ’s favour in respect of all fees subject to appeal (in relation to both the penalty and statutory claims). All but one of those fees are no longer being pursued by IMF Bentham Limited. The one which is being pursued further is the credit card late payment fee – for which IMF Bentham Limited has obtained special leave to appeal to the High Court of Australia. The High Court appeal has been listed for hearing on 4 and 5 February 2016.

The first class action is on hold.

In August 2014, IMF Bentham Limited commenced a separate class action against ANZ for late payment fees charged to ANZ customers in respect of commercial credit cards and other ANZ products (at this stage not specified). The action is expressed to apply to all relevant customers, rather than being limited to those who have signed up with IMF Bentham Limited. The action is at an early stage and has been put on hold.

In June 2013, litigation funder Litigation Lending Services (NZ) commenced a representative action against ANZ for certain fees charged to New Zealand customers since 2007. This action is currently on hold.

There is a risk that further claims could emerge in Australia, New Zealand or elsewhere.

ii) Regulator investigations into BBSW and foreign exchange trading

Since mid-2012 the Australian Securities and Investments Commission (ASIC) has been undertaking inquiries into historic trading practices in the Australian interbank market known as the Bank Bill Swap Rate (BBSW) market. Since 2014, each of ASIC and the Australian Competition and Consumer Commission (ACCC) have been investigating foreign exchange trading conduct of various banks including ANZ. ASIC’s and the ACCC’s investigations are ongoing and the range of potential outcomes include civil and criminal penalties and other actions under the relevant legislation.

iii) Security recovery actions

Various claims have been made or are anticipated, arising from security recovery actions taken to resolve impaired assets over recent years. ANZ will defend these claims and any future claims.

iv) Clearing and settlement obligations

In accordance with the clearing and settlement arrangements set out:

}	in the Australian Payments Clearing Association Limited’s Regulations for the Australian Paper Clearing System, the Bulk Electronic Clearing System, the Issuers and Aquirers Community and the High Value Clearing System (HVCS), the Company has a commitment to comply with rules which could result in a bilateral exposure and loss in the event of a failure to settle by a member institution. The exposure arising from these arrangements is unquantifiable in advance; and

}	in the Austraclear System Regulations (Austraclear) and the CLS Bank International Rules, the Company has a commitment to participate in loss-sharing arrangements in the event of a failure to settle by a member institution. The exposure arising from these arrangements is unquantifiable in advance.

For HVCS and Austraclear, the obligation arises only in limited circumstances.

NOTES TO THE FINANCIAL STATEMENTS    165

NOTES TO THE FINANCIAL STATEMENTS (continued)

43: Other Contingent Liabilities and Contingent Assets (continued)

v) Parent entity guarantees

The Company has issued letters of comfort and guarantees in respect of certain subsidiaries in the normal course of business. Under these letters and guarantees, the Company undertakes to ensure that those subsidiaries continue to meet their financial obligations, subject to certain conditions including that the entity remains a controlled entity of the Company.

vi) Sale of Grindlays businesses

On 31 July 2000, ANZ completed the sale to Standard Chartered Bank (SCB) of ANZ Grindlays Bank Limited and the private banking business of ANZ in the United Kingdom and Jersey, together with ANZ Grindlays (Jersey) Holdings Limited and its subsidiaries, for USD1.3 billion in cash. ANZ provided warranties and certain indemnities relating to those businesses and, where it was anticipated that payments would be likely under the warranties or indemnities, made provisions to cover the anticipated liability. The issue below has not impacted adversely the reported results. All settlements, penalties and costs to date have been covered within existing provisions.

Foreign Exchange Regulation Act (India)

In 1991 certain amounts were transferred from non-convertible Indian Rupee accounts maintained with Grindlays in India. These transactions may not have complied with the provisions of the Foreign Exchange Regulation Act, 1973. Grindlays, on its own initiative, brought these transactions to the attention of the Reserve Bank of India. The Indian authorities served notices on Grindlays and certain of its officers in India and civil penalties have been imposed which are the subject of appeals. Criminal prosecutions are pending and will be defended. The amounts in issue are not material.

vii) Deed of Cross Guarantee in respect of certain controlled entities

Pursuant to ASIC class order 98/1418 (as amended) dated 13 August 1998, relief was granted to a number of wholly owned controlled entities from the Corporations Act 2001 requirements for preparation, audit, and lodgement of individual financial statements in Australia. The results of these companies are included in the consolidated Group results.

The entities to which relief was granted are:

}	ANZ Properties (Australia) Pty Ltd[1]

}	ANZ Capital Hedging Pty Ltd[1]

}	ANZ Funds Pty Ltd[1]

}	Votraint No. 1103 Pty Ltd[2]

}	ANZ Securities (Holdings) Limited[3]

}	ANZ Commodity Trading Pty Ltd[4]

}	ANZ Nominees Limited[5]

It is a condition of the class order that the Company and each of the above controlled entities enter into a Deed of Cross Guarantee. A Deed of Cross Guarantee or subsequent Assumption Deeds under the class order were executed by them and lodged with the Australian Securities and Investments Commission. The Deed of Cross Guarantee is dated 1 March 2006. The effect of the Deed is that the Company guarantees to each creditor payment in full of any debt in the event of winding up any of the controlled entities under certain provisions of the Corporations Act 2001. If a winding up occurs in any other case, the Company will only be liable in the event that after six months any creditor has not been paid in full. The controlled entities have also given similar guarantees in the event that the Company is wound up.

1	Relief originally granted on 21 August 2001.
2	Relief originally granted on 13 August 2002.
3	Relief originally granted on 9 September 2003.
4	Relief originally granted on 2 September 2008.
5	Relief originally granted on 11 February 2009.

ANZ ANNUAL REPORT 2015

43: Other Contingent Liabilities and Contingent Assets (continued)

The consolidated statement of comprehensive income and consolidated balance sheet of the Company and its wholly owned controlled entities which have entered into the Deed of Cross Guarantee in the relevant financial years are:

	Consolidated
	2015 $m	2014 $m
Profit before tax	9,263	9,116
Income tax expense	(1,925)	(1,945)
Profit after income tax	7,338	7,171
Foreign exchange differences taken to equity, net of tax	807	175
Change in fair value of available-for-sale financial assets, net of tax	(31)	34
Change in fair value of cash flow hedges, net of tax	103	125
Actuarial gains/(loss) on defined benefit plans, net of tax	19	6
Other comprehensive income, net of tax	898	340
Total comprehensive income	8,236	7,511
Retained profits at start of year	18,990	16,499
Profit after income tax	7,338	7,171
Ordinary share dividends provided for or paid	(4,905)	(4,694)
Transfer from reserves	7	8
Actuarial gains/(loss) on defined benefit plans after tax	19	6
Retained profits at end of year	21,449	18,990
Assets
Cash	51,217	30,655
Settlement balances owed to ANZ	16,601	18,150
Collateral paid	8,234	4,873
Available-for-sale assets/investment securities	37,612	26,151
Net loans and advances	447,799	414,349
Other assets	267,579	209,318
Premises and equipment	1,047	1,065
Total assets	830,089	704,561
Liabilities
Settlement balances owed by ANZ	9,901	8,189
Collateral received	6,886	4,886
Deposits and other borrowings	472,031	423,172
Income tax liability	249	366
Payables and other liabilities	307,390	234,807
Provisions	731	695
Total liabilities	797,188	672,115
Net assets	32,901	32,446
Shareholders’ equity[1]	32,901	32,446

1	Shareholders’ equity excludes retained profits and reserves of controlled entities within the class order.

CONTINGENT ASSETS

National Housing Bank

ANZ is pursuing recovery of the proceeds of certain disputed cheques which were credited to the account of a former Grindlays customer in the early 1990s.

The disputed cheques were drawn on the National Housing Bank (NHB) in India. Proceedings between Grindlays and NHB concerning the proceeds of the cheques were resolved in early 2002.

Recovery is now being pursued from the estate of the Grindlays customer who received the cheque proceeds. Any amounts recovered are to be shared between ANZ and NHB.

NOTES TO THE FINANCIAL STATEMENTS    167

NOTES TO THE FINANCIAL STATEMENTS (continued)

44: Compensation of Auditors

	Consolidated		The Company
	2015 $’000	2014 $’000	2015 $’000	2014 $’000
KPMG Australia[1]
Audit or review of financial reports of the Company or Group entities	8,824	9,031	5,377	5,346
Audit-related services[2]	4,093	3,166	3,026	2,444
Non-audit services[3]	126	630	126	530
	13,043	12,827	8,529	8,320

Overseas related practices of KPMG Australia
Audit or review of financial reports of the Company or Group entities	6,022	5,396	1,537	1,227
Audit-related services[2]	1,394	1,195	682	516
Non-audit services[3]	256	4	–	–
	7,672	6,595	2,219	1,743
Total compensation of auditors	20,715	19,422	10,748	10,063

1	Inclusive of goods and services tax.
2	For the Group, comprises prudential and regulatory services of $4.000 million (2014: $3.217 million), comfort letters $0.745 million (2014: $0.814 million) and other $0.742 million (2014: $0.330 million). For the Company, comprises prudential and regulatory services of $2.556 million (2014: $1.927 million), comfort letters of $0.565 million (2014: $0.585 million) and other $0.587 million (2014: $0.448 million).
3	The nature of the non-audit services include reviews of compliance with legal and regulatory requirements, benchmarking reviews and a branch optimisation analysis performed during the year. Further details are provided in the Directors’ Report.

Group Policy allows KPMG Australia or any of its related practices to provide assurance and other audit-related services that, while outside the scope of the statutory audit, are consistent with the role of external auditor. These include regulatory and prudential reviews requested by the Company’s regulators such as APRA. Any other services that are not audit or audit-related services are non-audit services. Group Policy allows certain non-audit services to be provided where the service would not contravene auditor independence requirements. KPMG Australia or any of its related practices may not provide services that are perceived to be in conflict with the role of the external auditor. These include consulting advice and subcontracting of operational activities normally undertaken by management, and engagements where the auditor may ultimately be required to express an opinion on its own work.

45: Changes to comparatives

Certain amounts reported as comparative information have changed as a result of the adoption of new accounting standards or being reclassified to conform with current period financial statement presentations.

Merchant Services and Commercial Cards (impacting segment analysis)

During 2015 the Merchant Services and Commercial Credit Cards business were transferred out of the Cards and Payments business unit in Australia Retail and split between Australia C&CB and IIB based on customer ownership. Comparatives in note 8 have changed.

Fee commissions and expenses (impacting income)

Certain card related fees that are integral to the generation of income were reclassified within total income to better reflect the nature of the items and comparatives were restated. Comparatives in note 3 have changed.

ANZ ANNUAL REPORT 2015

45: Changes to comparatives (continued)

Equity accounting of associates

During the year the Company elected to early adopt AASB 2014-9 Amendments to Australian Accounting Standards – Equity Method in Separate Financial Statements in order to account for investments in associates using the equity method, rather than at cost. This change has been retrospectively applied and the impact on comprehensive income and the balance sheet as at 30 September 2014 and 1 October 2013 is presented below.

	2014
	Previously reported	Adjustments	Currently reported
The Company	$m	$m	$m
Share of associates’ profit	–	248	248
Other operating income[1]	5,868	(84)	5,784
Operating income	16,095	164	16,259
Profit before credit impairment and income tax	9,217	164	9,381
Profit before income tax	8,243	164	8,407
Profit attributable to shareholders of the Company	6,272	164	6,436
Other comprehensive income net of tax attributable to shareholders of the Company	234	132	366
Total comprehensive income attributable to shareholders of the Company	6,506	296	6,802
[1] The adjustment to other operating incomes comprises the removal of dividends from associates, and the recognition of a dilution gain on investment in BoT and the loss on divestment of SSI.

	2014			2013
	Previously reported	Adjustments	Currently reported	Previously reported	Adjustments	Currently reported
Company	$m	$m	$m	$m	$m	$m
Assets
Investments in associates	720	1,446	2,166	841	1,150	1,991
All other assets	706,824	–	706,824	618,156	–	618,156
Total assets	707,544	1,446	708,990	618,997	1,150	620,147
Total liabilities	666,288	–	666,288	579,932	–	579,932
Net Assets	41,256	1,446	42,702	39,065	1,150	40,215
Ordinary and prefered share capital	25,151	–	25,151	24,785	–	24,785
Foreign currency translation reserve	(522)	232	(290)	(616)	77	(539)
Other reserves	307	(23)	284	143	–	143
Retained earnings	16,320	1,237	17,557	14,753	1,073	15,826
Total Equity	41,256	1,446	42,702	39,065	1,150	40,215

46: Events Since the End of the Financial Year

CEO Appointment

On 1st October the Board of ANZ announced that Shayne Elliott will succeed Mike Smith as Chief Executive Officer and join the Board on 1 January 2016. Mr Smith will step down as Chief Executive Officer and as Director on 31 December 2015. Mr Smith will be retained as a non-executive advisor to the Board, initially for one year, commencing after his period of leave on 11 July 2016. Further details of Mr Elliott’s remuneration arrangements and Mr Smith’s leaving arrangements can be found in the Remuneration Report.

Sale of Esanda Dealer Finance Portfolio

On 8th October the Group entered into an agreement to sell the Esanda Dealer Finance business to Macquarie Group Limited. The sale is expected to complete during the first half of 2016. The estimated sale price is $8.2 billion.

Other than the matters noted above there have been no other material events from 30 September to the date of this report.

NOTES TO THE FINANCIAL STATEMENTS    169

DIRECTORS’ DECLARATION AND RESPONSIBILITY STATEMENT

Directors’ Declaration

The Directors of Australia and New Zealand Banking Group Limited declare that:

a)	in the Directors’ opinion, the financial statements and notes of the Company and the consolidated entity are in accordance with the Corporations Act 2001, including:

i)	section 296, that they comply with the Australian Accounting Standards and any further requirements of the Corporations Regulations 2001; and

ii)	section 297, that they give a true and fair view of the financial position of the Company and of the consolidated entity as at 30 September 2015 and of their performance for the year ended on that date;

b)	the notes to the financial statements of the Company and the consolidated entity include a statement that the financial statements and notes of the Company and the consolidated entity comply with International Financial Reporting Standards;

c)	the Directors have been given the declarations required by section 295A of the Corporations Act 2001;

d)	in the Directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable; and

e)	the Company and certain of its wholly owned controlled entities (listed in note 43) have executed a Deed of Cross Guarantee enabling them to take advantage of the accounting and audit relief offered by class order 98/1418 (as amended), issued by the Australian Securities and Investments Commission. The nature of the Deed of Cross Guarantee is to guarantee to each creditor payment in full of any debt in accordance with the terms of the Deed of Cross Guarantee. At the date of this declaration, there are reasonable grounds to believe that the Company and its controlled entities which executed the Deed of Cross Guarantee are able, as an economic entity, to meet any obligations or liabilities to which they are, or may become, subject by virtue of the Deed of Cross Guarantee.

Signed in accordance with a resolution of the Directors.

David M Gonski, AC	Michael R P Smith, OBE
Chairman	Director
4 November 2015

Responsibility statement of the Directors in accordance with Rule 4.1.12 (3)(b) of the Disclosure Rules and Transparency Rules of the United Kingdom Financial Conduct Authority.

The Directors of Australia and New Zealand Banking Group Limited confirm to the best of their knowledge that:

The Group’s Annual Report includes:

i)	a fair review of the development and performance of the business and the position of the Group and the undertakings included in the consolidation taken as a whole; together with

ii)	a description of the principal risks and uncertainties faced by the Group.

Signed in accordance with a resolution of the Directors.

David M Gonski, AC	Michael R P Smith, OBE
Chairman	Director

4 November 2015

ANZ ANNUAL REPORT 2015

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

REPORT ON THE FINANCIAL REPORT

We have audited the accompanying financial report of Australia and New Zealand Banking Group Limited (the Company), which comprises the balance sheets as at 30 September 2015, and income statements, statements of comprehensive income, statements of changes in equity and statements of cash flow for the year ended on that date, notes 1 to 46 comprising a summary of significant accounting policies and other explanatory information and the directors’ declaration of the Company and the Group comprising the Company and the entities it controlled at the year’s end or from time to time during the financial year.

DIRECTORS’ RESPONSIBILITY FOR THE FINANCIAL REPORT

The directors of the Company are responsible for the preparation of the financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the financial report that is free from material misstatement whether due to fraud or error. In note 1(A)(i), the directors also state, in accordance with Australian Accounting Standard AASB 101 Presentation of Financial Statements, that the financial statements comply with International Financial Reporting Standards.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with Australian Auditing Standards. These Auditing Standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial report that gives a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report.

We performed the procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001 and Australian Accounting Standards, a true and fair view which is consistent with our understanding of the Company’s and the Group’s financial position and of their performance.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

INDEPENDENCE

In conducting our audit, we have complied with the independence requirements of the Corporations Act 2001.

AUDITOR’S OPINION

In our opinion:

(a)	the financial report of Australia and New Zealand Banking Group Limited is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the Company’s and the Group’s financial position as at 30 September 2015 and of their performance for the year ended on that date; and

(ii)	complying with Australian Accounting Standards and the Corporations Regulations 2001.

(b)	the financial report also complies with International Financial Reporting Standards as disclosed in note 1(A)(i).

REPORT ON THE REMUNERATION REPORT

We have audited the remuneration report included in pages 31 to 57 of the directors’ report for the year ended 30 September 2015. The directors of the Company are responsible for the preparation and presentation of the remuneration report in accordance with Section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the remuneration report, based on our audit conducted in accordance with Australian Auditing Standards.

AUDITOR’S OPINION

In our opinion, the remuneration report of Australia and New Zealand Banking Group Limited for the year ended 30 September 2015, complies with Section 300A of the Corporations Act 2001.

KPMG	Andrew Yates Partner
Melbourne 4 November 2015

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

Liability limited by a scheme approved under Professional Standards Legislation.

DIRECTORS’ DECLARATION AND INDEPENDENT AUDITOR’S REPORT    171

ANZ ANNUAL REPORT 2015

SECTION

03

Five Year Summary	174
Principal Risks and Uncertainties	175
Supplementary Information	184
Shareholder Information	186
Glossary of Financial Terms	193
Alphabetical Index	196

SECTION 3 173

FIVE YEAR SUMMARY

	2015 $m	2014 $m	2013 $m	2012 $m	2011 $m
Financial performance[1]
Net interest income	14,616	13,797	12,772	12,110	11,500
Other operating income	5,902	5,781	5,619	5,738	5,385
Operating expenses	(9,359)	(8,760)	(8,257)	(8,519)	(8,023)
Profit before credit impairment and income tax	11,159	10,818	10,134	9,329	8,862
Credit impairment charge	(1,205)	(989)	(1,197)	(1,258)	(1,220)
Income tax expense	(2,724)	(2,700)	(2,435)	(2,235)	(2,167)
Non-controlling interests	(14)	(12)	(10)	(6)	(8)
Cash/underlying profit[1]	7,216	7,117	6,492	5,830	5,467
Adjustments to arrive at statutory profit[1]	277	154	(182)	(169)	(112)
Profit attributable to shareholders of the Company	7,493	7,271	6,310	5,661	5,355
Financial position
Total assets	889,900	772,092	702,995	642,127	604,213
Total equity	57,353	49,284	45,603	41,220	37,954
Common Equity Tier 1[2]	9.6%	8.8%	8.5%	8.0%	8.5%
Common Equity Tier 1 – Internationally Comparable Basel 3[3]	13.2%	12.5%	12.7%	11.6%	n/a
Return on average ordinary equity[4,5]	14.5%	15.8%	15.0%	14.6%	15.3%
Return on average assets[5]	0.9%	1.0%	0.9%	0.9%	0.9%
Cost to income ratio (cash/underlying)[1]	45.6%	44.7%	44.9%	47.7%	47.5%
Shareholder value – ordinary shares
Total return to shareholders (share price movement plus dividends)	(7.5% )	5.9%	31.5%	35.4%	(12.6%)
Market capitalisation	78,606	85,235	84,450	67,255	51,319
Dividend	181c	178c	164c	145c	140c
Franked portion – interim	100%	100%	100%	100%	100%
– final	100%	100%	100%	100%	100%
Share price – high	$37.25	$35.07	$32.09	$25.12	$25.96
– low	$26.38	$28.84	$23.42	$18.60	$17.63
– closing	$27.08	$30.92	$30.78	$24.75	$19.52
Share information
(per fully paid ordinary share)
Earnings per share	271.5c	267.1c	232.7c	213.4c	208.2c
Dividend payout ratio	68.6%	67.4%	71.4%	69.4%	68.6%
Net tangible assets per ordinary share[6]	$16.86	$14.65	$13.48	$12.22	$11.44
No. of fully paid ordinary shares issued (millions)	2,902.7	2,756.6	2,743.7	2,717.4	2,629.0
Dividend reinvestment plan (DRP) issue price
– interim	$31.93	$33.30	$28.96	$20.44	$21.69
– final	–	$32.02	$31.83	$23.64	$19.09
Other information
Points of representation[7]	1,229	1,220	1,274	1,337	1,381
No. of employees (full time equivalents)	50,152	50,328	49,866	48,239	50,297
No. of shareholders[8]	546,558	498,309	468,343	438,958	442,943

1	Since 1 October 2012, the Group has used cash profit as a measure of the result of the ongoing business activities of the Group enabling shareholders to assess Group and divisional performance against prior periods and against peer institutions. For 2012 - 2014 statutory profit has been adjusted for non-core items to arrive at cash profit. For 2011 statutory profit has been adjusted for non-core items to arrive at underlying profit, which like cash profit, is a measure of the ongoing business performance of the Group but used different criteria for the adjusting items. Neither cash profit nor underlying profit are audited; however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented.
2	Calculated in accordance with APRA Basel 3 requirements for 2012-2015. Comparatives for 2011 are calculated on a Basel 2 basis.
3	ANZ’s interpretation of the regulations documented in the Basel Committee publications; “Basel 3: A global regulatory framework for more resilient banks and banking systems” (June 2011) and “International Convergence of Capital Measurement and Capital Standards” (June 2006). Also includes differences identifies in APRA’s information paper entitled International Capital Comparison Study (13 July 2015).
4	Average ordinary equity excludes non-controlling interests and preference shares.
5	Return on average ordinary equity and average assets have been calculated on statutory basis, in consistent with the last five years.
6	Equals shareholders’ equity less preference share capital, goodwill, software and other intangible assets divided by the number of ordinary shares.
7	Includes branches, offices, representative offices and agencies.
8	Excludes employees whose only ANZ shares are held in trust under ANZ employee share schemes.

ANZ ANNUAL REPORT 2015

PRINCIPAL RISKS AND UNCERTAINTIES

1.	Introduction

The Group’s activities are subject to risks that can adversely impact its business, operations and financial condition. The risks and uncertainties described below are not the only ones that the Group may face. Additional risks and uncertainties that the Group is unaware of, or that the Group currently deems to be immaterial, may also become important factors that affect it. If any of the listed or unlisted risks actually occur, the Group’s business, operations, financial condition, or reputation could be materially and adversely affected, with the result that the trading price of the Group’s equity or debt securities could decline, and investors could lose all or part of their investment. These factors below should be considered in conjunction with the “Forward-looking statements” in “Section 1: Key Information”.

2.	Changes in general business and economic conditions, including disruption in regional or global credit and capital markets, may adversely affect the Group’s business, operations and financial condition

The Group’s financial performance is primarily influenced by the economic conditions and the level of business activity in the major countries and regions in which it operates or trades, i.e. Australia, New Zealand, Asia Pacific, Europe and the United States. The Group’s business, operations, and financial condition can be negatively affected by changes in economic and business conditions in these markets.

The economic and business conditions that prevail in the Group’s major operating and trading markets are affected by domestic and international economic events, political events and natural disasters, and by movements and events that occur in global financial markets.

For example, the global financial crisis saw a sudden and prolonged dislocation in credit and equity capital markets, a contraction in global economic activity and the emergence of many challenges for financial services institutions worldwide that still persist to some extent in many regions. Sovereign risk and its potential impact on financial institutions in Europe and globally subsequently emerged as a significant risk (see risk factor 5 “Sovereign risk may destabilise global financial markets adversely affecting all participants, including the Group”). The impact of the global financial crisis and its aftermath continue to affect regional and global economic activity, confidence and capital markets. Prudential authorities have implemented and continue to implement increased regulations to mitigate the risk of such events recurring, although there can be no assurance that such regulations will be effective.

Economic effects of the global financial crisis and European sovereign debt crisis have been widespread and far-reaching with unfavourable ongoing impacts on retail spending, personal and business credit growth, housing credit, and business and consumer confidence. While some of these economic factors have since improved, lasting impacts from the global financial crisis and the subsequent volatility in financial markets, the European sovereign debt crisis and the potential for escalation in geopolitical risks suggest ongoing vulnerability and potential adjustment of consumer and business behaviour.

Should difficult economic conditions in the Group’s markets eventuate, asset values in the housing, commercial or rural property markets could decline, unemployment could rise and corporate and personal incomes could suffer.

Also, deterioration in global markets, including equity, property, currency and other asset markets, could impact the Group’s customers and the security the Group holds against loans and other credit exposures, which may impact its ability to recover some loans and other credit exposures.

All or any of the negative economic and business impacts described above could cause a reduction in demand for the Group’s products and services and/or an increase in loan and other credit defaults and bad debts, which could adversely affect the Group’s business, operations, and financial condition.

The Group’s financial performance could also be adversely affected if it were unable to adapt cost structures, products, pricing or activities in response to a drop in demand or lower than expected revenues. Similarly, higher than expected costs (including credit and funding costs) could be incurred because of adverse changes in the economy, general business conditions or the operating environment in the countries in which it operates.

Geopolitical instability, such as threats of, potential for, or actual conflict, occurring around the world, such as the ongoing unrest and conflicts in the Ukraine, North Korea, Syria, Egypt, Afghanistan, Iraq and elsewhere, as well as the current high threat of terrorist activities, may also adversely affect global financial markets, general economic and business conditions and the Group’s ability to continue operating or trading in a country, which in turn may adversely affect the Group’s business, operations, and financial condition.

Natural and biological disasters such as, but not restricted to, cyclones, floods, droughts, earthquakes and pandemics, and the economic and financial market implications of such disasters on domestic and global conditions can adversely impact the Group’s ability to continue operating or trading in the country or countries directly or indirectly affected, which in turn may adversely affect the Group’s business, operations and financial condition. For more risks in relation to natural and biological disasters, refer to the risk factor 22 “The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition”.

Other economic and financial factors or events that may adversely affect the Group’s performance, and give rise to operational and markets risk are covered in risk factors 13 (“The Group is exposed to market risk, which may adversely affect its business, operations and financial condition”) and 14 (“Changes in exchange rates may adversely affect the Group’s business, operations and financial condition”).

3.	Competition may adversely affect the Group’s business, operations and financial condition in the markets in which it operates

The risk is that the markets in which the Group operates are highly competitive and could become even more so. Factors that contribute to competition risk include industry regulation, mergers and acquisitions, changes in customers’ needs and preferences, entry of new participants, development of new distribution and service methods, increased diversification of products by competitors, and regulatory changes in the rules governing the operations of banks and non-bank competitors. For example, changes in the financial services sector in Australia and New Zealand have made it possible for non-banks to offer products and services traditionally provided by banks, such as payments, home loans, and credit cards.

PRINCIPAL RISKS AND UNCERTAINTIES 175

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

In addition, it is possible that existing companies from outside of the traditional financial services sector may seek to obtain banking licences to directly compete with the Group by offering products and services traditionally provided by banks. In addition, banks organised in jurisdictions outside Australia and New Zealand are subject to different levels of regulation and consequently some may have lower cost structures. Increasing competition for customers could also potentially lead to a compression in the Group’s net interest margins or increased advertising and related expenses to attract and retain customers.

Additionally, a major inquiry into competition issues in Australia, led by Professor Ian Harper, was released to the Federal Government on 31 March 2015. The review could lead to changes that address the misuse of market power and price signalling provisions, with impacts on banks.

The impact on ANZ of an increase in competitive market conditions, especially in the Group’s main markets and products, would potentially lead to a material reduction in the market share and/or margins of the relevant Group business(es), which would adversely affect the Group’s financial performance and position.

4.	Changes in monetary policies may adversely affect the Group’s business, operations and financial condition

Central monetary authorities (including the RBA, the RBNZ, the United States Federal Reserve and the monetary authorities in the Asian jurisdictions in which the Group operates) set official interest rates or take other measures to affect the demand for money and credit in their relevant jurisdictions. In some Asian jurisdictions, currency policy is also used to influence general business conditions and the demand for money and credit. These policies can significantly affect the Group’s cost of funds for lending and investing and the return that the Group will earn on those loans and investments. These factors impact the Group’s net interest margin and can affect the value of financial instruments it holds, such as debt securities and hedging instruments. The policies of the central monetary authorities can also affect the Group’s borrowers, potentially increasing the risk that they may fail to repay loans. Changes in such policies are difficult to predict.

5.	Sovereign risk may destabilise global financial markets adversely affecting all participants, including the Group

Sovereign risk is the possibility that foreign governments will default on their debt obligations, increase borrowings, be unable to refinance their debts as and when they fall due or nationalise participants in their economy. Sovereign risk remains in many economies, including the United States and in Europe. Should one sovereign default, there could be a cascading effect to other markets and countries, the consequences of which are difficult to predict and may be similar to or worse than those experienced during the global financial crisis and subsequent sovereign debt crises. Such events could destabilise global financial markets, adversely affecting all participants, including the Group.

6.	Weakening of the real estate markets in Australia, New Zealand or other markets where the Group does business may adversely affect its business, operations and financial condition

Residential, commercial and rural property lending, together with property finance, including real estate development and investment property finance, constitute important businesses to the Group.

A decrease in property valuations or significant slowdown in Australia, New Zealand or other markets where it does business could result in a decrease in the amount of new lending the Group is able to write and/or increase the losses that the Group may experience from existing loans, which, in either case, could materially and adversely impact the Group’s financial condition and results of operations.

7.	The Group is exposed to liquidity and funding risk, which may adversely affect its business, operations and financial condition

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due (including repaying depositors or maturing wholesale debt) or that the Group has insufficient capacity to fund increases in assets. Liquidity risk is inherent in all banking operations due to the timing mismatch between cash inflows and cash outflows.

Reduced liquidity could lead to an increase in the cost of the Group’s borrowings and constrain the volume of new lending, which could adversely affect the Group’s profitability. A deterioration in investor confidence in the Group could materially impact the Group’s cost of borrowing, and the Group’s ongoing operations and funding.

The Group raises funding from a variety of sources, including customer deposits and wholesale funding in Australia and offshore markets to meet its funding obligations and to maintain or grow its business generally. In times of liquidity stress, if there is damage to market confidence in the Group or if funding inside or outside of Australia is not available or constrained, the Group’s ability to access sources of funding and liquidity may be constrained and it will be exposed to liquidity risk. In any such cases, the Group may be forced to seek alternative funding. The availability of such alternative funding, and the terms on which it may be available, will depend on a variety of factors, including prevailing market conditions and the Group’s credit ratings (which is strongly influenced by Australia’s sovereign credit rating). Even if available, the cost of these alternatives may be more expensive or on unfavourable terms.

Since the advent of the global financial crisis in 2008, developments in the United States and European markets have adversely affected the liquidity in global capital markets and increased funding costs compared with the period immediately preceding the global financial crisis. More recently, the provision of significant amounts of liquidity by major central banks globally has helped mitigate near term liquidity concerns, although no assurance can be given that such liquidity concerns will not return, particularly when the extraordinary liquidity is withdrawn by central banks. Future deterioration in market conditions may limit the Group’s ability to replace maturing liabilities and access funding in a timely and cost-effective manner necessary to fund and grow its business.

ANZ ANNUAL REPORT 2015

8.	Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition

As a financial institution, the Group is subject to detailed laws and regulations in each of the jurisdictions in which it operates or obtains funding, including Australia, New Zealand, the United States, Europe and Asia Pacific. The Group is also supervised by a number of different regulatory and supervisory authorities.

The Group is responsible for ensuring that it complies with all applicable legal and regulatory requirements (including accounting standards) and industry codes of practice in the jurisdictions in which it operates or obtains funding.

Compliance risk arises from these legal and regulatory requirements. If the Group fails to comply, the Group may be subject to fines, penalties or restrictions on its ability to do business. In Australia, an example of the broad administrative power available to regulatory authorities is the power available to APRA under the Banking Act 1959 in certain circumstances to investigate the Group’s affairs and/or issue a direction to the Group (such as direction to comply with a prudential requirement, to conduct an audit, to remove a director, executive officer or employee or not to undertake a transaction). Other regulators also have the power to investigate the Group. In recent years, there have been significant increases in the nature and scale of regulatory investigations, enforcement actions and the quantum of fines issued by regulators. Regulatory investigations, fines, penalties or regulator imposed conditions could adversely affect the Group’s business, reputation, prospects, financial performance or financial condition.

As with other financial services providers, the Group faces increasing supervision and regulation in most of the jurisdictions in which the Group operates or obtains funding, particularly in the areas of funding, liquidity, product design and pricing, capital adequacy, conduct and prudential regulation, anti-bribery and corruption, anti-money laundering and counter-terrorism financing and trade sanctions.

In December 2010, the Basel Committee released capital reform packages to strengthen the resilience of the banking and insurance sectors, including proposals to strengthen capital and liquidity requirements for the banking sector. APRA released prudential standards implementing Basel 3 with effect from 1 January 2013. Certain regulators in jurisdictions where the Group has a presence have also either implemented or are in the process of implementing Basel 3 and equivalent reforms. In addition, there have also been a series of other regulatory releases from authorities in the various jurisdictions in which we operate or obtain funding proposing significant regulatory change for financial institutions. This includes new accounting and reporting standards, or implementing global OTC derivatives reform and the United States Dodd-Frank legislation, including the Volcker Rule promulgated thereunder.

In 2015, the Australian Government announced its response to the Financial System Inquiry (FSI). The response tasks APRA with implementation of a number of resilience-related FSI recommendations in line with emerging international regulatory practice. These FSI recommendations are intended to increase the strength of the financial system and may result in requirements to hold additional capital (such as Additional Tier 1 Capital, Tier 2 Capital or other forms of subordinated capital or senior debt that may be available to absorb loss) or additional liquid assets.

The Government response also endorses FSI recommendations relating to Australia’s superannuation system and retirement incomes, innovation-related issues, reforms to improve consumer outcomes when purchasing financial products, and the overall regulation of the financial sector. These are likely to result in changes to laws, regulations, codes of practice and policies that will impact the Group. The implementation of any recommendations could also result in changes to laws, regulations, codes of practice or policies which could adversely affect the Group in substantial and unpredictable ways.

Regulation is becoming increasingly extensive and complex. Some areas of potential regulatory change involve multiple jurisdictions seeking to adopt a coordinated approach. Changes may also occur in the oversight approach of regulators. It is possible for example that Governments in jurisdictions in which we operate or obtain funding might revise their application of existing regulatory policies that apply to, or impact, the Group’s business, including for reasons relating to national interest and systemic stability.

Regulatory changes and the timing of their introduction continue to evolve. The nature and impact of future changes are not predictable and are beyond the Group’s control. Regulatory change may impact the Group in a range of ways, such as by requiring the Group to change its business mix, incur additional costs as a result of increased management attention, raise additional amounts of higher-quality capital (such as ordinary shares, Additional Tier 1 capital or Tier 2 capital instruments) or retain capital (through lower dividends), and hold significant levels of additional liquid assets and undertake further lengthening of the funding base. Further examples of ways in which regulatory change may impact the Group include: limiting the types, amount and composition of financial services and products the Group can offer, limiting the fees and interest that the Group may charge, increasing the ability of other banks or of non-banks to offer competing financial services or products and changes to accounting standards, taxation laws and prudential regulatory requirements. Regulatory change could adversely affect one or more of the Group’s businesses, restrict its flexibility, require it to incur substantial costs and impact the profitability of one or more business lines. Any such costs or restrictions could adversely affect the Group’s business, prospects, financial performance or financial condition.

9.	The Group is exposed to the risk of receiving significant regulatory fines and sanctions in the event of breaches of regulation and law relating to anti-money laundering, counter-terrorism financing, sanctions and market manipulation

Anti-money laundering, counter-terrorist financing, sanctions compliance and market manipulation have been the subject of increasing regulatory change and enforcement in recent years. The increasingly complicated environment in which the Group operates across the Asia Pacific region has heightened these operational and compliance risks. Furthermore, the upward trend in compliance breaches by global banks and the related fines and settlement sums means that these risks continue to be an area of focus for the Group.

The Group maintains appropriate policies, and has invested in procedures and internal controls aimed to detect, prevent and report money laundering, terrorist financing, market manipulation and sanctions breaches. The risk of non-compliance remains high given the scale and complexity of the Group.

PRINCIPAL RISKS AND UNCERTAINTIES 177

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

A failure to operate a robust program to combat money laundering, bribery and terrorist financing or to ensure compliance with economic sanctions and market conduct norms could have serious legal and reputational consequences for the Group and its employees. Consequences can include fines, criminal and civil penalties, civil claims, reputational harm and limitations on doing business in certain jurisdictions. The Group’s foreign operations may place the Group under increased scrutiny by regulatory authorities, and may increase the risk of a member of the Group breaching applicable rules, regulations or laws.

In this regard, on 19 November 2014, ANZBGL announced that in light of an investigation by ASIC into historic trading practices in the Australian interbank market known as the Bank Bill Swap Rate (“BBSW”) market, it was taking the precaution of having seven employees involved in markets trading step down pending ANZBGL’s own internal review. Since mid-2012, ASIC has been undertaking inquiries of 14 BBSW panel bank members in relation to the integrity of their past involvement in the BBSW rate process. ASIC’s inquiries are ongoing and the range of potential outcomes from these inquiries include civil and criminal penalties and other actions under the relevant legislation.

10.	The Group may experience challenges in managing its capital base, which could give rise to greater volatility in capital ratios

The Group’s capital base is critical to the management of its businesses and access to funding. Prudential regulators of the Group include, but are not limited to, APRA, RBNZ and various regulators in the Asia Pacific, U.S. and U.K. The Group is required to maintain adequate regulatory capital.

Under current regulatory requirements, risk-weighted assets and expected loan losses increase as a counterparty’s risk grade worsens. These additional regulatory capital requirements compound any reduction in capital resulting from lower profits in times of stress. As a result, greater volatility in capital ratios may arise and may require the Group to raise additional capital. There can be no certainty that any additional capital required would be available or could be raised on reasonable terms.

The Group’s capital ratios may be affected by a number of factors, such as (i) lower earnings (including lower dividends from its deconsolidated subsidiaries including its insurance and funds management businesses and associates), (ii) increased asset growth, (iii) changes in the value of the Australian dollar and/or New Zealand dollar against other currencies in which the Group operates (particularly the United States dollar) that impact risk weighted assets or the foreign currency translation reserve and (iv) changes in business strategy (including acquisitions and investments or an increase in capital intensive businesses).

APRA’s Prudential Standards implementing Basel 3 are now in effect. Certain other regulators have either implemented or are in the process of implementing regulations, including Basel 3, which seek to strengthen, among other things, the liquidity and capital requirements of banks, funds management entities and insurance entities, though there can be no assurance that these regulations will have their intended effect. Some of these regulations, together with any risks arising from any regulatory changes, are described in risk factor 8 “Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition”.

11.	The Group is exposed to credit risk, which may adversely affect its business, operations and financial condition

As a financial institution, the Group is exposed to the risks associated with extending credit to other parties. Less favourable business or economic conditions, whether generally or in a specific industry sector or geographic region, or natural disasters, could cause customers or counterparties to fail to meet their obligations in accordance with agreed terms. For example, the Group’s customers and counterparties in the natural resources sector could be adversely impacted by a prolonged slowdown in the Chinese economy and current decline in commodity prices. Also, the Group’s customers and counterparties may be adversely impacted by more expensive imports due to the reduced strength of the Australian and New Zealand dollars relative to other currencies.

In addition, in assessing whether to extend credit or enter into other transactions with customers and/or counterparties, the Group relies on information provided by or on behalf of customers and/or counterparties, including financial statements and other financial information. The Group may also rely on representations of customers and independent consultants as to the accuracy and completeness of that information.

The Group’s financial performance could be negatively impacted to the extent that it relies on information that is inaccurate or materially misleading.

The Group holds provisions for credit impairment. The amount of these provisions is determined by assessing the extent of impairment inherent within the current lending portfolio, based on current information. This process, which is critical to the Group’s financial condition and results, requires subjective and complex judgements, including forecasts of how current and future economic conditions might impair the ability of borrowers to repay their loans. However, if the information upon which the assessment is made proves to be inaccurate or if the Group fails to analyse the information correctly, the provisions made for credit impairment may be insufficient, which could have a material adverse effect on the Group’s business, operations and financial condition.

12.	The Group is exposed to the risk that its credit ratings could change, which could adversely affect its ability to raise capital and wholesale funding

The Group’s credit ratings have a significant impact on both its access to, and cost of, capital and wholesale funding. Credit ratings may be withdrawn, qualified, revised or suspended by credit rating agencies at any time. The methodologies by which they are determined may also be revised in response to legal or regulatory changes, market developments or for any other reason. A downgrade or potential downgrade to the Group’s credit rating may reduce access to capital and wholesale debt markets, leading to an increase in funding costs, as well as affecting the willingness of counterparties to transact with it.

In addition, the ratings of individual securities (including, but not limited to, certain Tier 1 capital and Tier 2 capital securities and covered bonds) issued by the Group (and other banks globally) could be impacted from time to time by changes in the regulatory requirements for those instruments as well as the ratings methodologies used by rating agencies.

178

ANZ ANNUAL REPORT 2015

Further, the Group’s credit ratings could be revised at any time in response to a change in the credit rating of the Commonwealth of Australia.

Credit ratings are not a recommendation by the relevant rating agency to invest in securities offered by the Group.

13.	The Group is exposed to market risk, which may adversely affect its business, operations and financial condition

The Group is subject to market risk, which is the risk to the Group’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, equity prices and indices, prices of commodities, debt securities and other financial contracts, such as derivatives. Losses arising from these risks may have a material adverse effect on the Group.

As the Group conducts business in several different currencies, its businesses may be affected by a change in currency exchange rates. Additionally, as the Group’s annual and interim reports are prepared and stated in Australian dollars, any appreciation in the Australian dollar against other currencies in which the Group earns revenues (particularly to the New Zealand dollar and United States dollar) may adversely affect the reported earnings.

The profitability of the Group’s funds management and insurance businesses is also affected by changes in investment markets and weaknesses in global securities markets.

14.	Changes in exchange rates may adversely affect the Group’s business, operations and financial condition

Movements in the Australian and New Zealand dollars in recent times illustrate the potential volatility in, and significance of global economic events to, the value of these currencies relative to other currencies. Further depreciation of the Australian or New Zealand dollars relative to other currencies would increase the debt service obligations in Australian or New Zealand dollar terms of unhedged exposures. In contrast, any upward pressure on the Australian or New Zealand dollar would cause business conditions to deteriorate for certain portions of the Australian and New Zealand economies, including some agricultural exports, tourism, manufacturing, retailing subject to internet competition, and import-competing producers. In addition, appreciation of the Australian dollar against the New Zealand dollar, United States dollar and other currencies has a potential negative earnings translation effect on non-hedged exposures, and future appreciation could have a greater negative impact on the Group’s results from its other non-Australian businesses, particularly its New Zealand and Asian businesses, which are largely based on non-Australian dollar revenues. The relationship between exchange rates and commodity prices is volatile. The Group has put in place hedges to partially mitigate the impact of currency changes, but there can be no assurance that the Group’s hedges will be sufficient or effective, and any further appreciation could have an adverse impact upon the Group’s earnings.

15.	The Group is exposed to operational risk and reputational risk, which may adversely affect its business, operations and financial condition

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, and the risk of loss of reputation or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

Loss from operational risk events could adversely affect the Group’s financial results. Such losses can include fines, penalties, loss or theft of funds or assets, legal costs, customer compensation, loss of shareholder value, reputation loss, loss of life or injury to people, and loss of property and/or information.

Operational risk is typically classified into the risk event type categories to measure and compare risks on a consistent basis. Examples of operational risk events according to category are as follows:

}	Internal Fraud: is associated with ANZ employees acting outside their normal employment conditions/procedures to create a financial advantage for themselves or others;

}	External Fraud: fraudulent acts or attempts which originate from outside the Group, more commonly associated with digital banking, lending, and cards products. Specific threats include ATM skimming, malware and phishing attacks and fraudulent applications, where financial advantage is obtained;

}	Employment Practices and Workplace Safety: employee relations, diversity and discrimination, and health and safety risks to the Group employees;

}	Clients, Products and Business Practices: risk of market manipulation, product defects, incorrect advice, money laundering and misuse or unauthorised disclosure of customer information;

}	Technology: the risk of loss resulting from inadequate or failed information technology;

}	Business Disruption (including systems failures): risk that the Group’s banking operating systems are disrupted or fail;

}	Damage to physical assets: risk that a natural disaster or terrorist or vandalism attack damages the Group’s buildings or property; and

}	Execution, Delivery and Process Management: is associated with losses resulting from, among other things, process errors made by ANZ employees caused by inadequate or poorly designed internal processes; or the poor execution of standard processes, vendor, supplier or outsource provider errors or failed mandatory reporting errors.

Direct or indirect losses that occur as a result of operational failures, breakdowns, omissions or unplanned events could adversely affect the Group’s financial results.

Damage to the Group’s reputation may also have wide-ranging impacts, including adverse effects on the Group’s profitability, capacity and cost of sourcing funding, and availability of new business opportunities.

Reputation risk may arise as a result of an external event or the Group’s own actions, and adversely affect perceptions about the Group held by the public (including the Group’s customers), shareholders, investors, regulators or rating agencies. The impact of a risk event on the Group’s reputation may exceed any direct cost of the risk event itself and may adversely impact the Group’s business, operations and financial condition.

PRINCIPAL RISKS AND UNCERTAINTIES 179

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

16.	The Group may be exposed to risks relating to the provision of advice, recommendations or guidance about financial products and services, or behaviours which do not appropriately consider the interests of consumers, the integrity of financial markets and the expectations of the community, in the course of its business activities

Such risks can include:

}	the provision of unsuitable or inappropriate advice (e.g., commensurate with a customer’s objectives and appetite for risk);

}	the representation of, or disclosure about, a product or service which is inaccurate, or does not provide adequate information about risks and benefits to customers;

}	a failure to deliver product features and benefits in accordance with terms, disclosures, recommendations and/or advice;

}	a failure to appropriately avoid or manage conflicts of interest within;

}	sales and/or promotion processes (including incentives and remuneration for staff engaged in promotion, sales and/or the provision of advice);

}	the provision of credit, outside of ANZ policies and standards; and

}	trading activities in financial markets, outside of ANZ policies and standards e.g. BBSW, LIBOR, rate fixing.

Exposure to such risks may increase during periods of declining investment asset values (such as during a period of economic downturn or investment market volatility), leading to sub-optimal performance of investment products and/or portfolios that were not aligned with the customer’s objectives and risk appetite.

The Group is regulated under various legislative mechanisms in the countries in which it operates that provide for consumer protection around advisory, marketing and sales practices. These may include, but are not limited to, appropriate management of conflicts of interest, appropriate accreditation standards for staff authorised to provide advice about financial products and services, disclosure standards, standards for ensuring adequate assessment of client/ product suitability, quality assurance activities, adequate record keeping, and procedures for the management of complaints and disputes.

Inappropriate advice about financial products and services may result in material litigation (and associated financial costs) and together with failure to avoid or manage conflicts of interest, may expose the Group to regulatory actions, and/or reputational consequences.

17.	Disruption of information technology systems or failure to successfully implement new technology systems could significantly interrupt the Group’s business, which may adversely affect its business, operations and financial condition

The Group is highly dependent on information systems and technology. Therefore, there is a risk that these, or the services the Group uses or is dependent upon, might fail, including because of unauthorised access or use.

Most of the Group’s daily operations are computer-based and information technology systems are essential to maintaining effective communications with customers. The Group is also conscious that threats to information systems and technology are continuously evolving and that cyber threats and risk of attacks are increasing. The Group may not be able to anticipate or implement effective measures to prevent or minimise disruptions that may be caused by all cyber threats, because the techniques used can be highly sophisticated and those perpetuating the attacks may be well resourced. The exposure to systems risks includes the complete or partial failure of information technology systems or data centre infrastructure, the inadequacy of internal and third-party information technology systems due to, among other things, failure to keep pace with industry developments and the capacity of the existing systems to effectively accommodate growth, prevent unauthorised access and integrate existing and future acquisitions and alliances.

To manage these risks, the Group has disaster recovery and information technology governance in place. However, there can be no guarantee that the steps the Group is taking in this regard will be effective and any failure of these systems could result in business interruption, customer dissatisfaction and ultimately loss of customers, financial compensation, damage to reputation and/or a weakening of the Group’s competitive position, which could adversely impact the Group’s business and have a material adverse effect on the Group’s financial condition and operations.

In addition, the Group has an ongoing need to update and implement new information technology systems, in part to assist it to satisfy regulatory demands, ensure information security, enhance computer-based banking services for the Group’s customers and integrate the various segments of its business. The Group may not implement these projects effectively or execute them efficiently, which could lead to increased project costs, delays in the ability to comply with regulatory requirements, failure of the Group’s information security controls or a decrease in the Group’s ability to service its customers. ANZ New Zealand relies on ANZBGL to provide a number of information technology systems, and any failure of ANZBGL systems could directly affect ANZ New Zealand.

18.	The Group is exposed to risks associated with information security, which may adversely affect its financial results and reputation

Information security means protecting information and information systems from unauthorised access, use, disclosure, disruption, modification, perusal, inspection, recording or destruction. As a bank, the Group handles a considerable amount of personal and confidential information about its customers and its own internal operations, including in Australia, New Zealand and India. The Group employs a team of information security experts who are responsible for the development and implementation of the Group’s Information Security Policy. The Group also uses third parties to process and manage information on its behalf, and any failure on their part could adversely affect its business. The Group is conscious that threats to information systems are continuously evolving and that cyber threats and risk of attacks are increasing, and as such the Group may be unable to develop policies and procedures to adequately address or mitigate such risks. Accordingly, information about the Group and/or our clients may be inadvertently accessed, inappropriately distributed or illegally accessed or stolen.

ANZ ANNUAL REPORT 2015

The Group may not be able to anticipate or to implement effective measures to prevent or minimize damage that may be caused by all information security threats, because the techniques used can be highly sophisticated and those perpetuating the attacks may be well resourced. Any unauthorised access of the Group’s information systems or unauthorised use of its confidential information could potentially result in disruption of the Group’s operations, breaches of privacy laws, regulatory sanctions, legal action, and claims for compensation or erosion to the Group’s competitive market position, which could adversely affect the Group’s financial position and reputation.

19.	Unexpected changes to the Group’s license to operate in any jurisdiction may adversely affect its business, operations and financial condition

The Group is licensed to operate in the various countries, states and territories. Unexpected changes in the conditions of the licenses to operate by governments, administrations or regulatory agencies which prohibit or restrict the Group from trading in a manner that was previously permitted may adversely impact the Group’s operations and subsequent financial results.

20.	An increase in the failure of third parties to honour their commitments in connection with the Group’s trading, lending, derivatives and other activities may adversely affect its business, operations and financial condition

The Group is exposed to the potential risk of credit-related losses that can occur as a result of a counterparty being unable or unwilling to honour its contractual obligations. As with any financial services organization, the Group assumes counterparty risk in connection with its lending, trading, derivatives, insurance and other businesses where it relies on the ability of a third party (including reinsurers) to satisfy its financial obligations to the Group on a timely basis. The Group is also subject to the risk that its rights against third parties may not be enforceable in certain circumstances.

The risk of credit-related losses may also be increased by a number of factors, including deterioration in the financial condition of the economy, a sustained high level of unemployment, a deterioration of the financial condition of the Group’s counterparties, a reduction in the value of assets the Group holds as collateral, and a reduction in the market value of the counterparty instruments and obligations it holds.

The Group is directly and indirectly exposed to the Australian mining sector and mining-related contractors and industries. Lower commodity prices, mining activity, demand for resources, or corporate investment in the mining sector may adversely affect the amount of new lending the Group is able to write, or lead to an increase in lending losses from this sector. This industry-specific revenue decline may lead to a broader regional economic downturn with a long recovery period.

Credit losses can and have resulted in financial services organizations realizing significant losses and in some cases failing altogether. Should material unexpected credit losses occur to the Group’s credit exposures, it could have an adverse effect on the Group’s business, operations and financial condition.

21.	The unexpected loss of key staff or inadequate management of human resources may adversely affect the Group’s business, operations and financial condition

The Group’s ability to attract and retain suitably qualified and skilled employees is an important factor in achieving its strategic objectives. The Chief Executive Officer and the management team of the Chief Executive Officer have skills and reputation that are critical to setting the strategic direction, successful management and growth of the Group, and whose unexpected loss due to resignation, retirement, death or illness may adversely affect its operations and financial condition. If the Group had difficulty retaining or attracting highly qualified people for important roles, this also could adversely affect its business, operations and financial condition.

22.	The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition

The Group and its customers are exposed to climate related events, including climate change. These events include severe storms, drought, fires, cyclones, hurricanes, floods and rising sea levels. The Group and its customers may also be exposed to other events such as geological events (including volcanic seismic activity or tsunamis), plant and animal diseases or a pandemic.

Depending on their severity, events such as these may temporarily interrupt or restrict the provision of some local or Group services, and may also adversely affect the Group’s financial condition or collateral position in relation to credit facilities extended to customers.

23.	The Group is exposed to insurance risk, which may adversely affect its business, operations and financial condition

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claim rates. In the Group’s life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) risks being greater than expected and, in the case of annuity business, should annuitants live longer than expected. In August 2015, ANZ ceased to issue home, car and travel insurance and became a distributer only of these products. The general insurance business now solely comprises a small amount of unemployment benefit. The Group has exposure to insurance risk in both its life insurance and general insurance business, which may adversely affect its businesses, operations and financial condition.

PRINCIPAL RISKS AND UNCERTAINTIES 181

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

24.	The Group may face increased tax reporting compliance costs

In March 2010, the U.S. enacted the Foreign Account Tax Compliance Act (“FATCA”) that requires non-U.S. banks and other financial institutions to provide information on U.S. account holders to the United States Federal tax authority, the Internal Revenue Service (“IRS”). The U.S. has entered into intergovernmental agreements (“IGAs”) with a number of jurisdictions (including Australia and New Zealand) which generally require such jurisdictions to enact legislation or other binding rules pursuant to which local financial institutions and branches provide such information to their non-U.S. local revenue authority to forward to the IRS. If this information or information provided to upstream payers of U.S. source income, is not provided in a manner and form meeting the applicable requirements, a non-U.S. institution may be subjected to penalties and potentially a 30% withholding tax applied to certain amounts paid to it. While such withholding tax may currently apply to certain payments derived from sources within the U.S., no such withholding tax will be imposed on any payments derived from sources outside the U.S. that are made prior to 1 January 2019, at the earliest. Australia and New Zealand have each signed an IGA with the U.S. and have enacted legislation to implement the respective IGAs. Local guidance in relation to the enacted legislation is still evolving. The ANZ Group has invested significant time and resources in order to comply with FATCA. For more information, see “Taxation – United States Federal Income Taxation – Foreign Account Tax Compliance Withholding” below.

The OECD has finalised a global Common Reporting Standard (“CRS”) for the automatic exchange of financial account information in tax matters. Over 90 jurisdictions have committed to implement the CRS in 2016 or 2017, with the first exchange of information to take place in 2017 or 2018. ANZ Group’s countries of operation that are early adopters of CRS (i.e. those countries targeting a start date of January 1,2016) include Cayman Islands, France, Germany, India, the United Kingdom and South Korea. On 3 June 2015, Australia signed the Multilateral Competent Authority Agreement (“MCAA”) that enables Common Reporting Standard information to be exchanged between countries’ tax authorities. Several countries, including Canada, New Zealand and India also signed the MCAA on 3 June. Australia has targeted optional adoption from 1 January 2017 (with the first exchange of information to take place by September 2018) and mandatory adoption from January 1, 2018 (with exchange of information to take place by September 2019). How the CRS will be practically implemented in Australia is subject to further industry consultation.

Australian Treasury released Exposure Draft implementing legislation in September 2015 for industry review/consultation. Australian financial institutions that do not comply with the CRS (as modified by the implementing legislation) will be subject to administrative penalties.

The ANZ Group has made and is expected to make significant investments in order to comply with the requirements of the CRS.

25.	The Group may experience changes in the valuation of some of its assets and liabilities that may have a material adverse effect on its earnings and/or equity

Under Australian Accounting Standards, the Group recognises the following instruments at fair value with changes in fair value recognised in earnings or equity:

}	derivative instruments, including in the case of fair value hedging, the fair value adjustment on the underlying hedged exposure with changes in fair value recognised in earnings with the exception of derivatives designated in qualifying cash flow or net investment hedges where the change is recognised in equity and released to earnings together with the underlying hedged exposure;

}	assets and liabilities held for trading;

}	available-for-sale assets with changes in fair value recognized in equity unless the asset is impaired, in which case, the decline in fair value is recognized in earnings; and

}	assets and liabilities designated at fair value through profit and loss with changes recognised in earnings with the exception of changes in fair value attributable to the own credit component of liabilities that is recognised in equity.

Generally, in order to establish the fair value of these instruments, the Group relies on quoted market prices or, where the market for a financial instrument is not sufficiently active, fair values are based on present value estimates or other accepted valuation techniques which incorporate the impact of factors that would influence the fair value as determined by a market participant. The fair value of these instruments is impacted by changes in market prices or valuation inputs which could have a material adverse effect on the Group’s earnings.

In addition, the Group may be exposed to a reduction in the value of non-lending related assets as a result of impairments loss which is recognised in earnings. The Group is required to assess the recoverability of the goodwill balances at least annually and other non-financial assets including Premises and Equipment; investment in associates; capitalised software and other intangible assets (including acquired portfolio of insurance and investment business and deferred acquisition costs) where there are indictors of impairment.

For the purpose of assessing the recoverability of the goodwill balances, the Group uses either a discounted cash flow or a multiple of earnings calculation. Changes in the assumptions upon which the calculation is based, together with expected changes in future cash flows, could materially impact this assessment, resulting in the potential write-off of a part or all of the goodwill balances.

In respect of other non-financial assets, in the event that an asset is no longer in use, or that the cash flows generated by the asset do not support the carrying value, impairment may be recorded.

ANZ ANNUAL REPORT 2015

26.	Changes to accounting policies may adversely affect the Group’s financial position or performance

The accounting policies and methods that the Group applies are fundamental to how it records and reports its financial position and results of operations. Management must exercise judgment in selecting and applying many of these accounting policies and methods so that they not only comply with generally accepted accounting principles but they also reflect the most appropriate manner in which to record and report on the Group’s financial position and results of operations. However, these accounting policies may be applied inaccurately, resulting in a misstatement of the Group’s financial position and results of operations. In addition, the application of new or revised generally accepted accounting principles could have a material adverse effect on the Group’s financial position and results of operations.

In some cases, management must select an accounting policy or method from two or more alternatives, any of which might comply with the generally accepted accounting principles applicable to the Group and be reasonable under the circumstances, yet might result in reporting materially different outcomes than would have been reported under another alternative.

27.	Litigation and contingent liabilities may adversely affect the Group’s business, operations and financial condition

From time to time, the Group may be subject to material litigation, regulatory actions, legal or arbitration proceedings and other contingent liabilities which, if they crystallise, may adversely affect the Group’s results.

The Group had contingent liabilities as at 30 September 2015 in respect of the matters outlined in note 43 to the 2015 Financial Statements.

There is a risk that contingent liabilities may be larger than anticipated or that additional litigation or other contingent liabilities may arise.

28.	The Group regularly considers acquisition and divestment opportunities, and there is a risk that the Group may undertake an acquisition or divestment that could result in a material adverse effect on its business, operations and financial condition

The Group regularly examines a range of corporate opportunities, including material acquisitions and disposals, with a view to determining whether those opportunities will enhance the Group’s strategic position and financial performance.

There can be no assurance that any acquisition (or divestment) would have the anticipated positive results, including results relating to the total cost of integration (or separation), the time required to complete the integration (or separation), the amount of longer-term cost savings, the overall performance of the combined (or remaining) entity, or an improved price for the Group’s securities. The Group’s operating performance, risk profile and capital structure may be affected by these corporate opportunities and there is a risk that the Group’s credit ratings may be placed on credit watch or downgraded if these opportunities are pursued.

Integration (or separation) of an acquired (or divested) business can be complex and costly, sometimes including combining (or separating) relevant accounting and data processing systems, and management controls, as well as managing relevant relationships with employees, customers, regulators, counterparties, suppliers and other business partners. Integration (or separation) efforts could create inconsistencies in standards, controls, procedures and policies, as well as diverting management attention and resources. This could adversely affect the Group’s ability to conduct its business successfully and impact the Group’s operations or results. Additionally, there can be no assurance that employees, customers, counterparties, suppliers and other business partners of newly acquired (or retained) businesses will remain post-acquisition (or post-divestment), and the loss of employees, customers, counterparties, suppliers and other business partners could adversely affect the Group’s operations or results.

PRINCIPAL RISKS AND UNCERTAINTIES 183

SUPPLEMENTARY INFORMATION

1: Exchange Rates

The exchange rates used in the translation of the results and the assets and liabilities of major overseas branches and controlled entities are:

	2015		2014
	Closing	Average	Closing	Average
Chinese Renminbi	4.4573	4.8803	5.3787	5.6547
Euro	0.6229	0.6838	0.6895	0.6779
Pound Sterling	0.4625	0.5074	0.5383	0.5552
Indian Rupee	46.142	49.522	53.941	56.166
Indonesian Rupiah	10,281	10,199	10,660	10,787
Japanese Yen	84.072	93.515	95.677	94.133
Malaysian Ringgit	3.1176	2.8761	2.8632	2.9749
New Taiwan Dollar	23.066	24.543	26.639	27.587
New Zealand Dollar	1.1003	1.0785	1.1219	1.0931
Papua New Guinea Kina	2.0123	2.0940	2.1717	2.2353
United States Dollar	0.7013	0.7839	0.8752	0.9201

2. Explanation of adjustments between statutory profit and cash profit

NON-IFRS INFORMATION

The Group provides additional measures of performance which are prepared on a basis other than in accordance with accounting standards. The guidance provided in Australian Securities and Investments Commission Regulatory Guide 230 has been followed when presenting this information.

ADJUSTMENTS BETWEEN STATUTORY PROFIT AND CASH PROFIT

Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, and has been provided to assist readers to understand the results for the ongoing business activities of the Group. The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not audited by the external auditor, however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented.

TREASURY SHARES ADJUSTMENT

ANZ shares held by the Group in the funds management and insurance business are deemed to be Treasury shares for accounting purposes. Dividends and realised and unrealised gains and losses from these shares are reversed as these are not permitted to be recognised in income for statutory reporting purposes. In deriving cash profit, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policy liabilities which are revalued through the income statement.

REVALUATION OF POLICY LIABILITIES

When calculating policy liabilities, the projected future cash flows on insurance contracts are discounted to reflect the present value of the obligation, with the impact of changes in the market discount rate each period being reflected in the income statement. ANZ includes the impact on the remeasurement of the insurance contract attributable to changes in the market discount rates as an adjustment to remove the volatility attributable to changes in market interest rates which reverts to zero over the life of the insurance contract.

ECONOMIC HEDGING AND REVENUE AND NET INVESTMENT HEDGES

The Group enters into economic hedges to manage its interest rate and foreign exchange risk. The application of AASB 139: Financial Instruments – Recognition and Measurement results in fair value gains and losses being recognised within the income statement. ANZ removes the mark-to-market adjustments from cash profit as the profit or loss resulting from the hedge transactions will reverse over time to match with the profit or loss from the economically hedged item as part of cash profit. This includes gains and losses arising from approved classes of derivatives not designated in accounting hedge relationships but which are considered to be economic hedges, including hedges of larger foreign currency denominated revenue and expense streams, as well as ineffectiveness from designated accounting hedges.

Economic hedging:

}	Funding related swaps – primarily cross currency interest rate swaps which are being used to convert the proceeds of foreign currency debt issuances into floating rate Australian dollar and New Zealand dollar debt. As these swaps do not qualify for hedge accounting, movements in the fair values are recorded in the income statement. The main drivers of these fair values are currency basis spreads and the Australian dollar and New Zealand dollar fluctuation against other major funding currencies.

}	Economic hedges of select structured finance and specialised leasing transactions that do not qualify for hedge accounting. The main drivers of these fair value adjustments are Australian and New Zealand yield curve movements.

}	Ineffectiveness from designated accounting hedge relationships.

The majority of the gain related to funding related swaps that were impacted by the significant weakening in AUD across a number of major currencies, most notably the USD and EUR.

Revenue and net investment hedges:

}	The Group hedges larger foreign currency denominated revenue and expense streams (primaily New Zealand Dollar, US Dollar and USD Dollar correlated).

ANZ ANNUAL REPORT 2015

	2015	2014
	$m	$m
Adjustments to the income statement
Timing differences where IFRS results in asymmetry between the hedge and hedged items
Economic hedging	(255)	(103)
Revenue and net investment hedges	(4)	(143)
Increase/(decrease) to cash profit before tax	(259)	(246)
Increase/(decrease) to cash profit after tax	(182)	(173)
	As at
	2015	2014
	$m	$m
Cumulative increase/(decrease) to cash profit pre-tax relating to economic hedging
Timing differences where IFRS results in asymmetry between the hedge and hedged items (before tax)
Economic hedging	295	550
Revenue and net investment hedges	32	36
	327	586

CREDIT RISK ON IMPAIRED DERIVATIVES (NIL PROFIT AFTER TAX IMPACT)

Reclassification of a charge to income for credit valuation adjustments on defaulted and impaired derivative exposures to provision for credit impairment of $26 million (2014: $3 million). The reclassification has been made to reflect the manner in which the defaulted and impaired derivatives are managed.

POLICYHOLDERS TAX GROSS UP (NIL PROFIT AFTER TAX IMPACT)

For statutory reporting purposes policyholder income tax and other related taxes paid on behalf of policyholders are included in net funds management and insurance income and income tax expense. The gross up of $186 million (2014: $242 million) has been excluded from the cash results as it does not reflect the underlying performance of the business which is assessed on a net of policyholder tax basis.

STRUCTURED CREDIT INTERMEDIATION TRADES

ANZ entered into a series of structured credit intermediation trades with US financial guarantors from 2004 to 2007. The underlying structures involve credit default swaps (CDS) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs). ANZ sold protection using credit default swaps over these structures and then to mitigate risk, purchased protection via credit default swaps over the same structures from eight US financial guarantors.

Being derivatives, both the sold protection and purchased protection are measured at fair value and are marked-to-market. Prior to the commencement of the global financial crisis, movements in valuations of these positions were not significant and largely offset each other in income. Following the onset of the global financial crisis, the purchased protection has provided only a partial offset against movements in valuation of the sold protection because:

}	one of the counterparties to the purchased protection defaulted and many of the remaining were downgraded; and

}	a credit valuation adjustment is applied to the remaining counterparties to the purchased protection reflective of changes to their credit worthiness

ANZ actively monitors this portfolio with a view to reducing the exposures via termination and restructuring of both the bought and sold protection if and when ANZ deems it cost effective relative to the perceived risk associated with a specific trade or counterparty. As at 30 September 2015, ANZ’s remaining exposure is against two financial guarantors.

The bought and sold protection trades are by nature largely offsetting, with the notional amount on the outstanding bought CDSs and outstanding sold CDSs at 30 September 2015 each amounting to $0.7 billion (2014: $1.2 billion). The decrease in notional balances of $0.5 billion during September 2015 is primarily due to the termination of one bought protection along with the corresponding sold protection during the year.

The profit and loss impact of credit risk on structured credit derivatives remains volatile reflecting the impact of market movements in credit spreads and AUD/USD rates.

The (gain)/loss on structured credit intermediation trades is included as an adjustment as it relates to a legacy non-core business where, unless terminated early, the fair value movements are expected to reverse to zero in future periods.

	2015	2014
	$m	$m
Increase/(decrease) to cash profit
Profit before income tax	(8)	22
Income tax expense	2	(1)
Profit after income tax	(6)	21
	As at
	2015	2014
	$m	$m
Financial impacts on credit intermediation trades
Mark-to-market exposure to financial guarantors	69	82
Cumulative costs relating to financial guarantors[1]
CVA for outstanding transactions	17	24
Realised close out and hedge costs	372	373
Cumulative life to date charges	389	397

1	The cumulative costs in managing the positions include realised losses relating to restructuring of trades in order to reduce risks and realised losses on termination of sold protection trades. It also includes foreign exchange hedging losses.

SUPPLEMENTARY INFORMATION    187

SHAREHOLDER INFORMATION

Ordinary Shares

At 9 October 2015, the twenty largest holders of ANZ ordinary shares held 1,611,541,422 ordinary shares, equal to 55.52% of the total issued ordinary capital.

	Name	Number of shares	% of shares

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	550,524,181	18.97
2	J P MORGAN NOMINEES AUSTRALIA LIMITED	366,481,654	12.63
3	NATIONAL NOMINEES LIMITED	291,223,298	10.03
4	CITICORP NOMINEES PTY LIMITED	167,694,445	5.78
5	BNP PARIBAS NOMS PTY LTD <DRP>	70,907,594	2.44
6	CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	29,370,434	1.01
7	CITICORP NOMINEES PTY LIMITED <CITIBANK NY ADR DEP A/C>	19,277,183	0.66
8	AMP LIFE LIMITED	18,220,633	0.63
9	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED <NT-COMNWLTH SUPER CORP A/C>	18,183,444	0.63
10	ARGO INVESTMENTS LIMITED	9,762,275	0.34
11	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	9,079,789	0.31
12	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <PI POOLED A/C>	8,965,343	0.31
13	AUSTRALIAN FOUNDATION INVESTMENT COMPANY LIMITED	8,487,710	0.29
14	ANZEST PTY LTD <DEFERRED SHARE PLAN A/C>	7,774,518	0.27
15	ANZEST PTY LTD <DEA CONTROL A/C>	7,576,947	0.26
16	BNP PARIBAS NOMINEES PTY LTD <AGENCY LENDING DRP A/C>	7,478,557	0.26
17	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	5,595,482	0.19
18	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <BKCUST A/C>	5,301,529	0.18
19	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	4,904,823	0.17
20	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	4,731,583	0.16

Total		1,611,541,422	55.52

DISTRIBUTION OF SHAREHOLDINGS

At 9 October 2015 Range of shares	Number of holders	% of holders	Number of shares	% of shares

1 to 1,000	302,055	55.05	124,806,734	4.30
1,001 to 5,000	197,864	36.06	449,914,855	15.50
5,001 to 10,000	31,536	5.75	218,942,284	7.54
10,001 to 100,000	16,745	3.05	336,776,063	11.60
Over 100,000	485	0.09	1,772,274,425	61.06

Total	548,685	100.00	2,902,714,361	100.00

At 9 October 2015:

–	there were no persons with a substantial shareholding in the Company;
–	the average size of holdings of ordinary shares was 5,290 (2014: 5,509) shares; and
–	there were 10,556 holdings (2014: 9,711 holdings) of less than a marketable parcel (less than $500 in value or 18 shares based on the closing market price of $28.46 per share), which is less than 1.93% of the total holdings of ordinary shares.

VOTING RIGHTS OF ORDINARY SHARES

The Constitution provides for votes to be cast as follows:

i)	on show of hands, one vote for each shareholder; and

ii)	on a poll, one vote for every fully paid ordinary share.

A register of holders of ordinary shares is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

ANZ ANNUAL REPORT 2015

ANZ Convertible Preference Shares

ANZ CPS2

On 17 December 2009 the Company issued convertible preference shares (ANZ CPS2) which were offered pursuant to a prospectus dated 18 November 2009.

At 9 October 2015, the twenty largest holders of ANZ CPS2 held 3,883,712 securities, equal to 19.73% of the total issued securities.

	Name	Number of securities	% of securities

1	NATIONAL NOMINEES LIMITED	440,628	2.24
2	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	436,081	2.21
3	J P MORGAN NOMINEES AUSTRALIA LIMITED	421,014	2.14
4	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	375,127	1.91
5	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	281,069	1.43
6	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	240,371	1.22
7	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	234,054	1.19
8	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	207,731	1.06
9	AVANTEOS INVESTMENTS LIMITED <ENCIRCLE IMA A/C>	192,532	0.98
10	THE AUSTRALIAN NATIONAL UNIVERSITY	170,000	0.86
11	CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	145,335	0.74
12	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	136,241	0.69
13	JMB PTY LIMITED	100,600	0.51
14	UBS NOMINEES PTY LTD	100,153	0.51
15	RANDAZZO C & G DEVELOPMENTS PTY LTD	78,500	0.4
16	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED—A/C 2	73,020	0.37
17	AVANTEOS INVESTMENTS LIMITED <ENCIRCLE SUPER A/C>	72,452	0.37
18	MR PHILIP WILLIAM DOYLE	60,000	0.3
19	W MITCHELL INVESTMENTS PTY LTD <W MITCHELL SUPER FUND>	60,000	0.3
20	QUESTOR FINANCIAL SERVICES LIMITED <TPS PIP A/C>	58,804	0.3

Total		3,883,712	19.73

DISTRIBUTION OF ANZ CPS2 HOLDINGS

At 9 October 2015 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	28,415	92.33	8,869,487	45.05
1,001 to 5,000	2,137	6.94	4,379,273	22.24
5,001 to 10,000	146	0.47	1,119,705	5.69
10,001 to 100,000	65	0.21	1,837,823	9.34
Over 100,000	14	0.05	3,480,936	17.68

Total	30,777	100.00	19,687,224	100.00

At 9 October 2015 there were 13 holdings (2014: 11 holdings) of less than a marketable parcel (less than $500 in value or 5 securities based on the closing market price of $100.300 per security), which is less than 0.05% of the total holdings of ANZ CPS2.

VOTING RIGHTS OF ANZ CPS2

An ANZ CPS2 holder has the right to vote at a meeting of members of the Company in the following circumstances and in no others:

i)	on any proposal to reduce the Company’s share capital, other than a resolution to approve a redemption of the ANZ CPS2;

ii)	on a proposal that affects the rights attached to the ANZ CPS2;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a redemption of ANZ CPS2;

iv)	on a proposal to wind up the Company;

v)	on a proposal for the disposal of the whole of the Company’s property, business and undertaking;

vi)	on any matter during a winding up of the Company; and

vii)	on any matter during a period in which a dividend remains unpaid.

On a resolution or proposal on which an ANZ CPS2 holder is entitled to vote, the ANZ CPS2 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS2 held.

A register of holders of ANZ CPS2 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

SHAREHOLDER INFORMATION    189

SHAREHOLDER INFORMATION (continued)

ANZ CPS3

On 28 September 2011 the Company issued convertible preference shares (ANZ CPS3) which were offered pursuant to a prospectus dated 31 August 2011.

At 9 October 2015, the twenty largest holders of ANZ CPS3 held 2,360,561 securities, equal to 17.61% of the total issued securities.

	Name	Number of securities	% of securities

1	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	420,067	3.14
2	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	238,178	1.78
3	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	200,284	1.5
4	RAKIO PTY LTD <PIEKARSKI GYMPIE A/C>	200,000	1.49
5	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	146,124	1.09
6	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	141,352	1.05
7	CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	139,630	1.04
8	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	117,198	0.88
9	NATIONAL NOMINEES LIMITED	86,935	0.65
10	DIMBULU PTY LTD	85,000	0.63
11	LONGHURST MANAGEMENT SERVICES PTY LTD	83,246	0.62
12	MICHAEL COPPEL VENTURES P/L <MICHAEL COPPEL VENTURES A/C>	80,000	0.6
13	JMB PTY LIMITED	70,000	0.52
14	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	57,154	0.43
15	BNP PARIBAS NOMS PTY LTD <DRP>	53,485	0.4
16	NETWEALTH INVESTMENTS LIMITED <SUPER SERVICES A/C>	50,215	0.37
17	EASTCOTE PTY LTD <VAN LIESHOUT FAMILY A/C>	50,000	0.37
18	RANDAZZO C & G DEVELOPMENTS PTY LTD	50,000	0.37
19	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <MULTIPORT A/C>	49,693	0.37
20	SIR MOSES MONTEFIORE JEWISH HOME <INCOME A/C>	42,000	0.31

Total		2,360,561	17.61

DISTRIBUTION OF ANZ CPS3 HOLDINGS

At 9 October 2015 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	19,734	92.22	6,272,592	46.81
1,001 to 5,000	1,512	7.07	3,189,377	23.80
5,001 to 10,000	89	0.41	690,503	5.15
10,001 to 100,000	55	0.26	1,644,695	12.28
Over 100,000	8	0.04	1,602,833	11.96

Total	21,398	100.00	13,400,000	100.00

At 9 October 2015 there were 10 holdings (2014: 4 holdings) of less than a marketable parcel (less than $500 in value or 6 securities based on the closing market price of $99.801 per security), which is less than 0.05% of the total holdings of ANZ CPS3.

VOTING RIGHTS OF ANZ CPS3

An ANZ CPS3 holder has the right to vote at a meeting of members of the Company in the following circumstances and in no others:

i)	on any proposal to reduce the Company’s share capital, other than a resolution to approve a redemption of the ANZ CPS3;

ii)	on a proposal that affects the rights attached to the ANZ CPS3;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a redemption of ANZ CPS3;

iv)	on a proposal to wind up the Company;

v)	on a proposal for the disposal of the whole of the Company’s property, business and undertaking;

vi)	on any matter during a winding-up of the Company; and

vii)	on any matter during a period in which a dividend remains unpaid.

On a resolution or proposal on which an ANZ CPS3 holder is entitled to vote, the ANZ CPS3 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS3 held.

A register of holders of ANZ CPS3 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

ANZ ANNUAL REPORT 2015

ANZ Capital Notes

ANZ CN1

On 7 August 2013 the Company issued convertible subordinated perpetual notes (ANZ CN1) which were offered pursuant to a prospectus dated 10 July 2013.

At 9 October 2015 the twenty largest holders of ANZ CN1 held 2,077,008 securities, equal to 18.54% of the total issued securities.

	Name	Number of securities	% of securities

1	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	343,134	3.06
2	NATIONAL NOMINEES LIMITED	308,966	2.76
3	J P MORGAN NOMINEES AUSTRALIA LIMITED	218,314	1.95
4	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	157,245	1.4
5	CITICORP NOMINEES PTY LIMITED	135,470	1.21
6	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	133,228	1.19
7	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	115,309	1.03
8	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	114,206	1.02
9	BNP PARIBAS NOMS PTY LTD <DRP>	87,150	0.78
10	SERVCORP HOLDINGS PTY LTD	72,817	0.65
11	DIMBULU PTY LTD	50,000	0.45
12	RANDAZZO C & G DEVELOPMENTS PTY LTD	50,000	0.45
13	AUSTRALIAN MASTERS YIELD FUND NO 5 LIMITED	45,410	0.4
14	ADCO CONSTRUCTIONS PTY LTD	40,000	0.36
15	THORSEN INVESTMENTS PTY LTD	40,000	0.36
16	NETWEALTH INVESTMENTS LIMITED <SUPER SERVICES A/C>	38,835	0.35
17	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	37,542	0.33
18	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED—A/C 2	32,528	0.29
19	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	31,854	0.28
20	BARRETT SUPERFUND PTY LTD <BARRETT SUPERFUND A/C>	25,000	0.22

Total		2,077,008	18.54

DISTRIBUTION OF ANZ CN1 HOLDINGS

At 9 October 2015 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	15,088	91.17	5,037,427	44.98
1,001 to 5,000	1,315	7.95	2,850,461	25.45
5,001 to 10,000	95	0.57	739,250	6.60
10,001 to 100,000	43	0.26	1,046,990	9.35
Over 100,000	8	0.05	1,525,872	13.62

Total	16,549	100.00	11,200,000	100.00

At 9 October 2015 there were 6 holdings (2014: 4 holdings) of less than a marketable parcel (less than $500 in value or 6 securities based on the closing market price of $93.989 per security), which is less than 0.04% of the total holdings of ANZ CN1.

VOTING RIGHTS OF ANZ CN1

ANZ CN1 do not confer on holders a right to vote at any meeting of members of the Company.

A register of holders of ANZ CN1 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

SHAREHOLDER INFORMATION    191

SHAREHOLDER INFORMATION (continued)

ANZ CN2

On 31 March 2014 the Company issued convertible subordinated perpetual notes (ANZ CN2) which were offered pursuant to a prospectus dated 19 February 2014.

At 9 October 2015 the twenty largest holders of ANZ CN2 held 2,954,397 securities, equal to 18.35% of the total issued securities.

	Name	Number of securities	% of securities

1	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	571,044	3.55
2	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	497,649	3.09
3	NATIONAL NOMINEES LIMITED	240,884	1.5
4	J P MORGAN NOMINEES AUSTRALIA LIMITED	217,978	1.35
5	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	185,342	1.15
6	JOHN E GILL TRADING PTY LTD	164,193	1.02
7	BNP PARIBAS NOMS PTY LTD <DRP>	142,915	0.89
8	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	141,223	0.88
9	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	107,286	0.67
10	LIGHTNINGEDGE PTY LTD	100,000	0.62
11	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	87,364	0.54
12	PERSHING AUSTRALIA NOMINEES PTY LTD <IMPLEMENTED PORTFOLIOS A/C>	81,932	0.51
13	RAKIO PTY LTD <PIEKARSKI GYMPIE A/C>	60,000	0.37
14	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	59,405	0.37
15	AUSTRALIAN MASTERS YIELD FUND NO 5 LIMITED	50,000	0.31
16	BALLARD BAY PTY LTD <BALLARD BAY DISCRETIONARY AC>	50,000	0.31
17	ELMORE SUPER PTY LTD <PEABODY SUPERFUND A/C>	50,000	0.31
18	JMB PTY LIMITED	50,000	0.31
19	KOLL PTY LTD <NO 1 ACCOUNT>	50,000	0.31
20	CITICORP NOMINEES PTY LIMITED	47,182	0.29

Total		2,954,397	18.35

DISTRIBUTION OF ANZ CN2 HOLDINGS

At 9 October 2015 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	20,414	90.29	6,720,914	41.74
1,001 to 5,000	1,971	8.72	4,061,343	25.23
5,001 to 10,000	141	0.62	1,097,378	6.82
10,001 to 100,000	75	0.33	1,951,851	12.12
Over 100,000	9	0.04	2,268,514	14.09

Total	22,610	100.00	16,100,000	100.00

At 9 October 2015 there were 3 holdings of less than a marketable parcel (less than $500 in value or 6 securities based on the closing market price of $91.600 per security), which is less than 0.02% of the total holdings of ANZ CN2.

VOTING RIGHTS OF ANZ CN2

ANZ CN2 do not confer on holders a right to vote at any meeting of members of the Company.

A register of holders of ANZ CN2 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

ANZ ANNUAL REPORT 2015

ANZ CN3

On 5 March 2015 the Company acting through its New Zealand Branch issued convertible subordinated perpetual notes (ANZ CN3) which were offered pursuant to a prospectus dated 5 February 2015.

At 9 October 2015 the twenty largest holders of ANZ CN3 held 1,752,440 securities, equal to 18.06% of the total issued securities.

	Name	Number of securities	% of securities

1	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	336,235	3.46
2	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	192,152	1.98
3	LONGHURST MANAGEMENT SERVICES PTY LTD	167,000	1.72
4	CITICORP NOMINEES PTY LIMITED	100,812	1.04
5	TRANSFIELD FINANCE PTY LTD	100,600	1.04
6	RAKIO PTY LTD <PIEKARSKI GYMPIE A/C>	100,000	1.03
7	J P MORGAN NOMINEES AUSTRALIA LIMITED	83,376	0.86
8	PERSHING AUSTRALIA NOMINEES PTY LTD <IMPLEMENTED PORTFOLIOS A/C>	74,296	0.76
9	NATIONAL NOMINEES LIMITED	68,233	0.7
10	MR YUXIANG DU	60,000	0.62
11	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	57,464	0.59
12	BNP PARIBAS NOMS PTY LTD <DRP>	54,587	0.56
13	JDB SERVICES PTY LTD <RAC & JD BRICE INVEST A/C>	50,665	0.52
14	GARRY JOHNSON + MARGARET JOHNSON <JOHNSON FAMILY A/C>	50,000	0.52
15	ROOKWOOD GENERAL CEMETERIES RESERVE	50,000	0.52
16	THE WALTER AND ELIZA HALL INSTITUTE OF MEDICAL RESEARCH	50,000	0.52
17	HAWAII INVESTMENTS PTY LTD	44,250	0.46
18	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED—A/C 2	40,770	0.42
19	MR PAUL WILLIAM BROTCHIE + MR KENNETH FRANCIS WALLACE <STAFFORD FOX FOUNDATION A/C>	40,000	0.41
20	WONGA BEACH VILLAGE PTY LTD	32,000	0.33

Total		1,752,440	18.06

DISTRIBUTION OF ANZ CN3 HOLDINGS

At 9 October 2015 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	11,708	90.56	3,979,933	41.02
1,001 to 5,000	1,068	8.26	2,433,191	25.08
5,001 to 10,000	95	0.74	790,232	8.15
10,001 to 100,000	52	0.40	1,601,636	16.51
Over 100,000	5	0.04	896,799	9.24

Total	12,928	100.00	9,701,791	100.00

At 9 October 2015 there were 2 holdings of less than a marketable parcel (less than $500 in value or 6 securities based on the closing market price of $92.383 per security), which is less than 0.02% of the total holdings of ANZ CN3.

VOTING RIGHTS OF ANZ CN3

ANZ CN3 do not confer on holders a right to vote at any meeting of members of the Company.

A register of holders of ANZ CN3 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

SHAREHOLDER INFORMATION    193

SHAREHOLDER INFORMATION (continued)

Employee Shareholder Information

In order to comply with the requirements of the ANZ Employee Share Acquisition Plan Rules and the ANZ Share Option Plan Rules, shares or options must not be issued under these Plans if the aggregate number of shares and options that remain subject to the Rules of either Plan exceed 7% of the total number of ANZ shares of all classes on issue (including preference shares). At 30 September 2015 participants under the following plans/schemes held 1.02% (2014: 1.10%) of the total number of ANZ shares of all classes on issue:

}	ANZ Employee Share Acquisition Plan;

}	ANZ Employee Share Save Scheme;

}	ANZ Share Option Plan; and

}	ANZ Directors’ Share Plan.

Stock Exchange Listings

Australia and New Zealand Banking Group Limited’s ordinary shares are listed on the Australian Securities Exchange and the New Zealand Stock Exchange.

The Group’s other stock exchange listings include:

}	Australian Securities Exchange – ANZ Convertible Preference Shares (ANZ CPS2 and CPS3), ANZ Capital Notes (CN1, CN2 and CN3), senior debt (including covered bonds) and subordinated debt (including ANZ Subordinated Notes) [Australia and New Zealand Banking Group Limited];

}	London Stock Exchange – Senior (including covered bonds) and subordinated debt [Australia and New Zealand Banking Group Limited]; senior (including covered bonds) debt [ANZ New Zealand (Int’l) Limited];

}	Luxembourg Stock Exchange – Perpetual subordinated debt [Australia and New Zealand Banking Group Limited];

}	New Zealand Stock Exchange – ANZ NZ Capital Notes, senior debt and perpetual callable subordinated notes [ANZ Bank New Zealand Limited]; and

}	SIX Swiss Exchange – Senior debt (including covered bonds) [Australia and New Zealand Banking Group Limited and ANZ New Zealand (Int’l) Limited].

For more information on the ANZ Convertible Preference Shares, ANZ Capital Notes and ANZ NZ Capital Notes please refer to note 18 to the Financial Statements.

American Depositary Receipts

The Group has American Depositary Receipts (ADRs) representing American Depositary Shares (ADSs) that are traded on the over-the-counter securities market “OTC Pink” electronic platform operated by OTC Markets Group Inc. in the United States under the ticker symbol: ANZBY and the CUSIP number: 052528304.

With effect from 23 July 2008, the ADR ratio changed from one ADS representing five ANZ ordinary shares to one ADS representing one ANZ ordinary share.

Citibank Shareholder Services is the Depositary for the Company’s ADR program in the United States. Holders of the Company’s ADRs should deal directly with Citibank Shareholder Services on all matters relating to their ADR holdings. Registered Depositary Receipt shareholders can sell shares, access account balances and transaction history, find answers to frequently asked questions and download commonly needed forms. To speak directly to a Citibank Shareholder Services representative, please call 1-877-CITI-ADR (1-877-248-4237) if you are calling from within the United States. If you are calling from outside the United States, please call 1-781-575-4555. You may also send an e-mail inquiry to citibank@shareholders-online.com or visit the website at www.citi.com/adr.

ANZ ANNUAL REPORT 2015

GLOSSARY

AASs – Australian Accounting Standards.

AASB – Australian Accounting Standards Board. The term “AASB” is commonly used when identifying AASs issued by the AASB.

ADIs – Authorised Deposit-taking Institutions.

APRA – Australian Prudential Regulation Authority.

Australia division

The Australia division comprises the Retail and Corporate and Commercial Banking business units.

}	Retail

Retail is responsible for delivering a full range of banking services to consumer customers, using capabilities in product management, analytics, customer research, segmentation, strategy and marketing.

–	Home Loans provides housing finance to consumers in Australia for both owner occupied and investment purposes, as well as providing housing finance for overseas investors.

–	Cards and Personal Loans provides unsecured lending products to retail customers.

–	Deposits and Payments provides transaction banking, savings and investment products, such as term deposits and cash management accounts.

Retail delivers banking solutions to customers across multiple distribution channels including the Australian branch network, ANZ Direct, specialist sales channels and digital channels (including goMoney™, Internet Banking, anz.com). The retail distribution network provides retail and wealth solutions to consumers, as well as providing small business solutions and meeting the various cash and cheque handling needs of corporate, commercial and institutional customers.

}	Corporate and Commercial Banking (C&CB)

–	Corporate Banking provides a full range of banking services including traditional relationship banking and sophisticated financial solutions, primarily to large private companies, smaller listed companies and multi-national corporation subsidiaries.

–	Regional Business Banking provides a full range of banking services to non-metropolitan commercial and agri (including corporate) customers.

–	Business Banking provides a full range of banking services, to metropolitan based small to medium sized business clients with a turnover of $5 million up to $125 million.

–	Small Business Banking provides a full range of banking services to metropolitan and regional based small businesses in Australia with a turnover of up to $5 million and lending up to $1 million.

–	Esanda provides motor vehicle and equipment finance.

Cash and cash equivalents comprise coins, notes, money at call, balances held with central banks, liquid settlement balances (readily convertible to known amounts of cash which are subject to insignificant risk of changes in value) and securities purchased under agreements to resell (“reverse repos”) in less than three months.

Cash profit is a measure of profit which is prepared on a basis other than in accordance with accounting standards. Cash profit represents a measure of the result of the ongoing business activities of the Group, enabling shareholders to assess Group and Divisional performance against prior periods and against peer institutions. To calculate cash profit, the Group excludes items from statutory net profit as noted below. These items are calculated consistently period on period so as not to discriminate between positive and negative adjustments.

Gains and losses are adjusted where they are significant, or have the potential to be significant in any one period, and fall into one of three categories:

1.	non-core gains or losses included in earnings arising from changes in tax, legal or accounting legislation or other non-core items not associated with the ongoing operations of the Group;

2.	treasury shares, revaluation of policy liabilities, economic hedging impacts and similar accounting items that represent timing differences that will reverse through earnings in the future; and

3.	accounting reclassifications between individual line items that do not impact reported results, such as policyholder tax gross up.

Collective provision is the provision for credit losses that are inherent in the portfolio but not able to be individually identified. A collective provision is only recognised when a loss event has occurred. Losses expected as a result of future events, no matter how likely, are not recognised.

Covered Bonds are bonds issued by an ADI to external investors secured against a pool of the ADI’s assets (the cover pool) assigned to a bankruptcy remote special purpose entity. The primary assets forming the cover pool are mortgage loans. The mortgages remain on the issuer’s balance sheet. The covered bond holders have dual recourse to the issuer and the cover pool assets. The mortgages included in the cover pool cannot be otherwise pledged or disposed of but may be repurchased and substituted in order to maintain the credit quality of the pool. The Group issues covered bonds as part of its funding activities.

Customer deposits represent term deposits, other deposits bearing interest, deposits not bearing interest and borrowing corporations’ debt excluding securitisation deposits.

Divisional revenue includes net interest income, share of associates’ profit and other operating income before the elimination of intra group items.

GLA – Gross Loans and Advances. This is made up of loans and advances, acceptances and capitalised brokerage/mortgage origination fees less unearned income.

GLOSSARY    195

GLOSSARY (continued)

Global Wealth

The Global Wealth division comprises Funds Management, Insurance and Private Wealth business units which provide investment, superannuation, insurance and private banking solutions to customers across the Asia-Pacific region to make it easier for them to connect with, protect and grow their wealth.

}	Private Wealth includes global private banking business which specialises in assisting individuals and families to manage, grow and preserve their wealth.

}	Funds Management includes the Pensions and Investment business and E*TRADE.

}	Insurance includes Life Insurance, General Insurance and ANZ Lenders Mortgage Insurance.

}	Corporate and Other includes income from invested capital and profits from the Advice and Distribution business.

Global Technology, Services & Operations (GTSO) and Group Centre

GTSO and Group Centre provide support to the operating divisions, including technology, operations, shared services, property, risk management, financial management, strategy, marketing, human resources and corporate affairs. The Group Centre includes Group Treasury and Shareholder Functions.

IFRS – International Financial Reporting Standards.

Impaired assets are those financial assets where doubt exists as to whether the full contractual amount will be received in a timely manner, or where concessional terms have been provided because of the financial difficulties of the customer. Financial assets are impaired if there is objective evidence of impairment as a result of a loss event that occurred prior to the reporting date, and that loss event has had an impact, which can be reliably estimated, on the expected future cash flows of the individual asset or portfolio of assets.

Impaired loans comprise drawn facilities where the customer’s status is defined as impaired.

Individual provision is the amount of expected credit losses on financial instruments assessed for impairment on an individual basis (as opposed to on a collective basis). It takes into account expected cash flows over the lives of those financial instruments.

International and Institutional Banking

International and Institutional Banking (IIB) division comprises Global Products, Retail Asia Pacific and Asia Partnerships. IIB services three main customer segments: Global Banking, International Banking and Retail Asia Pacific. Global Banking serves institutional customers with multi-product, multi-geographic requirements, International Banking serves institutional customers with less complex needs and Retail Asia Pacific focuses on affluent and emerging affluent customers across 21 countries.

}	Global Products

Global Products service Global Banking and International Banking customers across three product sets:

–	Global Transaction Banking which provides working capital and liquidity solutions including documentary trade, supply chain financing, structured trade finance as well as cash management solutions, deposits, payments and clearing.

–	Global Markets provides risk management services to clients globally on foreign exchange, interest rates, credit, commodities, debt capital markets and wealth solutions. Markets provide origination, underwriting, structuring and risk management services, advice and sale of credit and derivative products. The business unit also manages the Bank’s interest rate exposure as well as its liquidity position.

–	Global Loans and Advisory which provides specialised loan structuring and execution, loan syndication, project and export finance, debt structuring and acquisition finance, structured asset finance and corporate advisory.

}	Retail Asia Pacific provides end-to-end financial solutions to individuals and small businesses including deposits, credit cards, loans, investments and insurance. Leveraging our distinctive footprint we enable client’s access to opportunities across the region and connect them to specialists for their banking needs in each location.

}	Asia Partnerships comprises of strategic partnerships and investments across Asia which provide the Bank with local business and relationship access as well as country and regulatory insights.

Net interest margin is net interest income as a percentage of average interest earning assets.

Net loans and advances represents gross loans and advances less provisions for credit impairment.

Net tangible assets equal share capital and reserves attributable to shareholders of the Group less preference share capital and unamortised intangible assets (including goodwill and software).

ANZ ANNUAL REPORT 2015

New Zealand

The New Zealand division comprises Retail and Commercial business units.

}	Retail

Retail provides products and services to Retail and Small Business Banking customers via the branch network, mortgage specialists, business managers, the contact centre and a variety of self-service channels (internet banking, phone banking, ATMs, website and mobile phone banking). Retail customers have personal banking requirements and Small Business Banking customers consist primarily of small enterprises with annual revenues of less than NZD 5 million. Core products include current and savings accounts, unsecured lending (credit cards, personal and business loans and overdrafts) and home and business loans secured by mortgages over property. The Retail business unit distributes insurance and investment products on behalf of the Global Wealth division.

}	Commercial

Commercial provides services to Commercial & Agri (CommAgri) and UDC customers. CommAgri customers consist of primarily privately owned medium to large enterprises. Commercial’s relationship with these businesses ranges from simple banking requirements with revenue from deposit and transactional facilities, and cash flow lending, to more complex funding arrangements with revenue sourced from a wider range of products. UDC is principally involved in the financing and leasing of plant, vehicles and equipment, mainly for small and medium sized businesses, as well as investment products.

Operating expenses include personnel expenses, premises expense, technology expenses, restructuring expenses, and other operating expenses (excluding credit impairment charges).

Operating income includes net interest income, net fee and commission income, net funds management and insurance income, share of associates’ profit and other income.

Regulatory deposits are mandatory reserve deposits lodged with local central banks in accordance with statutory requirements.

Restructured items comprise facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

Settlement balances owed to / from ANZ represent financial assets and/or liabilities which are in the course of being settled. These may include trade dated assets and liabilities, nostro / vostro accounts and settlement accounts.

GLOSSARY 197

ALPHABETICAL INDEX

Assets Charged as security for Liabilities and Collateral Accepted as Security for Assets	133

Associates	147

Available-for-sale Assets	95

Balance Sheet	62

Capital Management	142

Cash	89

Cash Flow Statement	63

Chairman’s Report	6

Chief Executive Officer’s Report	7

Commitments	138

Compensation of Auditors	168

Controlled Entities	146

Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets	136

Critical Estimates and Judgments Used in Applying Accounting Policies	75

Debt Issuances	100

Deposits and Other Borrowings	100

Derivative Financial Instruments	89

Directors’ Declaration and Responsibilities Statements	170

Directors’ Report	8

Dividends	82

Earnings per Ordinary Share	84

Employee Share and Option Plans	157

Events since the End of the Financial Year	169

Exchange Rates	184

Expenses	78

Fair Value of Financial Assets and Financial Liabilities	124

Fiduciary Duties	154

Financial Highlights	5

Financial Statements	60

Financial Risk Management	103

Five Year Summary	174

Glossary	193

Goodwill and Other Intangible Assets	137

Impaired Assets	99

Income Statement	60

Income Tax	79

Income	77

Independent Auditor’s Report	171

Key Management Personnel Disclosures	164

Life Insurance Business	151

Maturity Analysis of Assets and Liabilities	132

Net Loans and Advances	96

Notes to the Cash Flow Statements	88

Notes to the Financial Statements	66

Operating and Financial Review	15

Other Assets	139

Payables and Other Liabilities	139

Premises and Equipment	138

Principal Risk and Uncertainties	175

Provision for Credit Impairment	98

Provisions	139

Related Party Disclosures	164

Remuneration Report	31

Reserves and Retained Earnings	141

Transfer of Financial Assets	150

Segment Analysis	85

Share Capital	139

Shareholder Information	186

Share s in Controlled Entities and Associates	145

Significant Accounting Policies	66

Statement of Changes in Equity	64

Statement of Comprehensive Income	61

Subordinate Debt	101

Superannuation and Other Post Employment Benefit Schemes	154

Supplementary Information	184

Trading Securities	89

HANDY CONTACTS

REGISTERED OFFICE
ANZ Centre Melbourne
Level 9, 833 Collins Street
Docklands VIC 3008 Australia
Telephone +61 3 9273 5555
Facsimile +61 3 8542 5252
Company Secretary: John Priestley

INVESTOR RELATIONS
Level 10, 833 Collins Street
Docklands VIC 3008 Australia
Telephone +61 3 8654 7682
Facsimile +61 3 8654 8886
Email: investor.relations@anz.com
Website: shareholder.anz.com
Group General Manager Investor Relations: Jill Craig

CORPORATE AFFAIRS
Level 10, 833 Collins Street
Docklands VIC 3008 Australia
Telephone +61 3 8654 3276
Facsimile +61 3 8654 8886
Group General Manager Corporate Affairs: Gerard Brown

IMPORTANT DATES FOR SHAREHOLDERS*

Event	Date
Interim Results Announcement	3 May 2016
Interim Dividend Ex-Date	9 May 2016
Interim Dividend Record Date	10 May 2016
DRP/BOP/Foreign Currency Election Date	11 May 2016
Interim Dividend Payment Date	1 July 2016
Annual Results Announcement	3 November 2016
Final Dividend Ex-Date	14 November 2016
Final Dividend Record Date	15 November 2016
DRP/BOP/Foreign Currency Election Date	16 November 2016
Final Dividend Payment Date	16 December 2016
Annual General Meeting	16 December 2016

* If there are any changes to these dates, the Australian Securities Exchange will be notified accordingly.

SHARE REGISTRAR

AUSTRALIA
Computershare Investor Services Pty Ltd
GPO Box 2975 Melbourne
VIC 3001 Australia
Telephone 1800 11 33 99 (Within Australia)
+61 3 9415 4010 (International Callers)
Facsimile +61 3 9473 2500
anzshareregistry@computershare.com.au

NEW ZEALAND
Computershare Investor Services Limited
Private Bag 92119 Auckland 1142
New Zealand
Telephone 0800 174 007
Facsimile +64 9 488 8787

UNITED KINGDOM
Computershare Investor Services plc
The Pavilions
Bridgwater Road Bristol BS99 6ZZ
United Kingdom
Telephone +44 870 702 0000
Facsimile +44 870 703 6101

UNITED STATES
Citibank Shareholder Services
P.O. Box 43077
Providence, Rhode Island 02940-3077
Callers outside USA: 1-781-575-4555
Callers within USA (toll free): 1-877-248-4237
(1-877-CITI-ADR)
Email: citibank@shareholders-online.com
www.citi.com/adr

OUR INTERNATIONAL PRESENCE

- Australia
- New Zealand
- Asia – Cambodia, China, Hong Kong, India, Indonesia, Japan, Korea, Laos, Malaysia, Myanmar, the Philippines, Singapore, Taiwan, Thailand, Vietnam
- Europe – France, Germany and United Kingdom
- Pacific – American Samoa, Cook Islands, Fiji, Guam, Kiribati, New Caledonia, Papua New Guinea, Samoa, Solomon Islands, Timor-Leste, Tonga, Vanuatu
- Middle East – United Arab Emirates (Dubai)
- United States of America

ANZ
IS WHAT YOU MAKE IT
ANZ

Australia and New Zealand Banking Group Limited ABN 11 005 357 522.

ANZ 180 YEARS